                                                                    Exhibit 99.1


                             INFORMATION STATEMENT
                            ------------------------

                      THE NEW DUN & BRADSTREET CORPORATION
                                  COMMON STOCK
                          (PAR VALUE $0.01 PER SHARE)
                            ------------------------

                           R.H. DONNELLEY CORPORATION
                                  COMMON STOCK
                          (PAR VALUE $1.00 PER SHARE)
                            ------------------------

     This Information Statement is being furnished in connection with the distribution (the "Distribution") to holders of common stock, par value $1.00 per share (the "D&B Common Stock"), of The Dun & Bradstreet Corporation ("D&B") of all of the outstanding shares of common stock, par value $0.01 per share (the "New D&B Common Stock"), of The New Dun & Bradstreet Corporation ("New D&B"). As of the Distribution Date (as defined below), New D&B will be comprised of businesses which accounted for approximately 84% of D&B's revenues and 75% of D&B's operating income in 1997. See "The New Dun & Bradstreet Corporation Business".

     Shares of New D&B Common Stock will be distributed to holders of D&B Common Stock of record as of the close of business on June 17, 1998 (the "Record Date"). Each such holder will receive one share of New D&B Common Stock for every share of D&B Common Stock held on the Record Date. Certificates representing shares of New D&B Common Stock will be mailed on June 30, 1998 or as promptly as practicable thereafter. No consideration will be paid by D&B's stockholders for shares of New D&B Common Stock. Prior to the date hereof, there has not been any established "regular way" trading market for the New D&B Common Stock, although a "when-issued" market commenced on June 19, 1998. Shares of New D&B Common Stock have been accepted for listing on the New York Stock Exchange (the "NYSE") under the symbol "DNB". See "The Distribution -- Listing and Trading of New D&B Common Stock and R.H. Donnelley Common Stock".

     After the Distribution, D&B's only remaining business will be the R.H. Donnelley Business (as defined below), and, therefore, in connection with the Distribution, D&B will change its name to R.H. Donnelley Corporation. See "R.H. Donnelley Business". The symbol under which shares of D&B Common Stock (which from and after the Distribution will be known as "R.H. Donnelley Common Stock") will trade on the NYSE will become "RHD". See "The Distribution -- Listing and Trading of New D&B Common Stock and R.H. Donnelley Common Stock". In connection with the Distribution, New D&B will change its name to "The Dun & Bradstreet Corporation".
                            ------------------------

     SEE "RISK FACTORS" BEGINNING ON PAGE 12 FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY RECIPIENTS OF NEW D&B COMMON STOCK AND CONTINUING HOLDERS OF R.H. DONNELLEY COMMON STOCK.
                            ------------------------

 NO STOCKHOLDER APPROVAL OF THE DISTRIBUTION IS REQUIRED OR SOUGHT. WE ARE NOT
      ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

                            ------------------------

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
   AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS INFORMATION STATEMENT. ANY REPRESENTATION TO THE
                        CONTRARY IS A CRIMINAL OFFENSE.

     THIS INFORMATION STATEMENT DOES NOT CONSTITUTE AN OFFER TO SELL OR THE
                SOLICITATION OF AN OFFER TO BUY ANY SECURITIES.

     Stockholders of D&B with inquiries related to the Distribution should contact First Chicago Trust Company of New York, the Distribution Agent for the Distribution, at (800) 519-3111 or Investor Relations for D&B at (908) 665-5030.

            The date of this Information Statement is June 22, 1998.

                               TABLE OF CONTENTS

                                                              PAGE
                                                              -----
QUESTIONS AND ANSWERS ABOUT THE DISTRIBUTION................      1
INFORMATION STATEMENT SUMMARY...............................      3
FORWARD-LOOKING STATEMENTS..................................     11
RISK FACTORS................................................     12
THE DISTRIBUTION............................................     19
RELATIONSHIP BETWEEN THE NEW DUN & BRADSTREET CORPORATION
  AND R.H. DONNELLEY CORPORATION AFTER THE DISTRIBUTION.....     23
DIVIDEND POLICIES...........................................     28
THE NEW DUN & BRADSTREET CORPORATION (ACCOUNTING SUCCESSOR
  TO D&B) CAPITALIZATION....................................     29
THE NEW DUN & BRADSTREET CORPORATION (ACCOUNTING SUCCESSOR
  TO D&B) SELECTED FINANCIAL DATA...........................     30
THE NEW DUN & BRADSTREET CORPORATION (ACCOUNTING SUCCESSOR
  TO D&B) CONSOLIDATED PRO FORMA CONDENSED FINANCIAL
  STATEMENTS................................................     32
THE NEW DUN & BRADSTREET CORPORATION (ACCOUNTING SUCCESSOR
  TO D&B) MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
  CONDITION AND RESULTS OF OPERATIONS.......................     36
THE NEW DUN & BRADSTREET CORPORATION BUSINESS...............     44
THE NEW DUN & BRADSTREET CORPORATION MANAGEMENT AND
  EXECUTIVE COMPENSATION....................................     53
THE NEW DUN & BRADSTREET CORPORATION SECURITY OWNERSHIP BY
  CERTAIN BENEFICIAL OWNERS AND MANAGEMENT..................     62
DESCRIPTION OF THE NEW DUN & BRADSTREET CORPORATION CAPITAL
  STOCK.....................................................     65
R.H. DONNELLEY CAPITALIZATION...............................     72
R.H. DONNELLEY SELECTED FINANCIAL DATA......................     73
R.H. DONNELLEY PRO FORMA CONDENSED FINANCIAL STATEMENTS.....     75
R.H. DONNELLEY MANAGEMENT'S DISCUSSION AND ANALYSIS OF
  FINANCIAL CONDITION AND RESULTS OF OPERATIONS.............     80
R.H. DONNELLEY BUSINESS.....................................     88
R.H. DONNELLEY MANAGEMENT AND EXECUTIVE COMPENSATION........     98
R.H. DONNELLEY SECURITY OWNERSHIP BY CERTAIN BENEFICIAL
  OWNERS AND MANAGEMENT.....................................    104
AVAILABLE INFORMATION.......................................    105
REPORTS OF THE NEW DUN & BRADSTREET CORPORATION.............    105
INDEX TO FINANCIAL STATEMENTS...............................    F-1

                  QUESTIONS AND ANSWERS ABOUT THE DISTRIBUTION

 Q1: WHAT IS THE DISTRIBUTION?

  A: The Distribution is the method by which The Dun & Bradstreet Corporation will be separated into two publicly traded companies: (i) The New Dun & Bradstreet Corporation, which will consist of two leading global information companies -- Dun & Bradstreet and Moody's Investors Service and
     (ii) R.H. Donnelley Corporation, a leading provider of yellow pages and directory publishing services. Pursuant to the Distribution, D&B will distribute to its stockholders in a tax-free dividend one share of New D&B Common Stock for each share of D&B Common Stock held. Immediately after the Distribution, D&B's stockholders will still own all of D&B's current businesses, but they will own them through their investments in The New Dun & Bradstreet Corporation and R.H. Donnelly Corporation.

 Q2: WHAT IS THE NEW DUN & BRADSTREET CORPORATION?

  A: The New Dun & Bradstreet Corporation is a new company the businesses of which will include Dun & Bradstreet, a leading provider of business-to-business credit, marketing and purchasing information and receivables management services, and Moody's Investors Service, a preeminent debt-rating company and publisher of financial information for investors. In connection with the Distribution, The New Dun & Bradstreet Corporation will change its name to "The Dun & Bradstreet Corporation".

 Q3: WHAT IS R.H. DONNELLEY CORPORATION?

  A: R.H. Donnelley, currently a subsidiary of D&B, provides sales, marketing and publishing services for yellow pages and other directory products and is the largest independent marketer of yellow pages advertising in the United States. Since after the Distribution D&B's only business will be the R.H. Donnelley business, in connection with the Distribution, D&B will change its name to "R.H. Donnelley Corporation".

 Q4: WHY IS D&B SEPARATING ITS BUSINESSES?

  A: D&B believes that separating its businesses in the Distribution will better position both New D&B and R.H. Donnelley to achieve their strategic and financial objectives, benefitting both customers and shareholders of the companies. D&B believes the separation will enhance management focus on the businesses, allowing each company to allocate resources and set compensation policies to meet its own strategic requirements. D&B also believes the separation will provide New D&B with additional financial flexibility to pursue growth opportunities and will lead to better investor understanding of the different businesses.

 Q5: HAS D&B DONE THIS BEFORE?

  A: D&B successfully effected a spin-off of Cognizant Corporation and ACNielsen
     Corporation in November 1996. Since that spin-off, D&B has made significant progress in pursuing its strategic goals and objectives, and the proposed spin-off is expected to continue that progress.

 Q6: WHY IS THIS TRANSACTION STRUCTURED AS A DISTRIBUTION?

  A: The Distribution is the most tax-efficient means of separating D&B's businesses. D&B has received a ruling from the Internal Revenue Service that for federal income tax purposes the Distribution of the shares of New D&B Common Stock to D&B stockholders will be tax-free to D&B and its stockholders.

 Q7: WHAT WILL D&B STOCKHOLDERS RECEIVE IN THE DISTRIBUTION?

  A: In the Distribution, D&B stockholders will receive one share of New D&B
     Common Stock, and an associated Right under New D&B's stockholder rights plan, for each share of D&B Common Stock they own. Immediately after the Distribution, D&B's stockholders will still own their shares of D&B Common Stock and the same stockholders will still own all of D&B's businesses, but they will own them as two separate investments rather than as a single investment. After the Distribution, the certificates representing the "old" D&B Common Stock will represent such stockholders' interests in the R.H. Donnelley business and the certificates representing the New D&B Common Stock that stockholders receive in the Distribution will represent their interest in the New D&B businesses.

 Q8: WHAT DOES A D&B STOCKHOLDER NEED TO DO NOW?

  A: D&B stockholders do not need to take any action. The approval of the D&B stockholders is not required to effect the Distribution and D&B is not seeking a proxy from any stockholders. D&B STOCKHOLDERS SHOULD NOT SEND IN THEIR D&B SHARE CERTIFICATES. D&B stockholders will automatically receive their shares of New D&B Common Stock when the Distribution is effected.

 Q9: WHERE CAN D&B STOCKHOLDERS GET MORE INFORMATION?

  A: D&B stockholders with additional questions related to the Distribution should contact First Chicago Trust Company of New York, the Distribution Agent for the Distribution, at Mail Suite 4694, P.O. Box 2536, Jersey City, NJ 06303-2536, telephone number: (800) 519-3111. Questions may also be directed to Investor Relations for D&B at One Diamond Hill Road, Murray Hill, NJ 07974, telephone number: (908) 665-5030.

                         INFORMATION STATEMENT SUMMARY

     The following is a summary of certain information contained in this Information Statement. This summary is included for convenience only and should not be considered complete. This summary is qualified in its entirety by the more detailed information and financial statements contained elsewhere in this Information Statement. In this Information Statement, unless the context otherwise requires, "D&B" refers to The Dun & Bradstreet Corporation on or prior to the Distribution Date, and "R.H. Donnelley" refers to D&B's subsidiary with that name on or prior to the Distribution Date and to D&B (which will change its name to "R.H. Donnelley Corporation") from and after the Distribution Date. In this Information Statement, unless the context otherwise requires, "New D&B" refers to The New Dun & Bradstreet Corporation, which is the company whose shares will be distributed in the Distribution and which will change its name to "The Dun & Bradstreet Corporation" in connection with the Distribution. Certain capitalized terms used in this summary are defined elsewhere in this Information Statement.

             BUSINESSES OF THE NEW DUN & BRADSTREET CORPORATION AND
                           R.H. DONNELLEY CORPORATION

The New Dun & Bradstreet
  Corporation..............  The New Dun & Bradstreet Corporation is a newly created Delaware corporation, the businesses of which will consist of two leading global information companies -- Dun & Bradstreet, Inc. ("D&B Inc."), the leading provider of commercial credit, business marketing and purchasing information and receivables management services; and Moody's Investors Service, Inc. ("Moody's"), a leading provider of credit ratings and analysis covering debt instruments and other obligations issued in global capital markets and a provider of business and financial information for investment research and reference uses (collectively, the "New D&B Business").

                             Volney Taylor is currently Chairman and Chief Executive Officer of D&B and Chairman and Chief Executive Officer of New D&B. Mr. Taylor will resign from his positions at D&B effective upon the Distribution. At the time of the Distribution, the Board of Directors of New D&B will be composed of the persons who are serving as directors of D&B immediately prior to the Distribution Date, and such persons will resign as directors of D&B effective upon the Distribution. See "The New Dun & Bradstreet Corporation Management and Executive Compensation -- The New Dun & Bradstreet Corporation Board of Directors". In addition to Mr. Taylor, the other executive officers of New D&B at the time of the Distribution will be the persons who are serving as executive officers of D&B immediately prior to the Distribution (other than Frank R. Noonan, as described below), and such persons will resign from their positions at D&B effective upon the Distribution. See "The New Dun & Bradstreet Corporation Management and Executive Compensation -- The New Dun & Bradstreet Corporation Executive Officers".

R.H. Donnelley
Corporation................  As a result of the Distribution, the yellow pages and other directory sales, marketing and publishing services business (the "R.H. Donnelley Business") currently conducted by D&B's subsidiary, R.H. Donnelley, will remain with D&B. Therefore, in connection with the Distribution, D&B will change its name to "R.H. Donnelley Corporation".

                             Frank R. Noonan is currently Senior Vice President of D&B and President of R.H. Donnelley and will be the President and Chief Executive Officer and a director of R.H. Donnelley after the Distribution. Immediately after the Distribution, the other directors of R.H. Donnelley will be persons who are not currently directors of D&B. See "R.H. Donnelley Management and Executive Compensation -- R.H. Donnelley Corporation Board of Directors". In addition to Mr. Noonan, the other executive officers of R.H. Donnelley Corporation immediately after the Distribution will be drawn from the current management of D&B and R.H. Donnelley. See "R.H. Donnelley Management and Executive Compensation -- R.H. Donnelley Corporation Executive Officers".

                                THE DISTRIBUTION

Form of Transaction; Basis
of Presentation............  The Distribution is the method by which D&B will be separated into two publicly traded companies, The New Dun & Bradstreet Corporation and R.H. Donnelley Corporation. In the Distribution, D&B will distribute to its stockholders shares of New D&B Common Stock, which will represent a continuing interest in D&B's businesses to be conducted by New D&B. After the Distribution, D&B's only business will be the R.H. Donnelley Business, and the shares of D&B Common Stock held by D&B stockholders will represent a continuing ownership interest only in that business. In connection with the Distribution,
                             (i) D&B will change its name to "R.H. Donnelley Corporation" (and therefore from and after the Distribution, D&B Common Stock will be "R.H. Donnelley Common Stock"), and (ii) New D&B will change its name to "The Dun & Bradstreet Corporation".

                             Stockholders should note that notwithstanding the legal form of the Distribution described above whereby D&B expects to spin off New D&B, because of the relative significance of the New D&B Business to D&B, New D&B will be treated as the "accounting successor" to D&B for financial reporting purposes. Therefore, the historical financial information for New D&B included herein is that of D&B with the R.H. Donnelley Business treated as a discontinued operation.

                             The historical financial information for R.H. Donnelley has been prepared on a stand-alone basis as described in Note 1 to R.H. Donnelley Corporation Financial Statements included elsewhere in this Information Statement. Such historical financial information includes allocations of certain D&B corporate headquarters assets, liabilities and expenses relating to R.H. Donnelley.

Shares to be Distributed...  The Distribution will be made to holders of record as of the close of business on the Record Date of issued and outstanding shares of D&B Common Stock. Each holder of D&B Common Stock on the Record Date will receive as a dividend one share of New D&B Common Stock for every share of D&B Common Stock held. Based on the 171,289,317 shares of D&B Common Stock outstanding as of June 17, 1998, the Distribution will consist of 171,289,317 shares of New D&B Common Stock.

                             The Board of Directors of New D&B has adopted a stockholder rights plan. Certificates evidencing shares of New D&B Common Stock issued in the Distribution will therefore represent the same number of New D&B Rights (as defined below) issued under the New D&B Rights Plan. See "Description of The New Dun & Bradstreet Corporation Capital
                             Stock -- The New Dun & Bradstreet Corporation Rights Plan". Unless the context otherwise requires, references herein to the New D&B Common Stock include the related New D&B Rights.

                             D&B stockholders will not have to make any payment or surrender or exchange certificates representing shares of D&B Common Stock in order to receive their pro rata share of the Distribution. NO VOTE OF HOLDERS OF D&B COMMON STOCK IS REQUIRED OR SOUGHT IN CONNECTION WITH THE DISTRIBUTION.

Record Date................  The Record Date is June 17, 1998. In order to be entitled to receive shares of New D&B Common Stock in the Distribution, holders of shares of D&B Common Stock must be stockholders as of the close of business on the Record Date.

Distribution Date..........  The "Distribution Date" is June 30, 1998.

Distribution Agent.........  First Chicago Trust Company of New York will be the
                             Distribution Agent (the "Distribution Agent") for the Distribution.

Federal Income Tax
  Consequences of the
  Distribution.............  D&B has received a ruling from the Internal Revenue
                             Service to the effect that the Distribution will be tax-free for Federal income tax purposes. D&B stockholders will apportion their tax basis in D&B Common Stock held immediately before the Distribution among such D&B Common Stock (which will represent each such stockholder's interest in R.H. Donnelley after the Distribution), and New D&B Common Stock received in the Distribution, based on the relative fair market values of the D&B Common Stock and the New D&B Common Stock. D&B will provide appropriate information to each holder of record of D&B Common Stock as of the close of business on the Record Date concerning the basis allocation. See "The Distribution -- Federal Income Tax Consequences of the Distribution".

Stock Exchange Listing and
  Trading..................  Prior to the date hereof, there has not been any established "regular way" trading market for the New D&B Common Stock. Shares of New D&B Common Stock have been accepted for listing on the NYSE under the symbol "DNB", and trading on a "when-issued" basis commenced on June 19, 1998. On the first NYSE trading day following the Distribution Date, "when-issued" trading (i.e. a trade which is completed only if the subject security is actually issued) in respect of the New D&B Common Stock will end and "regular-way" trading (i.e. normal NYSE trading) will begin. See "The Distribution -- Listing and Trading of New D&B Common Stock and R.H. Donnelley Common Stock".

                             R.H. Donnelley Common Stock (i.e. the "old" D&B Common Stock) will continue to trade on the NYSE, but the symbol under which it trades will change from "DNB" to "RHD". However, because of the significant changes that will take place at D&B as a result of the Distribution, the trading market for R.H. Donnelley Common Stock after the Distribution may be significantly different from that for D&B Common Stock prior to the Distribution. See "The Distribution -- Listing and Trading of New D&B Common Stock and R.H. Donnelley Common Stock".

Relationship Between The
New Dun & Bradstreet
  Corporation and R.H.
  Donnelley Corporation
  After the Distribution...  After the Distribution, neither New D&B nor R.H.
                             Donnelley will have any ownership interest in the other and each of New D&B and R.H. Donnelley will be an independent public company. New D&B and D&B will enter into certain agreements governing the relationships between New D&B and R.H. Donnelley subsequent to the Distribution and providing for the allocation of tax, employee benefits and certain other liabilities and obligations arising from periods prior to the Distribution, including contingent liabilities relating to certain litigation. See "Relationship Between The New Dun & Bradstreet Corporation and R.H. Donnelley Corporation After the Distribution".

Certain Indebtedness and
  Minority-Interest
  Financing................  In connection with the Distribution, R.H. Donnelley has borrowed approximately $350 million under a new bank credit facility and issued $150 million of senior subordinated notes, all of which is guaranteed by D&B. A portion of the proceeds of this indebtedness will be used to repay existing indebtedness of D&B. This $500 million of debt will be an obligation of R.H. Donnelley after the Distribution. See "Risk Factors -- Risks Relating to R.H. Donnelley Corporation -- Substantial Indebtedness and Negative Shareholders' Equity" and "-- Restrictions Imposed by the R.H. Donnelley Credit Facility and the R.H. Donnelley Indenture" and "The Distribution -- Certain Indebtedness and Minority-Interest Financing". New D&B will retain the obligation for approximately $300 million of existing minority interest financing.

Dividend Policies..........  The payment and level of cash dividends by New D&B and R.H. Donnelley after the Distribution will be subject to the discretion of the New D&B Board of Directors and the R.H. Donnelley Board of Directors, respectively. It is anticipated that New D&B will initially pay a quarterly dividend of $0.185 per share and that R.H. Donnelley will initially pay a quarterly dividend of $0.035 per share. However, dividend decisions will be based on, and affected by, a number of factors, including the respective operating results and financial requirements of New D&B and R.H. Donnelley on a stand-alone basis as well as applicable legal and contractual restrictions. See "Dividend Policies".

Antitakeover Provisions....  The Restated Certificate of Incorporation and
                             Amended and Restated By-laws of New D&B contain provisions that may have the effect of discouraging an acquisition of control of New D&B not approved by its Board of Directors. Such provisions may also have the effect of discouraging third parties from making proposals involving an acquisition or change of control of New D&B, although such proposals, if made, might be considered desirable by a majority of the stockholders of New D&B. Such provisions could further have the effect of making it more difficult for third parties to cause the replacement of the Board of Directors of

                             New D&B. These provisions have been designed to enable New D&B to develop its businesses and foster its long-term growth without disruptions caused by the threat of a takeover not deemed by its Board of Directors to be in the best interests of New D&B and its stockholders. Certain provisions of the Distribution Agreement to be entered into between D&B and New D&B may also have the effect of discouraging third parties from making proposals involving an acquisition or change of control of New D&B. See "Relationship Between The New Dun & Bradstreet Corporation and R.H. Donnelley Corporation After the Distribution -- Distribution Agreement".

                             New D&B has adopted a stockholder rights plan. The stockholder rights plan is designed to protect stockholders in the event of an unsolicited offer and other takeover tactics which, in the opinion of the New D&B Board of Directors, could impair its ability to represent stockholder interests. The provisions of the stockholder rights plan may render an unsolicited takeover of New D&B more difficult or less likely to occur or might prevent such a takeover. See "Description of The New Dun & Bradstreet Corporation Capital Stock -- The New Dun & Bradstreet Corporation Rights Plan".

                             New D&B is subject to provisions of Delaware corporate law which may restrict certain business combination transactions. See "Description of The New Dun & Bradstreet Corporation Capital
                             Stock -- Delaware General Corporation Law".

                             See also "Description of The New Dun & Bradstreet Corporation Capital Stock -- Provisions of The New Dun & Bradstreet Corporation Restated Certificate of Incorporation and Amended and Restated By-laws Affecting Change in Control".

Risk Factors...............  Stockholders should carefully consider the matters discussed under the section entitled "Risk Factors" in this Information Statement.

                                     * * *

     This Information Statement is being furnished by D&B solely to provide information to stockholders of D&B who will receive New D&B Common Stock in the Distribution and who will own R.H. Donnelley Common Stock immediately after the Distribution. It is not, and is not to be construed as, an inducement or encouragement to buy or sell any securities of D&B, New D&B or R.H. Donnelley. The information contained in this Information Statement is believed by D&B and New D&B to be accurate with respect to D&B, New D&B and R.H. Donnelley as of the date set forth on the cover. Changes may occur after that date, and none of D&B, New D&B or R.H. Donnelley will update the information except in the normal course of their respective public disclosure practices.

                      THE NEW DUN & BRADSTREET CORPORATION
                         (ACCOUNTING SUCCESSOR TO D&B)

                             SUMMARY FINANCIAL DATA

     The Summary Financial Data of New D&B are derived from the audited and unaudited interim financial statements of D&B, which reflect the R.H. Donnelley Business as a discontinued operation. The historical financial statements of D&B as of December 31, 1996 and 1997 and for each of the years in the three year period ended December 31, 1997 and as of March 31, 1998 and for the three months ended March 31, 1997 and 1998 are contained elsewhere in this Information Statement. The information set forth below should be read in conjunction with, and is qualified in its entirety by, the information under "The New Dun & Bradstreet Corporation (Accounting Successor to D&B) Selected Financial Data", "The New Dun & Bradstreet Corporation (Accounting Successor to D&B) Consolidated Pro Forma Condensed Financial Statements" and "The New Dun & Bradstreet Corporation (Accounting Successor to D&B) Management's Discussion and Analysis of Financial Condition and Results of Operations" and in D&B's Consolidated Financial Statements and Notes thereto included elsewhere in this Information Statement.

                                                                                        FOR THE THREE MONTHS
                                        FOR THE YEAR ENDED DECEMBER 31,                   ENDED MARCH 31,
                                 ---------------------------------------------   ----------------------------------
                                           HISTORICAL             PRO FORMA(1)       HISTORICAL        PRO FORMA(1)
                                 ------------------------------   ------------   -------------------   ------------
                                   1995       1996       1997         1997         1997       1998         1998
                                 --------   --------   --------   ------------   --------   --------   ------------
                                                  (AMOUNTS IN MILLIONS, EXCEPT FOR PER SHARE DATA)
STATEMENT OF OPERATIONS DATA:
  Operating Revenues...........  $1,735.3   $1,782.5   $1,811.0     $1,811.0     $  436.4   $  471.1     $  471.1
  Income (Loss) from Continuing
    Operations(2)..............  $   95.3   $ (116.1)  $  219.0     $  238.4     $   36.5   $   51.5     $   54.9
EARNINGS (LOSS) PER SHARE OF
  COMMON STOCK FROM CONTINUING
  OPERATIONS:
  Basic........................  $   0.56   $  (0.69)  $   1.28     $   1.40     $   0.21   $   0.30     $   0.32
  Diluted......................  $   0.55   $  (0.69)  $   1.27     $   1.38     $   0.21   $   0.30     $   0.32
WEIGHTED AVERAGE NUMBER OF
  SHARES OUTSTANDING:
  Basic........................     169.5      170.0      170.8        170.8        171.2      171.2        171.2
  Diluted......................     171.6      170.0(4)    172.6       172.6        172.7      174.1        174.1

                                          AS OF DECEMBER 31,                           AS OF MARCH 31,
                                    ------------------------------                -------------------------
                                              HISTORICAL                          HISTORICAL   PRO FORMA(1)
                                    ------------------------------                ----------   ------------
                                      1995       1996       1997                     1998          1998
                                    --------   --------   --------                ----------   ------------
                                        (AMOUNTS IN MILLIONS)                       (AMOUNTS IN MILLIONS)
BALANCE SHEET DATA:
  Total Assets(3).................  $3,644.9   $2,225.4   $2,086.0                 $2,087.9      $1,977.0
  Shareholders' Equity............  $1,158.3   $ (455.3)  $ (490.2)                $ (446.2)     $ (228.7)

---------------
(1) See "The New Dun & Bradstreet Corporation (Accounting Successor to D&B) Consolidated Pro Forma Condensed Financial Statements".

(2) 1995 included a fourth-quarter non-recurring pre-tax charge of $188.5 million partially offset by gains of $90.0 million and $28.0 million for the sale of Interactive Data Corporation and warrants received in connection with the sale of Donnelley Marketing, respectively. 1996 included one-time pre-tax charges of $161.2 million for reorganization costs and the loss on the sale of American Credit Indemnity of $68.2 million.

(3) Includes net assets of discontinued operations of $1,652.2 million, $430.6 million, $296.5 million and $282.5 million, as of December 31, 1995, 1996 and 1997 and March 31, 1998, respectively. 1995 net assets of discontinued operations include the net assets of Cognizant Corporation and ACNielsen Corporation of $1,207.3 million.

(4) The exercise of potentially dilutive shares has not been assumed for the year ended December 31, 1996, since the result is antidilutive.

                                 R.H. DONNELLEY

                             SUMMARY FINANCIAL DATA

     The Summary Financial Data of R.H. Donnelley as of December 31, 1996 and 1997, and for each of the years in the three-year period ended December 31, 1997, are derived from the audited financial statements of R.H. Donnelley included elsewhere in this Information Statement. R.H. Donnelley's audited financial statements included elsewhere in this Information Statement are presented as if R.H. Donnelley were a stand-alone entity for all periods presented. The Summary Financial Data of R.H. Donnelley as of December 31, 1995 and March 31, 1998, and for the three months ended March 31, 1997 and 1998, are derived from the unaudited financial statements of R.H. Donnelley, and, in the opinion of management, include all necessary adjustments for a fair presentation of such data in conformity with generally accepted accounting principles. The financial data included herein may not necessarily reflect the results of operations and financial position of R.H. Donnelley in the future or what they would have been had it been a separate entity. The information set forth below should be read in conjunction with, and is qualified in its entirety by, the R.H. Donnelley information under "R.H. Donnelley Capitalization", "R.H. Donnelley Selected Financial Data", "R.H. Donnelley Pro Forma Condensed Financial Statements", "R.H. Donnelley Management's Discussion and Analysis of Financial Condition and Results of Operations" and R.H. Donnelley Financial Statements and Notes thereto included elsewhere in this Information Statement.

                                 FOR THE YEAR ENDED DECEMBER 31,               FOR THE THREE MONTHS ENDED MARCH 31,
                       ---------------------------------------------------   ----------------------------------------
                                    HISTORICAL                PRO FORMA(1)          HISTORICAL           PRO FORMA(1)
                       ------------------------------------   ------------   -------------------------   ------------
                          1995         1996         1997          1997          1997           1998          1998
                       ----------   ----------   ----------   ------------   ----------     ----------   ------------
                                        (AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF
  OPERATIONS DATA:
  Revenues(2)........  $  312,940   $  270,029   $  239,865    $  239,865    $   20,200     $   24,344    $   24,344
  Income from
    Partnerships and
    Related Fees.....  $  137,180   $  132,945   $  130,171    $  130,171    $    5,442     $   25,642    $   25,642
  Operating
    Income(2)........  $  182,795   $  167,442   $  134,739    $  134,739    $   (2,290)    $   20,246    $   20,246
  Net Income.........  $  108,397   $   78,085   $   84,905    $   60,332    $   (1,374)    $   12,148    $    6,005
PRO FORMA EARNINGS
  PER SHARE DATA(3):
  Basic..............  $     0.64   $     0.46   $     0.50    $     0.35    $    (0.01)    $     0.07    $     0.04
  Diluted............  $     0.64   $     0.46   $     0.50    $     0.35    $    (0.01)    $     0.07    $     0.03
SHARES USED IN
  COMPUTING PRO FORMA
  EARNINGS PER
  SHARE(3):
  Basic..............     169,522      170,017      170,765       170,765       171,189        171,153       171,153
  Diluted............     169,883      170,289      171,065       171,065       171,189(5)     172,396       172,396
OTHER FINANCIAL DATA:
  Gross Advertising
    Sales(2)(4)......  $1,145,944   $1,115,560   $1,067,242    $1,067,242    $   68,136     $  147,226    $  147,226

                                               AS OF DECEMBER 31,                                AS OF MARCH 31,
                                      ------------------------------------                  -------------------------
                                                   HISTORICAL                               HISTORICAL   PRO FORMA(1)
                                      ------------------------------------                  ----------   ------------
                                         1995         1996         1997                        1998          1998
                                      ----------   ----------   ----------                  ----------   ------------
                                             (AMOUNTS IN THOUSANDS)                          (AMOUNTS IN THOUSANDS)
BALANCE SHEET DATA:
  Total Asset(2)....................  $  520,214   $  502,193   $  382,286                  $  359,174    $  369,674
  Long Term Debt....................  $       --   $       --   $       --                  $       --    $  500,000
  Shareholder's Equity (Deficit)....  $  386,565   $  379,184   $  258,675                  $  245,887    $ (243,613)

---------------
(1) See "R.H. Donnelley Pro Forma Condensed Financial Statements".

(2) The Summary Financial Data above include amounts related to businesses that have been sold and will not be included in R.H. Donnelley's results in future periods. The P-West (as hereinafter defined) business was sold in May 1996 and the P-East (as hereinafter defined) business was sold in December 1997. The above Summary Financial Data contain the following amounts applicable to those businesses.

                                                    (AMOUNTS IN THOUSANDS)
                                                                           AS OF AND FOR
                                            AS OF AND FOR THE                   THE
                                         YEAR ENDED DECEMBER 31,           THREE MONTHS
                                     --------------------------------          ENDED
                                       1995        1996        1997       MARCH 31, 1997
                                     --------    --------    --------    -----------------
Revenues...........................  $140,104    $ 97,263    $ 77,979         $   635
Operating Income...................  $ 22,250    $ 18,587    $ 10,969         $  (914)
Total Assets.......................  $131,751    $ 80,962    $     --         $68,660
Gross Advertising Sales............  $133,389    $ 89,939    $ 73,753         $ 1,513

(3) The computation of pro forma basic earnings per share for the periods presented is based upon the historical weighted average number of shares of D&B Common Stock outstanding, reflecting the one-for-one distribution ratio. The computation of pro forma diluted earnings per share is calculated by dividing net income by the sum of D&B's historical weighted average common shares outstanding and potentially dilutive R.H. Donnelley common shares. Potentially dilutive common shares are calculated in accordance with the treasury stock method, which assumes that proceeds from the exercise of all R.H. Donnelley employees' options are used to repurchase common stock at market value. The amount of shares remaining after proceeds are exhausted represent the potentially dilutive effect of the options.

(4) The unaudited gross advertising sales is the billing value of advertisements sold by R.H. Donnelley and DonTech.

(5) The exercise of potentially dilutive shares has not been assumed for the three months ended March 31, 1997, since the result is antidilutive.

                           FORWARD-LOOKING STATEMENTS

     This Information Statement and other materials filed or to be filed by D&B and New D&B with the Securities and Exchange Commission (the "SEC"), as well as information included in oral statements or other written statements made or to be made by D&B and New D&B, contain statements which constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These statements appear in a number of places in this document and include, but are not limited to, all statements relating to plans for future growth and other business development activities as well as capital expenditures, financing sources and the effects of regulation and competition, the terms of the Distribution and all other statements regarding the intent, plans, belief or expectations of the parties or their directors or officers. Stockholders are cautioned that such forward-looking statements are not assurances of future performance or events and involve risks and uncertainties that could cause actual results and developments to differ materially from those covered in such forward-looking statements. These risks and uncertainties include, but are not limited to, the complexity and uncertainty regarding the development of new high-technology products; loss of market share through competition; introduction of competing products or technologies by other companies; pricing pressures from competitors and/or customers; changes in the business information, risk management and yellow pages industries and markets; the inability to protect proprietary information and technology or to obtain necessary licenses on commercially reasonable terms; decreases in the volume of debt securities issued in global capital markets; the loss of key employees to investment or commercial banks, or elsewhere; the inability to timely and cost-effectively resolve any problems associated with the Year 2000 issue; leverage and debt service (including sensitivity to fluctuations in interest rates); compliance with covenants in loan agreements; the inability to obtain future financing on satisfactory terms; and the final allocation of assets and liabilities in connection with the Distribution. Consequently, all the forward-looking statements contained in this Information Statement are qualified by the information contained or incorporated herein, including, but not limited to, the information contained under this heading and in "Risk Factors", "The Distribution", "The New Dun & Bradstreet Corporation (Accounting Successor to D&B) Capitalization", "The New Dun & Bradstreet Corporation (Accounting Successor to D&B) Management's Discussion and Analysis of Financial Condition and Results of Operations", "The New Dun & Bradstreet Corporation Business", "R.H. Donnelley Capitalization", "R.H. Donnelley Management's Discussion and Analysis of Financial Condition and Results of Operations" and "R.H. Donnelley Business". Neither D&B nor New D&B has any obligation to publicly release any revision to any forward-looking statement contained or incorporated herein to reflect any future events or occurrences.

                                  RISK FACTORS

RISKS RELATING TO THE NEW DUN & BRADSTREET CORPORATION
AND R.H. DONNELLEY CORPORATION

  Potential Taxation

     D&B has received a ruling from the Internal Revenue Service to the effect that, among other things, the Distribution will qualify as a tax-free spin-off under Section 355 of the Internal Revenue Code of 1986, as amended (the "Internal Revenue Code").

     The Internal Revenue Service ruling is based on certain factual representations made by D&B. If such factual representations were incorrect in a material respect, such ruling could become invalid. D&B is not aware of any facts or circumstances which would cause such representations to be incorrect in a material respect. Each of D&B and New D&B will agree in the Distribution Agreement to certain restrictions on its future actions to provide further assurances that Section 355 of the Internal Revenue Code will apply to the Distribution. See "Relationship Between The New Dun & Bradstreet Corporation and R.H. Donnelley Corporation After the Distribution".

     If the Distribution were not to qualify under Section 355 of the Internal Revenue Code, then, in general, a corporate tax (which would be very substantial) would be payable by the consolidated group, of which D&B is the common parent. In addition, under the consolidated return rules, each member of the consolidated group would be jointly and severally liable for such tax liability. If the Distribution occurred and it were not to qualify under Section 355 of the Internal Revenue Code, the resulting tax liability would have a material adverse effect on the financial position, results of operations and cash flows of each of New D&B and R.H. Donnelley. D&B estimates that the aggregate shared tax liability in this regard of New D&B and R.H. Donnelley would be in the range of approximately $1.5 to $2.0 billion. See "The Distribution -- Federal Income Tax Consequences of the Distribution".

     Moreover, if the Distribution were not to qualify under Section 355 of the Internal Revenue Code, each D&B stockholder receiving shares of New D&B Common Stock in the Distribution would be treated as if such stockholder had received a taxable distribution in an amount equal to the fair market value of the New D&B Common Stock received. See "The Distribution -- Federal Income Tax Consequences of the Distribution".

  Year 2000

     Many existing computer systems and software applications may not properly record or interpret years after the year 1999. Each of New D&B and R.H. Donnelley relies on computer hardware, software and related technology, together with data generated therefrom, in the operation of their respective businesses. Such technology and data are used in creating and delivering the respective products and services of New D&B and R.H. Donnelley. There can be no assurance that New D&B or R.H. Donnelley will be able to timely or cost-effectively complete Year 2000 remediation programs, that such programs will be successful or that the failure by either company or by third parties outside of their control with whom they transact business to adequately address their respective Year 2000 issues will not have a material adverse effect on New D&B or R.H. Donnelley. See "The New Dun & Bradstreet Corporation (Accounting Successor to D&B) Management's Discussion and Analysis of Financial Condition and Results of Operations" and "R.H. Donnelley Management's Discussion and Analysis of Financial Condition and Results of Operations".

RISKS RELATING TO THE NEW DUN & BRADSTREET CORPORATION

  Absence of Prior Trading Market for the New D&B Common Stock

     Prior to the date hereof, there has not been any established "regular way" trading market for New D&B Common Stock. Shares of New D&B Common Stock have been accepted for listing on the NYSE under the symbol "DNB", and trading on a "when-issued" basis (i.e. a trade which is completed only if the subject security is actually issued) commenced on June 19, 1998. See "The
Distribution -- Listing and Trading of New D&B Common Stock and R.H. Donnelley Common Stock".

  Changes in Trading Prices of New D&B Common Stock

     There can be no assurance as to the prices at which the New D&B Common Stock will trade before, on or after the Distribution Date. Until the New D&B Common Stock is fully distributed and an orderly market develops in the New D&B Common Stock, the price at which such stock trades may fluctuate significantly and may be lower or higher than the price that would be expected for a fully distributed issue. Prices for the New D&B Common Stock will be determined in the marketplace and may be influenced by many factors, including (i) the depth and liquidity of the market for New D&B Common Stock, (ii) developments affecting the businesses of New D&B generally and the impact of those factors referred to below in particular, (iii) investor perception of New D&B and (iv) general economic and market conditions.

  Risk of Interest Rate and Exchange Rate Fluctuations

     New D&B expects to fund its operations primarily through its commercial paper program and other short-term bank lines of credit. Since New D&B will operate in more than 38 countries, it will be exposed to market risk from changes in interest rates and foreign exchange rates which could affect its results of operations and financial condition. In order to reduce the risk from fluctuations in interest rate and foreign currencies, New D&B may enter into interest rate swap agreements and/or forward foreign exchange contracts. These derivative financial instruments are viewed by New D&B as risk management tools that are entered into for hedging purposes only; New D&B does not intend to use derivative financial instruments for trading or speculative purposes. However, there can be no assurance that New D&B will attempt to or be able to hedge all of its interest rate and foreign exchange exposure at a satisfactory cost or that such rate fluctuations will not adversely affect the results of operations and financial condition of New D&B.

  Technological Adaptation and Competition

     New D&B will compete in businesses which require sophisticated information systems, software and other technology. The types of systems which New D&B's businesses require can be expected to be subject to refinements as such systems and underlying technologies are upgraded and advanced, and there can be no guarantee that as various systems and technologies become outdated, New D&B will be able to replace them, to replace them as quickly as New D&B's competition or to develop and market new and better products and services in the future on a cost-effective basis.

  Litigation

     On July 29, 1996, Information Resources, Inc. ("IRI") filed a complaint in the United States District Court for the Southern District of New York, naming as defendants D&B, A.C. Nielsen Company and IMS International Inc. (the "IRI Action"). The complaint alleges, among other things, various violations of the antitrust laws and damages in excess of $350 million, which amount IRI has asked to be trebled under the antitrust laws. IRI also seeks punitive damages in an unspecified amount. In connection with such action, D&B, ACNielsen Corporation ("ACNielsen") and Cognizant Corporation ("Cognizant") entered into an Indemnity and Joint Defense Agreement (the "Indemnity and Joint Defense Agreement") pursuant to which ACNielsen agreed to be responsible for any potential liabilities which may ultimately be incurred by D&B or Cognizant as a result of such action, up to a maximum amount to be determined by an independent investment bank if and when any such liabilities are incurred. The determination of such maximum amount will be based on ACNielsen's ability to satisfy such liabilities and remain financially viable, subject to certain assumptions and limitations. However, D&B and Cognizant have agreed that to the extent that ACNielsen is unable to satisfy any such liabilities in full and remain financially viable, D&B and Cognizant will each be responsible for 50% of the difference between the amount, if any, which may be payable as a result of such litigation and the maximum amount which ACNielsen is then able to pay as determined by such investment bank. Under the terms of the Distribution Agreement, dated as of October 28, 1996, among D&B, Cognizant and ACNielsen (the "1996 Distribution Agreement"), as a condition to the Distribution, New D&B is required to undertake to be jointly and severally liable with D&B to Cognizant and ACNielsen. Pursuant to the Distribution Agreement, New D&B will assume and indemnify R.H. Donnelley against any payments to be made in respect of the IRI Action under the Indemnity and Joint Defense Agreement, the 1996 Distribution Agreement or otherwise, including any ongoing legal fees and expenses related thereto. Management of New D&B is unable to predict at this time the final outcome of the IRI Action or whether the resolution of such matter could materially affect New D&B's results of operations, cash flows or financial position.

  Certain Antitakeover Provisions

     The Restated Certificate of Incorporation and Amended and Restated By-laws of New D&B contain provisions that may have the effect of discouraging an acquisition of control of New D&B not approved by its Board of Directors. Such provisions may also have the effect of discouraging third parties from making proposals involving an acquisition or change of control of New D&B, although such proposals, if made, might be considered desirable by a majority of the stockholders of New D&B. Such provisions could further have the effect of making it more difficult for third parties to cause the replacement of the Board of Directors of New D&B. These provisions have been designed to enable New D&B to develop its businesses and foster its long-term growth without disruptions caused by the threat of a takeover not deemed by its Board of Directors to be in the best interests of New D&B and its stockholders. Certain provisions of the Distribution Agreement may also have the effect of discouraging third parties from making proposals involving an acquisition or change of control of New D&B. See "Relationship Between The New Dun & Bradstreet Corporation and R.H. Donnelley Corporation After the Distribution -- Distribution Agreement".

     New D&B has adopted a stockholder rights plan. This stockholder rights plan is designed to protect stockholders in the event of an unsolicited offer and other takeover tactics which, in the opinion of the New D&B Board of Directors, could impair its ability to represent stockholder interests. The provisions of this stockholder rights plan may render an unsolicited takeover of New D&B more difficult or less likely to occur or might prevent such a takeover. See "Description of The New Dun & Bradstreet Corporation Capital Stock -- The New Dun & Bradstreet Corporation Rights Plan".

     New D&B is subject to the provisions of Delaware corporate law which may restrict certain business combination transactions. See "Description of The New Dun & Bradstreet Corporation Capital Stock -- Delaware General Corporation Law".

RISKS RELATING TO R.H. DONNELLEY

  Dependence on Key Contracts

     R.H. Donnelley's business is dependent upon several significant partnership and agency agreements. These include the DonTech partnership ("DonTech"), a partnership with Ameritech advertising services, a subsidiary of Ameritech Corporation ("Ameritech"), and the CenDon partnership ("CenDon"), a partnership with Centel Directory Company, a subsidiary of Sprint Corporation ("Sprint"), as well as sales agency agreements with Bell Atlantic Yellow Pages Company, a subsidiary of Bell Atlantic Corporation ("Bell Atlantic"), and Sprint Publishing and Advertising, a subsidiary of Sprint. The equity income from the DonTech partnership and the fees from other arrangements with an affiliate of Ameritech, as well as the equity income from the CenDon partnership, are not included in R.H. Donnelley's revenues but are included in its operating income. The DonTech partnership and other arrangements with an affiliate of Ameritech represented approximately 86% of R.H. Donnelley's operating income in 1997. The CenDon partnership represented approximately 9% of R.H. Donnelley's operating income in 1997. The Bell Atlantic sales agency agreement, the CenDon partnership sales agency agreement and the Sprint sales agency agreement represented approximately 36%, 12% and 5% of R.H. Donnelley's revenues in 1997, respectively. Such percentages of revenues do not include revenues of the East Coast proprietary operations of the R.H. Donnelley Business ("P-East") which was sold in December 1997.

     Under their existing terms, the DonTech partnership has no expiration date, and the CenDon partnership and sales agency agreement and the Sprint sales agency agreement continue through 2004 (subject to, in the case of the Sprint sales agency agreement, a five year performance review no later than March 2000 and agreement on a new price schedule for publishing services by that date) and the Bell Atlantic sales agency agreement continues through 2005. While these partnerships and sales agency agreements currently extend for significant periods, no assurance can be given that R.H. Donnelley will be able to maintain these agreements and relationships after expiration of the current terms, and a termination, expiration or modification of these arrangements could have a material adverse effect on R.H. Donnelley's business, financial condition and results of operations. In addition, although profits from the DonTech and CenDon partnerships have historically been distributed to R.H. Donnelley on a monthly basis, R.H. Donnelley does not control either partnership and its failure to receive distributions from either for any reason would have a material adverse effect on R.H. Donnelley's business, financial condition and results of operations. Certain of these agreements are also subject to termination upon a change of control (as defined therein) of R.H. Donnelley, including the DonTech partnership. The Distribution does not constitute a change of control under these agreements.

     From these relationships, R.H. Donnelley maintains significant account receivable balances with an Ameritech affiliate, a Bell Atlantic affiliate and the CenDon partnership. The failure of any of these parties to fulfill its obligations to R.H. Donnelley with respect to these account receivable balances could have a material adverse effect on R.H. Donnelley's business, operating results and financial condition.

  Outsourcing-Related Risks

     Local telephone companies currently conduct their yellow pages advertising sales and publishing operations either internally, through independent providers of such services or through some combination of both. R.H. Donnelley provides yellow pages advertising sales and publishing services to local telephone companies pursuant to long-standing partnership and other agreements with subsidiaries of Ameritech, Bell Atlantic and Sprint. R.H. Donnelley recently expanded its relationship with Bell Atlantic to provide, beginning with directories published in 1999, advertising sales for yellow pages directories in a new market, the greater Buffalo area, which Bell Atlantic had previously outsourced to another third-party marketer of yellow pages advertising. Ameritech, Bell Atlantic and Sprint currently market yellow pages advertising with internal sales forces in many of their other markets. In addition, each of them, along with other significant yellow pages publishers, are making investments to acquire publishing services technology similar to the technology used at R.H. Donnelley's new Raleigh publishing center. There can be no assurance that Ameritech, Bell Atlantic, Sprint or any other local telephone company will decide to outsource yellow pages advertising sales or publishing services in any of the markets which they currently cover internally or with independent providers of such services.

     R.H. Donnelley's ability to capitalize on any outsourced yellow pages advertising sales and publishing opportunities from local telephone companies will depend on a variety of factors, some of which are beyond R.H. Donnelley's control. These factors include, among others, R.H. Donnelley's ability to: attract, train, retain and manage qualified personnel for advertising sales or for its new publishing center in Raleigh, North Carolina and its graphics center in Dunmore, Pennsylvania (to the extent that the size or scheduling of the related directories would require R.H. Donnelley to increase its publishing services capacity); and integrate the information systems, software and other technology used by R.H. Donnelley's personnel in new markets with R.H. Donnelley's other information systems, software and technology. There can be no assurance that R.H. Donnelley will be able to effectively operate and manage any yellow pages advertising sales and publishing business outsourced to it by local telephone companies.

  Substantial Indebtedness and Negative Shareholders' Equity

     In connection with the Distribution, R.H. Donnelley has borrowed $350 million under a new $400 million credit facility (the "R.H. Donnelley Credit Facility") and issued $150 million of senior subordinated notes pursuant to an indenture (the "R.H. Donnelley Indenture"). The net proceeds of this $500 million of debt will be used (i) to repay indebtedness of D&B, primarily commercial paper, (ii) pay costs and expenses related to the Distribution and
(iii) repay indebtedness of D&B to subsidiaries which, following the Distribution, will be subsidiaries of New D&B. This debt will be an obligation of R.H. Donnelley after the Distribution. After the Distribution, R.H. Donnelley will have indebtedness that is substantial in relation to its stockholders' equity.

     As of March 31, 1998, after giving pro forma effect to the indebtedness described above and the application of the estimated net proceeds therefrom, R.H. Donnelley will have approximately $500 million of indebtedness and a shareholder's deficit of approximately $244 million. R.H. Donnelley anticipates that it will have $50 million of unused capacity available under the R.H. Donnelley Credit Facility. The ability of R.H. Donnelley to satisfy its debt obligations will depend on its future operating performance, which will be affected by prevailing economic conditions and financial, business, competitive and other factors, many of which are beyond its control.

     R.H. Donnelley believes, based on current circumstances, that R.H. Donnelley's cash flow, together with available credit capacity under the R.H. Donnelley Credit Facility, will be sufficient to permit R.H. Donnelley to meet its operating expenses and capital expenditures and to service its debt requirements as they become due for the foreseeable future. R.H. Donnelley may, however, need to refinance all or a portion of its indebtedness on or prior to maturity, and there can be no assurance that R.H. Donnelley will generate sufficient cash flow or that future borrowings will be available under the R.H. Donnelley Credit Facility in an amount sufficient to enable R.H. Donnelley to service its indebtedness or to fund its other liquidity needs. If R.H. Donnelley is unable to service its indebtedness, it will be required to adopt alternative strategies, which may include actions such as reducing or delaying capital expenditures, selling assets, restructuring or refinancing its indebtedness or seeking additional equity capital. There can be no assurance that any of these strategies could be effected on satisfactory terms.

     The degree to which R.H. Donnelley is leveraged could have important consequences, including (i) R.H. Donnelley's ability to obtain additional financing in the future for working capital, capital expenditures, acquisitions or general corporate purposes may be impaired; (ii) a substantial portion of R.H. Donnelley's cash flows from operations may be dedicated to the payment of debt service on its indebtedness, thereby reducing the funds available to R.H. Donnelley for its operations; (iii) R.H. Donnelley may be more leveraged than certain of its competitors, which may place R.H. Donnelley at a relative competitive disadvantage; (iv) R.H. Donnelley's flexibility in planning for, or reacting to, changes in its business and industry may be limited; and (v) R.H. Donnelley's level of indebtedness could make it more vulnerable in the event of a downturn in its business or industry or the economy in general. In addition, the terms of its indebtedness include financial and other restrictive covenants that will limit the ability of R.H. Donnelley to, among other things, borrow additional funds. Failure by R.H. Donnelley to comply with such covenants could result in an event of default which, if not cured or waived, could have a material adverse effect on R.H. Donnelley.

  Restrictions Imposed by the R.H. Donnelley Credit Facility and the R.H. Donnelley Indenture

     The R.H. Donnelley Credit Facility and the R.H. Donnelley Indenture contain a number of significant covenants that, among other things, limit or restrict the ability of R.H. Donnelley to dispose of assets, incur additional indebtedness, repay other indebtedness, pay dividends, enter into certain investments or acquisitions, repurchase or redeem capital stock, engage in mergers or consolidations, or engage in certain transactions with subsidiaries and affiliates and otherwise restrict corporate activities. There can be no assurance that such limitations and restrictions will not adversely affect R.H. Donnelley's ability to finance its future operations or capital needs or engage in other business activities that may be in the interest of R.H. Donnelley. In addition, the R.H. Donnelley Credit Facility also requires R.H. Donnelley to maintain compliance with certain financial ratios. The ability of R.H. Donnelley to comply with such ratios may be affected by events beyond R.H. Donnelley's control. A breach of any of these covenants or the inability of R.H. Donnelley to comply with the required financial ratios could result in a default under the R.H. Donnelley Indenture and the R.H. Donnelley Credit Facility, as applicable. In the event of any such default, (i) the indebtedness under the R.H. Donnelley Indenture could be accelerated and (ii) the lenders under the R.H. Donnelley Credit Facility could elect to declare all borrowings outstanding under the R.H. Donnelley Credit Facility, together with accrued interest and other fees, to be due and payable, to require R.H. Donnelley to apply all of its available cash to repay such borrowings or to prevent R.H. Donnelley from making debt service payments. If R.H. Donnelley were unable to repay any such borrowings when due, the lenders could proceed against their collateral, which consists of substantially all of R.H. Donnelley's assets. If the indebtedness under the R.H. Donnelley Credit Facility or the R.H. Donnelley Indenture were to be accelerated, there can be no assurance that the assets of R.H. Donnelley would be sufficient to repay such indebtedness in full.

  Competition

     There is competition for yellow pages advertising sales to varying degrees in R.H. Donnelley's markets from the sales forces of yellow pages publishers with which R.H. Donnelley is not affiliated. These yellow pages publishers include local telephone companies with which R.H. Donnelley does not maintain a contractual relationship, independent publishers (publishers that are not affiliated with any telephone company), which have slightly increased their share of the total market for yellow pages advertising sales in the U.S. in recent years, and national yellow pages sales agents. In the majority of its markets, R.H. Donnelley benefits from its long-term contractual relationships with affiliates of the largest potential competitor in a directory market, the incumbent local telephone company. While R.H. Donnelley's operating results to date have not been adversely impacted, the Telecommunications Act of 1996 effectively opened local telephone markets to increased competition, and there can be no assurance that these incumbent local telephone companies will remain the dominant telephone service providers in the R.H. Donnelley's markets. There is also competition for advertising sales from other media, including newspapers, magazines, radio, direct mail, on-line information services, television and cable television, and advances in technology have brought to the industry new participants, new products and new channels. There can be no assurance that R.H. Donnelley will be able to successfully compete in responding to any such developments.

  Effect of Distribution on Trading Market of R.H. Donnelley Common Stock

     R.H. Donnelley Common Stock (i.e. the "old" D&B Common Stock) will continue to trade on the NYSE after the Distribution, but the symbol under which it trades will change from "DNB" to "RHD". However, because of the significant changes that will take place as a result of the Distribution, the trading market for R.H. Donnelley Common Stock after the Distribution may be significantly different from that for D&B Common Stock prior to the Distribution. After the Distribution, D&B's only remaining business will be the R.H. Donnelley Business and the shares of R.H. Donnelley Common Stock held by D&B stockholders will represent their continuing interest in that business. The market may view R.H. Donnelley as a "new" company after the Distribution, and due to its smaller size, it may not be the subject of significant research analyst coverage. There can be no assurance as to the prices at which the R.H. Donnelley Common Stock will trade before, on or after the Distribution Date, and until an orderly market develops in the R.H. Donnelley Common Stock, the price at which it trades may fluctuate significantly. Prices for R.H. Donnelley Common Stock will be determined in the marketplace and may be influenced by many factors, including
(i) the depth and liquidity of the market for R.H. Donnelley Common Stock, (ii) developments affecting the businesses of R.H. Donnelley including the impact of the factors referred to in this section, (iii) investor perception of R.H. Donnelley and (iv) general economic and market conditions.

  Transition to an Independent Public Company

     R.H. Donnelley does not have an operating history as an independent company. Accordingly, the financial statements included herein may not necessarily reflect the results of operations, financial condition and cash flows that would have been achieved had R.H. Donnelley been operated independently during the periods presented. Historically, D&B has provided substantially all of R.H. Donnelley's corporate services and employee benefits. While R.H. Donnelley's management believes the costs of these services and benefits charged to R.H. Donnelley have been reasonably equivalent to terms which could have been obtained through arm's-length negotiations with D&B, these costs may not be indicative of the costs that would have been incurred if R.H. Donnelley had performed or provided these services as an independent company. In addition, following the Distribution, R.H. Donnelley will also be responsible for the additional costs associated with being an independent public company, including costs associated with corporate governance, listed and registered securities and investor relations.

  Sensitivity of Financial Results to Economic Conditions

     R.H. Donnelley derives its sales commissions and partnership income and related fees from the sale of advertising in yellow pages directories. Advertising sales by R.H. Donnelley, as well as those of yellow pages publishers in general, generally do not fluctuate widely with economic cycles. However, a prolonged national or regional economic recession could have a material adverse effect on R.H. Donnelley's business, operating results and financial condition.

  Technological Adaptation and Competition

     R.H. Donnelley competes in a business which requires sophisticated information systems, software and other technology, as well as for its systems to be able to interface with those of the local telephone companies with which it has strategic relationships. R.H. Donnelley's technology and databases at its publishing center in Raleigh, North Carolina also must interface with the systems of yellow pages publishers for which it provides publishing services and the systems of printers to which it delivers electronic output. The yellow pages directory advertising market is subject to changes arising from developments in technology (including methods used to distribute yellow pages-style information) and yellow pages users' technological preferences. As a result of these factors, R.H. Donnelley's growth and future financial performance may depend upon its ability to develop and market new products and services and to create new distribution channels, while enhancing existing products, services and distribution channels, in order to accommodate the latest technological advances and user preferences, including use of the Internet. A failure by R.H. Donnelley to anticipate or respond adequately to changes in technology and user preferences, or an inability to finance any related capital expenditures (including, if necessary, adaptation or replacement of its information systems, software, databases or other technology), could have a material adverse effect on R.H. Donnelley's business, operating results and financial condition.

                                THE DISTRIBUTION

INTRODUCTION

     On December 17, 1997, the Board of Directors of D&B announced a plan to distribute the New D&B Common Stock to all holders of outstanding D&B Common Stock. On June 3, 1998, the D&B Board of Directors formally approved the Distribution and declared a dividend payable to each holder of record at the close of business on the Record Date of one share of New D&B Common Stock for each share of D&B Common Stock held by such holder at the close of business on the Record Date.

     D&B has received a tax ruling from the Internal Revenue Service that the receipt by D&B stockholders of the New D&B Common Stock in the Distribution will be tax-free to such stockholders and D&B for Federal income tax purposes. On or before the Distribution Date, D&B will deliver all of the outstanding shares of New D&B Common Stock to the Distribution Agent for transfer and distribution to the holders of record of D&B Common Stock at the close of business on the Record Date. The Distribution will be made on or about June 30, 1998.

     Questions relating to the Distribution prior to the Distribution Date or relating to transfers of New D&B Common Stock after the Distribution Date should be directed to: First Chicago Trust Company of New York, Mail Suite 4694, P.O. Box 2536, Jersey City, NJ 06303-2536, telephone number: (800) 519-3111.

REASONS FOR THE DISTRIBUTION

     The Board of Directors of D&B believes that the Distribution is in the best interests of D&B and D&B's stockholders and that the separation of New D&B will provide each of New D&B and R.H. Donnelley with greater managerial and operational flexibility to respond to changing market conditions in their different business environments as well as provide New D&B with additional financial flexibility to pursue growth opportunities. The discussion of the reasons for the Distribution set forth herein includes forward-looking statements that are based upon numerous assumptions with respect to the trading characteristics of the New D&B Common Stock, the ability of New D&B management to successfully take advantage of growth opportunities and the ability of R.H. Donnelley to successfully operate as a stand-alone company. Many of such factors are discussed above under the captions "Forward-Looking Statements" and "Risk Factors".

     Management Considerations. At present, the R.H. Donnelley Business and the New D&B Business are conducted as separate operating groups under the direction of D&B. The Distribution should be beneficial to each of D&B's operating groups, allowing the management of each group to design and implement corporate policies and strategies that are based primarily on the business characteristics of the group and to concentrate its financial resources wholly on its own operations.

     The Distribution will also permit each of New D&B and R.H. Donnelley to design incentive compensation programs that relate more directly to its own business characteristics and performance and will provide each company with a "pure play" publicly traded equity for use in its compensation programs.

     Provide Independent Access to Capital Markets; Facilitate Growth of The New Dun & Bradstreet Corporation. New D&B intends to pursue growth opportunities in its business areas and the separation of the businesses is expected to provide New D&B with additional financial flexibility to do so. After the Distribution, New D&B will have a capital structure that is expected to facilitate the acquisitions, joint ventures, partnerships and internal expansion that are important to remaining competitive in the information services business. Management of D&B believes that the Distribution will facilitate New D&B's growth in part because it believes that the New D&B Common Stock will generally trade at higher price-earnings multiples than those at which D&B Common Stock has recently traded. Such higher multiples would make such stock a more attractive acquisition currency for New D&B to deliver, and to the extent such stock is perceived to be a higher-growth stock, a generally more attractive investment opportunity for the typical seller of a business to New D&B. In addition, New D&B would be able to finance additional growth opportunities through the sale of capital stock with a higher price-earnings multiple.

     Investor Understanding; Public Relations. Investors should be able to evaluate better the financial performance of each of New D&B and R.H. Donnelley and their respective strategies, thereby enhancing the likelihood that each will achieve appropriate market valuation. In addition, each of the businesses will be able to focus its public relations efforts on cultivating its own separate identity.

FORM OF TRANSACTION; BASIS OF PRESENTATION

     The Distribution is the method by which D&B will be separated into two publicly traded companies, New D&B and R.H. Donnelley. In the Distribution, D&B will distribute to its stockholders shares of New D&B Common Stock, which will represent a continuing interest in D&B's businesses to be conducted by New D&B. After the Distribution, D&B's only business will be the R.H. Donnelley Business, and the shares of D&B Common Stock held by D&B stockholders will represent a continuing ownership interest only in that business. In connection with the Distribution, (i) D&B will change its name to "R.H. Donnelley Corporation" (and therefore from and after the Distribution, D&B Common Stock will be "R.H. Donnelley Common Stock") and (ii) New D&B will change its name to "The Dun & Bradstreet Corporation".

     Stockholders should note that notwithstanding the legal form of the Distribution described above whereby D&B expects to spin off New D&B, because of the relative significance of the New D&B Business to D&B, New D&B will be treated as the "accounting successor" to D&B for financial reporting purposes. Therefore, the historical financial information for New D&B included herein is that of D&B with the R.H. Donnelley Business treated as a discontinued operation.

     The historical financial information for R.H. Donnelley has been prepared on a stand-alone basis as described in Note 1 to R.H. Donnelley Financial Statements included elsewhere in this Information Statement. Such historical financial information includes allocations of certain D&B corporate headquarters assets, liabilities and expenses relating to R.H. Donnelley.

MANNER OF EFFECTING THE DISTRIBUTION

     The Distribution will be made on the Distribution Date to stockholders of record of D&B at the close of business on the Record Date. Based on the 171,289,317 shares of D&B Common Stock outstanding as of June 17, 1998, the Distribution will consist of 171,289,317 shares of New D&B Common Stock. Prior to the Distribution Date, D&B will deliver all outstanding shares of New D&B Common Stock to the Distribution Agent for distribution. The Distribution Agent will mail, on or about the Distribution Date, certificates representing the shares of New D&B Common Stock to D&B stockholders of record at the close of business on the Record Date. D&B stockholders will not be required to pay for shares of New D&B Common Stock received in the Distribution, or to surrender or exchange certificates representing shares of D&B Common Stock in order to receive shares of New D&B Common Stock. No vote of D&B stockholders is required or sought in connection with the Distribution.

     IN ORDER TO BE ENTITLED TO RECEIVE SHARES OF NEW D&B COMMON STOCK IN THE DISTRIBUTION, D&B STOCKHOLDERS MUST BE STOCKHOLDERS AT THE CLOSE OF BUSINESS ON THE RECORD DATE.

     The Board of Directors of New D&B has adopted a stockholder rights plan. Certificates evidencing shares of New D&B Common Stock issued in the Distribution will therefore represent the same number of New D&B Rights issued under the New D&B Rights Plan. See "Description of The New Dun & Bradstreet Corporation Capital Stock -- The New Dun & Bradstreet Corporation Rights Plan". Unless the context otherwise requires, references herein to the New D&B Common Stock include the related New D&B Rights.

FEDERAL INCOME TAX CONSEQUENCES OF THE DISTRIBUTION

     D&B has received a ruling letter from the Internal Revenue Service to the effect that, among other things, the Distribution will qualify as a tax-free spin-off under Section 355 of the Internal Revenue Code. Under Section 355 of the Internal Revenue Code, in general:

          1. Holders of D&B Common Stock will not recognize any income, gain or loss as a result of the Distribution.

          2. Holders of D&B Common Stock will apportion the tax basis of their D&B Common Stock between such D&B Common Stock and New D&B Common Stock received by such holder in the Distribution in proportion to the relative fair market values of such stock. D&B will provide appropriate information to each holder of record of D&B Common Stock as of the close of business on the Record Date concerning the basis allocation.

          3. The holding period for the New D&B Common Stock received in the Distribution by holders of D&B Common Stock will include the period during which such holder held the D&B Common Stock with respect to which the Distribution was made, provided that such D&B Common Stock is held as a capital asset by such holder on the Distribution Date.

          4. The Distribution will not be treated as a taxable disposition of New D&B by D&B.

     Current Treasury regulations require each holder of D&B Common Stock who receives New D&B Common Stock pursuant to the Distribution to attach to his or her Federal income tax return for the year in which the Distribution occurs a detailed statement setting forth such data as may be appropriate in order to show the applicability of Section 355 of the Internal Revenue Code to the Distribution. D&B will convey the appropriate information to each holder of record of D&B Common Stock as of the close of business on the Record Date.

     The Internal Revenue Service ruling is based on certain factual representations made by D&B. If such factual representations were incorrect in a material respect, such ruling could become invalid. D&B is not aware of any facts or circumstances which would cause such representations to be incorrect in a material respect. Each of D&B and New D&B has agreed to certain restrictions on its future actions to provide further assurances that Section 355 of the Internal Revenue Code will apply to the Distribution. See "Relationship Between The New Dun & Bradstreet Corporation and R.H. Donnelley Corporation After the Distribution". If the Distribution were not to qualify under Section 355 of the Internal Revenue Code, then in general, a corporate tax (which, as noted below, would be very substantial) would be payable by the consolidated group, of which D&B is the common parent, based upon the difference between (x) the fair market value of the New D&B Common Stock and (y) the adjusted basis of such New D&B Common Stock. In addition, under the consolidated return rules, each member of the consolidated group would be jointly and severally liable for such tax liability. If the Distribution occurred and it were not to qualify under Section 355 of the Internal Revenue Code, the resulting tax liability would have a material adverse effect on the financial position, results of operations and cash flows of each of New D&B and R.H. Donnelley. D&B estimates that the aggregate shared tax liability in this regard of New D&B and R.H. Donnelley would be in the range of approximately $1.5 to $2.0 billion.

     Furthermore, if the Distribution were not to qualify as a tax-free spin-off, each D&B stockholder receiving shares of New D&B Common Stock in the Distribution would be treated as if such stockholder had received a taxable distribution in an amount equal to the fair market value of New D&B Common Stock received, which would result in (i) a dividend to the extent of such stockholder's pro rata share of D&B's current and accumulated earnings and profits, (ii) a reduction in such stockholder's basis in D&B Common Stock to the extent the amount received exceeds such stockholder's share of earnings and profits and (iii) a capital gain to the extent the amount received exceeds the sum of the amount treated as a dividend and the stockholder's basis.

     D&B STOCKHOLDERS SHOULD CONSULT THEIR OWN ADVISERS AS TO THE SPECIFIC TAX CONSEQUENCE OF THE DISTRIBUTION, INCLUDING THE APPLICATION AND EFFECT OF FOREIGN, STATE AND LOCAL TAX LAWS.

LISTING AND TRADING OF NEW D&B COMMON STOCK AND R.H. DONNELLEY COMMON STOCK

     Prior to the date hereof, there has not been any established "regular way" trading market for New D&B Common Stock. Shares of New D&B Common Stock have been accepted for listing on the NYSE under the symbol "DNB", and trading commenced on a "when-issued" basis on June 19, 1998. On the first NYSE trading day following the Distribution Date, "when-issued" trading (i.e. a trade which is completed only if the subject security is actually issued) in respect of the New D&B Common Stock will end and "regular-way" trading (i.e. normal NYSE trading) will begin.

     There can be no assurance as to the prices at which the New D&B Common Stock will trade before, on or after the Distribution Date. Until the New D&B Common Stock is fully distributed and an orderly market develops in the New D&B Common Stock, the price at which it trades may fluctuate significantly and may be lower or higher than the price that would be expected for a fully distributed issue. Prices for the New D&B Common Stock will be determined in the marketplace and may be influenced by many factors, including (i) the depth and liquidity of the market for New D&B Common Stock, (ii) developments affecting the businesses of New D&B generally and the impact of the factors referred to in "Risk Factors" above, (iii) investor perception of New D&B and (iv) general economic and market conditions.

     Shares of New D&B Common Stock distributed to D&B stockholders will be freely transferable, except for shares of New D&B Common Stock received by persons who may be deemed to be "affiliates" of New D&B under the Securities Act of 1933, as amended (the "Securities Act"). Persons who may be deemed to be affiliates of New D&B after the Distribution generally include individuals or entities that control, are controlled by, or are under common control with, New D&B, and may include certain officers and directors of New D&B, as well as principal stockholders of New D&B. Persons who are affiliates of New D&B will be permitted to sell their shares of New D&B Common Stock only pursuant to an effective registration statement under the Securities Act or an exemption for the registration requirements of the Securities Act, such as the exemption afforded by Section 4(1) of the Securities Act or Rule 144 thereunder.

     R.H. Donnelley Common Stock (i.e. the "old" D&B Common Stock) will continue to trade on the NYSE after the Distribution, but the symbol under which it trades will change from "DNB" to "RHD". However, because of the significant changes that will take place as a result of the Distribution, the trading market for R.H. Donnelley Common Stock after the Distribution may be significantly different from that for D&B Common Stock prior to the Distribution. The market may view R.H. Donnelley as a "new" company after the Distribution, and due to its smaller size it may not be the subject of significant research analyst coverage. There can be no assurance as to the prices at which R.H. Donnelley Common Stock will trade before, on or after the Distribution Date and until an orderly market develops in the R.H. Donnelley Common Stock, the price at which it trades may fluctuate significantly. Prices for R.H. Donnelley Common Stock will be determined in the marketplace and may be influenced by many factors, including (i) the depth and liquidity of the market for R.H. Donnelley Common Stock, (ii) developments affecting the businesses of R.H. Donnelley, including the impact of the factors referred to in "Risk Factors" above, (iii) investor perception of R.H. Donnelley and (iv) general economic and market conditions.

CERTAIN INDEBTEDNESS AND MINORITY INTEREST FINANCING

     In connection with the Distribution, R.H. Donnelley has borrowed approximately $350 million under a new bank credit facility and issued $150 million of senior subordinated notes, all of which is guaranteed by D&B. A portion of the proceeds of this borrowing will be used to repay existing indebtedness of D&B. This approximately $500 million of debt will be an obligation of R.H. Donnelley after the Distribution. New D&B will retain the obligation for approximately $300 million of existing minority interest financing.

           RELATIONSHIP BETWEEN THE NEW DUN & BRADSTREET CORPORATION
             AND R.H. DONNELLEY CORPORATION AFTER THE DISTRIBUTION

     New D&B is presently wholly owned by D&B, and the results of operations of entities that are or will be its subsidiaries have been included in D&B's consolidated financial results. After the Distribution, D&B (which will change its name to "R.H. Donnelley Corporation") will not have any ownership interest in New D&B, and New D&B will be an independent public company. In addition, after the Distribution, New D&B will not have any ownership interest in R.H. Donnelley, and R.H. Donnelley will be an independent public company. Furthermore, except as described below, all contractual relationships existing prior to the Distribution between D&B and New D&B will be terminated except for contracts specifically set forth in a schedule to the Distribution Agreement.

     Prior to the Distribution, D&B and New D&B will enter into certain agreements, described below, governing the relationship between R.H. Donnelley and New D&B subsequent to the Distribution and providing for the allocation of tax, employee benefits and certain other liabilities and obligations arising from periods prior to the Distribution. Copies of the forms of such agreements have been filed as exhibits to the Registration Statement of New D&B in respect of the registration of the New D&B Common Stock under the Securities Exchange Act of 1934, as amended (the "Exchange Act"). In addition, D&B will file a Current Report on Form 8-K in connection with the Distribution, and forms of the agreements will be filed as exhibits to such Report. Such agreements may be amended by D&B on or prior to the Distribution Date.

     The following description summarizes certain terms of such agreements, but is qualified by reference to the text of such agreements, which are incorporated herein by reference.

DISTRIBUTION AGREEMENT

     D&B and New D&B will enter into the Distribution Agreement providing for, among other things, certain corporate transactions required to effect the Distribution and other arrangements between R.H. Donnelley and New D&B subsequent to the Distribution.

     In particular, the Distribution Agreement defines the assets and liabilities which are being allocated to and assumed by New D&B and those which will remain with R.H. Donnelley. The Distribution Agreement also defines what constitutes the "New D&B Business" and what constitutes the "R.H. Donnelley Business".

     Pursuant to the Distribution Agreement, D&B is obligated to transfer or cause to be transferred all its right, title and interest in the assets comprising the New D&B Business and other assets not specifically included in the R.H. Donnelley Business to New D&B and New D&B is obligated to transfer or cause to be transferred all its right, title and interest in the assets comprising the R.H. Donnelley Business to D&B. All assets are being transferred without any representation or warranty, "as is-where is", and the relevant transferee bears the risk that any necessary consent to transfer is not obtained. Each party also agrees to exercise its respective commercially reasonable efforts promptly to obtain any necessary consents and approvals and to take such actions as may be reasonably necessary or desirable to carry out the purposes of the Distribution Agreement and the other agreements summarized below.

     In general, pursuant to the terms of the Distribution Agreement, all assets of D&B prior to the Distribution Date, other than those relating to the R.H. Donnelley Business, will become assets of New D&B. The Distribution Agreement also provides for assumptions of liabilities and cross indemnities designed to allocate generally, effective as of the Distribution Date, financial responsibility for all liabilities of D&B, other than those specified to be transferred to R.H. Donnelley on or prior to the Distribution Date or to remain with R.H. Donnelley subsequent to the Distribution Date (which liabilities primarily relate to the R.H. Donnelley Business or the indebtedness to be incurred in connection with the Distribution), to New D&B. For a discussion of the respective businesses of New D&B and R.H. Donnelley, see "The New Dun & Bradstreet Corporation Business" and "R.H. Donnelley Business". The Distribution Agreement provides for the allocation generally of the financial responsibility for the liabilities arising out of or in connection with former businesses, other than those formerly conducted by R.H. Donnelley prior to the Distribution, to New D&B.

     Pursuant to the terms of the 1996 Distribution Agreement, as a condition to the Distribution, New D&B is required to undertake to be jointly and severally liable with D&B to Cognizant and ACNielsen for any liabilities arising thereunder. Pursuant to the Distribution Agreement, all liabilities of D&B under the 1996 Distribution Agreement and related agreements will be liabilities of New D&B, and New D&B will indemnify R.H. Donnelley against such liabilities. In addition, any rights of D&B arising under the 1996 Distribution Agreement and related agreements will be rights of New D&B.

     The Distribution Agreement provides that immediately prior to the Distribution, D&B will transfer cash to New D&B (or its affiliates) in an amount such that, immediately following the Distribution, R.H. Donnelley's net debt will be approximately $500 million.

     The Distribution Agreement includes provisions governing the administration of certain insurance programs and the procedures for making claims. The Distribution Agreement also allocates the right to proceeds and the obligation to incur deductibles under certain insurance policies.

     In the event that any transfers contemplated by the Distribution Agreement are not effected on or prior to the Distribution Date, the parties will be required to cooperate to effect such transfers as promptly as practicable following the Distribution Date, and pending any such transfers, to hold any asset not so transferred in trust for the use and benefit of the party entitled thereto (at the expense of the party entitled thereto), and to retain any liability not so transferred for the account of the party by whom such liability is to be assumed.

     The Distribution Agreement provides that D&B (which will become R.H. Donnelley) and New D&B will comply with and otherwise not take action inconsistent with each representation and statement made to the Internal Revenue Service in connection with D&B's request for a ruling letter as to certain tax aspects of the Distribution. Each of D&B and New D&B agrees to maintain its status as a company engaged in the active conduct of a trade or business, as defined in Section 355(b) of the Internal Revenue Code, to continue to own stock of certain operating subsidiaries constituting control (within the meaning of Section 368(c) of the Internal Revenue Code) of such operating subsidiaries and to maintain at least 90% of the fair market value of its assets in the form of stock and securities of certain operating subsidiaries, in each case until the second anniversary of the Distribution Date. Neither D&B nor New D&B expects this limitation to inhibit its financing or other activities or its ability to respond to unanticipated developments. Under the Distribution Agreement, D&B agrees that until two years after the Distribution Date it will not (i) merge or consolidate with another corporation, (ii) liquidate or partially liquidate,
(iii) sell or transfer all or substantially all of its assets, (iv) redeem or repurchase its stock (except in certain limited circumstances), or (v) take any other action which would result in one or more persons acquiring a 50 percent or greater interest in D&B, unless, prior to taking such action, it obtains a written opinion of a law firm reasonably acceptable to New D&B or a supplemental ruling from the Internal Revenue Service that such action will not affect the tax-free treatment of the Distribution. As a result of the representations in the request for a ruling letter and the covenants in the Distribution Agreement, the acquisition of control of each of R.H. Donnelley and New D&B prior to the second anniversary may be more difficult or less likely to occur because of the potential substantial liabilities associated with a breach of such representations or covenants. The Distribution Agreement requires a party that takes or fails to take any action which contributes to a determination that the Distribution is not tax-free to D&B, New D&B or their stockholders to indemnify the other party and its stockholders from any taxes arising therefrom.

     Under the Distribution Agreement, each of D&B and New D&B agrees to provide to the other party, subject to certain conditions, access to certain corporate records and information and to provide certain services on such terms as are set forth in a Data Services Agreement, a Shared Transaction Services Agreement and Transition Services Agreements between such parties.

     The Distribution Agreement also provides that, except as otherwise set forth therein or in any related agreement, all costs or expenses in connection with the Distribution incurred on or prior to the Distribution Date will be borne by New D&B. New D&B will agree to be liable for any claims arising from or based upon "controlling person" liability relating to the Registration Statement on Form 10 filed with the SEC by New

D&B. Except as set forth in the Distribution Agreement or any related agreement, each party shall bear its own costs and expenses incurred after the Distribution Date.

TAX ALLOCATION AGREEMENT

     D&B and New D&B will enter into a Tax Allocation Agreement to the effect that New D&B will generally be liable for all income taxes of D&B and its subsidiaries attributable to periods prior to the Distribution, provided that in the case of any separate company state or local income taxes, R.H. Donnelley and its subsidiaries and New D&B and its subsidiaries will be liable for their own liabilities arising from any audit adjustment. For income taxes attributable to periods beginning after the Distribution, New D&B will be liable for taxes relating to New D&B and its subsidiaries and R.H. Donnelley will be liable for taxes relating to R.H. Donnelley and its subsidiaries. For all other taxes, New D&B and its subsidiaries and R.H. Donnelley and its subsidiaries will be responsible for their own liabilities for all periods.

EMPLOYEE BENEFITS AGREEMENT

     D&B and New D&B will enter into an Employee Benefits Agreement (the "Employee Benefits Agreement"), which allocates responsibility for certain employee benefits matters on and after the Distribution Date.

     The Employee Benefits Agreement provides that R.H. Donnelley will adopt a new defined benefit pension plan for its employees and that New D&B will assume and become the sponsor of the current D&B plan for the benefit of its employees and in general former employees who terminated employment on or prior to the Distribution Date. Assets and liabilities of the current D&B pension plan that are attributable to R.H. Donnelley employees will be transferred to the new R.H. Donnelley plan.

     In addition, R.H. Donnelley will adopt a new savings plan for its employees, and New D&B will assume and become the sponsor of the D&B savings plan for the benefit of its employees and former employees who terminated employment on or prior to the Distribution Date. The account balances of R.H. Donnelley employees will be transferred to the new R.H. Donnelley plan.

     Generally New D&B will assume and become the sponsor of D&B's nonqualified supplemental pension plans for the benefit of persons who, prior to the Distribution Date were participants thereunder; provided, however, that with respect to R.H. Donnelley employees, New D&B generally will retain only those liabilities that were vested prior to the Distribution Date. R.H. Donnelley will guarantee payment of the benefits under these plans to its employees in the event that New D&B is unable to satisfy its obligations.

     The Employee Benefits Agreement also provides that R.H. Donnelley will continue to sponsor its welfare plans for its employees. As of the Distribution Date, New D&B will adopt welfare plans for the benefit of its employees and former employees who terminated employment on or prior to the Distribution Date. R.H. Donnelley will be responsible for providing retiree welfare benefits, where applicable, to its employees and New D&B will be responsible for providing retiree welfare benefits, where applicable, to its employees and former employees who terminated employment on or prior to the Distribution Date.

     New D&B and R.H. Donnelley will generally retain the severance liabilities of their respective employees who terminated employment prior to the Distribution Date.

     With respect to equity-based plans, the Employee Benefits Agreement provides that unexercised D&B stock options held by R.H. Donnelley employees as of the Distribution Date will be adjusted to reflect the Distribution. The number of shares of R.H. Donnelley Common Stock covered by the adjusted stock options will be determined by (i) multiplying the number of shares of D&B Common Stock covered by the unexercised D&B stock option by a fraction, the numerator of which is the average of the Daily Average Trading Prices per share of D&B Common Stock for the five consecutive trading days immediately preceding the first date on which D&B Common Stock is traded ex-dividend, and the denominator of which is the average of the Daily Average Trading Prices per share of R.H. Donnelley Common Stock for the five consecutive trading days starting on the first date on which R.H. Donnelley Common Stock is traded ex-dividend (the "R.H. Donnelley Ratio"), and (ii) rounding down the result to a whole number of shares. The

Daily Average Trading Price of a given stock on a given day means the average of the high and low trading prices for such stock on such date. The exercise price per share of an adjusted R.H. Donnelley stock option will be determined by multiplying the exercise price per share of an unexercised D&B stock option by the reciprocal of the R.H. Donnelley Ratio.

     Unexercised D&B stock options held by New D&B employees as of the Distribution Date will be converted into options that are exercisable into shares of New D&B Common Stock. Specifically, each unexercised D&B stock option held by a New D&B employee will be cancelled, and such individual will receive a replacement stock option exercisable into shares of New D&B Common Stock. The number of shares of New D&B Common Stock covered by the replacement stock option will be determined by (i) multiplying the number of shares of D&B Common Stock covered by the cancelled D&B stock option by a fraction, the numerator of which is the average of the Daily Average Trading Prices per share of D&B Common Stock for the five consecutive trading days immediately preceding the first date on which D&B Common Stock is traded ex-dividend, and the denominator of which is the average of the Daily Average Trading Prices per share of New D&B Common Stock for the five consecutive trading days starting on the first date on which New D&B Common Stock is traded regular way (the "New D&B Ratio"), and (ii) rounding down the result to a whole number of shares. The exercise price per share of a replacement stock option will be determined by multiplying the exercise price per share of the cancelled D&B stock option by the reciprocal of the New D&B Ratio. Except as otherwise provided in the applicable plans, all other terms of the replacement stock options will remain substantially identical to the terms of the cancelled D&B stock options. The issuance of the replacement stock options will not result in a compensation charge to New D&B.

     Unexercised D&B stock options held by former employees who terminated employment on or prior to the Distribution Date will be adjusted in substantially the same manner as options held by R.H. Donnelley employees, and New D&B will offer such former employees alternative adjustments or substitutions, provided such former employees agree to surrender their adjusted stock options.

     All limited stock appreciation rights will be adjusted or converted in substantially the same manner as the unexercised D&B stock options. See "R.H. Donnelley Management and Executive Compensation -- Option Grants on D&B Common Stock to R.H. Donnelley Corporation Executives in Last Fiscal Year" and "The New Dun & Bradstreet Corporation Management and Executive Compensation -- Option Grants on D&B Common Stock to The New Dun & Bradstreet Corporation Executives in Last Fiscal Year".

     D&B restricted stock held by New D&B employees and New D&B restricted stock credited to New D&B employees as a dividend shall be forfeited and such individuals shall receive replacement New D&B restricted stock equal to (i) the number of shares of forfeited New D&B restricted stock plus (ii) the number of shares of forfeited D&B restricted stock multiplied by the New D&B Ratio and the reciprocal of the R.H. Donnelley Ratio, such replacement New D&B restricted stock to have the same terms as the D&B restricted stock from which they arose.

     If performance targets are met pursuant to the D&B Performance Unit Plan, R.H. Donnelley employees shall receive promptly after the Distribution Date a number of shares of R.H. Donnelley Common Stock equal to (i) the pro rated target number of performance shares plus (ii) the pro rated target number of performance shares multiplied by the R.H. Donnelley Ratio and the reciprocal of the New D&B Ratio. Outstanding opportunities for New D&B employees to earn performance shares under the D&B Performance Unit Plan shall be cancelled and each individual shall receive a replacement opportunity to earn a number of New D&B performance shares equal to (i) the target number of D&B performance shares plus (ii) the target number of D&B performance shares multiplied by the New D&B Ratio and the reciprocal of the R.H. Donnelley Ratio.

     The Employee Benefits Agreement also provides that New D&B will generally retain all employee benefit litigation liabilities that are asserted prior to the Distribution Date (but not such liabilities that relate to the transferred retirement and savings plan assets of R.H. Donnelley employees). Except as otherwise provided in the Employee Benefits Agreement, as of the Distribution Date, R.H. Donnelley employees will generally cease participation in D&B employee benefit plans, and R.H. Donnelley will generally recognize, among other things, their respective employees' past service with D&B under their respective employee benefit plans. Except as specifically provided therein, nothing in the Employee Benefits Agreement restricts R.H. Donnelley's or New D&B's ability to amend or terminate any of their respective employee benefit plans after the Distribution Date.

INTELLECTUAL PROPERTY AGREEMENT

     D&B and New D&B will enter into an Intellectual Property Agreement (the "IP Agreement") which provides for the allocation and recognition by and between these companies of rights under patents, copyrights, software, technology, trade secrets and certain other intellectual property owned by New D&B and R.H. Donnelley and their respective subsidiaries as of the Distribution Date. See "The New Dun & Bradstreet Corporation Business -- Intellectual Property" and "R.H. Donnelley Business -- Intellectual Property".

SHARED TRANSACTION SERVICES AGREEMENT

     D&B and New D&B will enter into a Shared Transaction Services Agreement providing for the orderly continuation, for a transitional period after the Distribution Date, of certain of the shared transaction and other services (such as payroll, accounts payable, general accounting and computer processing and support) currently being provided.

DATA SERVICES AGREEMENT

     D&B and New D&B will enter into a Data Services Agreement providing for the orderly continuation, for a transitional period after the Distribution Date, of certain specified computer processing and related services to be provided by one party to the other.

TRANSITION SERVICES AGREEMENTS

     D&B and New D&B will enter into a Transition Services Agreement pursuant to which the respective parties have agreed to certain basic terms governing the provision by one party to the other of specified pension investment management services or other support services for a transitional period after the Distribution Date. In addition, D&B, New D&B, Cognizant, IMS Health Incorporated, a wholly owned subsidiary of Cognizant, ACNielsen and Gartner Group, Inc. will enter into an Amended and Restated Transition Services Agreement pursuant to which the respective parties have agreed to certain basic terms governing the provision of insurance services by New D&B to the other parties after the Distribution Date.

                               DIVIDEND POLICIES

     The payment and level of cash dividends by New D&B and R.H. Donnelley after the Distribution will be subject to the discretion of the New D&B Board of Directors and the R.H. Donnelley Board of Directors, respectively. It is anticipated that New D&B will initially pay a quarterly dividend of $0.185 per share and that R.H. Donnelley will initially pay a quarterly dividend of $0.035 per share. However, the payment and level of cash dividends by New D&B and R.H. Donnelley will be based on, and affected by, a number of factors, including the respective operating results and financial requirements of New D&B and R.H. Donnelley on a stand-alone basis as well as applicable legal and contractual restrictions. There can be no assurance that any dividends will be declared or paid after the Distribution.

                      THE NEW DUN & BRADSTREET CORPORATION
                         (ACCOUNTING SUCCESSOR TO D&B)

                                 CAPITALIZATION

     The following table sets forth the capitalization of D&B as of March 31, 1998, and as adjusted to give effect to the Distribution and the transactions contemplated thereby. The following data is qualified in its entirety by the Consolidated Financial Statements of D&B and other information contained elsewhere in this Information Statement. See "Forward-Looking Statements".

                                                              HISTORICAL
                                                              MARCH 31,        AS ADJUSTED FOR
                                                                 1998         THE DISTRIBUTION
                                                              ----------    ---------------------
                                                                 (DOLLAR AMOUNTS IN MILLIONS,
                                                                    EXCEPT PER SHARE DATA)
Cash and Cash Equivalents...................................   $ 116.6             $ 288.2(1)
                                                               -------             -------
Notes Payable...............................................   $ 364.8             $  36.4(1)
                                                               -------             -------
Minority Interest...........................................   $ 301.9             $ 301.9
                                                               -------             -------
Preferred Stock, authorized -- 10,000,000 shares
  $1.00 par value per share -- historical
  $0.01 par value per share -- adjusted.....................                              (2)
Series Common Stock, authorized -- 10,000,000 shares
  $0.01 par value per share -- adjusted.....................                              (2)
Common Stock, authorized -- 400,000,000 shares
  $1.00 par value per share, 188,420,996 shares
     issued -- historical
  $0.01 par value per share, 171,570,140 shares
     issued -- adjusted.....................................     188.4                 1.7(2)
Capital Surplus.............................................      80.2               250.0(2)
Retained Earnings...........................................     396.2              (275.9)(1)(2)(3)
Treasury Stock, at cost, 16,850,856 shares -- historical....    (906.5)                 --(2)
Cumulative Translation Adjustment...........................    (167.1)             (167.1)
Minimum Pension Liability...................................     (37.4)              (37.4)
                                                               -------             -------
     Total Equity...........................................   $(446.2)            $(228.7)
                                                               -------             -------
          Total Capitalization..............................   $ 337.1             $ 397.8
                                                               =======             =======

---------------
(1) In connection with the Distribution, R.H. Donnelley has borrowed approximately $350 million under the R.H. Donnelley Credit Facility and issued $150 million of senior subordinated notes under the R.H. Donnelley Indenture all of which is guaranteed by D&B. A portion of the proceeds of this indebtedness will be used to repay existing indebtedness of D&B. This $500 million of debt will be an obligation of R.H. Donnelley after the Distribution. The adjustment represents a reduction in commercial paper outstanding as of March 31, 1998 of $328.4 million with the remaining proceeds of $171.6 million reflected as an increase to cash and cash equivalents.

(2) To reflect the recapitalization of New D&B in connection with the Distribution, including the elimination of treasury stock which shares will be treasury shares of R.H. Donnelley, the adjustment of the par value of the Preferred and Common Stock to $0.01 per share and the authorization of Series Common Stock.

(3) To reflect the dividend (for accounting purposes only) of the net assets of the R.H. Donnelley Business in connection with the Distribution.

                      THE NEW DUN & BRADSTREET CORPORATION
                         (ACCOUNTING SUCCESSOR TO D&B)

                            SELECTED FINANCIAL DATA

     The following data is qualified in its entirety by the Consolidated Financial Statements of D&B and other information contained elsewhere in this Information Statement. The financial data as of and for each of the years in the five year period ended December 31, 1997 have been derived from the audited financial statements of D&B, which financial statements as of December 31, 1996 and 1997 and for each of the years in the three year period ended December 31, 1997 are contained elsewhere in this Information Statement. The financial data as of March 31, 1998 and for the three months ended March 31, 1997 and 1998 have been derived from the unaudited interim financial statements of D&B contained elsewhere in this Information Statement. Due to the relative significance of the New D&B Business to D&B, the transaction will be accounted for as a reverse spin-off, and as such, the New D&B Business has been classified as a continuing operation and the R.H. Donnelley Business has been classified as a discontinued operation. See "The Distribution -- Form of Transaction; Basis of Presentation". The following financial data should also be read in conjunction with the information set forth under "The New Dun & Bradstreet Corporation (Accounting Successor to D&B) Consolidated Pro Forma Condensed Financial Statements" and "The New Dun & Bradstreet Corporation (Accounting Successor to D&B) Management's Discussion and Analysis of Financial Condition and Results of Operations" and D&B's Consolidated Financial Statements and Notes thereto appearing elsewhere in this Information Statement.

                                                  FOR THE YEAR ENDED DECEMBER 31,
                                --------------------------------------------------------------------
                                                     HISTORICAL                         PRO FORMA(1)
                                -----------------------------------------------------   ------------
                                  1993       1994       1995       1996        1997         1997
                                --------   --------   --------   --------    --------   ------------
                                            (AMOUNTS IN MILLIONS, EXCEPT PER SHARE DATA)
RESULTS OF OPERATIONS:
  Operating Revenues..........  $1,676.4   $1,685.0   $1,735.3   $1,782.5    $1,811.0     $1,811.0
  Costs and Expenses(2).......   1,513.7    1,337.9    1,522.4    1,725.3     1,407.3      1,407.3
                                --------   --------   --------   --------    --------     --------
  Operating Income............     162.7      347.1      212.9       57.2       403.7        403.7
  Non-Operating (Expense)
    Income -- Net.............       1.6      (35.1)     (68.0)     (71.2)      (71.3)       (38.4)
                                --------   --------   --------   --------    --------     --------
  Income from Continuing
    Operations before
    Provision for Income
    Taxes.....................     164.3      312.0      144.9      (14.0)      332.4        365.3
  Provision for Income
    Taxes.....................      50.4      110.4       49.6      102.1       113.4        126.9
                                --------   --------   --------   --------    --------     --------
  Income (Loss) from:
    Continuing Operations.....     113.9      201.6       95.3     (116.1)      219.0     $  238.4
                                                                                          ========
    Discontinued Operations,
      Net of Income
      Taxes(3)................     166.4      428.0      225.9       72.3        92.0
                                --------   --------   --------   --------    --------
  Income (Loss) before
    Cumulative Effect of
    Accounting Changes........     280.3      629.6      321.2      (43.8)      311.0
  Cumulative Effect of
    Accounting Changes, Net of
    Income Tax Benefit(4).....    (242.1)        --         --         --      (127.0)
                                --------   --------   --------   --------    --------
  Net Income (Loss)...........  $   38.2   $  629.6   $  321.2   $  (43.8)   $  184.0
                                ========   ========   ========   ========    ========
BASIC EARNINGS (LOSS) PER
  SHARE OF COMMON STOCK:
  Continuing Operations.......  $   0.65   $   1.18   $   0.56   $  (0.69)   $   1.28     $   1.40
                                                                                          ========
  Discontinued Operations.....      0.94       2.52       1.33       0.43        0.54
                                --------   --------   --------   --------    --------
  Before Cumulative Effect of
    Accounting Changes........      1.59       3.70       1.89      (0.26)       1.82
  Cumulative Effect of
    Accounting Changes, Net of
    Income Tax Benefit(4).....     (1.36)        --         --         --        (.74)
                                --------   --------   --------   --------    --------
Basic Earnings (Loss) Per
  Share of Common Stock.......  $   0.23   $   3.70   $   1.89   $  (0.26)   $   1.08
                                ========   ========   ========   ========    ========

                                       FOR THE THREE MONTHS
                                         ENDED MARCH 31,
                                ----------------------------------
                                    HISTORICAL        PRO FORMA(1)
                                -------------------   ------------
                                  1997       1998         1998
                                --------   --------   ------------
                                (AMOUNTS IN MILLIONS, EXCEPT PER SHARE DATA)
RESULTS OF OPERATIONS:
  Operating Revenues..........  $  436.4   $  471.1     $  471.1
  Costs and Expenses(2).......     358.5      378.3        378.3
                                --------   --------     --------
  Operating Income............      77.9       92.8         92.8
  Non-Operating (Expense)
    Income -- Net.............     (22.5)     (12.9)        (7.1)
                                --------   --------     --------
  Income from Continuing
    Operations before
    Provision for Income
    Taxes.....................      55.4       79.9         85.7
  Provision for Income
    Taxes.....................      18.9       28.4         30.8
                                --------   --------     --------
  Income (Loss) from:
    Continuing Operations.....      36.5       51.5     $   54.9
                                                        ========
    Discontinued Operations,
      Net of Income
      Taxes(3)................      (1.6)      12.0
                                --------   --------
  Income (Loss) before
    Cumulative Effect of
    Accounting Changes........      34.9       63.5
  Cumulative Effect of
    Accounting Changes, Net of
    Income Tax Benefit(4).....    (127.0)        --
                                --------   --------
  Net Income (Loss)...........  $  (92.1)  $   63.5
                                ========   ========
BASIC EARNINGS (LOSS) PER
  SHARE OF COMMON STOCK:
  Continuing Operations.......  $   0.21   $   0.30     $   0.32
                                                        ========
  Discontinued Operations.....     (0.01)      0.07
                                --------   --------
  Before Cumulative Effect of
    Accounting Changes........      0.20       0.37
  Cumulative Effect of
    Accounting Changes, Net of
    Income Tax Benefit(4).....      (.74)        --
                                --------   --------
Basic Earnings (Loss) Per
  Share of Common Stock.......  $   (.54)  $   0.37
                                ========   ========


                                                  FOR THE YEAR ENDED DECEMBER 31,
                                --------------------------------------------------------------------
                                                     HISTORICAL                         PRO FORMA(1)
                                -----------------------------------------------------   ------------
                                  1993       1994       1995       1996        1997         1997
                                --------   --------   --------   --------    --------   ------------
                                            (AMOUNTS IN MILLIONS, EXCEPT PER SHARE DATA)
DILUTED EARNINGS (LOSS) PER
  SHARE OF COMMON STOCK:
  Continuing Operations.......  $   0.64   $   1.17   $   0.55   $  (0.69)   $   1.27     $   1.38
                                                                                          ========
  Discontinued Operations.....      0.93       2.50       1.32       0.43        0.53
                                --------   --------   --------   --------    --------
  Before Cumulative Effect of
    Accounting Changes........      1.57       3.67       1.87      (0.26)       1.80
  Cumulative Effect of
    Accounting Changes, Net of
    Income Tax Benefit(4).....     (1.35)        --         --         --        (.73)
                                --------   --------   --------   --------    --------
Diluted Earnings (Loss) Per
  Share of Common Stock.......  $   0.22   $   3.67   $   1.87   $  (0.26)   $   1.07
                                ========   ========   ========   ========    ========
OTHER DATA:
Dividends Per Share...........  $   2.40   $   2.56   $   2.63   $   1.82    $   0.88
Dividends Paid................  $  423.0   $  435.2   $  446.1   $  310.8    $  150.6
Weighted Average Number of
  Shares Outstanding --
  Basic.......................     177.2      169.9      169.5      170.0       170.8        170.8
  Diluted.....................     179.1      171.7      171.6      170.0(6)    172.6        172.6

                                       FOR THE THREE MONTHS
                                         ENDED MARCH 31,
                                ----------------------------------
                                    HISTORICAL        PRO FORMA(1)
                                -------------------   ------------
                                  1997       1998         1998
                                --------   --------   ------------
                                (AMOUNTS IN MILLIONS, EXCEPT PER SHARE DATA)
DILUTED EARNINGS (LOSS) PER
  SHARE OF COMMON STOCK:
  Continuing Operations.......  $   0.21   $   0.30     $   0.32
                                                        ========
  Discontinued Operations.....     (0.01)      0.07
                                --------   --------
  Before Cumulative Effect of
    Accounting Changes........      0.20       0.37
  Cumulative Effect of
    Accounting Changes, Net of
    Income Tax Benefit(4).....      (.73)        --
                                --------   --------
Diluted Earnings (Loss) Per
  Share of Common Stock.......  $   (.53)  $   0.37
                                ========   ========
OTHER DATA:
Dividends Per Share...........  $   0.22   $   0.22
Dividends Paid................  $   37.7   $   37.7
Weighted Average Number of
  Shares Outstanding --
  Basic.......................     171.2      171.2        171.2
  Diluted.....................     172.7      174.1        174.1

                                                 AS OF DECEMBER 31,                                       AS OF MARCH 31,
                                -----------------------------------------------------                -------------------------
                                                     HISTORICAL                                      HISTORICAL   PRO FORMA(1)
                                -----------------------------------------------------                ----------   ------------
                                  1993       1994       1995       1996        1997                     1998          1998
                                --------   --------   --------   --------    --------                ----------   ------------
                                                (AMOUNTS IN MILLIONS)                                  (AMOUNTS IN MILLIONS)
BALANCE SHEET:
  Total Assets(5).............  $3,575.4   $3,759.8   $3,644.9   $2,225.4    $2,086.0                 $2,087.9      $1,977.0
  Shareholders' Equity........  $1,086.6   $1,294.0   $1,158.3   $ (455.3)   $ (490.2)                $ (446.2)     $ (228.7)


---------------
(1) See "The New Dun & Bradstreet Corporation (Accounting Successor to D&B) Consolidated Pro Forma Condensed Financial Statements".

(2) 1993 included restructuring expense of $158.8 million partially offset by gains of $13.6 million for the redemption of preferred shares received from the 1991 sale of Donnelley Marketing, $9.5 million on the sale of Donnelley Marketing and $8.9 million for the redemption of notes related to the 1992 sale of Datastream International. 1994 included restructuring expense and a non-recurring charge of $66.7 million partially offset by a gain on the sale of DunsNet of $36.0 million. 1995 included a fourth-quarter non-recurring charge of $188.5 million partially offset by gains of $90.0 million and $28.0 million for the sale of Interactive Data Corporation and warrants received in connection with the sale of Donnelley Marketing, respectively. 1996 included one-time charges of $161.2 million for reorganization costs and the loss on the sale of American Credit Indemnity of $68.2 million.

(3) Income taxes on discontinued operations were $109.0 million, $139.4 million, $73.4 million, $145.1 million and $52.2 million in 1993, 1994, 1995, 1996 and 1997, respectively, and $8.1 million for the three months ended March 31, 1998. An income tax benefit on discontinued operations was $0.7 million for the three months ended March 31, 1997.

(4) 1993 included the impact of $127.1 million or $.72 per share basic and $.71 per share diluted for the adoption of SFAS No. 112 and $115.0 million or $.64 per share (basic and diluted) for the adoption of SFAS No. 106. 1997 included the impact of a change in revenue recognition policies (see Note 1 to the D&B Consolidated Financial Statements).

(5) Includes net assets of discontinued operations of $1,626.0 million, $1,809.3 million, $1,652.2 million, $430.6 million and $296.5 million as of December 31, 1993, 1994, 1995, 1996 and 1997, respectively, and $282.5 million as of
    March 31, 1998. 1993, 1994 and 1995 net assets of discontinued operations included the net assets of Cognizant Corporation and ACNielsen Corporation of $1,186.4 million, $1,342.3 million and $1,207.3 million, respectively.

(6) The exercise of potentially dilutive shares has not been assumed for the year ended December 31, 1996, since the result is antidilutive.

                      THE NEW DUN & BRADSTREET CORPORATION
                         (ACCOUNTING SUCCESSOR TO D&B)

             CONSOLIDATED PRO FORMA CONDENSED FINANCIAL STATEMENTS

     The following unaudited consolidated pro forma condensed financial statements have been prepared giving effect to the Distribution as if it occurred on March 31, 1998 for the pro forma condensed balance sheet and January 1, 1997 for the pro forma condensed statements of operations. The pro forma condensed balance sheet and statements of operations set forth below do not purport to represent what New D&B's financial position actually would have been had the Distribution occurred on the date indicated or to project New D&B's operating results for any future period. The pro forma adjustments are based upon available information and certain assumptions that D&B management believes are reasonable. The consolidated pro forma condensed financial statements set forth below should be read in conjunction with, and are qualified in their entirety by, the information under "The New Dun & Bradstreet Corporation (Accounting Successor to D&B) Selected Financial Data" and "The New Dun & Bradstreet Corporation (Accounting Successor to D&B) Management's Discussion and Analysis of Financial Condition and Results of Operations" and in the D&B Consolidated Financial Statements and Notes thereto included elsewhere in this Information Statement.

                      THE NEW DUN & BRADSTREET CORPORATION
                         (ACCOUNTING SUCCESSOR TO D&B)

            CONSOLIDATED PRO FORMA CONDENSED STATEMENT OF OPERATIONS

                                                                 FOR THE YEAR ENDED DECEMBER 31, 1997
                                                             --------------------------------------------
                                                              HISTORICAL      ADJUSTMENTS      PRO FORMA
                                                             ------------    -------------    -----------
                                                             (AMOUNTS IN MILLIONS, EXCEPT PER SHARE DATA)
OPERATING REVENUES.........................................    $1,811.0                         $1,811.0
                                                               --------                         --------
Operating Costs............................................       487.0                            487.0
Selling and Administrative Expenses........................       788.4                            788.4
Depreciation and Amortization..............................       131.9                            131.9
                                                               --------                         --------
OPERATING INCOME...........................................       403.7                            403.7
                                                               --------                         --------
Interest Income............................................         1.8                              1.8
Interest Expense...........................................       (53.4)         $32.9(A)          (20.5)
Other Expense -- Net.......................................       (19.7)                           (19.7)
                                                               --------          -----          --------
Non-Operating Expense -- Net...............................       (71.3)          32.9             (38.4)
                                                               --------          -----          --------
Income from Continuing Operations before Provision for
  Income Taxes.............................................       332.4           32.9             365.3
Provision for Income Taxes.................................       113.4           13.5(B)          126.9
                                                               --------          -----          --------
INCOME FROM CONTINUING OPERATIONS..........................    $  219.0          $19.4          $  238.4
                                                               ========          =====          ========
EARNINGS PER SHARE OF COMMON STOCK FROM CONTINUING
  OPERATIONS:
  Basic....................................................    $   1.28                         $   1.40
  Diluted..................................................    $   1.27                         $   1.38
WEIGHTED AVERAGE NUMBER OF SHARES OUTSTANDING:
  Basic....................................................       170.8                            170.8
  Diluted..................................................       172.6                            172.6

---------------
(A) In connection with the Distribution, R.H. Donnelley has borrowed approximately $350 million under the R.H. Donnelley Credit Facility and issued $150 million of senior subordinated notes under the R.H. Donnelley Indenture, all of which is guaranteed by D&B. A portion of the proceeds of this indebtedness will be used to repay existing indebtedness of D&B. This $500 million of debt will be the obligation of R.H. Donnelley after the Distribution. The adjustment represents the reduction in actual interest expense on debt outstanding during the year, up to a maximum of $500 million, assuming the debt was repaid as of January 1, 1997.

(B) To reflect the tax effect of the pro forma adjustment at the statutory tax rate.

(C) Management estimates that one-time pre-tax expenditures of approximately $25 million to $30 million ($20 million to $25 million after-tax), including the costs to terminate outstanding interest rate swaps, will be required to complete the Distribution. These costs will be recorded as incurred and have not been considered in the consolidated pro forma condensed statement of operations.

                      THE NEW DUN & BRADSTREET CORPORATION
                         (ACCOUNTING SUCCESSOR TO D&B)

            CONSOLIDATED PRO FORMA CONDENSED STATEMENT OF OPERATIONS

                                                             FOR THE THREE MONTHS ENDED MARCH 31, 1998
                                                           ----------------------------------------------
                                                            HISTORICAL       ADJUSTMENTS       PRO FORMA
                                                           ------------     -------------     -----------
                                                            (AMOUNTS IN MILLIONS, EXCEPT PER SHARE DATA)
OPERATING REVENUES.......................................     $471.1                            $471.1
Operating Costs..........................................      145.3                             145.3
Selling and Administrative Expenses......................      197.6                             197.6
Depreciation and Amortization............................       35.4                              35.4
                                                              ------                            ------
OPERATING INCOME.........................................       92.8                              92.8
                                                              ------                            ------
Interest Income..........................................        0.9                               0.9
Interest Expense.........................................       (7.3)           $5.8(A)           (1.5)
Other Expense -- Net.....................................       (6.5)                             (6.5)
                                                              ------            ----            ------
Non-Operating Expense -- Net.............................      (12.9)            5.8              (7.1)
                                                              ------            ----            ------
Income from Continuing Operations before Provision for
  Income Taxes...........................................       79.9             5.8              85.7
Provision for Income Taxes...............................       28.4             2.4(B)           30.8
                                                              ------            ----            ------
INCOME FROM CONTINUING OPERATIONS........................     $ 51.5            $3.4            $ 54.9
                                                              ======            ====            ======
EARNINGS PER SHARE OF COMMON STOCK FROM CONTINUING
  OPERATIONS:
  Basic..................................................     $ 0.30                            $ 0.32
  Diluted................................................     $ 0.30                            $ 0.32
WEIGHTED AVERAGE NUMBER OF SHARES OUTSTANDING:
  Basic..................................................      171.2                             171.2
  Diluted................................................      174.1                             174.1

---------------
(A) In connection with the Distribution, R.H. Donnelley has borrowed approximately $350 million under the R.H. Donnelley Credit Facility and issued $150 million of senior subordinated notes under the R.H. Donnelley Indenture, all of which is guaranteed by D&B. A portion of the proceeds of this indebtedness will be used to repay existing indebtedness of D&B. This $500 million of debt will be the obligation of R.H. Donnelley after the Distribution. The adjustment represents the reduction in actual interest expense on debt outstanding during the period, assuming the debt was repaid as of January 1, 1997.

(B) To reflect the tax effect of the pro forma adjustment at the statutory tax rate.

(C) Management estimates that one-time pre-tax expenditures of approximately $25 million to $30 million ($20 million to $25 million after-tax), including the costs to terminate outstanding interest rate swaps, will be required to complete the Distribution. These costs will be recorded as incurred and have not been considered in the consolidated pro forma condensed statement of operations.

                      THE NEW DUN & BRADSTREET CORPORATION
                         (ACCOUNTING SUCCESSOR TO D&B)

                 CONSOLIDATED PRO FORMA CONDENSED BALANCE SHEET

                                                                        AS OF MARCH 31, 1998
                                                            ---------------------------------------------
                                                             HISTORICAL      ADJUSTMENTS       PRO FORMA
                                                            ------------    -------------     -----------
                                                            (DOLLARS IN MILLIONS, EXCEPT PER SHARE DATA)
                                                 ASSETS
Cash and Cash Equivalents.................................    $  116.6         $ 171.6(A)       $  288.2
Other Current Assets......................................       719.3                             719.3
                                                              --------         -------          --------
          Total Current Assets............................       835.9           171.6           1,007.5
Non-Current Assets........................................       969.5                             969.5
Net Assets of Discontinued Operations.....................       282.5          (282.5)(B)            --
                                                              --------         -------          --------
Total Assets..............................................    $2,087.9         $(110.9)         $1,977.0
                                                              ========         =======          ========

                                  LIABILITIES AND SHAREHOLDERS' EQUITY
Notes Payable.............................................    $  364.8         $(328.4)(A)      $   36.4
Accrued and Other Current Liabilities.....................     1,089.6                           1,089.6
                                                              --------         -------          --------
          Total Current Liabilities.......................     1,454.4          (328.4)          1,126.0
Long-term Liabilities.....................................       777.8                             777.8
Minority Interest.........................................       301.9                             301.9
Shareholders' Equity
Preferred Stock -- authorized -- 10,000,000 shares;
  $1.00 par value per share -- historical.................
  $0.01 par value per share -- pro forma..................
Series Common Stock -- authorized -- 10,000,000 shares
  $0.01 par value per share -- pro forma..................
Common Stock authorized -- 400,000,000 shares
  $1.00 par value per share, 188,420,996 shares
     issued -- historical.................................
  $0.01 par value per share, 171,570,140 shares
     issued -- pro forma..................................       188.4           (16.9)(C)           1.7
                                                                                (169.8)(D)
Capital Surplus...........................................        80.2           169.8(D)          250.0
Retained Earnings (Deficit)...............................       396.2           500.0(A)         (275.9)
                                                                                (282.5)(B)
                                                                                (889.6)(C)
Treasury Stock, at cost, 16,850,856
  shares -- historical....................................      (906.5)          906.5(C)             --
Cumulative Translation Adjustment.........................      (167.1)                           (167.1)
Minimum Pension Liability Adjustment......................       (37.4)                            (37.4)
                                                              --------         -------          --------
          Total Shareholders' Equity......................      (446.2)          217.5            (228.7)
                                                              --------         -------          --------
          Total Liabilities and Shareholders' Equity......    $2,087.9         $(110.9)         $1,977.0
                                                              ========         =======          ========

---------------
(A) In connection with the Distribution, R.H. Donnelley has borrowed approximately $350 million under the R.H. Donnelley Credit Facility and issued $150 million of senior subordinated notes under the R.H. Donnelley Indenture, all of which is guaranteed by D&B. A portion of this indebtedness will be used to repay existing indebtedness. This $500 million of debt will be an obligation of R.H. Donnelley after the Distribution. The adjustment represents the reduction in commercial paper outstanding as of March 31, 1998 of $328.4 million with the remaining proceeds of $171.6 million reflected as an increase to cash and cash equivalents.

(B) To reflect the dividend of net assets of R.H. Donnelley (for accounting purposes only).

(C) To reflect the elimination of treasury stock which shares will be treasury shares of R.H. Donnelley.

(D) To reflect the adjustment of the par value of the Common Stock to $0.01.

                      THE NEW DUN & BRADSTREET CORPORATION
                         (ACCOUNTING SUCCESSOR TO D&B)

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     As described under "The Distribution -- Form of Transaction; Basis of Presentation", for financial reporting purposes, New D&B will be treated as the "accounting successor" to D&B. Therefore, the historical financial information for New D&B included herein and management's discussion and analysis thereof set forth below are those of D&B, with the R.H. Donnelley Business treated as a discontinued operation.

OVERVIEW

     On December 17, 1997, the Board of Directors of D&B announced a plan to separate into two publicly traded companies -- New D&B and R.H. Donnelley. The separation of the two companies will be accomplished through a tax-free dividend to D&B's stockholders of New D&B Common Stock, which will represent a continuing interest in businesses to be conducted by New D&B. After the Distribution, D&B's only business will be the R.H. Donnelley Business, and the shares of D&B Common Stock held by D&B stockholders will represent a continuing ownership interest only in that business. In connection with the Distribution, D&B will change its name to "R.H. Donnelley Corporation" (and therefore from and after the Distribution, D&B Common Stock will be "R.H. Donnelley Common Stock"), and New D&B will change its name to "The Dun & Bradstreet Corporation". D&B has received a ruling from the Internal Revenue Service to the effect that the Distribution will be tax-free for Federal income tax purposes. New D&B will consist of D&B Inc. and Moody's.

     On November 1, 1996, D&B reorganized into three publicly traded independent companies by spinning off through a tax-free distribution (the "1996 Distribution") two new companies, (1) Cognizant and (2) ACNielsen, to shareholders. In conjunction with the 1996 Distribution, D&B also disposed of Dun & Bradstreet Software ("DBS") and NCH Promotional Services ("NCH"). After the transaction was completed, D&B's continuing operations consisted of D&B Inc., Moody's and the R.H. Donnelley Business. For purposes of effecting the 1996 Distribution and governing certain of the ongoing relationships among D&B, Cognizant and ACNielsen after the 1996 Distribution and to provide for an orderly transition, D&B, Cognizant and ACNielsen entered into various agreements, as described in Note 2 to D&B's consolidated financial statements.

     Pursuant to Accounting Principles Board Opinion ("APB") No. 30, "Reporting the Results of Operations -- Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions," the consolidated financial statements of D&B have been reclassified to reflect both the Distribution and the 1996 Distribution. Accordingly, revenues, costs and expenses and cash flows of R.H. Donnelley, Cognizant, ACNielsen, DBS and NCH have been excluded from the respective captions in the Consolidated Statements of Operations and Consolidated Statements of Cash Flows. The net operating results of these entities have been reported, net of applicable income taxes, as "Income (Loss) from Discontinued Operations," and the net cash flows of these entities have been reported as "Net Cash (Used In) Provided by Discontinued Operations". The assets and liabilities of the R.H. Donnelley Business have been excluded from the respective captions in the Consolidated Balance Sheets and have been reported as "Net Assets of Discontinued Operations".

RESULTS OF OPERATIONS

  Three months ended March 31, 1998 Compared with Three months ended March 31, 1997

     D&B's first quarter 1998 income from continuing operations of $51.5 million was up $15.0 million or 41% from the prior year's first quarter results from continuing operations. Earnings per share from continuing operations (basic and diluted) of $.30 was up 43% from the prior year's earnings per share from continuing operations of $.21. D&B's first quarter net income was $63.5 million or $.37 per share, both basic and diluted. This compares with a first quarter 1997 net loss of $92.1 million, or a $.54 per share loss basic, $.53 per share loss diluted. The 1997 results include a one-time, non-cash charge for the cumulative effect of accounting changes of $127.0 million after-tax ($.74 per share basic, $.73 per share diluted), with respect to certain of

D&B's revenue recognition methods. Effective January 1, 1997, D&B changed its revenue recognition method for its Credit Information Services and Moody's businesses. In accordance with APB No. 20, "Accounting Changes," the cumulative effect of these accounting changes resulted in a pre-tax non-cash charge of $214.7 million ($127.0 million after-tax).

     The company also changed certain of its revenue recognition methods for its Marketing Information Services and Receivable Management Services businesses. Previously, the Company included the effect of these changes as part of the cumulative effect of accounting changes in the Consolidated Statements of Operations effective January 1, 1997. Subsequent to the initial issuance of the financial statements and after discussions with the staff of the Securities and Exchange Commission, it was determined that the accounting for these changes in revenue recognition methods be amended and therefore applied retroactively for all periods presented. As such the pre-tax non-cash charge was reduced by $40.0 million ($23.6 after-tax).

     Operating revenues for the first quarter were up 8% to $471.1 million in 1998 from $436.4 million in 1997. Revenues for D&B of $338.6 million were up 2% from the prior year. Excluding the impact of foreign currency fluctuations, revenue growth for D&B was 6%. D&B U.S. posted an 8% increase in first quarter revenue, driven by solid growth in traditional credit products, as well as strong performance in sales of Value Added Products and Database Marketing. D&B Europe's revenues decreased 8%, driven by unfavorable foreign exchange fluctuations. Excluding foreign exchange, Europe's results improved modestly, up 1% over the prior year. Growth in the UK, Eastern Europe, Italy, Holland and Portugal were offset by declines in Switzerland, Norway and Germany. Revenues from D&B's other regions were up 3%, driven by a 13% improvement in Receivable Management Services and growth in Latin America, partially offset by declines in Canada and Asia Pacific resulting from unfavorable foreign exchange. Moody's posted revenue growth of 25% to $132.5 million over the prior year reflecting the continuing favorable interest rate environment, the continuing trend toward the globalization of capital markets and Moody's success in product innovation.

     Operating income for the first quarter of 1998 of $92.8 million was 19% higher than 1997 first quarter operating income of $77.9 million. This growth reflects the strong revenue results noted above and continued efforts to control costs.

     Non-operating expense-net was $12.9 million for the first quarter of 1998 compared with non-operating expense-net of $22.5 million for the first quarter of 1997. This significant decrease was a result of sharply lower interest expense, driven by lower debt and strong cash flow versus prior year.

     The effective tax rate was 35.5% for the first quarter of 1998 compared to 34.1% in 1997.

     Income from discontinued operations, net of income taxes, was $12.0 million for the first quarter of 1998 compared to a loss of $1.6 million for the same period in 1997. Revenue for the R.H. Donnelley Business totaled $41.5 million, an increase of $22.5 million from $19.0 million reported in the first quarter of 1997 (which included $.8 million of revenues of the East Coast proprietary operations of the R.H. Donnelley Business ("P-East") which was sold in the fourth quarter of 1997). This strong increase is the result of a one-time shift of approximately $19 million in revenues from the DonTech partnership as well as growth in sales of advertising for both DonTech's Illinois directories and for Sprint's Las Vegas directory. Certain revenue that in previous years was reported in later quarters of the year is being reported in the first quarter this year, a result of the August 1997 restructuring of the DonTech partnership agreement with Ameritech advertising services. Operating income for the R.H. Donnelley Business for the first quarter of 1998 was $20.1 million, up $22.4 million from 1997 (which included the $.9 million operating loss of P-East), due mainly to the DonTech revenue shift.

  Year ended December 31, 1997 Compared with Year ended December 31 1996

     D&B's basic earnings per share from continuing operations were $1.28 in 1997, up $1.97 from a loss of $.69 per share reported in 1996. On a diluted basis, D&B reported earnings per share from continuing operations of $1.27 per share compared with a loss of $.69 per share reported in 1996. The 1996 loss included all corporate overhead expenses associated with D&B prior to the 1996 Distribution and certain transaction-related expenses. D&B's basic earnings per share in 1997 were $1.08, up $1.34 from a loss of $.26 per share reported in 1996. On a diluted basis, D&B reported earnings per share of $1.07 compared with a loss of $.26 in 1996. The 1997 results include a one-time, non-cash charge for the cumulative effect of accounting changes

($.74 per share basic, $.73 per share diluted), with respect to certain of D&B's revenue recognition methods. Effective January 1, 1997, D&B changed its revenue recognition method for its Credit Information Services and Moody's businesses. In accordance with APB No. 20, "Accounting Changes," the cumulative effect of these accounting changes resulted in a pre-tax non-cash charge of $214.7 million ($127.0 million after-tax).

     For Credit Information Services revenue is now recognized as products and services are used by its customers, which the Company believes is a better measure of the performance. Prior to 1997, the Company recorded revenue from its Credit Information Services business on a contract sales basis, while in 1997 revenue was recognized based on usage of products as measured in units. Units used in 1997, 1996 and 1995 were approximately, 30.7 million, 29.7 million and
29.8 million, respectively.

     Operating revenues grew 1.6% to $1,811.0 million from $1,782.5 million in 1996. Excluding the results of American Credit Indemnity ("ACI"), which was divested in 1996, revenue growth would have increased 5.3% from 1996. Moody's reported revenues of $457.4 million in 1997, up 18.7% from 1996, driven by gains in corporate bonds, increased coverage in the mortgage-backed market and continued expansion outside the U.S. Corporate bonds displayed strong volume growth, especially in the high-yield market, where volumes were 30% above the prior year. D&B Inc.'s 1997 revenues were up 1.6% to $1,353.6 million. D&B U.S. revenues were up 6.3%, including increases in Marketing Information Services of 13.7% and Receivables Management Services of 9.9%. D&B Europe's 1997 revenues of $426.1 million were 4.3% lower than 1996, resulting from the increased strength of the U.S. dollar. Excluding the impact of foreign exchange, D&B Europe would have reported a 4.0% increase in revenues. Other D&B regions reported an 8.8% decrease in operating revenues to $93.8 million from $102.8 million, primarily as a result of phasing out certain unprofitable operations in Latin America.

     Operating income in 1997 of $403.7 million increased $346.5 million from $57.2 million in 1996. 1996 operating income included $161.2 million in transaction costs incurred in conjunction with D&B's 1996 Distribution and a $68.2 million loss attributable to the sale of ACI. Excluding these non-recurring items, 1997 operating income would have been up 40.9% from $286.6 million in 1996. Operating income growth reflected strong growth at Moody's and growth in D&B U.S., partially offset by declines in the international operations of D&B Inc.

     1997 operating costs and selling and administrative expenses increased by 3.7% to $1,226.6 million, excluding corporate expenses in each year, since 1996 included costs associated with the corporate structure prior to the 1996 Distribution.

     Non-operating expense-net of $71.3 million in 1997, which primarily included interest expense on notes payable, and minority interest costs (included in other expense-net), was essentially unchanged compared with 1996. Interest expense in 1997 included a $3.2 million charge to mark-to-market certain interest rate swaps and a $2.9 million charge as a result of interest rate swap cancellations. These charges were offset by lower financing costs in 1997.

     In 1997, D&B's effective tax rate from continuing operations was 34.1%. Due to tax implications of the 1996 Distribution, discussed below, the 1996 effective tax rate was 729.3%. The underlying effective tax rate, excluding these one-time items for 1996, was approximately 34%.

     Income from discontinued operations, net of income taxes, was $92.0 million in 1997 and $230.5 million in 1996. Operating results of the R.H. Donnelley Business comprised the income from discontinued operations in 1997, while 1996 includes operating results of the R.H. Donnelley Business and NCH for the full year and Cognizant, ACNielsen and DBS for the ten months ended October 31, 1996. The R.H. Donnelley Business operating income included a gain on the sale of the East Coast proprietary operations of the R.H. Donnelley Business ("P-East") of $9.4 million in 1997 and a loss on the sale of the West Coast proprietary operations of the R.H. Donnelley Business ("P-West") of $28.5 million in 1996. Also recorded in 1996 was a loss on the disposition of DBS of $220.6 million ($158.2 million after-tax). Additionally, D&B sold NCH in the fourth quarter of 1996. No gain or loss resulted from the sale.

  Year ended December 31, 1996 Compared with Year ended December 1995

     D&B incurred a loss from continuing operations in 1996 of $116.1 million, or $.69 basic earnings per share ($.69 diluted earnings per share) compared with earnings of $95.3 million, or $.56 basic earnings per share ($.55 diluted earnings per share) in 1995. 1996 results included all corporate overhead expenses associated with D&B prior to the 1996 Distribution and certain transaction-related expenses. 1995 results included certain non-recurring charges and gains.

     Operating revenues from continuing operations for the year ended December 31, 1996 grew 2.7% to $1,782.5 million from $1,735.3 million in 1995. Excluding the results of divested businesses, revenue growth would have increased 6.6% from 1995. Moody's reported revenues of $385.3 million in 1996, up 16.9% from 1995, driven by strong corporate and municipal bond market volumes during the year. D&B Inc.'s 1996 revenues were up 4.0% to $1,332.3 million. D&B U.S. revenues were up 4.0%, including increases in Marketing Information Services of 9.7% and Receivables Management Services of 12.2%. D&B Europe and other D&B regions were up 3.1% and 7.8%, respectively.

     Operating income in 1996 of $57.2 million decreased from $212.9 million in the prior year. Included in operating income in 1996 was $161.2 million in transaction costs incurred in connection with D&B's 1996 Distribution. These costs included $75.0 million for professional and consulting fees and $86.2 million primarily for settlement of executive compensation plans and retention bonuses. Also included in 1996 operating income was the $68.2 million loss incurred as a result of the sale of ACI in October of 1996. 1995 operating costs included gains on both the sales of Interactive Data Corporation ("IDC") of $90.0 million and warrants received in connection with the previous divestiture of Donnelley Marketing of $28.0 million, offset by a non-recurring charge of $188.5 million recorded in the fourth quarter of 1995. This charge primarily reflected an impairment loss in connection with the adoption of the provisions of Statement of Financial Accounting Standards ("SFAS") No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of" ($93.7 million), a provision for postemployment benefits ($56.3 million) under D&B's severance plan, an accrual for contractual obligations that have no future economic benefits and for penalties to cancel certain contracts ($19.8 million) and other asset revaluations ($18.7 million).

     Operating costs and selling and administrative expenses, excluding the effects of divestitures, transaction costs associated with the 1996 Distribution and the fourth-quarter non-recurring charge, increased 8.6% in 1996 compared with 1995. The increase reflects D&B's investments in new products and services.

     D&B reported 1996 non-operating expense-net of $71.2 million compared with non-operating expense-net of $68.0 million in 1995. The increase was attributable, in part, to lower interest income earned due to the high cash requirements of the 1996 Distribution and the sale of ACI, which held $111.5 million of marketable securities at the date of the sale.

     Despite a loss from continuing operations, the provision for income taxes was $102.1 million in 1996. D&B's effective tax rate was 729.3% in 1996 and 34.2% in 1995. In 1996, the higher effective tax rate primarily reflected the non-deductibility of certain transaction costs, lower tax benefits on losses from divested businesses and certain foreign taxes incurred in connection with the 1996 Distribution. The underlying effective tax rate, excluding these one-time items for 1996, was approximately 34%.

     Income from discontinued operations, net of income taxes, was $230.5 million in 1996 compared with $225.9 million in the prior year. 1996 includes the operating results of the R.H. Donnelley Business and NCH for the full year and Cognizant, ACNielsen and DBS for the ten months ended October 31, 1996, while 1995 includes the operating results of all of those entities for the full year. The R.H. Donnelley Business' 1996 results include a loss on the disposition of P-West of $28.5 million. D&B also reported a loss on the disposition of DBS, which was completed in the fourth quarter of 1996, of $220.6 million ($158.2 million after tax). Additionally, D&B sold NCH in the fourth quarter of 1996, with no resulting gain or loss recorded on the disposition. The 1995 results were affected by the fourth-quarter non-recurring charge of $206.3 million after tax.

ADOPTION OF STATEMENTS OF FINANCIAL ACCOUNTING STANDARDS

     In February 1998, the FASB issued SFAS No. 132, "Employers' Disclosure about Pensions and Other Postretirement Benefits" ("SFAS No. 132"). SFAS No. 132 revises employers' disclosures about pension and other postretirement benefit plans. SFAS No. 132 is effective for fiscal years beginning after December 15, 1997. Restatement of disclosures for earlier periods provided for comparative purposes are required unless the information is not readily available. D&B is in the process of evaluating the disclosure requirements. The adoption of SFAS No. 132 will have no impact on D&B's results of operations, financial position or cash flows.

     In February 1997, the Financial Accounting Standards Board ("FASB") issued SFAS No. 128, "Earnings per Share" ("SFAS No. 128"), which simplifies existing computational guidelines, revises disclosure requirements and increases the comparability of earnings per share data on an international basis. D&B adopted the statement in 1997, which required restatement of all prior-period per share data presented.

     In June 1997, the FASB issued SFAS No. 130, "Reporting Comprehensive Income" ("SFAS No. 130"), which establishes standards for reporting and displaying comprehensive income and its components in a full set of general-purpose financial statements. D&B adopted the statement in 1998.

     Also in June 1997, the FASB issued SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information" ("SFAS No. 131"), which revises disclosure requirements about operating segments and establishes standards for related disclosures about products and services, geographic areas and major customers. SFAS No. 131 requires that public business enterprises report financial and descriptive information about their reportable operating segments. The statement will be adopted by D&B effective year end December 31, 1998 and will require restatement of prior years. SFAS No. 131 is expected to affect D&B's segment disclosures, but will not affect D&B's results of operations, financial position or cash flows. D&B is in the process of evaluating the disclosure requirements.

NON-U.S. OPERATING AND MONETARY ASSETS

     D&B has operations in 38 countries. D&B's non-U.S. operations generated approximately 32% of total revenues, including approximately 26% from European operations. Thirty-eight percent of D&B's assets are located outside the U.S., and no one country had a significant concentration of cash.

     At December 31, 1997, D&B had approximately $117 million in forward foreign exchange contracts outstanding, with various expiration dates through March 1998 (see Note 5 to D&B's consolidated financial statements).

MARKET RISK SENSITIVE INSTRUMENTS

     D&B funds its operations primarily through its commercial paper program and other short-term bank lines of credit. As D&B operates in 38 countries, D&B is exposed to market risk from changes in interest rates and foreign exchange rates which could affect its results of operations and financial condition. In order to reduce the risk from fluctuations in interest rates and foreign currencies, D&B uses interest rate swap agreements and forward foreign exchange contracts. These derivative financial instruments are viewed by D&B as risk management tools that are entered into for hedging purposes only. D&B does not use derivative financial instruments for trading or speculative purposes.

     D&B also has investments in fixed income marketable securities. Consequently, D&B is exposed to fluctuations in rates on these marketable securities. Market risk associated with investments in marketable securities is immaterial and has been excluded from the sensitivity discussions.

     A discussion of D&B's accounting policies for derivative financial instruments is included in the Summary of Significant Accounting Policies in
Note 1 to D&B's consolidated financial statements, and further disclosure relating to financial instruments is included in Note 5 -- Financial Instruments with Off-Balance Sheet Risks.

     The following analysis presents the sensitivity of the fair value of D&B's market risk sensitive instruments to changes in market rates and prices.

  Interest Rate Risk

     D&B is exposed to market risk through its commercial paper program, where it borrows at prevailing short-term commercial paper rates, and through its variable-rate short-term bank borrowings.

     D&B enters into interest rate swap agreements to manage exposure to changes in interest rates. Specifically, D&B is exposed to fluctuations in both short-term commercial paper and short-term bank rates. Interest rate swaps allow D&B to raise funds at floating rates and effectively swap them into fixed rates that are lower than those available to it if fixed-rate borrowings were made directly. At December 31, 1997, D&B had $300.0 million of these interest rate swaps.

     The fair value for interest rate risk is calculated by D&B utilizing estimates of the termination value of D&B's interest rate swaps, commercial paper borrowings and short-term bank borrowings based upon a 10% increase, or decrease in interest rates from their December 31, 1997 levels. Fair values are the present value of projected future cash flows based on the market rates and prices chosen. At December 31, 1997 the unrealized fair value of the interest rate swaps was a loss of $11.1 million. Assuming an instantaneous parallel upward shift in the yield curve of 10% from December 31, 1997 levels, the unrealized fair value of D&B's interest rate swaps, commercial paper borrowings and short-term bank borrowings would result in a loss of $2.5 million. Assuming an instantaneous parallel downward shift in the yield curve of 10% from December 31, 1997 levels, the unrealized fair value of D&B's interest rate swaps, commercial paper borrowings and short-term bank borrowings would result in a loss of $20.5 million.

  Foreign Exchange Risk

     D&B follows a policy of hedging substantially all cross-border intercompany transactions denominated in a currency other than the functional currency applicable to each of its various subsidiaries. D&B only uses forward foreign exchange contracts to implement its hedging strategy. Typically, these contracts have maturities of 12 months or less. These forward contracts are executed with creditworthy institutions and are denominated primarily in British Pound, German Mark, Swedish Krona and Japanese Yen.

     The fair value of foreign currency risk is calculated by using estimates of the cost of closing out all outstanding forward foreign exchange contracts given a 10% increase or decrease in forward rates from December 31, 1997 levels. At December 31, 1997, net unrealized gains related to D&B's forward contracts were $1.1 million. If forward rates increased by 10% from December 31, 1997 levels, the unrealized loss on these contracts would be $4.7 million. If forward rates decreased by 10% from December 31, 1997 levels, the unrealized gain on these contracts would be $6.9 million. However, the estimated potential gain or loss on forward contracts is expected to be offset by changes in the underlying transactions. Therefore, the impact of a 10% movement in foreign exchange rates will be immaterial.

LIQUIDITY AND FINANCIAL POSITION

     D&B generates significant, predictable cash flows from its business operations. Management believes that these cash flows are sufficient to fund its operating needs, service debt and pay dividends and will continue to be so subsequent to the Distribution. At March 31, 1998, cash and cash equivalents totaled $116.6 million, an increase of $34.8 million from $81.8 million held at December 31, 1997.

     Operating activities of continuing operations generated net cash of $143.1 million during the first quarter of 1998 compared to $122.9 million in 1997. This increase is consistent with the improvement in the income from continuing operations. Discontinued operations generated $28.4 million in the first quarter of 1998 compared to $59.9 million in 1997. All interest expense, taxes and corporate overhead costs have been borne by the continuing operations of D&B. Additionally, costs incurred to complete the Distribution are the responsibility of D&B.

     Net cash used in investing activities was $36.6 million for the first quarter of 1998 compared to $34.6 million in 1997 including net cash used in investing activities of discontinued operations of $2.5 million in the first quarter of 1998 and $8.7 million in 1997. In the first quarter of 1998 D&B invested $26.1 million for capital expenditures and additions to computer software and other intangibles compared to $17.1 million in the comparable period in 1997.

     Net cash used in financing activities was $101.2 million during the first quarter of 1998 compared to $125.8 million in the first quarter of 1997. Payments of dividends accounted for $37.7 million in both 1998 and 1997. During the first quarter of 1998, D&B reduced short-term borrowings by $85.9 million compared to

$99.2 million in the first quarter of 1997. Proceeds from the exercise of stock options were $22.6 million for the first quarter of 1998 compared to $13.1 million in 1997.

     At December 31, 1997, cash and cash equivalents totaled $81.8 million, a decrease from $127.8 million in 1996. Net cash provided by operating activities of the continuing operations increased by $200.1 million to $380.0 million in 1997 which was more than sufficient to fund investing activities of $121.6 million and payments of dividends of $150.6 million. This increase is primarily due to the absence of transaction and divestiture-related costs as a result of the 1996 Distribution. Net cash provided by operating activities of discontinued operations decreased by $31.7 million to $120.4 million in 1997. The absence of this source of cash coupled with the assumption of $500 million of debt by R.H. Donnelly and the associated debt service after the Distribution will not have a material adverse impact on D&B's liquidity or financial position.

     Net cash used in investing activities totaled $15.9 million in 1997 compared with $210.1 million in 1996. Net cash provided by investing activities of discontinued operations was $105.7 million in 1997 resulting from the proceeds from the sale of P-East of $122.0 million offset by spending for capital expenditures. This compared to net cash used by investing activities of discontinued operations in 1996 of $180.5 million. In 1997 spending for capital expenditures, computer software and other intangibles of the continuing operations totaled $129.1 million. Spending for capital expenditures, computer software and other intangibles totaled $152.0 million in 1996, which was offset by proceeds received from the sale of ACI of $93.9 million. Currently D&B has no material commitments for capital expenditures.

     D&B utilizes the commercial paper market as its primary source of financing. D&B has two committed bank facilities that support the commercial paper borrowings. One facility permits borrowings of up to $750 million and matures in August 2001; the other permits borrowings of up to $150 million and matures in August 1998. D&B has the ability to borrow under these facilities at prevailing short-term interest rates. D&B also has available non-committed lines of credit of $82.9 million. As of December 31, 1997, $29.9 million was borrowed against these facilities. As of March 31, 1998, $36.4 million was borrowed against these facilities.

     D&B is in the process of arranging $600 million of committed revolving credit facilities with a group of banks, which are expected to replace D&B's existing $900 million facilities. D&B expects these facilities to be in place prior to the Distribution. D&B also expects to replace its existing commercial paper program with a new program subsequent to the Distribution. While it is expected that the new revolving credit facilities will be used to support any commercial paper borrowings, D&B may also borrow under these facilities at prevailing short-term interest rates.

     On April 1, 1997, D&B completed a $300.0 million minority interest financing. Funds raised by this financing were used to repay a portion of the outstanding short-term debt in April 1997. Also during the second quarter of 1997, D&B reentered the commercial paper market and used the proceeds to repay the additional amounts outstanding on the short-term debt facility. D&B had $328.4 million and $421.6 million in commercial paper outstanding at March 31, 1998 and December 31, 1997, respectively. In connection with the Distribution, R.H. Donnelley will borrow approximately $350 million under the R.H. Donnelley Credit Facility and issue $150 million of senior subordinated notes under the R.H. Donnelley Indenture, all of which will be guaranteed by D&B. A portion of the proceeds of this indebtedness will be used to repay existing indebtedness of D&B. This $500 million of debt will be an obligation of R.H. Donnelley after the Distribution.

     D&B has interest rate swap agreements, which effectively fix interest rates on $300.0 million of variable-rate debt through January 2005, at a weighted average fixed rate of 6.84% (see Note 5 to D&B's consolidated financial statements). Currently, a portion of the swaps is marked-to-market through earnings. In connection with the repayment of the outstanding notes payable at the time of the Distribution, D&B will cancel its outstanding interest rate swap agreements and recognize into income any previously unrecognized loss. At March 31, 1998, the unrealized fair value of these agreements was a loss of $11.7 million, of which $3.8 million had been recorded as interest expense in 1998 and 1997 ($.6 million in 1998 and $3.2 million in 1997).

     Management estimates that one-time cash outlays of approximately $25 million to $30 million, including the costs to terminate the swaps, will be required to complete the Distribution. These costs will be recorded as incurred.

     Subsequent to the Distribution, D&B will report a deficit in both retained earnings and shareholders' equity. The changes in these balance sheet accounts in connection with the Distribution are primarily the result of recording the dividend of the net assets of the R.H. Donnelley Business (for accounting purposes only) and the elimination of treasury stock, which shares will be treasury shares of R.H. Donnelley after the Distribution. The resultant decrease in retained earnings and increase in shareholders' equity will not require the use of cash and are not expected to have any impact on D&B's liquidity. Additionally, since November 1996 D&B has reported a deficit in shareholders' equity without adverse effect on its liquidity.

     In January 1997, D&B announced a continuation of its systematic stock repurchase plan, authorizing the purchase of up to 9.8 million shares of D&B Common Stock. The stock was held in treasury and issued upon exercise of employee stock options and for compensation plans. Under this plan, D&B repurchased 2,271,851 shares of its D&B Common Stock for $60.1 million in 1997. In connection with the Distribution, these shares will be treasury shares of R.H. Donnelley. New D&B intends to start a new systematic stock repurchase plan in 1998. D&B also paid dividends of $150.6 million during 1997.

YEAR 2000

     D&B relies on computer hardware, software and related technology, together with data, in the operation of its businesses. Such technology and data are used in creating and delivering D&B's products and services, as well as in D&B's internal operations, such as billing and accounting. D&B has initiated an enterprise-wide program to prepare for the year 2000. D&B has created a Year 2000 program office, reporting to the Chief Executive Officer and to the Chief Information Officer, to coordinate and oversee D&B's Year 2000 program. In addition, responsible Year 2000 executives have been appointed, and Year 2000 teams have been established at each of D&B's operating units. D&B has evaluated the technology and data used in the creation and delivery of its products and services and in its internal operations, has identified Year 2000 issues related thereto and developed and has begun to implement a plan to remediate such Year 2000 issues. The plan includes remediating D&B's Year 2000 issues that are related to its customers, suppliers and distributors, but there can be no assurances that such third parties will successfully remediate their own Year 2000 issues over which D&B has no control. D&B believes that it will substantially complete the implementation of its Year 2000 plan prior to the commencement of the year 2000, and that upon substantial completion of such implementation, and assuming that D&B's customers, suppliers and distributors successfully remediate their own Year 2000 issues over which D&B has no control, D&B will have no material business risk from such Year 2000 issues. The total cost of D&B's Year 2000 program is estimated to be $70 to $75 million. Of this amount, approximately $11 million was incurred in 1997. It is estimated that approximately $40 million, $15 million to $20 million and $4 million will be incurred in 1998, 1999 and 2000, respectively. Maintenance and modification costs are expensed as incurred, while the costs of new hardware and software purchased by D&B are capitalized.

DIVIDENDS

     D&B paid a quarterly dividend of $.22 per share in 1997, resulting in a full-year dividend per share of $.88, a decline of 51.6% from the 1996 dividend of $1.82 per share. In 1996, D&B reorganized into three publicly traded independent companies: D&B, Cognizant and ACNielsen. Consequently, D&B paid quarterly dividends of $.66 per share for the first half of 1996, and in the second half of 1996, D&B paid quarterly dividends of $.25 per share, reflecting the revised dividend policies of each of the three companies. Of the $.25 per share dividend declared for the third and fourth quarters of 1996, $.22 was attributable to D&B and $.03 was attributable to Cognizant.

     On April 15, 1998, the Board of Directors of D&B approved a second quarter 1998 dividend of $.22 per share, payable June 10, 1998 to shareholders of record at the close of business May 20, 1998. On December 17, 1997, the Board of Directors approved a first-quarter 1998 dividend of $.22 per share, payable March 10, 1998, to shareholders of record at the close of business on February 20, 1998. Subject to the approval of its Board of Directors, it is anticipated that New D&B will initially pay a quarterly dividend of $0.185 per share.

                      THE NEW DUN & BRADSTREET CORPORATION

                                    BUSINESS

     As described under "The Distribution -- Form of Transaction; Basis of Presentation", for financial reporting purposes, New D&B will be treated as the "accounting successor" to D&B. Therefore, the historical financial information included herein with respect to New D&B is that of D&B with R.H. Donnelley treated as a discontinued operation. The following description of the New D&B Business is derived from the D&B Form 10-K for the year ended December 31, 1997, but it does not include a description of the R.H. Donnelley Business from which the New D&B Business is being separated in the Distribution. For a description of the R.H. Donnelley Business, see "R.H. Donnelley Business" included elsewhere in this Information Statement.

DUN & BRADSTREET, INC.

  General

     D&B Inc. is the world's largest provider of business-to-business credit, marketing and purchasing information and receivables management services. D&B Inc. operates offices in 36 countries, conducts operations in two other countries through minority interests in joint venture companies, and operates through independent correspondents in over 150 additional countries. D&B Inc. gathers data through telephone and personal interviews with business managers and through third party sources. At the core of D&B Inc.'s products and services are its worldwide database containing information on more than 48 million businesses, the D-U-N-S Numbering System (a numerical identification system used to identify corporate affiliations), and its ability to integrate business information from multiple sources and create decision support tools. Companies throughout the world use D&B Inc.'s products and services to evaluate and make decisions about their working relationships with customers and suppliers; to improve efficiency and productivity; to identify growth opportunities and market their products more successfully; and to take actions that increase revenue, cash flow and profits. D&B Inc. conducts business in three general regions:
United States; Europe, Africa and Middle East; and Asia-Pacific, Canada and Latin America.

     DUN & BRADSTREET, U.S.

     In the United States, D&B Inc. provides Value-Added Products, Credit Information Services, Marketing Information Services and Receivable Management Services, as described below.

  Value-Added Products

     Value-Added Products, which include Database Marketing Services, Predictive Scoring Services, Decision Support Services, Supplier Evaluation and Management Services, Software Partner Marketing and Internet Access, provide easy, open access to D&B Inc.'s databases and allow D&B Inc. to embed its information in its customers' business processes and technology. These products and services are scalable for use on individual desktops, in networks and on computer hosts, and are designed to improve customers' decision making, speed-of-action and productivity and to help customers realize the full value of their information and technology investments.

     The D-U-N-S Numbering System is a critical component in D&B Inc.'s Valued-Added Products. As a unique, universal identifier of more than 48 million businesses around the world, the D-U-N-S Number can help customers tap revenue and customer service opportunities by uncovering prospects and linking related customer accounts, identifying cross-selling opportunities within the same corporate family, eliminating duplicate file entries in customer and supplier databases, reducing operating costs and increasing purchasing power by linking interrelated suppliers.

     Database Marketing Services help give D&B Inc.'s customers a better understanding of the profitability and performance of their customers by enhancing internal customer data with external information and analysis that can help target the most profitable customers and prospects, analyze market penetration, territory alignment and market segmentation and perform demand estimation. Predictive Scoring Services, such as the Commercial Credit Score, Industry-specific Credit Scores and OneScore, use statistical models to help D&B

Inc.'s customers predict the likelihood of delinquent payment or failure to pay within terms, while the Financial Stress Score is a statistical model that helps D&B Inc.'s customers predict the likelihood that a customer or prospect will discontinue operations or file for bankruptcy. Decision Support Services include desktop decision support systems such as Risk Assessment Manager and Supplier Assessment Manager. These systems use the customers' rules to automate credit and purchasing decisions, respectively, using internal and external information, including D&B Inc.'s predictive scores. Supplier Evaluation and Management Services provide information and analyses that help customers identify suppliers and assess the risk of doing business with them. Through alliances being developed with major business application software providers, Software Partner Marketing can cleanse, consolidate and migrate legacy customer and vendor data to a business' new enterprise application system, as well as provide real-time, online access to D&B Inc. information. Internet access allows customers to access D&B information directly from D&B Inc.'s web site using secure transaction services and from the web sites of certain third parties. D&B Inc. is also developing custom access to its databases through customers' intranets.

     Value-Added Products, while a market leader in its industry, faces competition from various information services and software providers.

  Credit Information Services

     D&B Inc. provides business credit information on more than 11 million U.S. businesses. Its core credit information is available through a variety of company-specific reports, including the Business Information Report, Payment Analysis Report, Alert Services and business reference directories. Customers can access this information through D&B Inc.'s web site, personal computer, mail, telephone, fax and customized connections between D&B Inc. and a customer's computer systems. Credit Information Services also distributes its products via a number of other firms, including leading vendors of online information services and the web sites of certain third parties.

     The Business Information Report contains commercial credit information that may include the D&B Inc. Rating, PAYDEX Score, financials, summary information, public record data and payment history. The Payment Analysis Report provides information on a company's payment record and includes the PAYDEX Score, historical trends and industry comparisons. Alert Services provide businesses with the ability to monitor accounts or their portfolio for significant changes that could impact a customer, supplier or partner. The Dun & Bradstreet Reference Book of American Business contains approximately 3.4 million business listings in the U.S. and Puerto Rico.

     Customers use D&B Inc.'s Credit Information Services to extend commercial credit, approve loans and leases, underwrite insurance, evaluate vendors, and make other financial and risk assessment decisions. D&B Inc.'s largest customers for this information are major manufacturers and wholesalers, insurance companies, banks, and other credit and financial institutions.

     Traditionally, Credit Information Services were offered pursuant to an annual contract requiring a minimum volume commitment. In January 1998, D&B Inc. began to offer customers a choice of how to pay for these services. Customers can now continue to commit to a standard, annual discounted contract or opt for a flexible, monthly, pay-as-you-go discount plan, with no minimum usage requirement. It is anticipated that these changes will, in the future, along with changes in sales force compensation and service practices, generate increased revenue growth rates. This will be accomplished by attracting and retaining customers and providing a strong incentive for D&B's sales force to familiarize customers with the full line of D&B solutions.

     Credit Information Services is the leading commercial credit-reporting agency in the U.S. However, it faces competition from in-house operations of the businesses it seeks as customers and from other general and specialized credit reporting agencies and other information services providers. It believes the principal attributes in judging the competition are information quality, availability, service and price.

  Marketing Information Services

     Marketing Information Services provides business-to-business marketing information and analysis. This information is derived from D&B Inc.'s database of information on more than 48 million businesses in 200 countries. The information is delivered in print, on diskette, magnetic tape and CD-ROM, through online information services and other third parties, and via D&B Inc.'s web site and the web sites of certain third parties. These products and services help businesses conduct market segmentation, customer profiling, prospect selection and marketing list development.

     Market Data Retrieval ("MDR") offers marketing information that helps businesses sell to the education market. MDR's database includes information on course offerings, facilities and more than 4 million educators in 250,000 pre-school, elementary, secondary and higher educational institutions and libraries in the United States and Canada.

     Marketing Information Services, while a market leader in its industry, faces competition from data providers who have competitive distribution channels, delivery formats and data quality.

  Receivable Management Services

     Receivable Management Services ("RMS") provides its customers with a full range of accounts receivable management services, including third-party collection of accounts, letter demand services and receivables management outsourcing programs. These services substitute and/or enhance its customers' own internal management of accounts receivable.

     RMS services and collects delinquent receivables on behalf of 30,000 customers primarily in the business-to-business market. Principal markets include insurance, telecommunications, and transportation services. Customers select the applicable RMS service that best meets their receivable portfolio needs.

     RMS uses the Dun & Bradstreet name to communicate with debtors about delinquent accounts for collection services. Revenues are generally earned on a contingent fee basis. Receivables outsourcing programs are selected when customers seek to outsource their accounts receivable function to a third party vendor. Services include debt verification and collection, customer service functions and analytical reporting.

     RMS has sold franchises to third parties, which are given permission to sell debt collection services under the RMS name. These franchises cover portions of 27 states. RMS uses franchises to complement its field sales and telesales forces. These franchises are located in less concentrated markets where local presence is preferred. RMS continues to be responsible for all product fulfillment. Customer ownership remains with RMS with franchisees retaining exclusive access in their markets.

     Certain states require licensing for consumer and commercial debt collection. RMS, and in some instances the individual collectors, must be licensed in order to conduct business in these states. The laws under which such licenses are granted generally require annual license renewal and provide for denial, suspension or revocation for improper actions or other reasons.

     Internationally, RMS provides cross-border receivable services in which the RMS worldwide offices service cross-border claims for one another. This service has grown significantly, but comprises only 2 percent of RMS' total revenue.

     RMS is considered to be a leader in the commercial receivables management industry in the U.S. There are several consumer collection agencies that have larger receivables portfolios, particularly health care and credit card collection providers. The third-party commercial collection market is highly fragmented with over 5,000 collection agencies. The outsourcing market has significantly fewer competitors due to the need for larger scale operations by the receivables providers. Both markets are very price competitive with status and statistical reporting and speed of service as key qualitative attributes.

     DUN & BRADSTREET EUROPE/AFRICA/MIDDLE EAST AND
     DUN & BRADSTREET ASIA-PACIFIC, CANADA, LATIN AMERICA

     Outside the U.S., D&B Inc. operates through Dun & Bradstreet Europe/Africa/Middle East and Dun & Bradstreet Asia-Pacific, Canada, Latin America ("D&B Europe" and "D&B Asia-Pacific, Canada, Latin America", respectively), which opened their first overseas office in 1857 and today conduct operations in offices and branches located throughout Europe, Latin America, Africa, the Middle East, Asia, Japan, the Pacific Rim and Canada.

     D&B Europe and D&B Asia-Pacific, Canada, Latin America provide substantially the same business-to-business credit, marketing and purchasing information and receivable management services outside the U.S. as those provided domestically by D&B Inc., D&B Europe and D&B Asia-Pacific, Canada, Latin America's major products and services include company-specific reports, analytical tools to help the customer make better business decisions, local and international credit-reference publications, marketing publications, marketing information systems, consumer-credit information, as well as receivables management services. Customers can access information through D&B's web site and the web sites of certain third parties, personal computer, mail, fax, CD-ROM, online information services and other third parties.

     In 1996, D&B Asia-Pacific, Canada, Latin America reorganized its operations in Brazil, Mexico, Chile and Venezuela. It continues to provide cross-border services originating in Latin America through local affiliates, small local operations centers and an operations center in Florida, and in the Asia-Pacific region, it is exploring possible joint venture and distribution arrangements to leverage its staff and data sourcing and distribution capabilities.

     D&B Europe continues to invest in data systems and is continuing its rollout to the European market of a range of new cross-border products. D&B Europe has also continued investing heavily in a new technology platform, which is expected to result in enhanced product/service flexibility as well as opportunities to streamline operations.

     D&B Europe and D&B Asia-Pacific, Canada, Latin America's operations are subject to the usual risks inherent in carrying on business in certain countries outside of the U.S., including currency fluctuations and possible nationalization, expropriation, price controls, changes in the availability of data from public sector sources, limits on providing information across borders or other restrictive governmental actions. Management believes that the risks of nationalization or expropriation are reduced because its basic service is the delivery of information, rather than the production of products that require manufacturing facilities or the use of natural resources.

     D&B Europe and D&B Asia-Pacific, Canada, Latin America face competition from banks, consumer information companies, application software developers, online content providers and in-house operations of businesses as well as direct competition from businesses providing similar services. D&B Europe is believed to be the largest single supplier of credit information services in Europe. The competition is primarily local and there are no competitors offering a comparable range of global services or capabilities. See Note 15 to the D&B Consolidated Financial Statements.

D&B INC.'S STRATEGY

     D&B Inc. intends to focus its business strategy on supplying business information. Customers realize that their internal information can be made more powerful by coupling it with external information. In this way, D&B Inc.'s products and services become embedded in the customer's processes. This strategy will focus on the following opportunities:

          Expand the Use of Traditional Products. Traditional products, principally the Business Information Report, will continue to be distributed as in the past. Additional distribution of these products will occur through new customer sales efforts and through expanded use of the Internet. Because many of these products are used in conjunction with or are accessed through Value-Added Products, opportunity exists to leverage the sale of traditional products globally through sales of Value-Added Products.

          Focus Resources on the Development and Deployment of Value-Added Products. Value-Added Products include a range of new products and services in the credit, business marketing, purchasing and receivable management service areas. These products represented 21% of D&B Inc.'s U.S. revenue in 1997. Revenue from Value-Added Products grew 26% in 1997. D&B Inc. intends to accelerate deployment of these products through global distribution and alliances being developed with business partners.

          Improve the Profitability of International Operations. The roll-out of Value-Added Products, which have previously only been available in the U.S., to markets outside of the U.S. will be a key driver for improving international profitability. D&B Inc. has established Global Marketing, Technology and Sales groups to help focus the deployment of these products internationally, focus efforts with global customers, and centralize related technology development to eliminate duplicate development efforts. In addition, cost structures will be reviewed with the intent of implementing further efficiencies.

MOODY'S INVESTORS SERVICE, INC.

     Moody's is a leading global credit rating agency. Moody's publishes credit opinions, research, and ratings on fixed-income securities, issuers of securities and other credit obligations. It also provides a broad range of business and financial information. Credit ratings help investors analyze the credit risks associated with fixed-income securities. Ratings also create efficiencies in fixed income markets by providing reliable, credible, and independent assessments of credit risk. For issuers, Moody's services increase market liquidity and may reduce transaction costs.

     Moody's employs approximately 600 analysts and has a total of more than 1,500 associates located around the world. Moody's maintains offices in 12 countries. Moody's provides ratings and information on governmental and commercial entities in over 95 countries. Moody's customers include investors; depositors, creditors, investment banks, commercial banks and other financial intermediaries; and a wide range of corporate and governmental issuers of securities.

     Moody's publishes rating opinions on a broad range of credit obligations. These include various United States corporate and governmental obligations, international cross-border notes and bonds, domestic obligations in foreign local markets, structured finance securities and commercial paper issues. In recent years, Moody's has moved beyond its traditional bond rating activity, assigning ratings to insurance companies' obligations, bank loans, derivative product companies, bank deposits and other bank debt, managed funds, and derivatives. At the end of 1997, Moody's had outstanding ratings on approximately 85,000 corporate and 62,000 public finance obligations. Ratings are disseminated to the public through a variety of print and electronic media, including real-time systems widely used by securities traders and investors.

     In addition to its rating activities, Moody's publishes investor-oriented credit research services to over 30,000 subscribers globally. Moody's publishes more than 100 research products, including in-depth research on major issuers, industry studies, special comments, and summary credit opinion handbooks. Detailed descriptions of both the rated issue and issuer, along with a summary of the rationale for the assignment of the specific rating, also appear in various Moody's credit research products. Product selection includes insurance, utilities, speculative grade instruments, and bank and global credit research.

     Moody's also offers current and historical business and financial information for investment research and reference uses. Such information is published in more than 30 different products and services, in various media, including manuals, handbooks and guides, as well as on CD-ROM and other electronic formats. These products and services cover over 20,000 major U.S. and non-U.S. companies and more than 22,000 municipalities and governmental entities and their securities. Moody's is presently exploring a disposition of the business described in this paragraph but there can be no assurance that such a transaction will be consummated.

  PROSPECTS FOR GROWTH

     In the last seven years the global public fixed-income markets have expanded from $13 trillion to $26 trillion in outstanding principal amount. Moody's believes that the size of the global credit markets will continue to increase. In addition, the securities being issued in the global fixed-income markets are becoming more complex. Moody's expects that these trends will increase the demand for high quality, independent credit opinions from Moody's.

     The size of the world capital markets is increasing because, in general, the global political and economic climate has promoted economic growth and productive capital investment. Moody's believes that the outlook is generally favorable for the continued growth of the world capital markets.

     Lower cost information technology makes information about investment alternatives available throughout the world. Investors are able to obtain information about securities issued outside their national markets. Investors are also able to obtain information about new financing techniques and new types of securities that they may wish to purchase or sell. This availability of information promotes globalization and integration of financial markets. A number of new "emerging" capital markets have been created. There is investor and intermediary interest in domestic currency debt obligations from such markets that are now being sold cross-border in unprecedented volumes.

     Another trend that is increasing the size of the world capital markets is the ongoing disintermediation of the world's financial system. Issuers are increasingly financing in the global public capital markets, rather than through financial intermediaries. In addition, financial intermediaries are selling assets in the global public capital markets, in addition to or instead of retaining those assets. Structured finance securities markets for many types of assets have developed in many countries and are contributing to those trends.

     The complexity of capital market instruments is also growing. Consequently, assessing the credit risk of such instruments is a challenge for financial intermediaries and asset managers. In the credit markets, third party ratings represent an increasingly viable alternative to traditional in-house research as the geographic scope and complexity of market instruments grow.

     Rating fees paid by issuers account for a majority of Moody's revenues. Therefore, a substantial portion of Moody's revenues are dependent upon the volume of debt securities issued in the global capital markets. Accordingly, Moody's is dependent on the macro-economic prospects of the major world economies and the fiscal and monetary policies pursued by their governments. Moody's non-U.S. operations are subject to the usual risks inherent in carrying on business in certain countries outside the United States including currency fluctuations and possible nationalization, expropriation, price controls, or other restrictive governmental actions. Management believes that the risks of nationalization or expropriation are negligible.

  COMPETITION

     Moody's competes with other credit rating agencies and with credit opinions offered by investment banks and brokerage firms. Institutional investors also have in-house credit research capabilities. Credit rating agencies compete, in addition, with other methods of addressing credit risk, such as credit insurance and credit derivatives. Moody's most direct competitor in the global credit rating business is Standard and Poor's Corporation ("S&P"), a division of McGraw-Hill, Inc. There are some rating markets, based on industry, geography and/or instrument type, in which S&P has made investments and obtained market positions superior to Moody's. In other markets the reverse is true. Moody's believes that its rating revenues and operating income for 1997 are approximately similar to S&P's.

     Other smaller rating agency competitors of Moody's are Duff & Phelps and Fitch IBCA. Fitch IBCA is a recent combination of the U.S. rating agency, Fitch, and the British-French rating agency, IBCA. Moody's and S&P are significantly larger than Duff & Phelps and Fitch IBCA, but increased competition from those two rating agencies can be expected.

     Over the last decade, additional rating agencies have been established, primarily in emerging markets, and primarily as a result of local capital market regulation. Regulators worldwide have recognized that credible, independent credit ratings can further regulatory objectives for the development of public fixed-income securities markets. The result of such regulatory activity has been the creation of many primarily national rating agencies worldwide. Moody's believes that regulation stimulates the production of less credible ratings and makes all rating systems appear undifferentiated -- to the detriment of Moody's high quality rating opinions.

     Regulators of financial institutions are attempting to improve their approach to supervision. They are shifting away from rule-based systems that address only specific risk components and institution-specific protections -- toward more sophisticated, prudential supervision. The regulators' evolving approach includes their making qualitative judgments about the sophistication of each financial institution's risk management processes and systems, in terms of both market and credit risk. While such regulatory trends present additional opportunities for the use of Moody's ratings, they may also result in additional competition for Moody's.

  REGULATION

     Moody's is registered as an investment advisor under the Investment Advisers Act of 1940. Moody's has been designated as a Nationally Recognized Statistical Rating Organization ("NRSRO") by the SEC. The SEC is currently engaged in a rule-making process to establish the criteria for designation as an NRSRO; such criteria may impose operating requirements upon Moody's. Moody's is also subject to regulation in certain countries outside the United States.

BUSINESS STRATEGY

     Moody's intends to focus its business strategy on the following opportunities:

     Continue International Expansion. Moody's has established offices in the major global financial centers. Moody's expects that these centers will continue to offer the greatest potential for its revenue growth. It anticipates that these centers will capture much of the expansion in global capital markets, both from normal growth in volume and from growth as new instruments (e.g., speculative grade bonds, and Euro-medium term notes) are introduced.

     Focus On Natural Adjacencies. Moody's is pursuing initiatives that expand credit ratings from securities markets to other credit risk exposures. Moody's has a committed effort to extend its opinion franchise to the global bank counterparty universe through emerging market ratings, including bank financial strength ratings. Insurance financial strength ratings in the property and casualty, reinsurance, and life insurance markets represent additional growth opportunities. Moody's is investigating numerous non-traditional opportunities to extend its opinion franchise.

     Pursue Opportunities In New Sectors. The enhancement of risk management processes will hasten the convergence of the loan and capital markets as intermediaries and investors seek additional opportunities for the development of financial markets and a consistent standard of relative risk comparison. Moody's has a program in place to expand coverage for ratings of bank loans.

     The repackaging of financial assets has had a profound effect on the U.S. fixed-income market. New patterns of securitization will emerge in the next decade. The bulk of assets securitized in the past five years are consumer assets owned by banks. Now, commercial assets, principally commercial mortgages, term receivables, and corporate loans, are increasingly being securitized. Securitization concepts are rapidly being exported to Europe and Asia. In addition, securitization is evolving into a strategic corporate finance tool. Opportunities in these areas will be pursued.

FPI

     Financial Proformas, Inc. ("FPI"), a wholly-owned subsidiary of Moody's, develops and distributes credit education materials, seminars and computer-based lending simulations, which it complements with financial and risk assessment software for the commercial lending community.

INTELLECTUAL PROPERTY

     New D&B owns and controls a number of trade secrets, confidential information, trademarks, trade names, copyrights, patents and other intellectual property rights which, in the aggregate, are of material importance to New D&B's business. Management of New D&B believes that each of the "Dun & Bradstreet" and "Moody's" names and related names, marks and logos are of material importance to New D&B. New D&B is licensed to use certain technology and other intellectual property rights owned and controlled by others, and, similarly, other companies are licensed to use certain technology and other intellectual property rights owned and controlled by New D&B. New D&B considers its trademarks, service marks, databases, software and other intellectual property to be proprietary and New D&B relies on a combination of copyright, trademark, trade secret, patent, non-disclosure and contract safeguards for protection.

     The names of New D&B's products and services referred to herein are trademarks, service marks or registered trademarks or service marks owned by or licensed to New D&B or one or more of its subsidiaries.

YEAR 2000

     New D&B will rely on computer hardware, software and related technology, together with data, in the operation of its businesses. Such technology and data are used in creating and delivering New D&B's products and services, as well as in New D&B's internal operations, such as billing and accounting. New D&B initiated an enterprise-wide program to prepare for the year 2000. New D&B has created a Year 2000 program office, reporting to the Chief Executive Officer and to the Chief Information Officer, to coordinate and oversee New D&B's Year 2000 program. In addition, responsible Year 2000 executives have been appointed, and Year 2000 teams have been established at each of New D&B's operating units. New D&B has evaluated the technology and data used in the creation and delivery of its products and services and in its internal operations, has identified Year 2000 issues related thereto and developed and has begun to implement a plan to remediate such Year 2000 issues. The plan includes remediating New D&B's Year 2000 issues that are related to its customers, suppliers and distributors, but there can be no assurances that such third parties will successfully remediate their own Year 2000 issues over which New D&B has no control. New D&B believes that it will substantially complete the implementation of its Year 2000 plan prior to the commencement of the year 2000, and that upon substantial completion of such implementation, and assuming that New D&B's customers, suppliers and distributors successfully remediate their own Year 2000 issues over which New D&B has no control, New D&B will have no material business risk from such Year 2000 issues. The total cost of the New D&B's Year 2000 program is estimated to be approximately $70 to $75 million.

EMPLOYEES

     As of December 31, 1997, the number of full time equivalent employees of New D&B was approximately 13,400.

PROPERTIES

     The executive offices of New D&B are located at One Diamond Hill Road, Murray Hill, New Jersey in a property owned by New D&B. New D&B's other properties are geographically distributed to meet sales and operating requirements worldwide. These properties are generally considered to be both suitable and adequate to meet current operating requirements and virtually all space is being utilized.

     New D&B owns five properties located within the U.S., consisting of two buildings in Berkeley Heights, New Jersey, one each in Murray Hill and Parsippany, New Jersey, and one in New York, New York. New D&B also owns properties located outside the U.S. in Melbourne, Australia; Curitiba, Brazil; Santiago, Chile; Mexico City, Mexico; Caracas, Venezuela; High Wycombe, England; Lyon, France; Marseille, France and Milan, Italy. Its operations are also conducted from 84 leased offices located throughout the U.S. and 93 leased non-U.S. office locations.

LEGAL PROCEEDINGS

     New D&B and its subsidiaries are involved in legal proceedings, claims and litigation arising in the ordinary course of business. In the opinion of management of New D&B, the outcome of such current legal proceedings, claims and litigation could have a material effect on quarterly or annual operating results or cash flows when resolved in a future period. However, in the opinion of management of New D&B, these matters will not materially affect New D&B's consolidated financial position.

     In addition, on July 29, 1996, IRI filed a complaint in the United States District Court for the Southern District of New York, naming as defendants D&B, A.C. Nielsen Company (a subsidiary of ACNielsen) and IMS International, Inc. (a subsidiary of Cognizant). The complaint alleges various violations of United States antitrust laws, including alleged violations of Section 1 and 2 of the Sherman Act. The complaint also alleges a claim of tortious interference with a contract and a claim of tortious interference with a prospective business relationship. These claims relate to the acquisition by defendants of SRG. IRI alleges SRG violated an alleged agreement with IRI when it agreed to be acquired by the defendants and that the defendants induced SRG to breach that agreement. IRI's complaint alleges damages in excess of $350 million, which amount IRI has asked to be trebled under antitrust laws. IRI also seeks punitive damages in an unspecified amount.

     In connection with the IRI action, D&B, Cognizant and ACNielsen entered into the Indemnity and Joint Defense Agreement pursuant to which ACNielsen will assume exclusive liability for IRI Liabilities up to the ACN Maximum Amount to be calculated at such time such liabilities, if any, become payable and that D&B and Cognizant will share liability equally for any amounts in excess of the ACN Maximum Amount.

     Under the terms of the 1996 Distribution Agreement, as a condition to the Distribution, New D&B is required to undertake to be jointly and severally liable with D&B to Cognizant and ACNielsen. Pursuant to the Distribution Agreement, New D&B will assume and indemnify R.H. Donnelley against any payments to be made in respect of the IRI Action under the Indemnity and Joint Defense Agreement, the 1996 Distribution Agreement or otherwise, including any ongoing legal fees and expenses related thereto. Management is unable to predict at this time the final outcome of the IRI Action or whether the resolution of such matter could materially affect New D&B's results of operations, cash flows or financial position. See "Risk Factors -- Risks Relating to The New Dun & Bradstreet Corporation -- Litigation".

                      THE NEW DUN & BRADSTREET CORPORATION

                     MANAGEMENT AND EXECUTIVE COMPENSATION

     Volney Taylor is currently Chairman and Chief Executive Officer of D&B and Chairman and Chief Executive Officer of New D&B. Mr. Taylor will resign from his positions at D&B effective upon the Distribution. At the time of the Distribution, the Board of Directors of New D&B will be composed of the persons who are serving as directors of D&B immediately prior to the Distribution, and such persons will resign as directors of D&B effective upon the Distribution. See "--The New Dun & Bradstreet Corporation Board of Directors". In addition to Mr. Taylor, the other executive officers of New D&B at the time of the Distribution will be the persons who are serving as executive officers of D&B immediately prior to the Distribution (other than Frank R. Noonan), and such persons will resign from their positions at D&B effective upon the Distribution. See "--The New Dun & Bradstreet Corporation Executive Officers".

THE NEW DUN & BRADSTREET CORPORATION BOARD OF DIRECTORS

     Immediately after the Distribution, New D&B expects to have a Board of Directors composed of nine directors.

     The following table sets forth the names, in alphabetical order, and information as to the persons who are expected to serve as directors of New D&B following the Distribution, including information as to service with D&B, if applicable.

                                               DIRECTOR
                              POSITIONS WITH    OF D&B     PRINCIPAL OCCUPATION                 OTHER
            NAME                   D&B          SINCE     DURING LAST FIVE YEARS  AGE*      DIRECTORSHIPS
            ----              --------------   --------   ----------------------  ----   -------------------
Hall Adams, Jr..............  Director           1992     Former Chairman of the   64    McDonald's
                                                          Board, Chief Executive         Corporation; Sears,
                                                          Officer, Leo Burnett           Roebuck and Co.
                                                          Company, Inc.,
                                                          Chicago, IL
                                                          (advertising agency)
                                                          1/1/87 to 12/31/91.
Clifford L. Alexander,
  Jr........................  Director           1993     President, Alexander &   64    American Home
                                                          Associates, Inc.,              Products
                                                          Washington, DC                 Corporation;
                                                          (consulting firm               Cognizant
                                                          specializing in                Corporation;
                                                          workforce                      Dreyfus General
                                                          inclusiveness), 1/1/81         Family of Funds;
                                                          to present.                    Dreyfus Premier
                                                                                         Family of Funds;
                                                                                         Dreyfus Third
                                                                                         Century Fund; MCI
                                                                                         Communications
                                                                                         Corporation; Mutual
                                                                                         of America Life
                                                                                         Insurance Company;
                                                                                         TLC Beatrice
                                                                                         International
                                                                                         Holdings, Inc.
Mary Johnston Evans.........  Director           1990     Former Vice Chairman     68    Baxter
                                                          of the Board, Amtrak,          International Inc.;
                                                          Washington, D.C.               Delta Air Lines,
                                                          (National Railroad             Inc.; Household
                                                          Passenger Corporation)         International,
                                                          1975 to 1979.                  Inc.; Scudder New
                                                                                         Europe Fund; Sun
                                                                                         Company, Inc.

                                               DIRECTOR
                              POSITIONS WITH    OF D&B     PRINCIPAL OCCUPATION                 OTHER
            NAME                   D&B          SINCE     DURING LAST FIVE YEARS  AGE*      DIRECTORSHIPS
            ----              --------------   --------   ----------------------  ----   -------------------
Robert R. Glauber...........  Director           1998     Adjunct Lecturer,        58    Dreyfus General
                                                          Center for Business            Family of Funds;
                                                          and Government, John           Dreyfus Premier
                                                          F. Kennedy School of           Family of Funds;
                                                          Government, Harvard            Mid-Ocean
                                                          University 7/1/92 to           Reinsurance Co.,
                                                          present.                       Ltd.
Ronald L. Kuehn, Jr.........  Director           1996     Chairman, President      62    Sonat Inc.; AmSouth
                                                          and Chief Executive            Bancorporation;
                                                          Officer, Sonat Inc.,           Praxair, Inc.;
                                                          Birmingham, AL                 Protective Life
                                                          (natural gas                   Corporation;
                                                          transmission and               Transocean Offshore
                                                          marketing services,            Inc.; Union Carbide
                                                          oil and gas                    Corporation.
                                                          exploration and
                                                          production activities)
                                                          1986 to present.
Robert J. Lanigan...........  Director           1978     Chairman Emeritus,       69    Owens-Illinois,
                                                          Owens-Illinois, Inc.,          Inc.; Chrysler
                                                          Toledo, OH (glass,             Corporation;
                                                          paper, plastics and            Cognizant
                                                          other packaging                Corporation; The
                                                          products) 1/24/92 to           Coleman Company,
                                                          present; Chairman of           Inc.; Sonat Inc.;
                                                          the board 4/18/84 to           Transocean Offshore
                                                          10/15/91; Chief                Inc.
                                                          Executive Officer
                                                          1/1/84 to 9/30/90.
Vernon R. Loucks Jr.........  Director           1978     Chairman of the Board,   63    Baxter
                                                          Chief Executive                International Inc.;
                                                          Officer, Baxter                Affymetrix Inc.;
                                                          International Inc.,            Anheuser-Busch
                                                          Deerfield, IL (medical         Companies, Inc.;
                                                          care products and              Coastcast
                                                          services) 9/16/87 to           Corporation;
                                                          present; Chairman,             Emerson Electric
                                                          President, Chief               Co.; The Quaker
                                                          Executive Officer              Oats Company.
                                                          7/20/87 to 9/15/87;
                                                          President, Chief
                                                          Executive Officer
                                                          5/3/80 to 7/19/87.

                                               DIRECTOR
                              POSITIONS WITH    OF D&B     PRINCIPAL OCCUPATION                 OTHER
            NAME                   D&B          SINCE     DURING LAST FIVE YEARS  AGE*      DIRECTORSHIPS
            ----              --------------   --------   ----------------------  ----   -------------------
Henry A. McKinnell..........  Director           1997     Executive Vice           55    Pfizer, Inc.;
                                                          President, Pfizer,             Aviall, Inc.; John
                                                          Inc., New York, NY             Wiley & Sons.
                                                          (diversified research-
                                                          based health care
                                                          company) 3/1/92 to
                                                          present; President,
                                                          Pfizer Pharmaceuticals
                                                          Group 1/1/97 to
                                                          present; President,
                                                          Medical Technology
                                                          Group 1/1/92 to
                                                          12/31/96; Chief
                                                          Financial Officer and
                                                          Vice President,
                                                          Finance 8/1/90 to
                                                          1/1/92.
Michael R. Quinlan..........  Director           1989     Chairman, Chief          53    McDonald's
                                                          Executive Officer,             Corporation; The
                                                          McDonald's                     May Department
                                                          Corporation, Oak               Stores Company.
                                                          Brook, IL (global food
                                                          service retailer)
                                                          3/31/90 to present;
                                                          President, Chief
                                                          Executive Officer
                                                          3/1/87 to 3/30/90;
                                                          President, Chief
                                                          Operating Officer
                                                          6/15/82 to 2/28/87.
Volney Taylor...............  Chairman,          1984     Chairman, Chief          58
                               Chief                      Executive Officer, The
                               Executive                  Dun & Bradstreet
                               Officer,                   Corporation, Murray
                               Director                   Hill, NJ 11/1/96 to
                                                          present; Executive
                                                          Vice President, 2/1/82
                                                          to 10/31/96.

---------------
* As of March 6, 1998

DIRECTOR'S COMPENSATION

     The Board of Directors of New D&B has adopted and implemented a director compensation program as described below.

     Under this program each non-employee director will receive a 1998 retainer of $12,500; thereafter, the retainer will be paid at an annual rate of $25,000 in quarterly installments. Each non-employee director who is the Chairman of a Committee of the Board of Directors will be paid an additional retainer of $2,000 for 1998 and $4,000 annually thereafter in quarterly installments. A fee of $1,000 will be paid to each non-employee director for every Board or Committee meeting attended. Directors who are employed by New D&B shall receive no retainers or meeting fees.

     Each director not employed by New D&B may elect on or before December 31 of any year to have all or a specified part of the retainer and fees during the subsequent calendar year or years deferred until such director ceases to be a director. New directors may similarly so elect at the beginning of their terms. Such deferred amounts are held for the account of directors and receive the rate earned by one or more investment options in the New D&B Profit Participation Plan to be sponsored by New D&B as selected by the director. Deferred amounts and earnings thereon are paid in accordance with a director's election in a lump sum or five or ten annual installments commencing on the tenth day of the calendar year following the year in which such person ceases to be a director of New D&B, except that the balance of a director's account is paid in a lump sum on the tenth day of the calendar year following the director's death to the director's estate or to such beneficiary as was previously designated by the director. A director may change or terminate an election to defer retainers and fees, effective as of the end of the calendar year in which notice of such change or termination is given to New D&B.

     The director compensation program for New D&B will also include stock-based awards. Each non-employee Director who commences service with New D&B after the Distribution Date will receive a one-time grant of such number of shares of restricted stock as equals the average of the high and low prices of New D&B Common Stock on the date such person is elected a director divided into the annual directors' retainer fee in effect on such date. In December of each year, each non-employee Director expected to serve on the Board for the forthcoming year will also receive an annual grant of stock options with a nominal grant value based on competitive pay levels. In addition, non-employee directors will receive performance shares based on the degree to which the New D&B total shareholder return is equal to, greater than or less than the total shareholder return of the Standard & Poor's 500 Index. Directors may elect to defer receipt of their performance share awards until after the termination of their Board service. The number of performance shares will be based on competitive pay levels.

     Unexercised D&B stock options held by New D&B non-employee Directors as of the Distribution Date will be converted into options that are exercisable into shares of New D&B Common Stock. Specifically, each unexercised D&B stock option held by a New D&B non-employee Director will be cancelled, and such individual will receive a replacement stock option exercisable into shares of New D&B Common Stock. The number of shares covered by such option and the exercise price thereof will be calculated in the same manner as described above with respect to New D&B employees under "Relationship Between The New Dun & Bradstreet Corporation and R.H. Donnelley Corporation After the Distribution -- Employee Benefits Agreement". Similarly, other stock-based grants held by New D&B non-employee Directors as of the Distribution Date will be converted into comparable grants in respect of shares of New D&B Common Stock. These other stock-based grants include (i) restricted stock, (ii) phantom stock units originally granted to certain directors in 1996 in lieu of accrued benefits under D&B's now-frozen Directors' Retirement Plan and (iii) performance share opportunities granted in December 1997 to be paid out in February 1999 based on D&B's total shareholder return for 1998.

COMMITTEES OF THE NEW DUN & BRADSTREET CORPORATION BOARD OF DIRECTORS

     The New D&B Board of Directors has established Audit, Compensation and Benefits, Board Affairs and Executive Committees and has designated specific functions and areas of oversight as to such committees. The Audit Committee will initially consist of Messrs. Lanigan (Chairman), Adams, Jr., Alexander, Jr., Glauber, Loucks, Jr. and McKinnell. The Compensation and Benefits Committee will initially consist of Messrs. Kuehn, Jr. (Chairman), Lanigan, Loucks, Jr., McKinnell and Quinlan and Ms. Evans. The Board Affairs Committee will initially consist of Messrs. Quinlan (Chairman), Adams, Jr., Alexander, Jr., Glauber, and Kuehn, Jr. and Ms. Evans. The Executive Committee will initially consist of Messrs. Taylor (Chairman) and Alexander, Jr., and Ms. Evans.

THE NEW DUN & BRADSTREET CORPORATION EXECUTIVE OFFICERS

     Listed below is certain information as to the executive officers who have been selected to serve after the Distribution.

     NAME, POSITION WITH NEW D&B AND AGE                     BIOGRAPHICAL DATA
     -----------------------------------                     -----------------
Volney Taylor, 58............................  See information under "-- The New Dun &
  Chairman and Chief Executive Officer         Bradstreet Corporation Board of Directors".

     NAME, POSITION WITH NEW D&B AND AGE                     BIOGRAPHICAL DATA
     -----------------------------------                     -----------------
William F. Doescher, 60......................  Senior Vice President and Chief
  Senior Vice President and Chief              Communications Officer of D&B, 11/96 to
Communications   Officer                       present; Senior Vice President -- Global
                                               Communications, D&B, 4/92 to present; Vice
                                               President -- Public Relations and
                                               Advertising, D&B, 4/83 to 10/96.
Nancy L. Henry, 53...........................  Senior Vice President and Chief Legal
  Senior Vice President and Chief Legal        Counsel, D&B, 3/97 to present; Special
Counsel                                        Counsel, Skadden, Arps, Slate, Meagher & Flom
                                               LLP, 4/85 to 3/97.
Elahe Hessamfar, 44..........................  Senior Vice President and Chief Information
  Senior Vice President and Chief Information  Officer, D&B, 8/97 to present; Chief
  Officer                                      Information Officer, Turner Broadcasting
                                               System, 7/93 to 7/97; Vice President
                                               Information Systems, PAC Bell Directories,
                                               5/87 to 6/93.
Peter J. Ross, 52............................  Senior Vice President and Chief Human
  Senior Vice President and Chief Human        Resources Officer, D&B, 11/96 to present;
  Resources Officer                            Senior Vice President -- Human Resources,
                                               D&B, 6/88 to present.
Frank S. Sowinski, 42........................  Senior Vice President and Chief Financial
  Senior Vice President and Chief Financial    Officer, D&B, 11/96 to present; Executive
Officer                                        Vice President -- Applications, Mass
                                               Marketing & Alliances, Dun & Bradstreet,
                                               U.S., 10/93 to 10/96; Senior Vice
                                               President-Finance & Planning, Dun &
                                               Bradstreet, U.S., 8/89 to 9/93.
Chester J. Geveda, 51........................  Vice President and Controller, D&B, 11/96 to
  Vice President and Controller                present; Senior Vice President -- Finance,
                                               D&B, 11/96 to present; Senior Vice
                                               President -- Finance and Planning, Dun &
                                               Bradstreet, U.S., 4/93 to 10/96; Senior Vice
                                               President -- Finance and Administration, Dun
                                               & Bradstreet Europe/Africa/Middle East, 9/90
                                               to 3/93.

COMPENSATION OF THE NEW DUN & BRADSTREET CORPORATION EXECUTIVE OFFICERS

     The following table discloses the compensation paid by D&B for services rendered to D&B in 1997 by New D&B's Chief Executive Officer and by each of the persons who are anticipated to be one of the four other most highly compensated executive officers of New D&B following the Distribution. During the period presented, the individuals were compensated in accordance with D&B's plans and policies. In that connection, stock-based compensation described in the following tables is expressed in shares of D&B Common Stock, which will be converted into an adjusted number of shares of New D&B Common Stock following the Distribution. See also "Relationship Between The New Dun & Bradstreet Corporation and R.H. Donnelley Corporation After the Distribution -- Employee Benefits Agreement".

                           SUMMARY COMPENSATION TABLE
                             FOR SERVICES WITH D&B

                                                                                   LONG-TERM COMPENSATION
                                              ANNUAL COMPENSATION                    AWARDS             PAYOUTS
                                       ----------------------------------   ------------------------   ----------
             (a)                (b)      (c)        (d)          (e)                         (g)                        (i)
                                                                                (f)       SECURITIES      (h)
                                                                            RESTRICTED    UNDERLYING   LONG-TERM
                                                             OTHER ANNUAL      STOCK       OPTIONS/    INCENTIVE     ALL OTHER
      NAME AND PRINCIPAL               SALARY    BONUS(1)    COMPENSATION   AWARD(S)(3)    SARS(4)     PAYOUTS(5)   COMPENSATION
    POSITION WITH NEW D&B       YEAR     ($)        ($)         (2)($)          ($)          (#)          ($)          (6)($)
    ---------------------       ----   -------   ---------   ------------   -----------   ----------   ----------   ------------
Volney Taylor.................  1997   630,000   1,517,449         231              0      120,540         0           20,449
  Chairman and Chief Executive
  Officer
Frank S. Sowinski.............  1997   320,000     381,746          36              0       30,130         0           10,177
  Senior Vice President and
  Chief Financial Officer

                                                                                   LONG-TERM COMPENSATION
                                              ANNUAL COMPENSATION                    AWARDS             PAYOUTS
                                       ----------------------------------   ------------------------   ----------
             (a)                (b)      (c)        (d)          (e)                         (g)                        (i)
                                                                                (f)       SECURITIES      (h)
                                                                            RESTRICTED    UNDERLYING   LONG-TERM
                                                             OTHER ANNUAL      STOCK       OPTIONS/    INCENTIVE     ALL OTHER
      NAME AND PRINCIPAL               SALARY    BONUS(1)    COMPENSATION   AWARD(S)(3)    SARS(4)     PAYOUTS(5)   COMPENSATION
    POSITION WITH NEW D&B       YEAR     ($)        ($)         (2)($)          ($)          (#)          ($)          (6)($)
    ---------------------       ----   -------   ---------   ------------   -----------   ----------   ----------   ------------
Elahe Hessamfar(7)............  1997   168,750     375,064      20,731        280,625       57,941         0            4,516
  Senior Vice President and
  Chief Information Officer
Nancy L. Henry(8).............  1997   219,318     279,549           0              0       35,930         0            3,072
  Senior Vice President and
  Chief Legal Counsel
Chester J. Geveda, Jr. .......  1997   257,500     246,711          35              0       16,070         0            8,059
  Vice President and
  Controller

---------------
(1) The 1997 bonus amounts shown were earned with respect to that year and paid in 1998. Included in the 1997 amounts is one-half of the 1997 performance share grant made under the Key Employees Performance Unit Plan for D&B and subsidiaries (the "PUP") and earned with respect to 1997. The remaining one-half of the 1997 performance share grant is payable after two years based on cumulative 1997 -- 1998 performance goals and will be reflected as long-term incentive payouts in the Summary Compensation Table to appear in New D&B's 1999 Proxy Statement. The performance shares are paid in unrestricted shares of D&B Common Stock.

(2) Amounts shown represent reimbursement for taxes paid by the named executive officers with respect to D&B-directed spousal travel and personal use of automobiles and/or reimbursement for certain other expenses.

(3) Amounts shown represent the dollar value of restricted stock on the date of grant. The number and value of the aggregate restricted stock holdings of the named executive officers at December 31, 1997 were: Messrs. Taylor, Sowinski and Geveda and Ms. Henry -- none; Ms. Hessamfar -- 10,000 shares ($309,375). Ms. Hessamfar's 10,000 shares of restricted stock are scheduled to vest in full in September 2000. Dividends are paid at the rate established from time to time for D&B Common Stock.

(4) Amounts shown represent the number of non-qualified stock options granted in 1997.

(5) No payments were made to any of the named executive officers in 1997.

(6) Amounts shown represent aggregate annual D&B contributions for the account of each named executive officer under the Dun & Bradstreet Profit Participation Plan (the "PPP") and the Profit Participation Benefit Equalization Plan (the "PPBEP"), which plans are open to employees of D&B and certain subsidiaries. The PPP is a tax-qualified defined contribution plan and the PPBEP is a non-qualified plan that provides benefits to participants in the PPP equal to the amount of D&B contributions that would have been made to the participant's PPP account but for certain Federal tax laws.

(7) Hired effective August 18, 1997. Salary shown represents actual amount paid for the portion of the year employed. In accordance with her employment offer, Ms. Hessamfar was guaranteed a full-year bonus for 1997.

(8) Hired effective April 8, 1997. Salary shown represents actual amount paid for the portion of the year employed. In accordance with her employment offer, Ms. Henry was also awarded a cash sign-on bonus and was guaranteed a full-year bonus for 1997.

OPTION GRANTS ON D&B COMMON STOCK TO THE NEW DUN & BRADSTREET CORPORATION EXECUTIVES IN LAST FISCAL YEAR

     The following table provides information on fiscal year 1997 grants of options to the named New D&B executives to purchase shares of D&B Common Stock. Options to acquire D&B Common Stock will be replaced by options to acquire New D&B Common Stock. See "Relationship Between The New Dun & Bradstreet Corporation and R.H. Donnelley Corporation After the Distribution--Employee Benefits Agreement".

   OPTION GRANTS/SAR GRANTS IN LAST FISCAL YEAR TO PURCHASE D&B COMMON STOCK

                (a)                      (b)                                        (e)               (f)
                                      NUMBER OF         (c)           (d)
                                      SECURITIES     % OF TOTAL    EXERCISE
                                      UNDERLYING    OPTIONS/SARS      OR
                                     OPTIONS/SARS    GRANTED TO      BASE                          GRANT DATE
                                      GRANTED(1)    EMPLOYEES IN     PRICE       EXPIRATION     PRESENT VALUE(2)
               NAME                      (#)        FISCAL YEAR    ($/SHARE)        DATE              ($)
               ----                  ------------   ------------   ---------   --------------   ----------------
Volney Taylor......................    120,540          3.82%       30.2188       12/22/07          672,613
Frank S. Sowinski..................     30,130          0.96%       30.2188       12/22/07          168,125
Elahe Hessamfar....................     27,700          0.88%       30.2188       12/22/07          154,566
                                        30,241          0.96%       27.5938       08/18/07          158,463
Nancy L. Henry.....................     17,300          0.55%       30.2188       12/22/07           96,534
                                        18,630          0.59%       25.6250       04/16/07           96,876
Chester J. Geveda, Jr..............     16,070          0.51%       30.2188       12/22/07           89,671

---------------
(1) Amounts shown represent the number of non-qualified stock options, without tandem stock appreciation rights ("SARs"), granted in 1997. Options may not be exercised for at least one year after grant and may then be exercised in installments of 25% of the grant amount each year until they are 100% vested. Payment for all options must be made in full upon exercise in cash or D&B Common Stock. The option holder may elect to have shares of D&B Common Stock issuable upon exercise withheld by D&B to pay withholding taxes due. The options shown include Limited SARs in tandem with the options. Limited SARs are exercisable only if and to the extent that the related option is exercisable and are exercisable only during the 30-day period following the acquisition of at least 20% of the outstanding D&B Common Stock pursuant to a tender or exchange offer not made by D&B. Each Limited SAR permits the holder to receive cash equal to the excess over the related option exercise price of the highest price paid pursuant to a tender or exchange offer for D&B Common Stock which is in effect at any time during the 60 days preceding the date upon which the Limited SAR is exercised. Limited SARs can be exercised regardless of whether D&B supports or opposes the offer.

(2) Grant date present value is based on the Black-Scholes option valuation model applied to D&B prior to the Distribution, which makes the following material assumptions for the April 16, 1997 grant, the August 18, 1997 grant and the December 22, 1997 grant: an expected stock-price volatility factor of 20.0%, a risk-free rate of return of 6.76%, 6.02% and 5.71% respectively, a dividend yield of 3.3% and a weighted average exercise date of 4.5 years from date of grant. These assumptions may or may not be fulfilled. The amounts shown cannot be considered predictions of future value. In addition, the options will gain value only to the extent the stock price exceeds the option exercise price during the life of the option.

AGGREGATE D&B OPTION EXERCISES IN THE LAST FISCAL YEAR AND FISCAL YEAR END D&B OPTION VALUES

     The following table provides information on option exercises in 1997 by the named executives of New D&B and the value of each such executive's unexercised options to acquire D&B Common Stock at December 31, 1997. See also, "Relationship Between The New Dun & Bradstreet Corporation and R.H. Donnelley Corporation After the Distribution -- Employee Benefits Agreement".

               AGGREGATE OPTION/SAR EXERCISES IN LAST FISCAL YEAR
                     AND FISCAL YEAR-END OPTION/SAR VALUES

            (a)                   (b)           (c)                   (d)                           (e)
                                                             NUMBER OF SECURITIES          VALUE OF UNEXERCISED,
                                                            UNDERLYING UNEXERCISED             IN-THE-MONEY
                                SHARES                        D&B OPTIONS/SARS AT           D&B OPTIONS/SARS AT
                               ACQUIRED        VALUE          FISCAL YEAR-END(#)           FISCAL YEAR-END(2)($)
                              ON EXERCISE   REALIZED(1)   ---------------------------   ---------------------------
            NAME                  (#)           ($)       EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
            ----              -----------   -----------   -----------   -------------   -----------   -------------
Volney Taylor...............    22,817        170,799       403,104        316,836       4,302,261      1,649,054
Frank S. Sowinski...........     3,662         20,388        69,023         69,025         722,342        333,499
Elahe Hessamfar.............         0              0             0         57,941               0        121,025
Nancy L. Henry..............         0              0             0         35,930               0        111,405
Chester J. Geveda, Jr. .....     4,266         36,333        57,434         68,310         622,792        404,484

---------------
(1) Amounts shown represent the value realized upon the exercise of stock options during 1997, which equals the difference between the exercise price of the options and the average of the high and low market price of the underlying D&B Common Stock on the exercise date.

(2) The values shown equal the difference between the exercise price of unexercised in-the-money options and the closing market price of the underlying D&B Common Stock at December 31, 1997. Options are in-the-money if the fair market value of the D&B Common Stock exceeds the exercise price of the option. The options shown include Limited SARs having the terms described for D&B Limited SARs in Footnote 1 under the caption "-- Option Grants on D&B Common Stock to The New Dun & Bradstreet Corporation Executives in Last Fiscal Year" above. Such D&B Limited SARs will be converted into Limited SARs of New D&B in connection with the Distribution. See "Relationship Between The New Dun & Bradstreet Corporation and R.H. Donnelley Corporation After the Distribution -- Employee Benefits Agreement".

            LONG-TERM D&B INCENTIVE PLAN AWARDS IN LAST FISCAL YEAR

                (a)                                                                               (f)
                                                                        (d)           (e)
                                          (b)            (c)              ESTIMATED FUTURE PAYOUTS
                                         NO. OF      PERFORMANCE    UNDER NON-STOCK PRICE-BASED PLANS(2)
                                        SHARES,        OR OTHER     -------------------------------------
                                        UNITS OR     PERIOD UNTIL    THRESHOLD      TARGET      MAXIMUM
                                         OTHER        MATURATION        (#)           (#)         (#)
                NAME                  RIGHTS(1)(#)    OR PAYOUT         (0%)        (100%)       (200%)
                ----                  ------------   ------------   ------------   ---------   ----------
Volney Taylor.......................     40,310      Two Years           0          40,310       80,620
Frank S. Sowinski...................     10,080      Two Years           0          10,080       20,160
Elahe Hessamfar.....................      9,260      Two Years           0           9,260       18,520
Nancy L. Henry......................      5,780      Two Years           0           5,780       11,560
Chester J. Geveda, Jr...............      5,370      Two Years           0           5,370       10,740

---------------
(1) Amounts shown represent the performance shares granted under the Dun & Bradstreet Performance Unit Plan. The performance shares are payable in February 2000 based on cumulative 1998 -- 1999 performance goals. Earned awards are paid in unrestricted shares of D&B Common Stock.

(2) Awards may range from 0 to 200% of the targeted number of performance shares based on achievements within a range of performance goals.

RETIREMENT BENEFITS

     The following table sets forth the estimated aggregate annual benefits payable under Dun & Bradstreet's Retirement Account Plan, Pension Benefit Equalization Plan ("PBEP") and Supplemental Executive Benefit Plan ("SEBP") as in effect during 1997 to persons in specified average final compensation and credited service classifications upon retirement at age 65. Amounts shown in the table include U.S. Social Security benefits which would be deducted in calculating benefits payable under these plans. These aggregate annual retirement benefits do not increase as a result of additional credited service after 20 years.

                           ESTIMATED AGGREGATE ANNUAL RETIREMENT BENEFIT
  AVERAGE                          ASSUMING CREDITED SERVICE OF:
   FINAL                 -------------------------------------------------
COMPENSATION  15 YEARS    20 YEARS     25 YEARS     30 YEARS     35 YEARS
------------  --------   ----------   ----------   ----------   ----------
    $550,000   275,000      330,000      330,000      330,000      330,000
     700,000   350,000      420,000      420,000      420,000      420,000
     850,000   425,000      510,000      510,000      510,000      510,000
   1,000,000   500,000      600,000      600,000      600,000      600,000
   1,300,000   650,000      780,000      780,000      780,000      780,000
   1,600,000   800,000      960,000      960,000      960,000      960,000
   1,900,000   950,000    1,140,000    1,140,000    1,140,000    1,140,000

     The number of years of credited service under the plans as of December 31, 1997 of Messrs. Taylor, Sowinski and Geveda and Mmes. Hessamfar and Henry are 26, 13, 21, 0 and 0, respectively.

     Compensation, for the purpose of determining retirement benefits, consists of salary, wages, regular cash bonuses, commissions and overtime pay. Severance pay, contingent payments and other forms of special remuneration are excluded. Bonuses included in the Summary Compensation Table are normally not paid until the year following the year in which they are accrued and expensed; therefore, compensation for purposes of determining retirement benefits varies from the Summary Compensation Table amounts in that bonuses expensed in the previous year, but paid in the current year, are part of retirement compensation in the current year, and current year's bonuses accrued and included in the Summary Compensation Table are not. For 1997, compensation for purposes of determining retirement benefits also varies from the Summary Compensation Table in that the amounts shown in the "Bonus" column include performance share payouts under the PUP, which are not creditable compensation under the retirement plans.

     For the reasons discussed above, compensation for determining retirement benefits for the named executive officers differed by more than 10% from the amounts shown in the Summary Compensation Table. 1997 compensation for purposes of determining retirement benefits for Messrs. Taylor, Sowinski and Geveda and Mmes. Hessamfar and Henry was $651,875, $329,000, $264,011, $168,750 and
$219,318, respectively.

     Average final compensation is defined as the highest average annual compensation during five consecutive twelve-month periods in the last ten consecutive twelve-month periods of the member's credited service. Members vest in their accrued retirement benefit upon completion of five years of service. The benefits shown in the table above are calculated on a straight-life annuity basis.

     The Retirement Account Plan, together with the PBEP, provides retirement income based on a percentage of annual compensation. The percentage of compensation allocated annually ranges from 3% to 12.5%, based on age and credited service. Amounts allocated also receive interest credits based on 30-year Treasuries with a minimum interest credit rate of 3%. Executives close to or eligible to retire as of January 1, 1997 will receive the higher of benefits provided by the final pay formula in effect prior to 1997 or the Retirement Account formula.

     The SEBP provides retirement benefits in addition to the benefits provided under the Retirement Account Plan and the PBEP. The SEBP has the effect of increasing the retirement benefits under the Retirement Account Plan and the PBEP to the amounts depicted in the preceding table. The SEBP provides maximum benefits after 20 years. Executives close to or eligible for retirement, as approved by the Chairman and Chief Executive Officer, will receive maximum benefits after 15 years.

                      THE NEW DUN & BRADSTREET CORPORATION

                             SECURITY OWNERSHIP BY
                    CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     All the outstanding shares of New D&B Common Stock are currently held by D&B. The following table sets forth the number of shares of New D&B Common Stock that are expected to be beneficially owned after the Distribution by each of the New D&B directors, by each of the executive officers named in The New Dun & Bradstreet Corporation Summary Compensation Table above, by all New D&B directors and executive officers as a group and by each person known by New D&B to beneficially own more than 5% of the outstanding shares of D&B Common Stock as of April 30, 1998 ("5% Owners"). Stock ownership information is based on (i) the number of shares of D&B Common Stock held by directors and executive officers as of April 30, 1998 (ii) the number of shares held by 5% Owners, based upon a Schedule 13G filed with the SEC by such 5% Owners and (iii) one share of New D&B Common Stock being distributed for every share of D&B Common Stock. See "The Distribution" and "The New Dun & Bradstreet Corporation Management and Executive Compensation -- Compensation of The New Dun & Bradstreet Corporation Executive Officers". Information regarding shares subject to options reflects shares of D&B Common Stock subject to options as of April 30, 1998 and exercisable within 60 days thereafter, all of which will be converted into options that are exercisable into shares of New D&B Common Stock. See "Relationship Between The New Dun & Bradstreet Corporation and R.H. Donnelley Corporation After the Distribution -- Employee Benefits Agreement". Unless otherwise stated, the indicated persons have sole voting and investment power over the shares listed. Percentages are based upon the number of shares of D&B Common Stock outstanding on April 30, 1998 plus, where applicable, the number of shares that the indicated person or group had a right to acquire within 60 days of such date. The mailing address for each of the New D&B directors and executive officers listed below is One Diamond Hill Road, Murray Hill, New Jersey 07974.

        NAME AND ADDRESS                           NUMBER OF SHARES                        PERCENT
      OF BENEFICIAL OWNER                       AND NATURE OF OWNERSHIP                  OF CLASS(1)
      -------------------                       -----------------------                  -----------
Hall Adams, Jr. ................       1,400    Owned(2)
                                       3,000    Rights to Acquire Within 60 Days(3)
                                  ----------
                                       4,400                                                --
Clifford L. Alexander, Jr. .....         900    Owned(2)(4)
                                       3,000    Rights to Acquire Within 60 Days(3)
                                  ----------
                                       3,900                                                --
Mary Johnston Evans.............      46,670    Owned(2)(5)
                                       3,000    Rights to Acquire Within 60 Days(3)
                                  ----------
                                      49,670                                                --
Chester J. Geveda, Jr. .........      18,005    Owned(4)
                                      57,434    Rights to Acquire Within 60 Days(3)
                                  ----------
                                      75,439                                                --
Nancy L. Henry..................       1,747    Owned
                                       4,657    Rights to Acquire Within 60 Days(3)
                                  ----------
                                       6,404                                                --
Elahe Hessamfar.................      13,076    Owned(6)
                                           0    Rights to Acquire Within 60 Days(3)
                                  ----------
                                      13,076                                                --
Ronald L. Kuehn, Jr. ...........       1,318    Owned(7)
                                       3,000    Rights to Acquire Within 60 Days(3)
                                  ----------
                                       4,318                                                --
Robert J. Lanigan...............       8,303    Owned(2)(8)
                                       3,000    Rights to Acquire Within 60 Days(3)
                                  ----------
                                      11,303                                                --

        NAME AND ADDRESS                           NUMBER OF SHARES                        PERCENT
      OF BENEFICIAL OWNER                       AND NATURE OF OWNERSHIP                  OF CLASS(1)
      -------------------                       -----------------------                  -----------
Vernon R. Loucks Jr. ...........       2,803    Owned(2)(9)
                                       3,000    Rights to Acquire Within 60 Days(3)
                                  ----------
                                       5,803                                                --
Henry A. McKinnell..............       1,141    Owned(7)
                                           0    Rights to Acquire Within 60 Days(3)
                                  ----------
                                       1,141                                                --
Michael R. Quinlan..............       1,400    Owned(2)
                                       3,000    Rights to Acquire Within 60 Days(3)
                                  ----------
                                       4,400                                                --
Frank S. Sowinski...............       6,216    Owned
                                      69,023    Rights to Acquire Within 60 Days(3)
                                  ----------
                                      75,239                                                --
Volney Taylor...................     121,019    Owned
                                     403,105    Rights to Acquire Within 60 Days(3)
                                  ----------
                                     524,124                                                --
All Directors and Executive
  Officers as a Group...........     261,634    Owned(5)
                                     657,259    Rights to Acquire Within 60 Days(3)
                                  ----------
                                     918,893                                                --
Harris Associates L.P. and its
  general partner, Harris
  Associates, Inc. .............  17,374,440    (10)                                      10.12  %
  Two North La Salle Street,
  Ste. 500
  Chicago, Illinois 60602-3790
AMVESCAP PLC and certain of its
  subsidiaries..................  12,048,320    (11)                                       7.02  %
  11 Devonshire Square
  London EC2M 4YR
  England

---------------
 (1) Represents ownership of less than 1% of the outstanding New D&B Common Stock unless otherwise indicated.

 (2) Includes 900 shares of restricted stock granted under The Dun & Bradstreet Corporation Restricted Stock Plan for Non-Employee Directors, which shares are scheduled to vest in the years 1999, 2000 and 2001.

 (3) Represents stock options granted under a D&B plan.

 (4) Includes the following number of shares as to which the indicated person has shared voting and shared investment power: 400 shares for Mr. Alexander and 9,075 shares for Mr. Geveda.

 (5) Includes 44,770 shares owned by Mrs. Evans' spouse, as to which Mrs. Evans disclaims beneficial ownership.

 (6) Represents shares of restricted stock granted under the 1989 Key Employees Restricted Stock Plan, which shares are scheduled to vest in the year 2000.

 (7) Represents shares of restricted stock granted to Mr. Kuehn and Dr. McKinnell under the 1996 Directors' Plan, which shares are scheduled to vest in the years 2001 and 2002, respectively.

 (8) Includes shares held in two revocable trusts (one trust holding 5,000 shares and the other 1,200 shares) for the benefit of Mr. Lanigan in which he is the settlor and sole beneficial owner and over which he has sole investment control.

 (9) Includes 300 shares held in a Keogh Plan for the benefit of Mr. Loucks.

(10) Harris Associates L.P. ("Harris") and its sole general partner, Harris Associates, Inc., ("Harris Inc.") jointly filed a Schedule 13G with the SEC on February 11, 1998. This Schedule 13G shows that Harris, a registered investment adviser, had as of December 31, 1997, shared voting power over 14,903,640 shares of D&B Common Stock. Of such shares, Harris had sole dispositive power over 5,171,140 shares and shared dispositive power over 9,732,500 shares. In addition, Harris and Harris Inc. jointly filed an amendment to their Schedule 13G with the SEC on April 9, 1998. This amended
     Schedule 13G shows that Harris had as of March 31, 1998 shared voting power over 17,374,440 shares of D&B Common Stock. Of such shares, Harris had sole dispositive power over 5,435,440 shares and shared dispositive power over 11,939,000 shares.

(11) AMVESCAP PLC and its subsidiaries, AVZ, Inc. (a holding company), AIM Management Group Inc. (a holding company), INVESCO, Inc. (a holding company), INVESCO North American Holdings, Inc. (a holding company), INVESCO Capital Management, Inc. (a registered investment adviser), INVESCO Funds Group, Inc. (a registered investment adviser), INVESCO Management & Research, Inc. (a registered investment adviser), and INVESCO Realty Advisers, Inc. (a registered investment adviser), jointly filed a Schedule 13G with the SEC on February 11, 1998. This Schedule 13G shows that these companies had, as of December 31, 1997, shared voting power and shared dispositive power over 12,048,320 shares.

(12) Mr. Glauber was elected a director of D&B and New D&B effective June 17, 1998. On that date, he was granted 711 shares of restricted D&B Common Stock. Prior to that date, Mr. Glauber held no shares of D&B Common Stock.

       DESCRIPTION OF THE NEW DUN & BRADSTREET CORPORATION CAPITAL STOCK

AUTHORIZED CAPITAL STOCK

     The total number of shares of all classes of stock that New D&B has authority to issue under its Restated Certificate of Incorporation is 420,000,000 shares of which 400,000,000 shares represent shares of New D&B Common Stock, 10,000,000 shares represent shares of Preferred Stock (the "New D&B Preferred Stock") and 10,000,000 shares represent shares of Series Common Stock (the "New D&B Series Common Stock"). Based on 171,289,317 shares of D&B Common Stock outstanding as of June 17, 1998, and a distribution ratio of one share of New D&B Common Stock for every one share of D&B Common Stock, 171,289,317 shares of New D&B Common Stock will be distributed to holders of D&B Common Stock on the Distribution Date.

NEW D&B COMMON STOCK

     Subject to any preferential rights of any New D&B Preferred Stock or New D&B Series Common Stock created by the Board of Directors of New D&B, each outstanding share of New D&B Common Stock will be entitled to such dividends, if any, as may be declared from time to time by the Board of Directors of New D&B. See "Dividend Policies". Each outstanding share is entitled to one vote on all matters submitted to a vote of stockholders. In the event of liquidation, dissolution or winding up of New D&B, holders of New D&B Common Stock are entitled to receive on a pro rata basis any assets remaining after provision for payment of creditors and after payment of any liquidation preferences to holders of New D&B Preferred Stock and New D&B Series Common Stock.

NEW D&B PREFERRED STOCK AND NEW D&B SERIES COMMON STOCK

     Each of the authorized Preferred Stock and the authorized Series Common Stock of New D&B is available for issuance from time to time in one or more series at the discretion of the New D&B Board of Directors without stockholder approval. The New D&B Board of Directors has the authority to prescribe for each series of New D&B Preferred Stock or New D&B Series Common Stock it establishes the number of shares in that series, the voting rights (if any) to which such shares in that series are entitled, the consideration for such shares in that series and the designation, powers, preference and relative, participating, optional or other special rights and such qualifications, limitations or restrictions of the shares in that series. Depending upon the rights of such Preferred Stock or Series Common Stock, as applicable, the issuance of New D&B Preferred Stock or New D&B Series Common Stock, as applicable, could have an adverse effect on holders of New D&B Common Stock by delaying or preventing a change in control of New D&B, making removal of the present management of New D&B more difficult or resulting in restrictions upon the payment of dividends and other distributions to the holders of New D&B Common Stock.

AUTHORIZED BUT UNISSUED CAPITAL STOCK

     Delaware law does not require stockholder approval for any issuance of authorized shares. However, the listing requirements of the NYSE, which would apply so long as the New D&B Common Stock remained listed on the NYSE, require stockholder approval of certain issuances equal to or exceeding 20% of the then outstanding voting power or then outstanding number of shares of New D&B Common Stock. These additional shares may be used for a variety of corporate purposes, including future public offerings to raise additional capital or to facilitate corporate acquisitions. New D&B currently does not have any plans to issue additional shares of New D&B Common Stock, New D&B Preferred Stock or New D&B Series Common Stock other than in connection with employee compensation plans.

     One of the effects of the existence of unissued and unreserved New D&B Common Stock, New D&B Preferred Stock and New D&B Series Common Stock may be to enable the Board of Directors of New D&B to issue shares to persons friendly to current management, which issuance could render more difficult or discourage an attempt to obtain control of New D&B by means of a merger, tender offer, proxy contest or otherwise, and thereby protect the continuity of New D&B's management and possibly deprive the stockholders of opportunities to sell their shares of New D&B Common Stock at prices higher than prevailing market prices. Such additional shares also could be used to dilute the stock ownership of persons seeking to obtain control of New D&B pursuant to the operation of the New D&B Rights Plan, which is discussed below.

THE NEW DUN & BRADSTREET CORPORATION RIGHTS PLAN

     On June 3, 1998 the Board of Directors of New D&B declared a dividend of one preferred share purchase right (a "New D&B Right") for each outstanding share of New D&B Common Stock. The dividend will be payable on June 19, 1998 (the "New D&B Record Date") to D&B, which will be the sole stockholder of record on the New D&B Record Date. Each New D&B Right entitles the registered holder to purchase from New D&B one one-thousandth of a share of Series A Junior Participating New D&B Preferred Stock, par value $0.01 per share (the "New D&B Participating Preferred Stock"), of New D&B at a price of $150.00 per one one-thousandth of a share of New D&B Participating Preferred Stock (as the same may be adjusted, hereinafter referred to as the "New D&B Participating Preferred Stock Purchase Price"), subject to adjustment. The description and terms of the New D&B Rights are set forth in the New D&B Rights Agreement dated as of June 3, 1998, as the same may be amended from time to time (the "New D&B Rights Agreement"), between New D&B and First Chicago Trust Company of New York, as the New D&B Rights Agent (the "New D&B Rights Agent").

     Until the earlier to occur of (i) 10 days following a public announcement that a person or group of affiliated or associated persons (with certain exceptions, hereinafter referred to in this description of New D&B Rights, an "Acquiring Person") have acquired beneficial ownership of 15% or more of the outstanding shares of New D&B Common Stock or (ii) 10 business days (or such later date as may be determined by action of the Board of Directors prior to such time as any person or group of affiliated persons becomes an Acquiring Person) following the commencement of, or announcement of an intention to make, a tender offer or exchange offer the consummation of which would result in the beneficial ownership by a person or group of 15% or more of the outstanding shares of New D&B Common Stock (the earlier of such dates hereinafter referred to in this description of New D&B Rights as the "Rights Distribution Date"), the New D&B Rights will be evidenced by the certificates representing New D&B Common Stock.

     The New D&B Rights Agreement provides that, until the Rights Distribution Date (or earlier redemption or expiration of the New D&B Rights), the New D&B Rights will be transferred with and only with the New D&B Common Stock. Until the Rights Distribution Date (or earlier redemption or expiration of the New D&B Rights), New D&B Common Stock certificates will contain a notation incorporating the New D&B Rights Agreement by reference. Until the Rights Distribution Date (or earlier redemption or expiration of the New D&B Rights), the surrender for transfer of any certificates for shares of New D&B Common Stock will also constitute the transfer of the New D&B Rights associated with the shares of New D&B Common Stock represented by such certificate. As soon as practicable following the Rights Distribution Date, separate certificates evidencing the New D&B Rights ("New D&B Rights Certificates") will be mailed to holders of record of the New D&B Common Stock as of the close of business on the Rights Distribution Date and such separate New D&B Rights Certificates alone will evidence the New D&B Rights.

     The New D&B Rights are not exercisable until the Rights Distribution Date. The New D&B Rights will expire on June 30, 2008 (hereinafter referred to in this description of New D&B Rights as the "Final Expiration Date"), unless the Final Expiration Date is advanced or extended or unless the New D&B Rights are earlier redeemed or exchanged by New D&B, in each case as described below.

     The New D&B Participating Preferred Stock Purchase Price payable, and the number of shares of New D&B Participating Preferred Stock or other securities or property issuable, upon exercise of the New D&B Rights are subject to adjustment from time to time to prevent dilution (i) in the event of a stock dividend on, or a subdivision, combination or reclassification of, the New D&B Participating Preferred Stock, (ii) upon the grant to holders of the New D&B Participating Preferred Stock of certain rights or warrants to subscribe for or purchase New D&B Participating Preferred Stock at a price, or securities convertible into New D&B Participating Preferred Stock with a conversion price, less than the then-current market price of the New D&B Participating Preferred Stock or (iii) upon the distribution to holders of the New D&B Participating Preferred Stock of evidences of indebtedness or assets (excluding regular periodic cash dividends or dividends payable in New D&B Participating Preferred Stock) or of subscription rights or warrants (other than those referred to above).

     The New D&B Rights are also subject to adjustment in the event of a stock dividend on the New D&B Common Stock payable in shares of New D&B Common Stock or subdivisions, consolidations or combinations of the New D&B Common Stock occurring, in any such case, prior to the Rights Distribution Date.

     Shares of New D&B Participating Preferred Stock purchasable upon exercise of the New D&B Rights will not be redeemable. Each share of New D&B Participating Preferred Stock will be entitled, when, as and if declared, to a minimum preferential quarterly dividend payment of $10 per share but will be entitled to an aggregate dividend of 1,000 times the dividend declared per share of New D&B Common Stock. In the event of liquidation, dissolution or winding up of New D&B, the holders of the New D&B Participating Preferred Stock will be entitled to a minimum preferential liquidation payment of $100 per share (plus any accrued but unpaid dividends) but will be entitled to an aggregate payment of 1,000 times the payment made per share of New D&B Common Stock. Each share of New D&B Participating Preferred Stock will have 1,000 votes, voting together with the New D&B Common Stock. Finally, in the event of any merger, consolidation or other transaction in which shares of New D&B Common Stock are converted or exchanged, each share of New D&B Participating Preferred Stock will be entitled to receive 1,000 times the amount received per share of New D&B Common Stock. These rights are protected by customary antidilution provisions.

     Because of the nature of the New D&B Participating Preferred Stock's dividend, liquidation and voting rights, the value of the one one-thousandth interest in a share of New D&B Participating Preferred Stock purchasable upon exercise of each New D&B Right should approximate the value of one share of New D&B Common Stock.

     In the event that any person or group of affiliated or associated persons becomes an Acquiring Person, each holder of a New D&B Right, other than New D&B Rights beneficially owned by the Acquiring Person (which will thereupon become void), will thereafter have the right to receive upon exercise of a New D&B Right and payment of the New D&B Participating Preferred Stock Purchase Price, that number of shares of New D&B Common Stock having a market value of two times the New D&B Participating Preferred Stock Purchase Price.

     In the event that, after a person or group has become an Acquiring Person, New D&B is acquired in a merger or other business combination transaction or 50% or more of its consolidated assets or earning power are sold, proper provision will be made so that each holder of a New D&B Right (other than New D&B Rights beneficially owned by an Acquiring Person which will have become void) will thereafter have the right to receive, upon the exercise thereof, that number of shares of common stock of the person with whom New D&B has engaged in the foregoing transaction (or its parent), which number of shares at the time of such transaction will have a market value of two times the New D&B Participating Preferred Stock Purchase Price.

     At any time after any person or group becomes an Acquiring Person and prior to the acquisition by such person or group of 50% or more of the outstanding shares of New D&B Common Stock or the occurrence of an event described in the prior paragraph, the Board of Directors of New D&B may exchange the New D&B Rights (other than New D&B Rights owned by such person or group which will have become void), in whole or in part, at an exchange ratio of one share of New D&B Common Stock, or a fractional share of New D&B Participating Preferred Stock of equivalent value (or of a share of a class or series of New D&B's Preferred Stock having similar rights, preferences and privileges), per New D&B Right (subject to adjustment).

     With certain exceptions, no adjustment in the New D&B Participating Preferred Stock Purchase Price will be required until cumulative adjustments require an adjustment of at least 1% in such New D&B Participating Preferred Stock Purchase Price. No fractional shares of New D&B Participating Preferred Stock will be issued (other than fractions which are integral multiples of one one-thousandth of a share of New D&B Participating Preferred Stock, which may, at the election of New D&B, be evidenced by depositary receipts) and in lieu thereof, an adjustment in cash will be made based on the market price of the New D&B Participating Preferred Stock on the last trading period to the date of exercise.

     At any time prior to the time an Acquiring Person becomes such, the Board of Directors of New D&B may redeem the New D&B Rights in whole, but not in part, at a price of $0.01 per New D&B Right (hereinafter referred to in this description of New D&B Rights as the "Redemption Price"). The redemption of the New D&B Rights may be made effective at such time, on such basis and with such conditions as the Board of Directors in its sole discretion may establish. Immediately upon any redemption of the New D&B Rights, the right to exercise the New D&B Rights will terminate and the only right of the holders of New D&B Rights will be to receive the Redemption Price.

     For so long as the New D&B Rights are then redeemable, New D&B may, except with respect to the Redemption Price, amend the New D&B Rights in any manner. After the New D&B Rights are no longer redeemable, New D&B may, except with respect to the Redemption Price, amend the New D&B Rights in any manner that does not adversely affect the interests of holders of the New D&B Rights.

     Until a New D&B Right is exercised, the holder thereof, as such, will have no rights as a stockholder of New D&B, including, without limitation, the right to vote or to receive dividends.

     A copy of the form of New D&B Rights Agreement has been filed as an exhibit to the Registration Statement on Form 10 of New D&B in respect of the registration of the New D&B Common Stock under the Exchange Act. A copy of the New D&B Rights Agreement is available free of charge from New D&B. The summary description of the New D&B Rights set forth above does not purport to be complete and is qualified in its entirety by reference to the New D&B Rights Agreement, as the same may be amended from time to time, which is hereby incorporated herein by reference.

CERTAIN EFFECTS OF THE NEW DUN & BRADSTREET CORPORATION RIGHTS AGREEMENT

     The New D&B Rights Agreement is designed to protect stockholders of New D&B in the event of unsolicited offers to acquire New D&B and other coercive takeover tactics which, in the opinion of the Board of Directors of New D&B, could impair its ability to represent stockholder interests. The provisions of the New D&B Rights Agreement may render an unsolicited takeover of New D&B more difficult or less likely to occur or might prevent such a takeover, even though such takeover may offer New D&B's stockholders the opportunity to sell their stock at a price above the prevailing market rate and may be favored by a majority of the stockholders of New D&B.

NO PREEMPTIVE RIGHTS

     No holder of any class of stock of New D&B authorized at the time of the Distribution will have any preemptive right to subscribe to any securities of New D&B of any kind or class.

DELAWARE GENERAL CORPORATION LAW

     The terms of Section 203 of the General Corporation Law of the State of Delaware (the "DGCL") apply to New D&B since it is a Delaware corporation. Pursuant to Section 203, with certain exceptions, a Delaware corporation may not engage in any of a broad range of business combinations, such as mergers, consolidations and sales of assets, with an "interested stockholder" for a period of three years from the time that such person became an interested stockholder unless (a) the transaction that results in the person's becoming an interested stockholder or the business combination is approved by the board of directors of the corporation before the person becomes an interested stockholder, (b) upon consummation of the transaction which results in the stockholder becoming an interested stockholder, the interested stockholder owns 85% or more of the voting stock of the corporation outstanding at the time the transaction commenced, excluding shares owned by persons who are directors and also officers and shares owned by certain employee stock plans or (c) on or after the time the person becomes an interested stockholder, the business combination is approved by the corporation's board of directors and by holders of at least two-thirds of the corporation's outstanding voting stock, excluding shares owned by the interested stockholder, at a meeting of stockholders. Under
Section 203, an "interested stockholder" is defined as any person, other than the corporation and any direct or indirect majority-owned subsidiary, that is
(a) the owner of 15% or more of the outstanding voting stock of the corporation or (b) an affiliate or associate of the corporation and was the owner of 15% or more of the outstanding voting stock of the corporation at any time within the three-year period immediately prior to the date on which it is sought to be determined whether such person is an interested stockholder. Section 203 does not apply to a corporation that so provides in an amendment to its certificate of incorporation or by-laws passed by a majority of its outstanding shares, but such stockholder action does not become effective for 12 months following its adoption and would not apply to persons who were already interested stockholders at the time of the amendment. New D&B's Restated Certificate of Incorporation does not exclude New D&B from the restrictions imposed under Section 203.

     Under certain circumstances, Section 203 makes it more difficult for a person who would be an "interested stockholder" to effect various business combinations with a corporation for a three-year period. The provisions of
Section 203 may encourage companies interested in acquiring New D&B to negotiate in advance with New D&B's Board of Directors, because the stockholder approval requirement would be avoided if the Board of Directors approves either the business combination or the transaction which results in the stockholder becoming an interested stockholder. Such provisions also may have the effect of preventing changes in the Board of Directors of New D&B. It is further possible that such provisions could make it more difficult to accomplish transactions which stockholders may otherwise deem to be in their best interests.

PROVISIONS OF THE NEW DUN & BRADSTREET CORPORATION RESTATED CERTIFICATE OF INCORPORATION AND AMENDED AND RESTATED BY-LAWS AFFECTING CHANGE IN CONTROL

     Certain provisions of the New D&B Restated Certificate of Incorporation and Amended and Restated By-laws may delay or make more difficult unsolicited acquisitions or changes of control of New D&B. It is believed that such provisions will enable New D&B to develop its business in a manner that will foster its long-term growth without disruption caused by the threat of a takeover not deemed by its Board of Directors to be in the best interests of New D&B and its stockholders. Such provisions could have the effect of discouraging third parties from making proposals involving an unsolicited acquisition or change of control of New D&B, although such proposals, if made, might be considered desirable by a majority of New D&B's stockholders. Such provisions may also have the effect of making it more difficult for third parties to cause the replacement of the current Board of Directors of New D&B. These provisions include (i) the availability of capital stock for issuance from time to time at the discretion of the Board of Directors (see "-- Authorized But Unissued Capital Stock"), (ii) prohibitions against stockholders calling a special meeting of stockholders or acting by written consent in lieu of a meeting, (iii) requirements for advance notice for raising business or making nominations at stockholders' meetings, (iv) the ability of the Board of Directors to increase the size of the board and to appoint directors to newly created directorships,
(v) a classified Board of Directors and (vi) higher than majority requirements to make certain amendments to the By-laws and Certificate of Incorporation.

  No Stockholder Action by Written Consent; Special Meetings

     The New D&B Restated Certificate of Incorporation and Amended and Restated By-laws provide that stockholder action can be taken only at an annual or special meeting and cannot be taken by written consent in lieu of a meeting. The New D&B Restated Certificate of Incorporation and Amended and Restated By-laws also provide that special meetings of the stockholders can be called only by the Chief Executive Officer of New D&B or by a vote of the majority of the Board of Directors. Furthermore, the By-laws of New D&B provide that only such business as is specified in the notice of any such special meeting of stockholders may come before such meeting.

  Advance Notice for Raising Business or Making Nominations at Meetings

     The By-laws of New D&B establish an advance notice procedure for stockholder proposals to be brought before an annual meeting of stockholders and for nominations by stockholders of candidates for election as directors at an annual or special meeting at which directors are to be elected. Only such business may be conducted at an annual meeting of stockholders as has been brought before the meeting by, or at the direction of, the Chairman of the Board of Directors, or by a stockholder of New D&B who is entitled to vote at the meeting who has given to the Secretary of New D&B timely written notice, in proper form, of the stockholder's intention to bring that business before the meeting. The chairman of such meeting has the authority to make such determinations. Only persons who are nominated by, or at the direction of, the Chairman of the Board of Directors, or who are nominated by a stockholder who has given timely written notice, in proper form, to the Secretary prior to a meeting at which directors are to be elected will be eligible for election as directors of New D&B.

     To be timely, a stockholder's notice of business to be brought before an annual meeting and nominations of candidates for election as directors at any annual meeting shall be delivered to the Secretary of New D&B at the principal executive offices of New D&B not less than 70 days nor more than 90 days prior to the first anniversary of the preceding year's annual meeting; provided, however, that in the event that the date of the annual meeting is advanced by more than 20 days, or delayed by more than 70 days, from such anniversary date, notice by the stockholder to be timely must be so delivered not earlier than the ninetieth day prior to such annual meeting and not later than the close of business on the later of the seventieth day prior to such annual meeting or the tenth day following the day on which public announcement of the date of such meeting is first made.

     To be timely, a stockholder's notice of nominations of persons for election to the Board of Directors may be made at such a special meeting of stockholders if the stockholder's notice shall be delivered to the Secretary of New D&B at the principal executive offices of New D&B not earlier than the ninetieth day prior to such special meeting and not later than the close of business on the later of the seventieth day prior to such special meeting or the tenth day following the day on which public announcement is first made of the date of the special meeting and of the nominees proposed by the Board of Directors to be elected at such meeting.

     The notice of any nomination for election as a director must set forth the name and address of, and the class and number of shares of New D&B held by, the stockholder who intends to make the nomination and the beneficial owner, if any, on whose behalf the nomination is being made; the name and address of the person or persons to be nominated; a representation that the stockholder is a holder of record of stock of New D&B entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice; a description of all arrangements or understandings between the stockholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the stockholder; such other information regarding each nominee proposed by such stockholder as would have been required to be included in a proxy statement filed pursuant to the proxy rules of the SEC had each nominee been nominated, or intended to be nominated, by the Board of Directors; and the consent of each nominee to serve as a director if so elected.

  Number of Directors; Filling of Vacancies; Removal

     The New D&B Restated Certificate of Incorporation and Amended and Restated By-laws provide that newly created directorships resulting from an increase in the authorized number of directors (or any vacancy) may only be filled by a vote of a majority of directors then in office. Accordingly, the Board of Directors of New D&B may be able to prevent any stockholder from obtaining majority representation on the Board of Directors by increasing the size of the board and filling the newly created directorships with its own nominees. If any applicable provision of the DGCL expressly confers power on stockholders to fill such a directorship at a special meeting of stockholders, such a directorship may be filled at such meeting only by the affirmative vote of at least 80% in voting power of all shares of New D&B entitled to vote generally in the election of directors, voting as a single class. Directors may be removed only for cause, and only by the affirmative vote of at least 80% in voting power of all shares of New D&B entitled to vote generally in the election of directors, voting as a single class.

  Classified Board of Directors

     The New D&B Restated Certificate of Incorporation provides for New D&B's Board of Directors to be divided into three classes of directors serving staggered three-year terms. As a result, approximately one third of New D&B's Board of Directors will be elected each year. See "The New Dun & Bradstreet Corporation Management and Executive Compensation -- The New Dun & Bradstreet Corporation Board of Directors".

     New D&B believes that a classified board will help to assure the continuity and stability of its Board of Directors, and its business strategies and policies as determined by its Board, because a majority of the directors at any given time will have prior experiences as directors of New D&B. This provision should also help to ensure that New D&B's Board of Directors, if confronted with an unsolicited proposal from a third party that has acquired a block of New D&B's voting stock, will have sufficient time to review the proposal and appropriate alternatives and to seek the best available result for all stockholders.

     This provision could prevent a party who acquires control of a majority of the outstanding voting stock from obtaining control of New D&B's Board of Directors until the second annual stockholders meeting following the date the acquiror obtains the controlling stock interest, could have the effect of discouraging a potential acquiror from making a tender offer or otherwise attempting to obtain control of New D&B and could thus increase the likelihood that incumbent directors will retain their positions.

  Amendments to the Amended and Restated By-laws

     The New D&B Restated Certificate of Incorporation provides that the affirmative vote of the holders of at least 80% in voting power of all the shares of New D&B entitled to vote generally in the election of directors, voting together as a single class, shall be required in order for the stockholders to alter, amend or repeal any provision of the Amended and Restated By-laws which is to the same effect as provisions contained in the Restated Certificate of Incorporation relating to (i) the amendment of the Amended and Restated By-laws, (ii) the classified Board of Directors and the filling of director vacancies and (iii) calling and taking actions at meetings of stockholders and prohibiting stockholders from taking action by written consent.

  Amendments to the Restated Certificate of Incorporation

     The New D&B Restated Certificate of Incorporation requires the affirmative vote of the holders of at least 80% in voting power of all the shares of New D&B entitled to vote generally in the election of directors, voting together as a single class, to alter, amend or repeal provisions of the Restated Certificate of Incorporation relating to (i) the amendment of the Restated Certificate of Incorporation and/or the Amended and Restated By-laws, (ii) the classified Board of Directors and the filling of director vacancies and (iii) calling and taking actions at meetings of stockholders and prohibiting stockholders from taking action by written consent.

INDEMNIFICATION AND LIMITATION OF LIABILITY FOR DIRECTORS AND OFFICERS

     The New D&B Restated Certificate of Incorporation provides that New D&B shall indemnify directors and officers to the fullest extent permitted by the laws of the State of Delaware. The New D&B Restated Certificate of Incorporation also provides that a director of New D&B shall not be liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL as the same exists or may hereafter be amended.

     The indemnification rights conferred by the Restated Certificate of Incorporation of New D&B are not exclusive of any other right to which a person seeking indemnification may otherwise be entitled. New D&B will also provide liability insurance for the directors and officers for certain losses arising from claims or charges made against them, while acting in their capacities as directors or officers.

                                 R.H. DONNELLEY

                                 CAPITALIZATION

     The following table sets forth the pro forma historical capitalization of R.H. Donnelley as of March 31, 1998 and as adjusted to give effect to the Distribution and the transactions contemplated thereby. The following data is qualified in its entirety by the financial statements of R.H. Donnelley presented on a stand-alone basis and the other information contained elsewhere in this Information Statement. See "Forward-Looking Statements".

                                                              PRO FORMA
                                                              HISTORICAL
                                                                AS OF           PRO FORMA
                                                              MARCH 31,      AS ADJUSTED FOR
                                                               1998(1)     THE DISTRIBUTION(2)
                                                              ----------   -------------------
                                                               (AMOUNTS IN THOUSANDS, EXCEPT
                                                                 SHARE AND PER SHARE DATA)
Cash and Cash Equivalents...................................   $     17         $      17
                                                               ========         =========
Long Term Debt..............................................         --           500,000
                                                               --------         ---------
Preferred Stock, par value $1.00 per share,
  authorized -- 10,000,000 shares...........................         --                --
                                                               --------         ---------
Common Stock, par value $1.00 per share,
  authorized -- 400,000,000 shares, issued and
  outstanding -- 188,420,996 shares, less treasury shares of
  16,850,856................................................    171,570           171,570
Retained Earnings (Deficit).................................     74,317          (415,183)
     Total Equity (Deficit).................................    245,887          (243,613)
                                                               --------         ---------
          Total Capitalization..............................   $245,887         $ 256,387
                                                               ========         =========

---------------
(1) The Pro Forma Historical column reflects the recapitalization of R.H. Donnelley at the date of the Distribution. See "R.H. Donnelley Pro Forma Condensed Financial Statements".

(2) In connection with the Distribution, R.H. Donnelley has borrowed $350 million under the R.H. Donnelley Credit Facility and issued $150 million of senior subordinated notes under the R.H. Donnelley Indenture. The net proceeds of the offering of the notes, along with R.H. Donnelley's borrowings under the R.H. Donnelley Credit Facility will be used (i) to repay indebtedness of D&B, primarily commercial paper, (ii) to pay costs and expenses related to the Distribution and (iii) to repay indebtedness of D&B to subsidiaries which, following the Distribution, will be subsidiaries of New D&B. This $500 million of debt will be an obligation of R.H. Donnelley after the Distribution.

                                 R.H. DONNELLEY

                            SELECTED FINANCIAL DATA

     The Selected Financial Data of R.H. Donnelley as of December 31, 1996 and 1997, and for each of the years in the three year period ended December 31, 1997, are derived from the audited financial statements of R.H. Donnelley included elsewhere in this Information Statement. R.H. Donnelley's audited financial statements are presented as if R.H. Donnelley were a stand-alone entity for all periods presented. The Selected Financial Data of R.H. Donnelley as of December 31, 1993, 1994 and 1995, and for the years ended December 31, 1993 and 1994, are derived from the unaudited financial statements of R.H. Donnelley, and, in the opinion of management, include all necessary adjustments for a fair presentation of such data in conformity with generally accepted accounting principles. The Selected Financial Data as of March 31, 1998 and for the three months ended March 31, 1997 and 1998 have been derived from the unaudited interim financial statements of R.H. Donnelley included elsewhere in this Information Statement, and, in the opinion of management, include all necessary adjustments for a fair presentation of such data in conformity with generally accepted accounting principles. The financial data included herein may not necessarily reflect the results of operations and financial position of R.H. Donnelley in the future or what they would have been had it been a separate entity. The information set forth below should be read in conjunction with the R.H. Donnelley information under "R.H. Donnelley Capitalization", "R.H. Donnelley Pro Forma Condensed Financial Statements", "R.H. Donnelley Management's Discussion and Analysis of Financial Condition and Results of Operations" and the R.H. Donnelley Financial Statements and Notes thereto included elsewhere in this Information Statement.

                                                            FOR THE YEAR ENDED DECEMBER 31,
                                     -----------------------------------------------------------------------------
                                                               HISTORICAL                             PRO FORMA(1)
                                     --------------------------------------------------------------   ------------
                                        1993         1994         1995         1996         1997          1997
                                     ----------   ----------   ----------   ----------   ----------   ------------
                                                     (AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS DATA(2):
Revenues...........................  $  333,047   $  310,313   $  312,940   $  270,029   $  239,865    $  239,865
Expenses:
  Operating Expenses(3)............     157,546      139,022      157,559      135,500      132,278       132,278
  General and Administrative(3)....     124,992       91,368       75,754       83,803       81,089        81,089
  Depreciation and Amortization....      15,694       15,444       16,322       16,229       21,930        21,930
  Restructuring Charges............          --           --       17,690           --           --            --
                                     ----------   ----------   ----------   ----------   ----------    ----------
        Total Expenses.............     298,232      245,834      267,325      235,532      235,297       235,297
Income from Partnerships and
  Related Fees.....................     129,873      148,770      137,180      132,945      130,171       130,171
                                     ----------   ----------   ----------   ----------   ----------    ----------
        Operating Income...........     164,688      213,249      182,795      167,442      134,739       134,739
Gain(Loss) on Dispositions.........          --           --           --      (28,500)       9,412         9,412
Interest Expense...................          --           --           --           --           --        40,955
                                     ----------   ----------   ----------   ----------   ----------    ----------
        Income Before Provision for
          Income Taxes.............     164,688      213,249      182,795      138,942      144,151       103,196
Provision for Income Taxes.........      65,875       85,300       74,398       60,857       59,246        42,864
                                     ----------   ----------   ----------   ----------   ----------    ----------
        Net Income.................  $   98,813   $  127,949   $  108,397   $   78,085   $   84,905    $   60,332
                                     ==========   ==========   ==========   ==========   ==========    ==========
PRO FORMA EARNINGS PER SHARE(4):
    Basic..........................  $     0.56   $     0.75   $     0.64   $     0.46   $     0.50    $     0.35
    Diluted........................  $     0.56   $     0.75   $     0.64   $     0.46   $     0.50    $     0.35
SHARES USED IN COMPUTING PRO FORMA
  EARNINGS PER SHARE(4):
    Basic..........................     177,200      169,946      169,522      170,017      170,765       170,765
    Diluted........................     177,200      169,946      169,883      170,289      171,065       171,065
OTHER FINANCIAL DATA:
    Gross Advertising Sales(5).....  $1,151,700   $1,108,705   $1,145,944   $1,115,560   $1,067,242    $1,067,242

                                             FOR THE THREE MONTHS
                                               ENDED MARCH 31,
                                     ------------------------------------
                                          HISTORICAL         PRO FORMA(1)
                                     ---------------------   ------------
                                       1997         1998         1998
                                     --------     --------   ------------
                                     (AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS DATA(2):
Revenues...........................  $ 20,200     $ 24,344    $   24,344
Expenses:
  Operating Expenses(3)............     5,553        7,093         7,093
  General and Administrative(3)....    16,963       17,695        17,695
  Depreciation and Amortization....     5,416        4,952         4,952
  Restructuring Charges............        --           --            --
                                     --------     --------    ----------
        Total Expenses.............    27,932       29,740        29,740
Income from Partnerships and
  Related Fees.....................     5,442       25,642        25,642
                                     --------     --------    ----------
        Operating Income...........    (2,290)      20,246        20,246
Gain(Loss) on Dispositions.........        --           --            --
Interest Expense...................        --           --        10,239
                                     --------     --------    ----------
        Income Before Provision for
          Income Taxes.............    (2,290)      20,246        10,007
Provision for Income Taxes.........      (916)       8,098         4,002
                                     --------     --------    ----------
        Net Income.................  $ (1,374)    $ 12,148    $    6,005
                                     ========     ========    ==========
PRO FORMA EARNINGS PER SHARE(4):
    Basic..........................  $  (0.01)    $   0.07    $     0.04
    Diluted........................  $  (0.01)    $   0.07    $     0.03
SHARES USED IN COMPUTING PRO FORMA
  EARNINGS PER SHARE(4):
    Basic..........................   171,189      171,153       171,153
    Diluted........................   171,189(6)   172,396       172,396
OTHER FINANCIAL DATA:
    Gross Advertising Sales(5).....  $ 68,136     $147,226    $  147,226

                                                            AS OF DECEMBER 31,
                                      --------------------------------------------------------------
                                                                HISTORICAL
                                      --------------------------------------------------------------
                                         1993         1994         1995         1996         1997
                                      ----------   ----------   ----------   ----------   ----------
                                                          (AMOUNTS IN THOUSANDS)
BALANCE SHEET DATA(2):
  Total Assets......................  $  512,165   $  526,168   $  520,214   $  502,193   $  382,286
  Long Term Debt....................
  Shareholder's Equity (Deficit)....  $  350,942   $  370,314   $  386,565   $  379,184   $  258,675

                                           AS OF MARCH 31,
                                      -------------------------
                                      HISTORICAL   PRO FORMA(1)
                                      ----------   ------------
                                         1998          1998
                                      ----------   ------------
                                       (AMOUNTS IN THOUSANDS)
BALANCE SHEET DATA(2):
  Total Assets......................   $359,174     $ 369,674
  Long Term Debt....................   $     --     $ 500,000
  Shareholder's Equity (Deficit)....   $245,887     $(243,613)

---------------
(1) See "R.H. Donnelley Pro Forma Condensed Financial Statements".

(2) The Selected Financial Data above include amounts related to businesses that have been sold and will not be included in R.H. Donnelley's results in future periods. The P-West business was sold in May 1996 and the P-East business was sold in December 1997. The above Selected Financial Data contain the following amounts applicable to those businesses.

                                                                                      AS OF AND
                                                                                       FOR THE
                                  AS OF AND FOR THE YEAR ENDED DECEMBER 31,          YEAR ENDED
                                           (AMOUNTS IN THOUSANDS)                     MARCH 31,
                             ---------------------------------------------------   ---------------
                               1993       1994       1995       1996      1997          1997
                             --------   --------   --------   --------   -------   ---------------
Revenues..................   $166,176   $148,785   $140,104   $ 97,263   $77,979       $   635
Operating Income..........   $ 13,199   $ 27,926   $ 22,250   $ 18,587   $10,969       $  (914)
Total Assets..............   $163,440   $138,345   $131,751   $ 80,962   $    --       $68,660
Gross Advertising Sales...   $156,631   $139,060   $133,389   $ 89,939   $73,753       $ 1,513

(3) Allocations of historical corporate expense of D&B are included in operating expenses and general and administrative expenses. R.H. Donnelley's management believes these allocations are reasonable. However, the costs of these services and benefits allocated to R.H. Donnelley are not necessarily indicative of the costs that would have been incurred if R.H. Donnelley had performed or provided these services as a separate entity. These allocations were $24.1 million, $18.6 million and $21.5 million in 1995, 1996 and 1997, respectively, and were $5.9 million and $5.3 million for the three months ended March 31, 1997 and the three months ended March 31, 1998, respectively. No data is available prior to the year ended December 31, 1995.

(4) The computation of pro forma basic earnings per share for the periods presented is based upon the historical weighted average number of shares of D&B Common Stock outstanding, reflecting the one-for-one distribution. The computation of pro forma diluted earnings per share is calculated by dividing net income by the sum of D&B's historical weighted average common shares outstanding and potentially dilutive R.H. Donnelley common shares. Potentially dilutive common shares are calculated in accordance with the treasury stock method, which assumes that proceeds from the exercise of all R.H. Donnelley employees' options are used to repurchase common stock at market value. The amount of shares remaining after the proceeds are exhausted represent the potentially dilutive effect of the options.

(5) Unaudited gross advertising sales is the billing value of advertisements sold by R.H. Donnelley and DonTech.

(6) The exercise of potentially dilutive shares has not been assumed for the three months ended March 31, 1997, since the result is antidilutive.

                                 R.H. DONNELLEY

                    PRO FORMA CONDENSED FINANCIAL STATEMENTS

     The following unaudited pro forma condensed financial statements have been prepared giving effect to the Distribution as if it occurred on March 31, 1998 for the pro forma condensed balance sheet and January 1, 1997 for the pro forma condensed statements of operations. The pro forma condensed balance sheet and statements of operations set forth below do not purport to represent what R.H. Donnelley's financial position and results of operations actually would have been had the Distribution occurred on the date indicated or to project R.H. Donnelley's operating results for any future period. The pro forma adjustments are based upon available information and certain assumptions that R.H. Donnelley's management believes are reasonable. The pro forma condensed financial statements set forth below should be read in conjunction with, and are qualified in their entirety by, the R.H. Donnelley information under "R.H. Donnelley Selected Financial Data" and "R.H. Donnelley Management's Discussion and Analysis of Financial Condition and Results of Operations" and in the R.H. Donnelley Financial Statements and Notes thereto included elsewhere in this Information Statement.

                                 R.H. DONNELLEY
                  PRO FORMA CONDENSED STATEMENT OF OPERATIONS

                                                    FOR THE YEAR ENDED DECEMBER 31, 1997
                                                ---------------------------------------------
                                                HISTORICAL     ADJUSTMENTS         PRO FORMA
                                                -----------    -----------        -----------
                                                (AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)
Revenues......................................  $   239,865                       $   239,865(A)
Expenses:
  Operating Expenses..........................      132,278                           132,278
  General and Administrative..................       81,089                            81,089(B)
  Depreciation and Amortization...............       21,930                            21,930
                                                -----------                       -----------
          Total Expenses......................      235,297                           235,297
Income from Partnerships and Other Related
  Fees........................................      130,171                           130,171
                                                -----------                       -----------
Operating Income..............................      134,739                           134,739(A)
Gain on Disposition...........................        9,412                             9,412
Interest Expense..............................           --     $(39,656)(C)(D)       (40,955)
                                                                  (1,299)(E)
                                                -----------     --------          -----------
          Income before Provision for Income
            Taxes.............................      144,151      (40,955)             103,196
Provision for Income Taxes....................       59,246      (16,382)(F)           42,864
                                                -----------     --------          -----------
Net Income....................................  $    84,905     $(24,573)         $    60,332
                                                ===========     ========          ===========
Pro Forma Earnings Per Share:
  Basic.......................................  $      0.50                       $      0.35
                                                ===========                       ===========
  Diluted.....................................  $      0.50                       $      0.35
                                                ===========                       ===========
Shares Used in Computing Pro Forma Earnings
  Per Share:
  Basic.......................................      170,765                           170,765
                                                ===========                       ===========
  Diluted.....................................      171,065                           171,065
                                                ===========                       ===========

             See notes to pro forma condensed financial statements

                                 R.H. DONNELLEY
                  PRO FORMA CONDENSED STATEMENT OF OPERATIONS

                                                    FOR THE THREE MONTHS ENDED MARCH 31, 1998
                                                --------------------------------------------------
                                                HISTORICAL          ADJUSTMENTS          PRO FORMA
                                                ----------          -----------          ---------
                                                  (AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)
Revenues......................................   $ 24,344                                $ 24,344
Expenses:
  Operating Expenses..........................      7,093                                   7,093
  General and Administrative..................     17,695                                  17,695(B)
  Depreciation and Amortization...............      4,952                                   4,952
                                                 --------                                --------
          Total Expenses......................     29,740                                  29,740
Income from Partnerships and Other Related
  Fees........................................     25,642                                  25,642
                                                 --------                                --------
Operating Income..............................     20,246                                  20,246
Interest Expense..............................         --            $ (9,914)(C)(D)      (10,239)
                                                                         (325)(E)
                                                 --------            --------            --------
          Income before Provision for Income
            Taxes.............................     20,246             (10,239)             10,007
Provision for Income Taxes....................      8,098              (4,096)(F)           4,002
                                                 --------            --------            --------
Net Income....................................   $ 12,148            $ (6,143)           $  6,005
                                                 ========            ========            ========
Pro Forma Earnings Per Share:
  Basic.......................................   $   0.07                                $   0.04
                                                 ========                                ========
  Diluted.....................................   $   0.07                                $   0.03
                                                 ========                                ========
Shares Used in Computing Pro Forma Earnings
  Per Share:
  Basic.......................................    171,153                                 171,153
                                                 ========                                ========
  Diluted.....................................    172,396                                 172,396
                                                 ========                                ========

             See notes to pro forma condensed financial statements

                                 R.H. DONNELLEY

                       PRO FORMA CONDENSED BALANCE SHEET

                                                             AS OF MARCH 31, 1998
                                           ---------------------------------------------------------
                                                           PRO FORMA
                                           HISTORICAL    HISTORICAL(H)    ADJUSTMENTS      PRO FORMA
                                           ----------    -------------    -----------      ---------
                                                            (DOLLARS IN THOUSANDS,
                                                            EXCEPT PER SHARE DATA)
ASSETS:
Cash and Cash Equivalents................   $     17       $     17                        $      17
Other Current Assets.....................    136,703        136,703                          136,703
                                            --------       --------                        ---------
          Total Current Assets...........    136,720        136,720                          136,720
Non-Current Assets.......................    222,454        222,454        $  10,500(G)      232,954
                                            --------       --------        ---------       ---------
          Total Assets...................   $359,174        359,174        $  10,500       $ 369,674
                                            ========       ========        =========       =========
LIABILITIES AND SHAREHOLDER'S EQUITY:
Current Liabilities......................   $ 50,527       $ 50,527                        $  50,527
Long Term Debt...........................         --             --        $ 500,000(C)      500,000
Other Liabilities........................     62,760         62,760                           62,760
                                            --------       --------        ---------       ---------
          Total Liabilities..............    113,287        113,287          500,000         613,287
Shareholder's Equity:
Preferred Stock, par value $1.00 per
  share, Authorized -- 10,000,000 shares
Common Stock, par value $1.00 per share,
  Authorized -- 400,000,000 shares;
  Issued -- 188,420,996 shares, less
  treasury shares of 16,850,856..........         --        171,570               --         171,570
Common Stock, no par value Authorized --
  100 shares; Issued and
  Outstanding -- 100 shares..............     12,002             --               --              --
Capital Surplus..........................    101,032             --               --              --
Retained Earnings (Deficit)..............    132,853         74,317         (489,500)       (415,183)
                                            --------       --------        ---------       ---------
          Total Shareholder's Equity.....    245,887        245,887         (489,500)       (243,613)
                                            --------       --------        ---------       ---------
          Total Liabilities and
            Shareholder's Equity.........   $359,174       $359,174        $  10,500       $ 369,674
                                            ========       ========        =========       =========

             See notes to pro forma condensed financial statements

                                 R.H. DONNELLEY
               NOTES TO PRO FORMA CONDENSED FINANCIAL STATEMENTS

A. The pro forma condensed statement of operations for the year ended December 31, 1997 includes amounts related to the P-East business that was sold in December 1997 and will not be included in the results going forward. The following amounts were related to this business.

                                                              (IN THOUSANDS)
                                                              --------------
Revenues....................................................     $77,979
Operating Income............................................      10,969

B. R.H. Donnelley estimates a net increase in operating expense of as much as approximately $8.6 million annually associated with operating as a publicly owned company which is not reflected in the pro forma condensed financial statements.

C. In connection with the Distribution, R.H. Donnelley has borrowed $350 million under the R.H. Donnelley Credit Facility and issued $150 million of senior subordinated notes. The net proceeds of the offering of the notes, along with R.H. Donnelley's borrowings under the R.H. Donnelley Credit Facility will be used (i) to repay indebtedness of D&B, primarily commercial paper, (ii) to pay costs and expenses related to the Distribution and (iii) to repay indebtedness of D&B to subsidiaries which, following the Distribution, will be subsidiaries of New D&B. This $500 million of debt will be an obligation of R.H. Donnelley after the Distribution. The debt is currently comprised of:

                                                 BANK FINANCING                               SENIOR
                       ------------------------------------------------------------------  SUBORDINATED
                        REVOLVER      A LOAN        B LOAN        C LOAN        TOTAL         NOTES
                       -----------  -----------  ------------  ------------  ------------  ------------
Amount...............  $50 million  $75 million  $125 million  $100 million  $350 million  $150 million
Estimated Interest...     7.19%        7.19%        7.44%         7.69%                           9.13%
Estimated Financing
  Costs..............                                                        $5.8 million  $4.7 million
Estimated Financing
  Term...............    6 years      6 years     7.5 years     8.5 years    6-8.5 years       10 years

D. Gives effect to the interest expense on $500 million of debt based on a weighted average interest rate of 7.93% per annum.

E. Gives effect to the amortization of $10.5 million of estimated deferred financing costs related to the $500 million of debt. The deferred financing costs will be amortized over the life of the debt.

F. To reflect the tax effect of the pro forma adjustments at the statutory tax rate.

G. To reflect the $10.5 million of deferred financing costs related to the $500 million of debt.

H. The Pro Forma Historical column reflects the recapitalization of R.H. Donnelley at the date of the Distribution.

                                 R.H. DONNELLEY

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     This discussion and analysis of financial condition and results of operations is prepared as if R.H. Donnelley was a stand-alone entity for all periods discussed. This discussion should be read in conjunction with the R.H. Donnelley Financial Statements and Notes thereto included elsewhere in this Information Statement.

OVERVIEW

     R.H. Donnelley is currently a direct wholly owned subsidiary of D&B. On June 3, 1998, the Board of Directors of D&B declared the Distribution and announced that the Distribution will be effected on June 30, 1998. Following the Distribution, D&B's only remaining subsidiary will be R.H. Donnelley, and each of D&B and New D&B will be independent, publicly-traded companies. In connection with the Distribution, D&B will be renamed R.H. Donnelley Corporation and New D&B will be renamed The Dun & Bradstreet Corporation. R.H. Donnelley provides sales, marketing and publishing services for yellow pages directories and is the largest independent marketer of yellow pages advertising in the United States. R.H. Donnelley is also a leading provider of pre-press publishing services for yellow pages directories (including a majority of the directories for which it sells advertising). R.H. Donnelley will retain all the assets and liabilities related to yellow pages sales, marketing and publishing services after the Distribution.

     The financial statements generally reflect the financial position, results of operations and cash flows of R.H. Donnelley as if it were a stand-alone entity for all periods presented. The financial statements include allocations of certain D&B corporate headquarters assets (including prepaid pension assets) and liabilities (including postretirement benefits) and expenses (including cash management, legal, accounting, tax, employee benefits, insurance services, data services and other D&B corporate overhead) relating to R.H. Donnelley's business which R.H. Donnelley's management believes to be reasonable. However, the costs of these services and benefits charged to R.H. Donnelley are not necessarily indicative of the costs that would have been incurred if R.H. Donnelley had performed or provided these functions as a separate entity. R.H. Donnelley estimates a net increase in general and administrative expenses associated with operating as an independent, publicly-traded company, which may be as much as approximately $8.6 million annually above the amount which was allocated in 1997 from D&B.

     The financial information included herein may not necessarily reflect the results of operations, financial position, changes in shareholders' equity and cash flows of R.H. Donnelley in the future or what they would have been had it been a separate entity during the periods presented. The financial statements reflect effective tax rates of R.H. Donnelley on a separate company basis. These rates do not reflect the historical benefit of D&B's global tax planning actions which have resulted in lower consolidated tax rates. Historically, D&B used a centralized cash management system to finance R.H. Donnelley's operations. Cash deposits from R.H. Donnelley's business were transferred to D&B on a daily basis and D&B funded R.H. Donnelley's disbursement bank accounts as required. No interest was charged on these transactions with D&B. R.H. Donnelley will not continue to participate in D&B's cash management system after the Distribution. R.H. Donnelley will have its own bank accounts and control the use of its cash.

     For purposes of governing certain of the ongoing relationships between New D&B and R.H. Donnelley after the Distribution and to provide for an orderly transition, D&B and New D&B will enter into various agreements including a Distribution Agreement, Tax Allocation Agreement, Employee Benefits Agreement, Intellectual Property Agreement, Shared Transaction Services Agreement, Data Services Agreement and Transition Services Agreements. For descriptions of these agreements see "Relationship Between The New Dun & Bradstreet Corporation and R.H. Donnelley Corporation After The Distribution".

     R.H. Donnelley earns income from three primary sources: sales commission revenues, publishing services revenues and partnership income and related fees. Sales commission revenues from R.H. Donnelley's Bell Atlantic operations and its Sprint sales agency operations are recognized by R.H. Donnelley when an advertising contract is signed with a customer. Sales commission revenues for advertising sales for the CenDon partnership, for which CenDon is the publisher, are recognized by R.H. Donnelley when a directory is published. Publishing services revenues are recognized by R.H. Donnelley on a straight-line basis as services are provided to a customer. R.H. Donnelley does not recognize the revenues of the DonTech or CenDon partnerships.

     R.H. Donnelley recognizes income from the DonTech partnership when an advertising contract is signed with a customer. R.H. Donnelley also receives direct fees ("Revenue Participation") from an affiliate of Ameritech, which are tied to advertising sales generated by the DonTech partnership. R.H. Donnelley recognizes income from the CenDon partnership when a directory is published. These items are included in income from partnerships and related fees.

RESULTS OF OPERATIONS

  Three Months ended March 31, 1998 Compared with Three Months ended March 31, 1997

     Gross advertising sales is the billing value of advertisements sold by R.H. Donnelley and DonTech. Gross advertising sales in the first quarter of 1998 increased by 116.2% over the corresponding period in the prior year, from $68.1 million in the first quarter of 1997 to $147.2 million in the first quarter of 1998. This increase is primarily due to a restructuring of the DonTech partnership and a corresponding change in the timing of the DonTech partnership's recognition of gross advertising sales. In the first quarter of 1997, DonTech recognized gross advertising sales when the related directories were published. As restructured, in the first quarter of 1998 and thereafter, DonTech recognizes gross advertising sales when a customer signs an advertising contract. As a result of the restructured DonTech partnership arrangement, gross advertising sales are recognized more evenly throughout the year and on an annual basis should not be materially different than 1997. Also, in December 1997, R.H. Donnelley sold its East Coast proprietary yellow pages business ("P-East"). Excluding DonTech's gross advertising sales of $10.0 million in the first quarter of 1997 and $75.6 million in the first quarter of 1998 and P-East's gross advertising sales of $1.5 million in the first quarter of 1997, gross advertising sales increased 26.3%, from $56.6 million in 1997 to $71.6 million in 1998. The increase is primarily due to a shift in advertising sales in R.H. Donnelley's Bell Atlantic markets from 1997 to 1998 due to the rescheduling of certain directories in these markets; gross advertising sales in these markets increased by $15.1 million in the first quarter of 1998 compared to the first quarter of 1997, from $53.4 million in 1997 to $68.5 million in 1998.

     Revenues are derived from commissions related to advertising sales and do not include revenues generated by sales of advertising by the DonTech partnership. Revenues increased from $20.2 million in the first quarter of 1997 to $24.3 million in the first quarter of 1998. Excluding P-East revenues of $0.6 million in the first quarter of 1997, revenues increased by 24.4%, from $19.6 million in the first quarter of 1997 to $24.3 million in the first quarter of 1998. This increase was primarily due to the timing shift in R.H. Donnelley's Bell Atlantic markets discussed above, which resulted in a $3.1 million increase in revenues in those markets, from $12.9 million in the first quarter of 1997 to $16.0 million in the first quarter of 1998. In 1997, scheduling shifts for certain directories in the Bell Atlantic region affected the timing of R.H. Donnelley servicing those directories' customers and recording revenues, which resulted in a shift of revenue into the first quarter of 1998. Publishing revenues increased by $1.8 million, from $5.8 million in the first quarter of 1997 to $7.6 million in the first quarter of 1998 due to revenues for publishing services which R.H. Donnelley began providing to Yellow Book USA, L.P. in 1998.

     Partnership income and related fees increased by $20.2 million in the first quarter of 1998, from $5.4 million in the first quarter of 1997 to $25.6 million in the first quarter of 1998. R.H. Donnelley receives partnership income and related fees primarily from two sources, the CenDon partnership and the DonTech partnership. R.H. Donnelley receives 50% of the profits generated by the CenDon partnership. R.H. Donnelley receives a percentage share of the profits generated by the DonTech partnership (which percentage share is 50% under the restructured DonTech partnership arrangement) and, beginning in the third quarter of 1997, also receives direct fees (Revenue Participation) from an affiliate of Ameritech which are tied to advertising sales generated by the DonTech partnership. These items are included in income from partnerships and related fees. Due to the DonTech restructuring discussed above, R.H. Donnelley recorded $20.0 million of partnership income and related fees from DonTech's operations in the first quarter of 1998, compared to $1.0 million in the first quarter of 1997, an increase of $19.0 million. R.H. Donnelley's partnership income from CenDon increased 27.3% in the first quarter of 1998, from $4.4 million in the first quarter of 1997 to $5.6 million in the first quarter of 1998 due to sales performance in R.H. Donnelley's markets that was well above industry averages.

     R.H. Donnelley's operating and general and administrative expenses increased from $22.5 million in the first quarter of 1997 to $24.8 million in the first quarter of 1998. Excluding P-East operating expenses of $1.4 million in the first quarter of 1997, these costs increased by $3.7 million, from $21.1 million in the first quarter of 1997 to $24.8 million in the first quarter of 1998. For interim reporting purposes, R.H. Donnelley recognizes certain expenses on a percentage-of-advertising-sales basis. Consequently, since gross advertising sales in R.H. Donnelley's Bell Atlantic markets increased in the first quarter of 1998 as compared to the first quarter of 1997 as discussed above, operating and general and administrative expenses in these markets increased from $6.5 million in the first quarter of 1997 to $10.5 million in the first quarter of 1998.

     R.H. Donnelley's net income before taxes in the first quarter of 1998 was $20.2 million compared to a loss of $2.3 million in the first quarter of 1997. Excluding P-East operating results in the first quarter of 1997, net income before taxes was a loss of $1.4 million. Prior to the DonTech restructuring discussed above, R.H. Donnelley's operating results in the first quarter were significantly below its operating results in other quarters due to the relatively few directories that were published in the first quarter as compared to other quarters. The net income increase in the first quarter of 1998 is primarily due to the DonTech restructuring, which resulted in the significant increase in partnership income and related fees, also discussed above. In addition, R.H. Donnelley recorded equity earnings from the CenDon partnership of $5.6 million in the first quarter of 1998 as compared to $4.4 million in the first quarter of 1997.

  Year ended December 31, 1997 Compared with Year ended December 31, 1996

     Gross advertising sales is the billing value of advertisements sold by R.H. Donnelley and DonTech. Gross advertising sales in 1997 decreased 4.3%, from $1,115.6 million in 1996 to $1,067.2 million in 1997. In December 1997, R.H. Donnelley sold its East Coast proprietary yellow pages business ("P-East") and in May 1996, R.H. Donnelley sold its West Coast proprietary yellow pages business ("P-West"). The decline in gross advertising sales in 1997 was primarily due to the sale of P-East, which accounted for gross advertising sales of $87.8 million in 1996 and $73.8 million in 1997, and the expiration of R.H. Donnelley's contract with Cincinnati Bell during August 1997, which led to a reduction in the related gross advertising sales from that contract from $65.0 million in 1996 to $50.1 million in 1997. Gross advertising sales in R.H. Donnelley's other markets, after adjusting for P-West's gross advertising sales of $2.1 million in 1996, decreased by 1.8%, from $960.6 million in 1996 to $943.4 million in 1997 due to lower sales for Bell Atlantic directories because of the rescheduling of certain directories in those markets, which created a shift in sales from 1997 to 1998. This decline was partially offset by gross advertising sales growth in R.H. Donnelley's Sprint markets (primarily Las Vegas), which was well above industry average levels. DonTech's gross advertising sales also increased by 1.3%, from $403.5 million in 1996 to $408.6 million in 1997.

     Revenues are derived from commissions related to advertising sales and do not include revenues generated by sales of advertising by the DonTech partnership. Revenues decreased from $270.0 million in 1996 to $239.9 million in 1997, primarily reflecting the sale of P-East and the expiration of R.H. Donnelley's contract with Cincinnati Bell. Adjusted for P-East revenues of $95.1 million in 1996 and $78.0 million in 1997, P-West revenues of $2.2 million in 1996 and Cincinnati Bell revenues of $17.1 million in 1996 and $13.1 million in 1997, R.H. Donnelley's revenues declined 4.4% from $155.6 million in 1996 to $148.8 million in 1997. Revenues were adversely affected by scheduling shifts in the publication schedules for certain Bell Atlantic directories, which resulted in a 9.9% decrease in revenues for R.H. Donnelley in its Bell Atlantic markets, from $95.9 million in 1996 to $86.4 million in 1997. This decrease was partially offset by a 7.7% increase in revenues in R.H. Donnelley's Sprint markets, from $37.0 million in 1996 to $39.9 million in 1997; revenue growth was especially strong in Las Vegas, where directories are published semi-annually due to the strong economic growth in the Las Vegas market and resulting above-average growth in yellow pages advertising.

     Partnership income and related fees decreased in 1997 by 2.1%, from $132.9 million in 1996 to $130.2 million in 1997. R.H. Donnelley receives partnership income primarily from two sources, the CenDon partnership and the DonTech partnership. R.H. Donnelley receives 50% of the profits generated by the CenDon partnership. R.H. Donnelley receives a percentage share of the profits generated by the DonTech partnership (which percentage share is 50% under the restructured DonTech partnership arrangement) and, beginning in the third quarter of 1997, also receives direct fees (Revenue Participation) from an affiliate of Ameritech which are tied to advertising sales generated by the DonTech partnership. These items are included in income from partnerships and related fees. R.H. Donnelley's income related to DonTech declined 4.3% in 1997, from $121.4 million in 1996 to $116.2 million in 1997, primarily due to a contractual reduction in R.H. Donnelley's share of DonTech's profits. In 1990, R.H. Donnelley accepted such contractual reductions in its share of DonTech's profits in return for amending the DonTech partnership agreement so that it would have no termination date, and these contractual reductions ended in 1997. A portion of the decline was also due to sales and production inefficiencies that arose from an unbalanced production schedule in which the majority of the directories with which DonTech is affiliated were published in the fourth quarter. In 1997, a two-year program was instituted that is intended to correct the imbalance and increase the effectiveness of DonTech's sales force and support operations. R.H. Donnelley's partnership income from CenDon increased 25.8% in 1997 from $9.7 million in 1996 to $12.2 million in 1997 due to sales growth in CenDon's Las Vegas markets that was well above industry averages.

     R.H. Donnelley's 1997 operating and general and administrative expenses decreased by 2.7%, from $219.3 million in 1996 to $213.4 million in 1997. Excluding operating and general and administrative expenses related to P-East ($75.1 million in 1996 and $66.2 million in 1997) and P-West ($1.9 million in 1996), these costs increased by 3.4%, from $142.3 million in 1996 to $147.2 million in 1997. The increase is primarily due to $4 million in start-up costs that were expensed in 1997 for R.H. Donnelley's new proprietary Cincinnati directories, which are scheduled to be published in the third quarter of 1998.

     Depreciation and amortization increased from $16.2 million in 1996 to $21.9 million in 1997, principally due to the first full year of depreciation and amortization costs related to the $40 million investment made in 1995 and 1996 for the software, equipment and start-up costs of R.H. Donnelley's new publishing center in Raleigh, North Carolina. The depreciation and amortization costs on this investment were approximately $4 million in 1996 and approximately $9 million in 1997.

     R.H. Donnelley's net income before taxes for 1997 was $144.2 million compared to $138.9 million for 1996. Excluding the gain on the sale of P-East of $9.4 million and the operating results of P-East of $11.0 million in 1997, net income before taxes was $123.8 million in 1997. Excluding the loss on the sale of P-West of $28.5 million and the operating results of P-East ($19.2 million) and P-West ($0.6 million loss) in 1996, net income before taxes was $148.8 million in 1996. The net income decline was primarily due to several factors discussed above, including (i) the rescheduling of certain directories in R.H. Donnelley's Bell Atlantic markets, (ii) a decrease in R.H. Donnelley's share of partnership income from DonTech, (iii) the first full year of amortization costs related to R.H. Donnelley's new publishing facility and (iv) expensed start-up costs for the new proprietary Cincinnati directories.

  Year ended December 31, 1996 Compared with Year ended December 31, 1995

     Gross advertising sales in 1996 decreased 2.7% compared to the prior year, from $1,145.9 million in 1995 to $1,115.6 million in 1996. Excluding gross advertising sales from P-East and P-West, which declined from $133.4 million in 1995 to $89.9 million in 1996 due to the mid-year sale of P-West in 1996 and the resulting recognition of less than a full year of advertising sales from P-West, gross advertising sales increased 1.3% from $1,012.6 million in 1995 to $1,025.6 million in 1996. This increase was primarily due to a 9.2% increase in gross advertising sales in Sprint markets, which was primarily driven by the high level of economic growth in the Las Vegas market. DonTech's gross advertising sales decreased by 1.9%, from $411.3 million in 1995 to $403.5 million in 1996, primarily because DonTech's gross advertising sales in 1995 were benefitted by extensions in the publishing cycles for certain of its directories.

     Revenues decreased from $312.9 million in 1995 to $270.0 million in 1996, primarily due to the sale of R.H. Donnelley's P-West operations in May 1996; P-West accounted for revenues of $45.0 million in 1995 and $2.2 million in 1996. Excluding the revenues of P-West and P-East (which was sold in December 1997), which were $140.1 million in 1995 and $97.3 million in 1996, R.H. Donnelley's revenues were essentially flat with $172.8 million of revenues in 1995 and $172.7 million in 1996. Revenue growth in R.H. Donnelley's Sprint markets was 7.2%, from $34.5 million in 1995 to $37.0 million in 1996. This growth was partially offset by a revenue decline of 4.2% in R.H. Donnelley's Bell Atlantic markets from $100.1 million in 1995 to $95.9 million in 1996, which was due to the scheduling shift, discussed above, in the publication dates of certain Bell Atlantic directories, and a one-time contractual decrease in R.H. Donnelley's sales commission.

     Partnership income decreased in 1996 by 3.1%, from $137.2 million in 1995 to $132.9 million in 1996. R.H. Donnelley's partnership income from DonTech declined 3.3% in 1996, from $125.6 million in 1995 to $121.4 million in 1996, primarily due to the contractual decrease, discussed above, in R.H. Donnelley's share of DonTech's profits and the benefit in 1995 from extending the publishing cycles for certain directories. R.H. Donnelley's partnership income from CenDon was essentially flat in 1996 compared to 1995 with $9.5 million in 1995 and $9.7 million in 1996. R.H. Donnelley's 1995 partnership income from CenDon included a reversal of prior year excess provision accruals of $1.5 million.

     R.H. Donnelley's 1996 operating costs and general and administrative expenses decreased by 6.0%, from $233.3 million in 1995 to $219.3 million in 1996. Excluding operating and general and administrative expenses related to P-East ($73.1 million in 1995 and $75.1 million in 1996) and P-West ($43.2 million in 1995 and $1.9 million in 1996), and a one-time reversal of prior year excess provision accruals of $19.9 million in 1995, these expenses increased from $136.9 million in 1995 to $142.3 million in 1996 primarily due to costs associated with shifting operations to the new Raleigh publishing center and legal fees incurred in litigation (which has since been concluded) involving its Illinois markets.

     Depreciation and amortization was essentially flat in 1996 compared to 1995 with $16.3 million in 1995 and $16.2 million in 1996.

     R.H. Donnelley's net income before taxes for 1996 was $138.9 million compared to $182.8 million for 1995. Excluding the loss on the sale of P-West of $28.5 million in 1996 and the operating results of both P-East ($21.3 million in 1995 and $19.2 million in 1996) and P-West ($1.0 million in 1995 and a $0.6 million loss in 1996), net income before taxes was $148.8 million in 1996 compared to $160.5 million in 1995. A non-recurring charge of $17.7 million was also recorded in 1995 related to the closing of the Terre Haute publishing facility. After adjusting for this non-recurring charge and the $19.9 million reversal of bad debt reserves in 1995 discussed above, net income before taxes for 1996 compared to 1995 was $148.8 million and $158.3 million, respectively. This variance was primarily caused by R.H. Donnelley's lower sales commission rate, discussed above, on sales in its Bell Atlantic markets in 1996, costs associated with shifting operations to the new Raleigh publishing center and legal fees, and the benefit to 1995 results from extending the publishing cycles for certain DonTech directories.

  Restructuring Charge

     In 1995, R.H. Donnelley recorded a restructuring charge of $17.7 million for the closing of the Terre Haute publishing facility. The charge included fixed asset write-offs, as well as severance (cash outlays were made primarily in 1996 and 1997), legal costs (cash outlays were made in 1996) and a reserve for additional advertising claims expected to result from the conversion to the Raleigh publishing center. R.H. Donnelley moved its publishing operations from Terre Haute, Indiana to Raleigh, North Carolina to enhance its integrated, cost-effective advertising sales and publishing services. It is expected that this investment will result in improved productivity, quality and cycle times. To date, R.H. Donnelley has been able to reduce publishing costs by approximately 30% and publishing cycle times by approximately 50%.

  Income Taxes

     The financial statements reflect effective tax rates of R.H. Donnelley on a separate company basis. R.H. Donnelley's effective tax rates were 40.7%, 43.8%, and 41.1% in 1995, 1996, and 1997, respectively. The increase in the rate in 1996 is related to non-deductible capital losses related to the sale of P-West which increased the rate 2.8%.

 Changes in Financial Position at March 31, 1998 Compared with December 31, 1997

     R.H. Donnelley's accounts receivable, net, decreased by $12.3 million in the first quarter of 1998, primarily due to the collection of Bell Atlantic and CenDon year-end receivables, which was partially offset by an increase in receivables related to the DonTech partnership. This decrease is consistent with prior years.

     R.H. Donnelley's total liabilities decreased by $10.3 million in the first quarter of 1998, primarily due to the payment of year-end accrued liabilities such as bonuses. This decrease is consistent with prior years.

  Changes in Financial Position at December 31, 1997 Compared with December 31, 1996

     R.H. Donnelley's accounts receivable, net, decreased $22.3 million in 1997 primarily due to the sale of P-East assets, including receivables of $61.9 million at December 31, 1996. This was off-set by the recording of a receivable for the Revenue Participation portion of the DonTech agreement ($51.6 million), which arose due to the DonTech restructuring discussed above. In addition, receivables also decreased due to delays in publication of certain directories in the markets served by Bell Atlantic, which created lower revenues and lower year-end receivables in 1997.

     R.H. Donnelley's total liabilities remained essentially flat at $123.6 million in 1997 as compared to $123.0 million in 1996. A decrease of $19.5 million in the deferred income tax liability and a decrease in liabilities as a result of the sale of P-East were offset by a related increase in reserves in connection with the sale.

  Liquidity And Capital Resources

  Three Months ended March 31, 1998 Compared with Three Months ended March 31, 1997

     Cash and cash equivalents for the quarters ending March 31, 1998 and March 31, 1997 were $17,000 and $64,000, respectively. These balances reflect D&B's centralized cash management system, where historically cash deposits were transferred to D&B on a daily basis and D&B funded R.H. Donnelley's disbursement bank accounts as required.

     Net cash provided by operations was $27.4 million in the first quarter of 1998 and $57.7 million in the first quarter of 1997, a decrease of $30.3 million. Excluding cash provided by P-East in the first quarter of 1997 of $7.4 million, cash provided by operations in the first quarter of 1998 decreased by $22.9 million. The decrease in 1998 is primarily due to a change in the timing of cash receipts from DonTech related to the DonTech restructuring discussed above.

     Net cash used in investing activities was $2.5 million in the first quarter of 1998, compared to $8.7 million in the first quarter of 1997. This decrease is a result of an increased amount of capital spending, primarily on computer equipment and furniture and fixtures, in 1997 in connection with office moves made in late 1996.

     Net cash used in financing activities represents cash transferred to D&B throughout the quarter. As stated above, historically all cash deposits have been transferred to D&B on a daily basis and D&B has funded R.H. Donnelley's disbursement bank accounts as required. The net amounts transferred to D&B were $24.9 million in the first quarter of 1998 and $49.0 million in the first quarter of 1997. The increased transfer in 1997 is primarily due to higher amounts of cash received from the DonTech and CenDon partnerships and from P-East receivables.

  Years Ended December 31, 1997, 1996 and 1995

     Cash and cash equivalents for the years ended 1995, 1996 and 1997 were $1.4 million, $60,000 and $32,000, respectively. These balances reflect D&B's centralized cash management system, where historically cash deposits were transferred to D&B on a daily basis and D&B funded R.H. Donnelley's disbursement bank accounts as required. The 1995 balance reflects certain marketable securities held by R.H. Donnelley.

     Net cash provided by operations was $136.6 million, $100.5 million and $99.7 million in 1995, 1996 and 1997, respectively. In 1997, R.H. Donnelley received cash from its partnerships in excess of the related income that was recorded; consequently, investments in partnerships decreased in 1997. Investments in partnerships also declined in 1997 due to the DonTech restructuring discussed above, as the Revenue Participation portion of DonTech-related income is recorded in accounts receivable, as compared to 1996 and 1995 when all DonTech-related income was recorded as a component of investments in partnerships. The investment in partnerships account will increase or decrease in the future depending on the operating results of DonTech and CenDon and the related amounts of cash disbursements that R.H. Donnelley receives. After the Distribution, R.H. Donnelley anticipates that it will have approximately $50 million of unused capacity available under the Revolving Facility, which will be used as necessary to offset any fluctuations in liquidity caused by the timing of cash receipts from DonTech and CenDon. The decrease from 1995 to 1996 was due to an increase of accounts payable in 1995.

     Net cash provided from investing activities in 1997 was $105.7 million, which was primarily derived from the sale of the P-East business for $122.0 million in cash. Net cash used in investing activities in 1995 and

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1996 was $43.0 million and $16.5 million, respectively. In both years there was an increased amount of capital spending on property and equipment and computer software.

     The majority of capital spending for R.H. Donnelley is computer hardware, software and upgrades for its production and operating systems. Capital spending excluding computer software in 1995, 1996 and 1997 was $19.3 million, $16.0 million and $9.1 million, respectively. Computer software spending for those years was $23.7 million, $21.9 million and $7.2 million, respectively. The increased spending in 1995 and 1996 is due to the investment R.H. Donnelley has made in its new publishing facility in Raleigh, North Carolina, which totaled approximately $23 million in 1995 and approximately $18 million in 1996. Net of the Raleigh investment, capital and computer software spending in 1995, 1996 and 1997 was $20.0 million, $19.9 million and $16.3 million, respectively. Currently, R.H. Donnelley has no material commitments for capital expenditures.

     Net cash used in financing activities represents cash transferred to D&B throughout the year. As stated above, all cash deposits were transferred to D&B on a daily basis and D&B funded R.H. Donnelley's disbursement bank accounts as required. The net amounts transferred to D&B were $92.1 million, $85.4 million and $205.4 million in 1995, 1996 and 1997, respectively. The 1997 transfer includes the proceeds received from the sale of P-East.

     In connection with the Distribution, R.H. Donnelley issued $150 million of senior subordinated notes and borrowed $350 million under the R.H. Donnelley Credit Facility. The net proceeds of the note issuance and the anticipated borrowing have been dividended to D&B to be used (i) to repay indebtedness of D&B, primarily commercial paper, (ii) to pay costs and expenses related to the Distribution and (iii) to repay indebtedness of D&B to subsidiaries which, following the Distribution, will be subsidiaries of New D&B. This approximately $500 million of debt will be an obligation of R.H. Donnelley after the Distribution. As of March 31, 1998, after giving pro forma effect to the indebtedness described above and the application of the estimated net proceeds therefrom, R.H. Donnelley will have approximately $500 million of indebtedness and a shareholder's deficit of approximately $244 million. The projected future interest expense, after tax, on the $500 million of debt will result initially in a reduction to net income of approximately $25 million per year. Following the Distribution, R.H. Donnelley anticipates that it will have $50 million of unused capacity available under the revolving facility portion of the R.H. Donnelley Credit Facility. Loans obtained under the R.H. Donnelley Credit Facility mature in the amounts of $2.25 million, $6.0 million, $13.5 million, $17.25 million, $21.0 million, $28.5 million, $38.5 million, $81.0 million and $92.0 million in the first through ninth years, respectively, of the R.H. Donnelley Credit Facility. R.H. Donnelley believes, based on current circumstances, that R.H. Donnelley's cash flow, together with available credit capacity under the R.H. Donnelley Credit Facility, will be sufficient to permit R.H. Donnelley to meet its operating expenses and capital expenditures and to service its debt requirements as they become due for the foreseeable future.

ADOPTION OF STATEMENTS OF FINANCIAL ACCOUNTING STANDARDS

     In June 1997, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 130, "Reporting Comprehensive Income" ("SFAS No. 130"), which establishes standards for reporting and displaying comprehensive income and its components in a full set of general-purpose financial statements. R.H. Donnelley adopted the statement in 1998.

     Also in June 1997, the FASB issued SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information" ("SFAS No. 131"), which revises disclosure requirements about operating segments and establishes standards for related disclosures about products and services, geographic areas and major customers. SFAS No. 131 requires that public business enterprises report financial and descriptive information about their reportable operating segments. The statement will be adopted by R.H. Donnelley effective year end December 31, 1998, and will require restatement of prior years. R.H. Donnelley is in the process of evaluating the disclosure requirements. The adoption of SFAS No. 131 will have no impact on R.H. Donnelley's results of operations, financial position or cash flows.

     In February 1998, the FASB issued SFAS No. 132, "Employers' Disclosures about Pensions and Other Postretirement Benefits" ("SFAS No. 132"). SFAS No. 132 revises employers' disclosures about pension and other postretirement benefit plans. SFAS No. 132 is effective for fiscal years beginning after December 15, 1997. Restatement of disclosures for earlier periods provided for comparative purposes is required unless the

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information is not readily available, in which case the notes to the financial statements should include all available information and a description of the information not available. R.H. Donnelley is in the process of evaluating the disclosure requirements. The adoption of SFAS No. 132 will have no impact on R.H. Donnelley's results of operations, financial position or cash flows.

YEAR 2000

     The Year 2000 problem is the result of computer programs being written using two digits rather than four to define the applicable year. Computer programs that have date-sensitive software may recognize a date using "00" as the year 1900 rather than the year 2000. This could result in a system failure or miscalculations causing disruptions of operations, including, among other things, a temporary inability to process transactions.

     As part of its Year 2000 compliance program, many of R.H. Donnelley's currently installed computer systems and software products have been tested for Year 2000 problems and R.H. Donnelley anticipates that these computer systems and software products will be fully Year 2000 compliant. Also, R.H. Donnelley is requesting assurances from all software vendors from which it has purchased or licensed or from which it may purchase or license software that such software will correctly process all date information at all times. Through continued modifications to existing software and conversions to new software, R.H. Donnelley believes that it will be able to mitigate its exposure to the Year 2000 problem before 2000. However, if continued modifications and conversions are not made, or are not timely completed, the Year 2000 problem could have a material adverse effect on R.H. Donnelley's operating results and financial condition.

     R.H. Donnelley plans to have its Year 2000 compliance program substantially completed by the end of 1998. In 1997, R.H. Donnelley spent approximately $0.5 million addressing the Year 2000 problem and has budgeted expenditures of approximately $4.4 million for 1998 and approximately $0.3 million for 1999. These costs will be funded through cash flows from operations.

     In addition, it is possible that certain computer systems or software products with which R.H. Donnelley's computer systems, software, databases or other technology interface or are integrated of those or third parties with which R.H. Donnelley maintains business relationships may not accept input of, store, manipulate and output dates in the year 2000 or thereafter without error or interruption. R.H. Donnelley has conducted a review of its computer systems to attempt to identify ways in which its systems could be affected by interface- or integration-related or third-party problems in correctly processing date information. R.H. Donnelley is also querying applicable third parties with which it maintains business relationships as to their progress in identifying and addressing their Year 2000 problems. However, there can be no assurance that R.H. Donnelley will identify all interface- or integration-related or third-party date-handling problems in advance of their occurrence, or that R.H. Donnelley will be able to successfully remedy problems that are discovered. The expenses of R.H. Donnelley's efforts to identify and address such problems, or the expenses or liabilities to which R.H. Donnelley may become subject as a result of such problems, could have a material adverse effect on its operating results and financial condition.

DIVIDENDS

     R.H. Donnelley as a subsidiary of D&B did not pay dividends directly to D&B shareholders. The net proceeds of R.H. Donnelley's anticipated borrowings under the senior subordinated notes and the credit facility discussed above will be dividended to D&B. R.H. Donnelley will also dividend substantially all of its cash to D&B prior to or on the Distribution Date for transfer to New D&B in connection with the Distribution. Subject to the approval of R.H. Donnelley's Board of Directors, following the Distribution, it is anticipated that R.H. Donnelley will initially pay a quarterly dividend of $0.035 per share.

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                                 R.H. DONNELLEY

                                    BUSINESS

GENERAL

     R.H. Donnelley is the largest independent marketer of yellow pages advertising in the United States. R.H. Donnelley sold over $1 billion of advertising in 1997 and is the leader in all of its major markets. R.H. Donnelley is also a leading provider of pre-press publishing services for yellow pages directories (including a majority of the directories for which it sells advertising). In operation since 1886, R.H. Donnelley provides services to over 300 directories, including providing advertising sales for over 270 directories in 13 states which collectively had a total circulation of approximately 30 million in 1997. R.H. Donnelley has a diversified customer base of approximately 500,000 businesses, many of which rely on yellow pages directories as their principal or sole form of advertising. Over the past three years, R.H. Donnelley achieved average advertising sales renewal rates ranging from 100% to 90% in its major markets.

     R.H. Donnelley is strategically aligned on a long-term basis with the established, leading telephone service provider (the incumbent telephone company) in each of its major markets, which include Illinois (including Chicago), New York State (including New York City), Nevada (primarily Las Vegas) and Florida (including Tallahassee and Orlando). R.H. Donnelley provides yellow pages advertising marketing and sales in these markets through long-term contractual agreements with subsidiaries of these incumbent telephone companies, which are Ameritech, Bell Atlantic and Sprint. R.H. Donnelley has the DonTech partnership with no expiration date with a subsidiary of Ameritech and long-term contracts with subsidiaries of Sprint and Bell Atlantic which extend through 2004 and 2005, respectively. These relationships allow the incumbent telephone companies to gain the benefits of R.H. Donnelley's long-term presence in its markets, yellow pages marketing and publishing expertise, established infrastructure and performance-focused, non-union sales force. R.H. Donnelley benefits from its relationship with the incumbent telephone company's yellow pages directories, which are the leading directories in terms of numbers of advertisers, utilization and distribution in the majority of R.H. Donnelley's markets.

     Management believes that R.H. Donnelley's competitive strengths and business strategy position it to take advantage of significant business opportunities and anticipated industry trends, including (i) opportunities for yellow pages advertising sales growth within R.H. Donnelley's existing markets,
(ii) the potential outsourcing of yellow pages operations by local telephone companies (including those companies with which R.H. Donnelley is currently affiliated) in new markets and (iii) the increasing use of the yellow pages sales channel across other advertising media (such as yellow pages advertising on cable television and the Internet).

     Management has completed several actions that it believes will position R.H. Donnelley for these future growth opportunities and improve earnings stability, including the completion of R.H. Donnelley's new publishing center in Raleigh, North Carolina and the restructuring of the DonTech relationship with Ameritech and the rescheduling of related directories. In addition, R.H. Donnelley sold the majority of its proprietary yellow pages operations as part of its primary objective of focusing on long-term alliances with major telephone service providers. In December 1997, R.H. Donnelley sold for $122 million its East Coast proprietary yellow pages operations, which included 34 directories in certain mid-Atlantic states. In May 1996, R.H. Donnelley sold for $22 million its West Coast proprietary yellow pages operations, which included 18 directories in southern California.

     R.H. Donnelley's principal executive offices are located at One Manhattanville Road, Purchase, NY 10577 and its telephone number is (914) 933-6400.

COMPETITIVE STRENGTHS

     R.H. Donnelley believes that it has been able to maintain long-term telephone company relationships through the quality of its sales force and marketing techniques and its advanced technology and product innovation. Based on these attributes and its extensive yellow pages expertise, R.H. Donnelley has been able to successfully manage significant strategic relationships with incumbent telephone companies and complex

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systems integration issues inherent in its business. R.H. Donnelley believes that it has a strong competitive advantage in each of its markets primarily due to the following:

     LARGEST INDEPENDENT MARKETER OF YELLOW PAGES ADVERTISING. In 1997, R.H. Donnelley sold over $1 billion of yellow pages advertising, accounting for approximately 9% of the $11.4 billion of yellow pages advertising sold in the U.S. All other independent marketers of yellow pages advertising combined accounted for only 7% of total U.S. yellow pages advertising sales. R.H. Donnelley's market leadership position, scale of operations and long-standing relationships with incumbent telephone companies uniquely position it to capitalize on future growth opportunities by expanding its current relationships into new markets, developing new relationships and capturing potential yellow pages outsourcing opportunities.

     HIGH RATES OF ADVERTISING SALES RENEWAL. R.H. Donnelley has achieved high and stable advertising sales renewal rates, with three-year averages of approximately 91% overall, including 92% in Chicago, 90% in New York City, 100% in Las Vegas and 90% in Orlando. For many businesses, yellow pages directory advertising is their principal or sole form of advertising due to its relatively low cost, widespread distribution, lasting presence and high consumer usage. These positive features are especially present in an incumbent telephone company's directories, which are frequently a company's first choice for advertising. R.H. Donnelley is affiliated with the incumbent local telephone company in each of its major markets.

     LEADING DIRECTORY MARKET SHARES. In each of R.H. Donnelley's major markets, the directory with which R.H. Donnelley is affiliated has a commanding market share, based on directory usage. These markets include Chicago (with a 98% market share in 1996, the latest date for which data is available), New York City (97% in 1997) and Las Vegas (95%), as well as R.H. Donnelley's markets in New York State (90%) and other regions. Management believes that these directories will continue to enjoy a leading market share because of their affiliation with incumbent telephone companies and high-quality, and R.H. Donnelley's established relationships with advertisers and economies of scale. Management also believes that these directories are utilized more than any other directories by both residential and business consumers in its major markets.

     STABLE UNDERLYING BUSINESS FUNDAMENTALS. R.H. Donnelley's advertising sales and profitability are derived primarily from yellow pages advertising sales pursuant to long-term contractual relationships with subsidiaries of several of the country's largest local telephone service providers. Its relationships with Ameritech, Bell Atlantic and Sprint began in 1908, 1909 and 1980, respectively. Furthermore, R.H. Donnelley's business is characterized by a high level of recurring advertising sales, leading market share positions and the geographic and industry diversification of its over 500,000 advertisers. Management believes that these underlying business fundamentals, in combination with R.H. Donnelley's predictable cost structure and capital expenditure requirements, provide R.H. Donnelley with a solid base from which to grow.

     EXPERIENCED MANAGEMENT TEAM. R.H. Donnelley has assembled a strong and experienced management team at both the corporate and operating levels. R.H. Donnelley's management is responsible for R.H. Donnelley's long-term relationships with incumbent telephone companies and its market leadership position. In addition, R.H. Donnelley's account managers average over 12 years of experience in the yellow pages industry.

BUSINESS STRATEGY

     R.H. Donnelley has identified its major sources of potential growth and has developed a business strategy to capitalize on these opportunities. Principal elements of R.H. Donnelley's business strategy include:

     GROW THE CORE BUSINESS IN EXISTING MARKETS. R.H. Donnelley has developed specialized sales and marketing techniques and infrastructure in order to increase advertising sales. R.H. Donnelley leverages sophisticated information systems, access to the local telephone company's extensive telephone subscriber

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databases and its experienced sales management team in order to (i) better identify, segment and prioritize profitable sales opportunities, (ii) ensure continuity with existing customers, (iii) identify the most cost-effective customer contact method (e.g., mail, telephone or on-site visits) and (iv) assign industry specialists, who offer customized products and services, to certain high-potential accounts. Furthermore, R.H. Donnelley attempts to increase advertisements and revenue per customer by (i) encouraging the use of larger advertisements, specialized type face and other graphic features, including color, (ii) increasing the number of headings in directories and (iii) providing advertising sales for regional, neighborhood, bilingual and foreign language directories that complement directories with greater geographic coverage.

     CAPTURE POTENTIAL OUTSOURCING OPPORTUNITIES IN NEW MARKETS. Management anticipates that local telephone service providers, which accounted for 84% of total U.S. yellow pages advertising sales in 1997, will outsource an increasing amount of their non-core business, including yellow pages advertising sales and publishing. Management believes that R.H. Donnelley is well positioned to leverage certain of its existing strategic relationships into new markets and to capture other potential outsourcing opportunities due to (i) R.H. Donnelley's extensive experience and proven track record of success, (ii) its ability to provide a cost-effective, integrated yellow pages advertising and publishing solution and (iii) its neutral position as a non-competitor to local telephone service providers. In addition, in May 1998 R.H. Donnelley became the exclusive advertising sales agent, beginning with directories published in 1999, for Bell Atlantic's 26 yellow pages directories in the greater Buffalo area, which were previously outsourced by Bell Atlantic to another third-party marketer.

     LEVERAGE EXISTING ACCOUNT RELATIONSHIPS TO NEW ADVERTISING MEDIA. R.H. Donnelley's strategy is to provide its small to medium-sized advertisers with an integrated solution to their advertising needs. For many of these businesses, printed yellow pages advertising historically has been their principal form of advertising, and in recent years an increasing number have been seeking to expand their advertising programs. R.H. Donnelley began selling yellow pages-style advertising for airing on cable television stations in 1995 and for placement on the Internet in late 1996, and management believes that it has the opportunity to expand its core business and cross-sell these growing advertising media to its current customer base. In addition, certain local telephone companies have expressed an interest in using R.H. Donnelley's established yellow pages sales channels to market their telecommunications products and services in the current, more competitive local telephone market.

     CAPITALIZE ON NEW TECHNOLOGY AND ESTABLISHED INFRASTRUCTURE. In mid-1997, R.H. Donnelley completed its $40 million publishing center in Raleigh, North Carolina. R.H. Donnelley believes that this investment and its established infrastructure are critical to marketing its yellow pages advertising sales and publishing services to potential outsourcers. The new publishing center has enabled R.H. Donnelley to reduce publishing costs by approximately 30% and publishing cycle times by approximately 50%. The publishing center utilizes state-of-the-art digital technology to support the entire yellow pages advertising sales and publishing process on an integrated basis. Other significant yellow pages publishers (primarily telephone service providers) are making similar investments, but management believes that these publishers are at varying stages in the conversion process which R.H. Donnelley has already completed. Management also believes that smaller yellow pages publishers may decide not to undertake such a significant investment program.

INDUSTRY OVERVIEW

     The U.S. yellow pages advertising industry generated sales of approximately $11.4 billion in 1997, with a total circulation for all yellow pages directories of 489 million. Total advertising sales have increased steadily throughout the nineties. Over the past five calendar years, yellow pages advertising sales in the U.S. increased at a compound annual growth rate of 4.1%. Despite a decrease in the number of U.S. yellow pages publishers from 298 in 1996 to 275 in 1997 due to consolidation in the industry, the number of directories printed increased by 2.7%.

     Yellow pages advertising is considered to be "directional" advertising, as it is frequently used by consumers who are ready to purchase a product or service. Industry sources estimate that over 80% of consumers who contact a merchant after referring to a yellow pages directory intend to make a purchase and

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approximately 60% actually do. These sources also estimate that a yellow pages directory is present in 97% of all U.S. households, and that adults refer to a yellow pages directory an average of 1.8 times weekly. Yellow pages directories are easily accessible to consumers, with directories distributed to every home and business that maintains a telephone.

     Yellow pages advertising is the preferred form of advertising for many businesses and service organizations due to its relatively low cost, broad demographic and geographic distribution, enduring presence and high consumer usage rates. While overall advertising tends to track an economy's business cycle, yellow pages advertising tends to be more stable and does not fluctuate widely with economic cycles due to its frequent use by small to medium-sized businesses, often as their principal or sole form of advertising. Yellow pages advertising also often comprises an integral part of the local advertising strategy for larger national companies operating at the local level. Yellow pages advertisers have a strong incentive to increase the size of and renew their advertisements because advertisements are placed within each heading of a directory based first on size and then on seniority.

     Yellow pages directory advertising competes with all other forms of media advertising, including television, radio, newspapers and direct mail. Sales from all forms of advertising in the U.S. rose 6.3% to $186.7 billion in 1997, and all categories of major media, including yellow pages, posted gains in advertising sales. The yellow pages' share of the overall U.S. advertising market remained steady at 6.1% in 1997 and its share of overall U.S. local advertising sales remained relatively constant at 12.6% in 1997 compared with 12.8% in 1996.

     The yellow pages directory business tends to be concentrated among a few directory publishers. The eight leading yellow pages publishers (all of which are telephone companies and with three of which R.H. Donnelley maintains strategic relationships) had total U.S. directory-related advertising sales of $10.4 billion in 1997 (including advertising sales attributable to R.H. Donnelley), up from $9.8 billion in 1996. The limited number of yellow pages publishers reflects the high start-up costs (e.g., marketing, sales, printing, distribution and database) associated with producing a new directory and the substantial infrastructure required to maintain a directory. The independent publisher segment of the yellow pages industry (publishers that are not affiliated with any telephone company) is highly fragmented and comprises only a small portion of the total market for yellow pages advertising sales in the U.S. Independent publishers' share of that market was 6.8% in 1997, compared to 6.4% in 1996.

     In 1997, yellow pages publishers continued to embrace the Internet as a publishing platform. Most yellow pages publishers, including those with which R.H. Donnelley maintains strategic relationships, have launched either a national or regional directory.

DIRECTORY PRODUCTS

     R.H. Donnelley's yellow pages advertising sales and publishing activities principally relate to consumer, business-to-business, neighborhood, foreign language and bilingual directories. The directories with which R.H. Donnelley is affiliated are designed to meet the informational needs of consumers and the advertising needs of local, regional and national businesses. These directories typically consist of a listing of businesses by various headings along with advertisements, as well as sections providing community reference information, including a map of the local area, emergency and governmental telephone numbers and information regarding area activities and attractions. This additional information enhances the directory's value as a consumer resource.

     Although R.H. Donnelley's focus is primarily on printed directories, it has begun selling yellow pages-based advertising for new media, including cable television (in 1995) and the Internet (in 1996). While management believes that paper-based directory products will account for a significant majority of R.H. Donnelley's revenues for the foreseeable future, R.H. Donnelley has made modest commitments related to the growing electronic commerce market. In addition, DonTech has an agreement to serve as Ameritech's exclusive local advertising sales agent if Ameritech begins a yellow pages Internet directory in Illinois or northwest Indiana.

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     Advertising space is sold throughout a directory, including in column and display forms in the yellow pages, on color tab inserts, and via promotional coupons and image advertisements on the back and inside covers. The Company offers its customers a full range of customized artwork and enhanced features, including full-color advertisements, which allows R.H. Donnelley to create customized advertising programs that meet its customers' specific needs.

     The directories with which R.H. Donnelley is affiliated are an efficient source of information for consumers. With over 2,000 headings on average, these directories are both comprehensive and conveniently organized. Management believes that the completeness and accuracy of the data in these directories is essential to consumer acceptance. Management believes that these directories benefit in this regard from R.H. Donnelley's strategic relationships with incumbent telephone companies, since R.H. Donnelley is assured of receiving updated telephone account information from these telephone companies prior to the publication of directories.

ADVERTISING SALES AND MARKETING

     Yellow pages advertising is a direct sales business which requires both servicing existing accounts and developing new customers. R.H. Donnelley has direct overall sales responsibility for directories in its Bell Atlantic and Sprint markets and participates in setting sales strategy for DonTech and evaluating its results. The incumbent telephone companies with which R.H. Donnelley maintains a strategic relationship typically include billing for yellow pages advertising as part of a customer's telephone bill, which management believes has historically benefitted R.H. Donnelley by resulting in lower bad debt expenses related to yellow pages advertising at these telephone companies than is experienced by independent yellow pages publishers.

     R.H. Donnelley's sophisticated information systems and access to the local telephone company's extensive telephone subscriber databases are critical to maintaining and expanding its advertising sales. New listing updates from these telephone subscriber databases are loaded into R.H. Donnelley's information systems in order to identify and segment potentially profitable new advertising sales opportunities, based on an analysis of these accounts' business and potential advertising programs. For existing accounts, the linkage of these telephone subscriber databases with R.H. Donnelley's information systems facilitates the development of customer-specific sales strategies in current and future sales campaigns as well as customer billing by the local telephone company.

     R.H. Donnelley's multi-tiered sales force and different customer contact methods reflect its focus on segmenting and prioritizing yellow pages advertising sales opportunities. R.H. Donnelley's advertising sales activities are comprised of the following four tiers: (i) direct mail and telemarketing for broad-based lead generation, coverage of small advertisers and order confirmation, (ii) telephone sales by commissioned representatives who contact small and medium-sized advertisers which require minimal ongoing account maintenance, (iii) on-site visits by sales personnel who cover medium and large existing and potential customers within specified geographic regions and (iv) extensive coverage of major accounts by senior account executives. R.H. Donnelley's sales force also includes industry specialists (who cover certain potentially high-return accounts and offer customized products and services for certain industries, such as health care) as well as bilingual sales representatives who cover Bell Atlantic's foreign language and bilingual directories in New York City. Generally, R.H. Donnelley's sales management emphasizes sales person continuity in R.H. Donnelley's account relationships.

     R.H. Donnelley employs approximately 500 sales representatives in its Bell Atlantic, Sprint and Cincinnati markets. R.H. Donnelley's approximately 80 account managers average over 12 years of experience in the yellow pages industry. R.H. Donnelley's and DonTech's sales forces are entirely non-union, which is a cost advantage when compared to the union sales forces that are typical of other marketers of yellow pages advertising, including major telephone service providers. The non-union status of R.H. Donnelley's and DonTech's sales forces also provides R.H. Donnelley and DonTech with greater latitude to redeploy sales personnel. In addition, R.H. Donnelley's and DonTech's sales forces are largely compensated based on performance, which aligns the sales forces' incentives with important success factors to R.H. Donnelley's

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business, including account generation and retention. On average, approximately
55% of R.H. Donnelley's sales force compensation is variable and based on performance.

     R.H. Donnelley has well-established practices and procedures to manage the productivity and effectiveness of its sales force. All of R.H. Donnelley's new account representatives complete a formal seven week training program, which consists of both classroom training and field training. Sales personnel may also receive specialized in-campaign training, which is typically based on actual feedback received during a sales campaign. Furthermore, R.H. Donnelley has supplied its New York sales force with laptop computers and customized software, which facilitates the sales process by allowing sales personnel to access account information, interactively design advertisements and provide advertising contracts while at a customer's location. R.H. Donnelley is considering distributing laptop computers with such customized software to its sales forces in other markets. The ability of R.H. Donnelley's sales management, sales force and marketing department to successfully integrate their efforts and increase advertising sales was recently demonstrated in New York City by R.H. Donnelley's advertising sales for Bell Atlantic's foreign and bilingual neighborhood directories, which were introduced during 1996 and 1997. Through advertising sales for these five directories (which are Chinese-language and Spanish-English), management estimates that R.H. Donnelley generated incremental advertising sales of $4.0 million in 1997 in a mature urban market.

PUBLISHING AND PRODUCTION

     R.H. Donnelley is a leading provider of pre-press publishing services for yellow pages directories, including advertisement creation, sales contract management, listing database management, sales reporting and commissions, pagination, billing services and imaging. R.H. Donnelley recently completed its $40 million publishing center in Raleigh, North Carolina, which utilizes custom-designed, state-of-the-art digital technology and relational databases to support the entire yellow pages advertising sales and publishing process on an integrated basis, from lead generation and sales presentation to advertisement creation and printer-ready final output. R.H. Donnelley also has a graphics center in Dunmore, Pennsylvania which produces artwork for the majority of advertisements and specialty pages included in the directories for which R.H. Donnelley provides publishing services. The Dunmore graphics center is electronically integrated with the Raleigh publishing center. R.H. Donnelley has staffs of approximately 300 and 140 employees at the Raleigh publishing center and the Dunmore graphics center, respectively. R.H. Donnelley provides publishing services for certain Ameritech and Sprint directories, among others, pursuant to agreements that extend through 2003 and 2004, respectively.

     The Raleigh publishing center has enabled R.H. Donnelley to reduce publishing costs by approximately 30% and publishing cycle times (i.e., the number of days between closing of an advertising sales campaign and delivery to the printer of a printer-ready paper or electronic version of the related directory) by approximately 50%, and, with minimal additional infrastructure and the potential addition of a second shift, would be able to expand its processing capacity to meet additional demand. In 1997, the Raleigh and Dunmore centers provided publishing services for 232 directories, produced over 82,000 pages of directory advertising, created over 200,000 new advertisements and handled approximately 1.5 million service order transactions for new or changed telephone listings.

     R.H. Donnelley also offers a broad range of production services to its publishing-center customers once a printer-ready paper or electronic version of their directory has been completed. These production services principally involve R.H. Donnelley's contracting on behalf of these customers with outside parties for printing, binding and distribution of directories. R.H. Donnelley provides production services in varying degrees for Sprint.

NEW ADVERTISING MEDIA AND PRODUCTS

     In 1995 R.H. Donnelley developed a cable advertising product known as Yellow Pages Television(R) or YPTV(R). YPTV(R) advertisements begin with a customer's printed yellow pages advertisement, which is enhanced by audio content and graphics and aired in a 15 or 30 second spot on cable television. R.H. Donnelley contracts with an outside party for creation of the YPTV(R) advertisements. R.H. Donnelley currently offers YPTV(R) in selected Bell Atlantic and Sprint/CenDon markets. R.H. Donnelley combines marketing of printed yellow pages advertisements with YPTV(R) in these markets, so that only purchasers of printed advertisements may advertise through YPTV(R). Management believes that this bundling of YPTV(R) with printed yellow pages advertisements, together with R.H. Donnelley's purchases of cable television airtime in bulk, increase this product's cost-effectiveness to customers. YPTV(R) also typically refers the cable viewer to the customer's printed yellow pages advertisement, which management expects will stimulate usage of print directories. R.H. Donnelley generated net revenue from YPTV(R) of $2.9 million in 1997 in its Bell Atlantic and Sprint/CenDon markets.

     R.H. Donnelley has gained useful experience in electronic commerce advertising sales by acting as local sales agent for yellow pages advertising placed on Digital City, an Internet service provided by America Online in Cincinnati. In addition, DonTech has an agreement to serve as Ameritech's exclusive local advertising sales agent if Ameritech begins a yellow pages Internet directory in Illinois or northwest Indiana. The Internet complements traditional directory advertising, particularly by making it possible to update a yellow pages advertisement as needed, as compared with typically once a year for a printed advertisement. Management believes that R.H. Donnelley's experience in successfully selling advertising in new classified directory products, such as foreign language and bilingual directories, and its extensive reach into the business and consumer sectors in its markets will augment its ability to capitalize on emerging electronic directory opportunities.

     In addition, certain local telephone companies have expressed an interest in using R.H. Donnelley's established yellow pages sales channels to market their telecommunications products and services in the current, more competitive local telephone market. These products and services, which would be sold in conjunction with yellow pages advertising, may include long distance, cellular telephone, 800 numbers, Internet access and remote call forwarding.

STRATEGIC ALLIANCES/MARKETS SERVED

     R.H. Donnelley has major relationships with Ameritech, Bell Atlantic and Sprint (through their subsidiaries) and provides each of them with advertising sales and/or publishing services. These relationships and R.H. Donnelley's proprietary operations encompass directories in 13 states and such major metropolitan areas as New York City, Chicago, Las Vegas and Orlando.

 INFORMATION ON DIRECTORIES AND DIRECTORY ADVERTISEMENTS BY RELATIONSHIP (1997)

                                                    AMERITECH(1)   BELL ATLANTIC   SPRINT/CENDON
                                                    ------------   -------------   -------------
Primary markets served............................     IL, IN              NY      NV, FL, VA, NC
Number of directories.............................        125              95                  44
Total circulation (in millions)...................       10.3            14.7                 5.5
Directory market share(2).........................         79%(3)          90%                 83%
Advertising sales account retention rate(4).......         90%             82%                 90%
Advertising sales renewal rate(5).................         93%             88%                 97%
Number of advertisers.............................    139,000         158,000(6)           63,000
Number of paid ads and paid listings..............    787,000         721,000(6)          223,000
Average ad sales(7)...............................         $566          $550(6)             $767

---------------
(1) Through the DonTech partnership.

(2) Represents R.H. Donnelley's percentage of yellow pages usage in the applicable markets, based on third-party surveys.

(3) Represents directory market share for the Chicago metropolitan service area in 1996; 1997 data not available.

(4) Represents the percentage of R.H. Donnelley's 1996 customers who advertised in 1997 in the applicable markets, excluding customers who disconnected their telephone service. Including customers who disconnected their telephone service, R.H. Donnelley's advertising sales account retention rates were 86%, 78% and 87% in its Ameritech, Bell Atlantic and Sprint/CenDon markets, respectively.

(5) Represents the percentage of R.H. Donnelley's 1996 advertising sales in the applicable markets which were generated in 1997 from R.H. Donnelley's 1996 customers in those markets.

(6) Represents 1996 data; 1997 data not available.

(7) Average ad sales represents total advertising sales divided by the number of advertisements sold.

  AMERITECH

     R.H. Donnelley's relationship with telephone companies currently owned by Ameritech began in 1908 with the Chicago Telephone Company. Since then, R.H. Donnelley has had a variety of contractual relationships with Ameritech including, beginning in 1984, a series of partnerships (collectively referred to as DonTech or the DonTech partnership). The current partnership arrangement reflects R.H. Donnelley's goal of lengthening its agreements to provide advertising sales and/or publishing services and was structured without an expiration date in exchange for contractual reductions in R.H. Donnelley's percentage share of DonTech's profits. These contractual reductions were completed in 1997, and management does not anticipate any further such reductions. DonTech is a 50/50 general partnership between R.H. Donnelley and a subsidiary of Ameritech. DonTech is the exclusive local advertising sales agent for Ameritech's 125 printed and any future Internet directories in Illinois (including the metropolitan Chicago area) and northwest Indiana. DonTech receives a sales commission on advertising sold and recognizes these commissions upon the signing of the related advertising contract. R.H. Donnelley receives 50% of the profits generated by DonTech on a monthly basis and also receives directly from the Ameritech entity which publishes the directories fees which are tied to advertising sales generated by DonTech. Income from these sources is included in R.H. Donnelley's income statement as income from partnerships and related fees. Under a separate agreement that extends through 2003, R.H. Donnelley provides publishing services for Ameritech's Illinois and northwestern Indiana directories on a negotiated basis; the related fees are recognized by R.H. Donnelley as revenue. Historically, a disproportionate number of the directories that DonTech sells advertising for were published in the fourth quarter, which led to inefficient use of DonTech's sales force and R.H. Donnelley's publishing infrastructure during other times of the year. In 1997, a two-year program was initiated to reschedule the related directories' publication dates in order to publish these directories more evenly throughout the year.

     Subject to regulatory approval and certain other conditions, Ameritech recently agreed to merge with SBC Communications Inc. ("SBC"), which currently conducts all of its yellow pages operations in-house. The proposed merger will not trigger any change to the current contractual relationship governing the DonTech partnership and the related yellow pages directories, and SBC has announced it intends to continue using the Ameritech brand if such merger is completed. There can be no assurance as to what effect, if any, the proposed merger will have on the DonTech partnership.

  BELL ATLANTIC

     R.H. Donnelley's relationship with Bell Atlantic began with a contract with New York Telephone Company entered into in 1909. Under the current agreement, which was entered into in 1985 and extends through 2005, R.H. Donnelley is the exclusive advertising sales agent for 95 Bell Atlantic directories, which cover substantially all of New York State, including New York City. The arrangement was originally with a subsidiary of NYNEX; with the Bell Atlantic/NYNEX merger in 1997, the agreement was transferred to a subsidiary of Bell Atlantic. R.H. Donnelley earns a sales commission on advertising sold and recognizes these commissions upon the signing of the related advertising contract.

     R.H. Donnelley's management expects to pursue potential outsourcing opportunities with Bell Atlantic. Bell Atlantic currently operates in-house yellow pages advertising sales operations in its service territory between Maine and West Virginia, except in New York State. In May 1998, R.H. Donnelley became the exclusive advertising sales agent, beginning with directories published in 1999, for Bell Atlantic's 26 yellow pages directories in the greater Buffalo area, which previously were outsourced by Bell Atlantic to another third-party marketer. The contract between R.H. Donnelley and the Bell Atlantic entity which governs their relationship in the greater Buffalo area continues until 2002, unless extended by Bell Atlantic.

     In 1997, R.H. Donnelley sold its East Coast proprietary yellow pages business to an independent yellow pages publisher and as part of the sale agreement agreed to forego certain business activities, including yellow pages advertising sales, in certain mid-Atlantic states until September 1999.

  SPRINT

     The Sprint relationship began in 1980 when R.H. Donnelley began publishing directories for predecessors or affiliates of Central Telephone Company and United Telephone Company of Florida, both since merged into Sprint. R.H. Donnelley has a partnership with a Sprint affiliate, known as the CenDon partnership and sales agency agreements with CenDon and a separate affiliate of Sprint.

          CENDON. R.H. Donnelley and a Sprint affiliate each have a 50% interest in CenDon, which publishes directories in selected Sprint markets in Nevada (primarily Las Vegas), Florida (including Tallahassee), Virginia and North Carolina. R.H. Donnelley earns a 50% share of CenDon's income and records its share as income from partnerships, a component of R.H. Donnelley's operating income.

          In addition to the profits derived from its 50% stake in CenDon, R.H. Donnelley has a contract to provide advertising sales, marketing and customer service on an exclusive basis to CenDon and receives a sales commission for its services. R.H. Donnelley recognizes these commissions as revenues upon the publication of the related directory. The current CenDon partnership agreement and the sales agency agreement were entered into in 1988 and extend through 2004. Pursuant to the partnership agreement, R.H. Donnelley also provides publishing services to CenDon. Fees for these publishing services are based upon a separate price schedule which extends through 1999; these fees are recognized by R.H. Donnelley as revenue.

          SPRINT SALES AGENCY. In the greater Orlando marketplace, R.H. Donnelley is Sprint's exclusive advertising sales agent and earns sales commissions on local advertising and national advertising sales. R.H. Donnelley recognizes these commissions as revenues upon the signing of the related advertising contract. The contract which governs this relationship was entered into in 1994 and extends through 2004, but could be terminated as a result of a five year performance review required no later than March 1, 2000. R.H. Donnelley also provides publishing services to Sprint pursuant to this contract; the related fees are recognized by R.H. Donnelley as revenues. The publishing services portion of this contract could be terminated if a new price schedule for such services is not agreed upon by March 1, 2000.

CINCINNATI PROPRIETARY OPERATION

     R.H. Donnelley launched a proprietary directory operation in Cincinnati, northern Kentucky and southeast Indiana in September 1997 and expects to publish its first directories in the fall of 1998. R.H. Donnelley's historical agreement with Cincinnati Bell to act as yellow pages advertising sales agent for Cincinnati Bell's directories expired in August 1997. R.H. Donnelley's Cincinnati Bell operations accounted for approximately 3% of its operating income before corporate overhead and depreciation and amortization expense in 1997, which was partially offset by the start-up costs involved with the proprietary directory operations in 1997.

COMPETITION

     There is competition for yellow pages advertising sales to varying degrees in R.H. Donnelley's markets from the sales forces of yellow pages publishers with which R.H. Donnelley is not affiliated. These yellow pages publishers include local telephone companies with which R.H. Donnelley does not maintain a contractual relationship, independent publishers (publishers that are not affiliated with any telephone company) and national yellow pages sales agents. In the majority of its markets, R.H. Donnelley benefits from its long-term contractual relationships with affiliates of the largest potential competitor in a directory market, the incumbent local telephone company. The market position of incumbent local telephone companies may be impacted by the Telecommunications Act of 1996, which effectively opened local telephone markets to increased competition. There is also competition for advertising sales from other media, including newspapers, magazines, radio, direct mail, on-line information services, television and cable television, and advances in technology have brought to the industry new participants, new products and new channels, including increasing use of the Internet as an advertising media.

INTELLECTUAL PROPERTY

     R.H. Donnelley owns and controls a number of trade secrets, confidential information, trademarks, service marks, tradenames, copyrights and other intellectual property rights which, in the aggregate, are of material importance to R.H. Donnelley's business. Management believes that the "R.H. Donnelley" name and related names, marks and logos are material to R.H. Donnelley's business. R.H. Donnelley is licensed to use certain technology and other intellectual property rights owned and controlled by others, and, similarly, other companies are licensed to use certain technology and other intellectual property rights owned and controlled by R.H. Donnelley. R.H. Donnelley considers its trademarks, service marks, databases, software and other intellectual property to be proprietary and R.H. Donnelley relies on a combination of copyright, trademark, trade secret, non-disclosure and contract safeguards for protection. R.H. Donnelley also benefits from the use of both the phrase "yellow pages" and the walking fingers logo, which R.H. Donnelley believes to be in the public domain in the United States.

     The names of R.H. Donnelley's products and services referred to herein are trademarks, servicemarks or registered trademarks or servicemarks owned by R.H. Donnelley.

EMPLOYEES

     As of March 31, 1998, R.H. Donnelley had approximately 1,417 full-time employees, of which approximately 300 and 140 were employed at the Raleigh publishing center and the Dunmore graphics center, respectively. This number does not include the employees of DonTech. None of R.H. Donnelley's employees are covered by collective bargaining agreements. R.H. Donnelley considers its relations with its employees to be good and it has not experienced any strikes or work stoppages.

PROPERTIES

     R.H. Donnelley's operations are conducted from 21 leased locations in 7 states. R.H. Donnelley leases approximately 74,000 square feet for its administrative headquarters and offices located in Purchase, New York, and approximately 72,000 square feet in New York, New York for its New York sales force. R.H. Donnelley's new $40 million Raleigh publishing center is located in a 55,500 square foot building which R.H. Donnelley leases. R.H. Donnelley leases 20,000 square feet in a building for its graphics center in Dunmore, Pennsylvania.

LITIGATION

     Pursuant to the Distribution Agreement, New D&B will assume and indemnify R.H. Donnelley against any payments to be made in respect of the IRI Action under the Indemnity and Joint Defense Agreement, the 1996 Distribution Agreement or otherwise, including any ongoing legal fees and expenses related thereto. R.H. Donnelley is involved in legal proceedings, claims and litigation arising in the ordinary course of business. In the opinion of R.H. Donnelley management, the outcome of such legal proceedings will not materially affect R.H. Donnelley's financial position or results of operations.

                                 R.H. DONNELLEY

                     MANAGEMENT AND EXECUTIVE COMPENSATION

     Frank R. Noonan is currently Senior Vice President of D&B and President of R.H. Donnelley and will be the President and Chief Executive Officer and a director of R.H. Donnelley after the Distribution. The other directors of R.H. Donnelley immediately after the Distribution will include certain persons who are not currently directors of D&B. See "-- R.H. Donnelley Board of Directors". In addition to Mr. Noonan, the other executive officers of R.H. Donnelley immediately after the Distribution will be drawn from the current management of D&B and R.H. Donnelley. See "-- R.H. Donnelley Corporation Executive Officers".

R.H. DONNELLEY CORPORATION BOARD OF DIRECTORS

     Immediately after the Distribution, R.H. Donnelley expects to have a Board of Directors composed of approximately six directors.

     Frank R. Noonan, who has been President of R.H. Donnelley since August 1991 will be a Director of R.H. Donnelley. Mr. Noonan also has been Senior Vice President of D&B since August 1991 and a Director of D&B since April 1998. From May 1989 to August 1991, he was Senior Vice President -- Finance of Dun & Bradstreet Information Services. As of March 6, 1998, Mr. Noonan was 55 years old.

     In addition to Mr. Noonan, R.H. Donnelley expects that Diane P. Baker, William G. Jacobi, Robert Kamerschen, Carol J. Parry and Barry Lawson Williams will be Directors of R.H. Donnelley after the Distribution. Ms. Baker was Senior Vice President, Chief Financial Officer and Treasurer of the New York Times Company from 1995 to 1998. Mr. Jacobi is currently the Executive Vice President of Cognizant Corporation and Chairman of Nielsen Media Research, Inc. and has held those positions since 1996. Mr. Kamerschen is currently Chairman and Chief Executive Officer of ADVO Inc. and has held those positions since 1988. Ms. Parry is currently the Executive Vice President of Chase Manhattan Bank's Community Development Group and has held that position since 1996. Mr. Williams is currently President and Founder of Williams Pacific Ventures, a venture capital consulting firm, and has held such position since 1988.

DIRECTOR'S COMPENSATION

     It is anticipated that, following the Distribution, the Board of Directors of R.H. Donnelley will adopt a non-employee director compensation program providing for certain cash payments and deferred stock and stock option grants annually to each non-employee director. Pursuant to this program, it is expected that each non-employee director annually will receive a cash retainer of $20,000, 7,500 deferred shares of common stock of R.H. Donnelley, an option to purchase an additional 7,500 shares, $1,000 for each meeting attended and $2,000 for each committee of the Board of Directors chaired. In addition, it is expected that each new non-employee director will receive a $25,000 deferred stock grant under this program upon his or her appointment to the Board of Directors. It is anticipated that such deferred share and option grants will vest over a period of three years of future service, subject to acceleration in the event of death, disability or retirement of the applicable non-employee director or change in control of R.H. Donnelley.

COMMITTEES OF R.H. DONNELLEY CORPORATION BOARD OF DIRECTORS

     Following the Distribution, R.H. Donnelley's Board of Directors will have an Audit & Finance Committee, a Compensation and Benefits Committee and a Nominating Committee. The Audit & Finance Committee will, among other matters; recommend independent certified public accountants; review the scope of the audit examination, including fees and staffing; review the independence of the auditors; review and approve non-audit services provided by the auditors, if any; review findings and recommendations of the auditors and management's response; and review the internal audit and control function. The Compensation & Benefits Committee will, among other matters: review management compensation programs; approve compensation changes for executive officers; review compensation changes for senior management; and administer stock plans for management. The Nominating Committee will, among other matters: review potential candidates and nominate persons to the Board of Directors for positions on the Board of Directors and the various committees of the Board.

R.H. DONNELLEY CORPORATION EXECUTIVE OFFICERS

     Listed below is certain information as to the executive officers who have been selected to serve after the Distribution.

 NAME, POSITION WITH R.H. DONNELLEY AND AGE                  BIOGRAPHICAL DATA
 ------------------------------------------                  -----------------
Frank R. Noonan, 55..........................  See information under "-- R.H. Donnelley
  President and Chief Executive Officer        Corporation Board of Directors".
Philip C. Danford, 54........................  Senior Vice President, R.H. Donnelley, 3/98
  Senior Vice President and Chief Financial    to present; Vice President and Treasurer,
Officer                                        D&B, 9/92 to 3/98; Assistant Treasurer, D&B,
                                               8/88 to 9/92.
Frederick J. Groser, 43......................  Executive Vice President -- Telco Operations,
  Senior Vice President                        R.H. Donnelley, 7/97 to present; Executive
                                               Vice President -- Strategic Marketing and New
                                               Business Development, R.H. Donnelley, 10/95
                                               to 7/97; Vice President and General
                                               Manager -- Sprint Operations, R.H. Donnelley,
                                               2/94 to 10/95; Vice President -- Sales, R.H.
                                               Donnelley, 12/90 to 2/94.
Alexander R. Marasco, 45.....................  Executive Vice President -- Operations and
  Senior Vice President                        Systems Development, R.H. Donnelley, 10/95 to
                                               present; Senior Vice President -- Planning,
                                               R.H. Donnelley, 4/91 to 10/95; Assistant Vice
                                               President of Strategic Planning, R.H.
                                               Donnelley, 3/89 to 4/91.
Judith A. Norton, 54.........................  Senior Vice President -- Human Resources,
  Senior Vice President -- Human Resources     R.H. Donnelley, 1/98 to present; Senior Human
                                               Resources Consultant, 1/97 to 1/98; Senior
                                               Vice President Human Resources, Chase
                                               Manhattan Bank, 4/96 to 1/97; Senior Vice
                                               President and Director of Staffing and
                                               Development, Chemical Bank, 1/91 to 4/96.
David C. Swanson, 43.........................  Executive Vice President and General
  Senior Vice President                        Manager -- Proprietary Operations, R.H.
                                               Donnelley, 7/97 to present; Executive Vice
                                               President -- Sales, R.H. Donnelley, 10/95 to
                                               7/97; Vice President and General
                                               Manager -- Cincinnati Operations, R.H.
                                               Donnelley, 9/93 to 10/95; Assistant Vice
                                               President -- Operations, R.H. Donnelley, 1/93
                                               to 9/93; General Sales Manager, R.H.
                                               Donnelley, 1/92 to 1/93.
Stephen B. Wiznitzer, 47.....................  Senior Vice President and General Counsel,
  Senior Vice President and General Counsel    R.H. Donnelley, 6/97 to present; Counsel,
                                               NYNEX Corporation, 12/89 to 6/97.

COMPENSATION OF R.H. DONNELLEY CORPORATION EXECUTIVE OFFICERS

     The following table discloses the compensation paid by D&B or R.H. Donnelley for services rendered to D&B or R.H. Donnelley in 1997 by R.H. Donnelley's Chief Executive Officer and by each of the persons who are anticipated to be one of the four other most highly compensated executive officers of R.H. Donnelley following the Distribution. During the period presented, the individuals were compensated in accordance with D&B's plans and policies. In that connection, stock-based compensation described in the following tables is expressed in shares of D&B Common Stock, the numbers of which will be adjusted following the Distribution.

See also "Relationship Between The New Dun & Bradstreet Corporation and R.H. Donnelly Corporation After the Distribution -- Employee Benefits Agreements".

                           SUMMARY COMPENSATION TABLE
                    FOR SERVICES WITH D&B OR R.H. DONNELLEY

                                                                                     LONG-TERM
                                                                                   COMPENSATION
                                              ANNUAL COMPENSATION                     AWARDS             PAYOUTS
                                    ---------------------------------------   -----------------------   ---------
            (a)              (b)      (c)       (d)             (e)                           (g)                         (j)
                                                                                 (f)       SECURITIES      (h)
                                                                              RESTRICTED   UNDERLYING   LONG-TERM
    NAME AND PRINCIPAL                                                          STOCK       OPTIONS/    INCENTIVE      ALL OTHER
       POSITION WITH                SALARY    BONUS(1)      OTHER ANNUAL       AWARD(S)     SARS(3)      PAYOUTS    COMPENSATION(4)
      R.H. DONNELLEY         YEAR     ($)       ($)      COMPENSATION(2)($)      ($)          ($)          ($)            ($)
    ------------------       ----   -------   --------   ------------------   ----------   ----------   ---------   ---------------
Frank R. Noonan............  1997   347,000   346,913          11,630             0          33,480         0           11,863
  Chief Executive Officer
Philip C. Danford..........  1997   265,000   238,582               0             0          27,571         0            8,787
  Senior Vice President and
  Chief Financial Officer
Frederick J. Groser........  1997   195,000    41,288              29             0          13,340         0            6,238
  Senior Vice President
Alexander R. Marasco.......  1997   207,900    91,200           6,590             0          13,340         0            6,742
  Senior Vice President
David C. Swanson...........  1997   195,000    41,927           2,162             0          13,340         0            6,238
  Senior Vice President

---------------
(1) The 1997 bonus amounts shown were earned with respect to that year and paid in 1998. Included in the 1997 amounts is one-half of the 1997 performance share grant made under the Key Employees Performance Unit Plan for D&B and its subsidiaries (the "PUP") and earned with respect to 1997. The remaining one-half of the 1997 performance share grant is payable, pro rata, at the time of the reorganization of D&B into two separate companies, based on performance goals covering the period January, 1997 through the Distribution Date and will be reflected as long-term incentive payouts in the Summary Compensation Table appearing in R.H. Donnelley's 1999 Proxy Statement. The performance shares will be paid in unrestricted shares of D&B Common Stock.

(2) Amounts shown represent reimbursement for taxes paid by the named executive officers with respect to D&B-directed spousal travel and personal use of automobiles and/or reimbursement for certain other expenses.

(3) Amounts shown represent the number of non-qualified stock options granted in 1997.

(4) Amounts shown represent aggregate annual D&B contributions for the account of each named executive officer under the Dun & Bradstreet Profit Participation Plan (the "PPP") and the Profit Participation Benefit Equalization Plan (the "PPBEP"), which plans are open to employees of D&B and certain subsidiaries. The PPP is a tax-qualified defined contribution plan and the PPBEP is a non-qualified plan that provides benefits to participants in the PPP equal to the amount of D&B contributions that would have been made to the participant's PPP account but for certain Federal tax laws.

OPTION GRANTS ON D&B COMMON STOCK TO
R.H. DONNELLEY CORPORATION EXECUTIVES IN LAST FISCAL YEAR

     The following table provides information on fiscal year 1997 grants of options to the named R.H. Donnelley executives to purchase shares of D&B Common Stock. Upon the Distribution, options to acquire D&B Common Stock will become options to purchase R.H. Donnelley Common Stock. See "Relationship Between The New Dun & Bradstreet Corporation and R.H. Donnelley Corporation After the Distribution -- Employee Benefits Agreement".

   OPTION GRANTS/SAR GRANTS IN LAST FISCAL YEAR TO PURCHASE D&B COMMON STOCK

           (a)                  (b)                             (d)           (e)              (f)
                             NUMBER OF          (c)
                             SECURITIES      % OF TOTAL
                             UNDERLYING     OPTIONS/SARS
                            OPTIONS/SARS     GRANTED TO     EXERCISE OR                     GRANT DATE
                             GRANTED(1)     EMPLOYEES IN    BASE PRICE     EXPIRATION    PRESENT VALUE(2)
           NAME                 (#)         FISCAL YEAR      ($/SHARE)        DATE             ($)
           ----             ------------    ------------    -----------    ----------    ----------------
Frank R. Noonan...........     33,480         1.06%           30.2188       12/22/07         186,818
Philip C. Danford.........     13,340         0.42%           30.2188       12/22/07          74,437
                               14,231         0.45%           27.7188        7/16/07          75,140
Frederick J. Groser.......     13,340         0.42%           30.2188       12/22/07          74,437
Alexander R. Marasco......     13,340         0.42%           30.2188       12/22/07          74,437
David C. Swanson..........     13,340         0.42%           30.2188       12/22/07          74,437

---------------
(1) Amounts shown represent the number of non-qualified stock options, without tandem stock appreciation rights ("SARs"), granted in 1997. Options may not be exercised for at least one year after grant and may then be exercised in installments of 25% of the grant amount each year until they are 100% vested. Payments for all options must be made in full upon exercise in cash or D&B Common Stock. The option holder may elect to have shares of D&B Common Stock issuable upon exercise withheld by D&B to pay withholding taxes due. The options shown for Mr. Noonan include Limited SARs in tandem with the options. Limited SARs are exercisable only if and to the extent that the related option is exercisable and are exercisable only during the 30-day period following the acquisition of at least 20% of the outstanding D&B Common Stock pursuant to a tender or exchange offer not made by D&B. Each Limited SAR permits the holder to receive cash equal to the excess over the related option exercise price of the highest price paid pursuant to a tender or exchange offer for D&B Common Stock which is in effect at any time during the 60 days preceding the date upon which the Limited SAR is exercised. Limited SARs can be exercised regardless of whether D&B supports or opposes the offer.

(2) Grant date present value is based on the Black-Scholes option valuation model applied to D&B prior to the Distribution, which makes the following material assumptions for the July 16, 1997 grant and the December 22, 1997 grant: an expected stock-price volatility factor of 20.0%, a risk-free rate of return of 6.06% and 5.71% respectively, a dividend yield of 3.3% and a weighted average exercise date of 4.5 years from date of grant. These assumptions may or may not be fulfilled. The amounts shown cannot be considered predictions of future value. In addition, the options will gain value only to the extent the stock price exceeds the option exercise price during the life of the option.

AGGREGATE D&B OPTION EXERCISES IN THE LAST FISCAL YEAR AND FISCAL YEAR END D&B OPTION VALUES

     The following table provides information on option exercises in 1997 by the named executives of R.H. Donnelley and the value of each such executive's unexercised options to acquire D&B Common Stock at December 31, 1997. See also, "Relationship Between The New Dun & Bradstreet Corporation and R.H. Donnelley Corporation After the Distribution -- Employee Benefits Agreement".

               AGGREGATE OPTION/SAR EXERCISES IN LAST FISCAL YEAR
                     AND FISCAL YEAR-END OPTION/SAR VALUES

          (a)                   (b)             (c)                   (d)                           (e)
                                                             NUMBER OF SECURITIES          VALUE OF UNEXERCISED,
                                                            UNDERLYING UNEXERCISED             IN-THE-MONEY
                                                              D&B OPTIONS/SARS AT           D&B OPTIONS/SARS AT
                          SHARES ACQUIRED      VALUE          FISCAL YEAR-END(#)           FISCAL YEAR-END(2)($)
                            ON EXERCISE     REALIZED(1)   ---------------------------   ---------------------------
NAME                            (#)             ($)       EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
----                      ---------------   -----------   -----------   -------------   -----------   -------------
Frank R. Noonan.........           0               0        110,593        87,423        1,148,181       455,428
Phillip C. Danford......           0               0         34,630        38,432          282,389       143,915
Frederick J. Groser.....           0               0         24,337        34,450          225,489       176,427
Alexander R. Marasco....           0               0         35,774        38,384          375,216       206,047
David C. Swanson........       2,604          25,640         15,803        33,502          131,210       169,679

---------------
(1) Amounts shown represent the value realized upon the exercise of stock options during 1997, which equals the difference between the exercise price of the options and the average of the high and low market price of the underlying D&B Common Stock on the exercise date.

(2) The values shown equal the difference between the exercise price of unexercised in-the-money options and the closing market price of the underlying D&B Common Stock at December 31, 1997. Options are in-the-money if the fair market value of the D&B Common Stock exceeds the exercise price of the option.

            LONG-TERM D&B INCENTIVE PLAN AWARDS IN LAST FISCAL YEAR

                     (a)             (b)                                                        (f)
                                                    (c)             (d)            (e)
                                                PERFORMANCE            ESTIMATED FUTURE PAYOUTS
                                   NO. OF         OR OTHER       UNDER NON-STOCK PRICE-BASED PLANS(2)
                                SHARES, UNITS   PERIOD UNTIL    ---------------------------------------
                                  OR OTHER       MATURATION     THRESHOLD(#)    TARGET(#)    MAXIMUM(#)
             NAME               RIGHTS(1)(#)     OR PAYOUT          (0%)         (100%)        (200%)
             ----               -------------   ------------    ------------    ---------    ----------
Frank R. Noonan...............     11,200        Two Years           0           11,200        22,400
Phillip C. Danford............      4,460        Two Years           0            4,460         8,920
Frederick J. Groser...........      4,460        Two Years           0            4,460         8,920
Alexander R. Marasco..........      4,460        Two Years           0            4,460         8,920
David C. Swanson..............      4,460        Two Years           0            4,460         8,920

---------------

(1) Amounts shown represent the performance shares granted under the Dun & Bradstreet Performance Unit Plan for the intended performance period of 1998-1999. At the time of the Distribution, each named executive officer will receive a pro rata award of performance shares based on achievement of performance goals from January, 1998 through the Distribution Date. Earned pro rata awards will be paid in unrestricted shares of D&B Common Stock.

(2) Pro rata awards may range from 0 to 200% of the targeted performance shares based on achievements within a range of performance goals.

RETIREMENT BENEFITS

     The following table sets forth the estimated aggregate annual benefits payable under D&B's Retirement Account Plan, Supplemental Executive Benefit Plan ("SEBP") and Pension Benefit Equalization Plan ("PBEP") to persons in specified average final compensation and credited service classification upon retirement at age 65. Amounts shown in the table include U.S. Social Security benefits and benefits payable under predecessor plans of D&B which would be deducted in calculating benefits payable under these plans. These aggregate annual retirement benefits do not increase as a result of additional credited service after 20 years.

                                               ESTIMATED AGGREGATE ANNUAL RETIREMENT BENEFIT
                  AVERAGE                              ASSUMING CREDITED SERVICE OF:
                   FINAL                     --------------------------------------------------
               COMPENSATION                  15 YEARS     20 YEARS      25 YEARS      30 YEARS
               ------------                  --------    ----------    ----------    ----------
$ 550,000..................................  $275,000    $  330,000    $  330,000    $  330,000
   700,000.................................   350,000       420,000       420,000       420,000
   850,000.................................   425,000       510,000       510,000       510,000
 1,000,000.................................   500,000       600,000       600,000       600,000
 1,300,000.................................   650,000       780,000       780,000       780,000
 1,600,000.................................   800,000       960,000       960,000       960,000
 1,900,000.................................   950,000     1,140,000     1,140,000     1,140,000

     The number of years of credited service under the plans as of December 31, 1997 of Messrs. Noonan and Danford are 8 and 9, respectively.

     Compensation, for the purpose of determining retirement benefits, consists of salary, wages, regular cash bonuses, commissions and overtime pay. Severance pay, contingent payments and other forms of special remuneration are excluded. Bonuses included in the Summary Compensation Table are normally not paid until the year following the year in which they are accrued and expensed; therefore, compensation for purposes of determining retirement benefits varies from the Summary Compensation Table amounts in that bonuses expensed in the previous year, but paid in the current year, are part of retirement compensation in the current year, and current year's bonuses accrued and included in the Summary Compensation Table are not. For 1997, compensation for purposes of determining retirement benefits also varies from the Summary Compensation Table in that the amounts shown in the "Bonus" column include performance share payouts under the PUP, which are not creditable compensation under the retirement plans.

     For the reasons discussed above, compensation for determining retirement benefits for the named executive officers differed by more than 10% from the amounts shown in the Summary Compensation Table. 1997 compensation for purposes of determining retirement benefits for Messrs. Noonan and Danford was $382,000 and $285,333, respectively.

     Average final compensation is defined as the highest average annual compensation during five consecutive twelve-month periods in the last ten consecutive twelve-month periods of the member's credited service. Members vest in their accrued retirement benefit upon completion of five years of service. The benefits shown in the table above are calculated on a straight-life annuity basis.

     The Retirement Account Plan, together with the PBEP, provides retirement income based on a percentage of annual compensation. The percentage of compensation allocated annually ranges from 3% to 12.5%, based on age and credited service. Amounts allocated also receive interest credits based on 30-year Treasuries with a minimum interest credit rate of 3%. Executives close to or eligible to retire as of January 1, 1997 will receive the higher of benefits provided by the final pay formula in effect prior to 1997 or the Retirement Account formula.

     The SEBP provides retirement benefits in addition to the benefits provided under the Retirement Account Plan and the PBEP. The SEBP has the effect of increasing the retirement benefits under the Retirement Account Plan and the PBEP to the amounts depicted in the preceding table. The SEBP provides maximum benefits after 20 years. Executives close to or eligible for retirement, as approved by the Chairman and Chief Executive Officer, will receive maximum benefits after 15 years.

     Messrs. Groser, Marasco and Swanson participate in the Retirement Account Plan and the PBEP, but do not participate in the SEBP.

                                 R.H. DONNELLEY

                         SECURITY OWNERSHIP BY CERTAIN
                        BENEFICIAL OWNERS AND MANAGEMENT

     After the Distribution, shares of D&B Common Stock will be shares of R.H. Donnelley Common Stock. The following table sets forth the number of shares of D&B Common Stock, par value $1.00 per share, that are expected to be beneficially owned after the Distribution by each of the R.H. Donnelley directors, by each of the executive officers named in the R.H. Donnelley Summary Compensation Table above, by each person known by R.H. Donnelley to beneficially own more than 5% of the outstanding D&B Common Stock as of April 30, 1998 (the "5% Owners"). Stock ownership information is based on (i) the number of shares of D&B Common Stock held by directors and executive officers as of April 30, 1998 and (ii) the number of shares held by 5% Owners, based upon a Schedule 13G filed with the SEC by such 5% Owners. Information regarding shares subject to options reflects shares of D&B Common Stock subject to options as of April 30, 1998 and exercisable within 60 days thereafter, all of which will be converted into options that are exercisable into shares of R.H. Donnelley Common Stock. See "Relationship Between The New Dun & Bradstreet Corporation and R.H. Donnelley Corporation After the Distribution -- Employee Benefits Agreement". Unless otherwise stated, the indicated persons have sole voting and investment power over the shares listed. Percentages are based upon the number of shares of D&B Common Stock outstanding at April 30, 1998, plus, where applicable, the number of shares of D&B Common Stock that the indicated person or group had a right to acquire within 60 days of such date. The mailing address for each of the R.H. Donnelley directors and executive officers listed below is One Manhattanville Road, Purchase, NY 10577.

  NAME AND ADDRESS OF BENEFICIAL                      NUMBER OF SHARES
              OWNER                               AND NATURE OF OWNERSHIP                  PERCENT OF CLASS(1)
  ------------------------------    ----------------------------------------------------   -------------------
Frank R. Noonan...................       8,219   Owned
                                       111,545   Rights to Acquire Within 60 Days(2)
                                    ----------
                                       119,764                                                       --
Phillip C. Danford................         178   Owned
                                        34,630   Rights to Acquire Within 60 Days(2)
                                    ----------
                                        36,410                                                       --
Frederick J. Groser...............       1,325   Owned
                                        24,337   Rights to Acquire Within 60 Days(2)
                                    ----------
                                        25,662                                                       --
Alexander R. Marasco..............      10,102   Owned
                                        35,774   Rights to Acquire Within 60 Days(2)
                                    ----------
                                        45,876                                                       --
David C. Swanson..................       1,748   Owned
                                        16,805   Rights to Acquire Within 60 Days(2)
                                    ----------
                                        18,553                                                       --
All Directors and Executive
  Officers as a Group.............      23,174   Owned
                                       223,081   Rights to Acquire Within 60 Days(2)
                                    ----------
                                       246,265                                                       --

Harris Associates L.P. and its                                                                    10.12%
  general partner, Harris
  Associates, Inc. ...............  17,374,440(3)
  Two North LaSalle Street,
  Ste. 500
  Chicago, Illinois 60602-3790
AMVESCAP, PLC and certain of its                                                                   7.02%
  subsidiaries....................  12,048,320(4)
  11 Devonshire Square
  London EC2M 4YR
  England

---------------
(1) Represents ownership of less than 1% of the outstanding D&B Common Stock unless otherwise indicated.

(2) Represents stock options granted under a D&B plan.

(3) Harris Associates L.P. ("Harris") and its sole general partner, Harris Associates, Inc.("Harris Inc."), jointly filed a Schedule 13G with the SEC on February 11, 1998. This Schedule 13G shows that Harris, a registered investment adviser, had as of December 31, 1997, shared voting power over 14,903,640 shares of D&B Common Stock. Of such shares, Harris had sole dispositive power over 5,171,140 shares and shared dispositive power over 9,732,500 shares. In addition, Harris and Harris Inc. jointly filed an amendment to their Schedule 13G with the SEC on April 9 , 1998. This amended
    Schedule 13G shows that Harris had as of March 31, 1998 shared voting power over 17,374,440 shares of D&B Common Stock. Of such shares, Harris had sole dispositive power over 5,435,440 shares and shared dispositive power over 11,939,000 shares.

(4) AMVESCAP PLC and its subsidiaries, AVZ, Inc. (a holding company), AIM Management Group Inc. (a holding company), INVESCO, Inc. (a holding company), INVESCO North American Holdings, Inc. (a holding company), INVESCO Capital Management, Inc. (a registered investment adviser), INVESCO Funds Group, Inc. (a registered investment adviser), INVESVCO Management & Research, Inc. (a registered investment adviser), and INVESCO Realty Advisers, Inc. (a registered investment adviser), jointly filed a Schedule 13G with the SEC on February 11, 1998. This Schedule 13G shows that these companies had, as of December 31, 1997, shared voting power and shared dispositive power over 12,048,320 shares.

                             AVAILABLE INFORMATION

     New D&B has filed with the SEC a Registration Statement on Form 10/A-2 (the "Form 10 Registration Statement") with respect to the shares of New D&B Common Stock to be received by the stockholders of D&B in the Distribution. This Information Statement does not contain all of the information set forth in the Form 10 Registration Statement and the exhibits thereof, to which reference is hereby made. Statements made in this Information Statement as to the contents of any contract, agreement or other documents referred to herein are not necessarily complete. With respect to each such contract, agreement or other documents filed as an exhibit to the Form 10 Registration Statement, reference is made to such exhibit for a more complete description of the matter involved, and each such statement shall be deemed qualified in its entirety by such reference. The Form 10 Registration Statement and the exhibits thereto may be inspected and copied at the public reference facilities maintained by the SEC at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the Regional Offices of the SEC at Seven World Trade Center, Suite 1300, New York, New York 10048 and in the Citicorp Center, Suite 1400, 500 West Madison Street, Chicago, Illinois 60662. In addition, copies of the Form 10 Registration Statement and related documents may be obtained through the SEC Internet address at http://www.sec.gov.

                REPORTS OF THE NEW DUN & BRADSTREET CORPORATION

     After the Distribution, New D&B will be required to comply with the reporting requirements of the Exchange Act and, in accordance therewith, to file reports, proxy statements and other information with the SEC.

     After the Distribution, such reports, proxy statements and other information may be inspected and copied at the public reference facilities of the SEC listed above and obtained by mail from the SEC as described above. Application will be made for listing the shares of New D&B Common Stock on the NYSE and, when such shares of New D&B Common Stock commence trading on the NYSE, such reports, proxy statements and other information will be available for inspection at the offices of the NYSE, 20 Broad Street, New York, New York 10005.

     Additionally, New D&B will be required to provide annual reports, containing audited financial statements, to its stockholders in connection with its annual meetings of stockholders.

                         INDEX TO FINANCIAL STATEMENTS

                                                              PAGE
                                                              ----
THE DUN & BRADSTREET CORPORATION
Consolidated Financial Statements (Unaudited):
  Consolidated Statements of Operations for the Three Months
     Ended March 31, 1998 and 1997..........................   F-2
  Consolidated Balance Sheets at March 31, 1998 and December
     31, 1997...............................................   F-3
  Consolidated Statements of Cash Flows for the Three Months
     Ended March 31, 1998 and 1997..........................   F-4
  Notes to Unaudited Consolidated Financial Statements......   F-5

Report of Independent Accountants...........................   F-9
Financial Statements:
  Consolidated Statements of Operations for the Three Years
     Ended December 31, 1997................................  F-10
  Consolidated Balance Sheets at December 31, 1997 and
     1996...................................................  F-11
  Consolidated Statements of Cash Flows for the Three Years
     Ended December 31, 1997................................  F-12
  Consolidated Statements of Shareholders' Equity for the
     Three Years Ended December 31, 1997....................  F-13
  Notes to Consolidated Financial Statements................  F-14
THE NEW DUN & BRADSTREET CORPORATION
Report of Independent Accountants...........................  F-36
Financial Statements:
  Balance Sheet as of April 14, 1998........................  F-37
  Notes to Financial Statements.............................  F-38
R.H. DONNELLEY INC.
Financial Statements (Unaudited):
  Statements of Operations for the Three Months Ended March
     31, 1998 and 1997......................................  F-39
  Balance Sheets at March 31, 1998 and December 31, 1997....  F-40
  Statements of Cash Flows for the Three Months Ended March
     31, 1998 and 1997......................................  F-41
  Notes to Unaudited Financial Statements...................  F-42

Report of Independent Accountants...........................  F-44
Financial Statements:
  Statements of Operations for the Three Years Ended
     December 31, 1997......................................  F-45
  Balance Sheets at December 31, 1997 and 1996..............  F-46
  Statements of Cash Flows for the Three Years Ended
     December 31, 1997......................................  F-47
  Statements of Changes in Shareholder's Equity for the
     Three Years Ended December 31, 1997....................  F-48
  Notes to Financial Statements.............................  F-49
DONTECH
Report of Independent Accountants...........................  F-61
Financial Statements:
  Combined Statements of Operations for the Three Years
     Ended December 31, 1997................................  F-62
  Combined Balance Sheets as of December 31, 1997 and
     1996...................................................  F-63
  Combined Statements of Cash Flows for the Three Years
     Ended December 31, 1997................................  F-64
  Combined Statements of Partners' Capital for the Three
     Years Ended December 31, 1997..........................  F-65
  Notes to Combined Financial Statements....................  F-66

               THE DUN & BRADSTREET CORPORATION AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                                  (UNAUDITED)

                                                                  THREE MONTHS ENDED
                                                                      MARCH 31,
                                                                ----------------------
                                                                  1998         1997
                                                                --------    ----------
                                                                (AMOUNTS IN MILLIONS,
                                                                EXCEPT PER SHARE DATA)
Operating Revenues..........................................     $471.1      $  436.4
                                                                 ------      --------
Operating Costs.............................................      145.3         133.2
Selling and Administrative Expenses.........................      197.6         190.1
Depreciation and Amortization...............................       35.4          35.2
                                                                 ------      --------
Operating Income............................................       92.8          77.9
                                                                 ------      --------
Interest Income.............................................        0.9           0.1
Interest Expense............................................       (7.3)        (21.2)
Other Expense -- Net........................................       (6.5)         (1.4)
                                                                 ------      --------
Non-Operating Expense -- Net................................      (12.9)        (22.5)
                                                                 ------      --------
Income from Continuing Operations before Provision for
  Income Taxes..............................................       79.9          55.4
Provision for Income Taxes..................................       28.4          18.9
                                                                 ------      --------
Income from Continuing Operations...........................       51.5          36.5
Income (Loss) from Discontinued Operations, Net of Income
  Taxes of $8.1 for 1998 and Income Tax Benefit of $0.7 for
  1997......................................................       12.0          (1.6)
                                                                 ------      --------
Income before Cumulative Effect of Accounting Changes.......       63.5          34.9
Cumulative Effect of Accounting Changes, Net of Income Tax
  Benefit of $104.1.........................................         --        (127.0)
                                                                 ------      --------
Net Income (Loss)...........................................     $ 63.5      $  (92.1)
                                                                 ======      ========
Basic Earnings (Loss) Per Share of Common Stock:
  Continuing Operations.....................................     $ 0.30      $   0.21
  Discontinued Operations...................................       0.07         (0.01)
                                                                 ------      --------
  Before Cumulative Effect of Accounting Changes............       0.37          0.20
  Cumulative Effect of Accounting Changes, Net of Income Tax
     Benefit................................................         --         (0.74)
                                                                 ------      --------
Basic Earnings (Loss) Per Share of Common Stock.............     $ 0.37      $  (0.54)
                                                                 ======      ========
Diluted Earnings (Loss) Per Share of Common Stock:
  Continuing Operations.....................................     $ 0.30      $   0.21
  Discontinued Operations...................................       0.07         (0.01)
                                                                 ------      --------
  Before Cumulative Effect of Accounting Changes............       0.37          0.20
  Cumulative Effect of Accounting Changes, Net of Income Tax
     Benefit................................................         --         (0.73)
                                                                 ------      --------
Diluted Earnings (Loss) Per Share of Common Stock...........     $ 0.37      $  (0.53)
                                                                 ======      ========
Dividends Paid Per Share of Common Stock....................     $ 0.22      $   0.22
                                                                 ------      --------
Weighted Average Number of Shares Outstanding -- Basic......      171.2         171.2
                                                                 ------      --------
Weighted Average Number of Shares Outstanding -- Diluted....      174.1         172.7
                                                                 ------      --------

   The accompanying notes are an integral part of the consolidated financial statements.

               THE DUN & BRADSTREET CORPORATION AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS
                                  (UNAUDITED)

                                                               MARCH 31,      DECEMBER 31,
                                                                 1998             1997
                                                              -----------    --------------
                                                              (DOLLAR AMOUNTS IN MILLIONS,
                                          ASSETS
                                                                 EXCEPT PER SHARE DATA)
Current Assets
Cash and Cash Equivalents...................................    $   116.6       $   81.8
Accounts Receivable -- Net of Allowance of $45.2 in 1998 and
  $39.4 in 1997.............................................        474.5          454.5
Other Current Assets........................................        244.8          269.2
                                                                ---------       --------
          Total Current Assets..............................        835.9          805.5
                                                                ---------       --------
Non-Current Assets
Investments and Notes Receivable............................         12.8           12.3
Property, Plant and Equipment...............................        306.9          317.2
Prepaid Pension Costs.......................................        194.6          190.7
Computer Software...........................................        128.7          128.0
Goodwill....................................................        186.9          194.6
Other Non-Current Assets....................................        139.6          141.2
                                                                ---------       --------
          Total Non-Current Assets..........................        969.5          984.0
Net Assets of Discontinued Operations.......................        282.5          296.5
                                                                ---------       --------
Total Assets................................................    $ 2,087.9       $2,086.0
                                                                =========       ========
LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities
Notes Payable...............................................    $   364.8       $  451.5
Accrued and Other Current Liabilities.......................        449.2          472.0
Unearned Subscription Income................................        640.4          573.5
                                                                ---------       --------
          Total Current Liabilities.........................      1,454.4        1,497.0
Postretirement and Postemployment Benefits..................        387.1          389.0
Other Non-Current Liabilities...............................        390.7          388.3
Minority Interest...........................................        301.9          301.9
Shareholders' Equity
Preferred Stock, par value $1 per share,
  authorized -- 10,000,000 shares; outstanding -- none
Common Stock, par value $1 per share,
  authorized -- 400,000,000 shares; issued -- 188,420,996
  shares for 1998 and 1997..................................        188.4          188.4
Capital Surplus.............................................         80.2           80.2
Retained Earnings...........................................        396.2          405.2
Treasury Stock, at cost, 16,850,856 and 17,853,652 shares
  for 1998 and 1997, respectively...........................       (906.5)        (964.0)
Cumulative Translation Adjustment...........................       (167.1)        (162.6)
Minimum Pension Liability Adjustment........................        (37.4)         (37.4)
                                                                ---------       --------
Total Shareholders' Equity..................................       (446.2)        (490.2)
                                                                ---------       --------
Total Liabilities and Shareholders' Equity..................    $ 2,087.9       $2,086.0
                                                                =========       ========

   The accompanying notes are an integral part of the consolidated financial statements.

               THE DUN & BRADSTREET CORPORATION AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                  (UNAUDITED)

                                                                QUARTER ENDED
                                                                  MARCH 31,
                                                              ------------------
                                                               1998       1997
                                                              -------    -------
                                                              (DOLLAR AMOUNTS IN
                                                                  MILLIONS)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net Income (Loss)...........................................  $  63.5    $ (92.1)
Less: Income (Loss) from Discontinued Operations............     12.0       (1.6)
                                                              -------    -------
  Income (Loss) from Continuing Operations..................     51.5      (90.5)
Reconciliation of Net Income (Loss) to Net Cash
Provided by Operating Activities:
  Cumulative Effect of Accounting Change, Net of Income Tax
     Benefits...............................................       --      127.0
  Depreciation and Amortization.............................     35.4       35.2
  Postemployment Benefit Payments...........................     (5.1)      (9.9)
  Net Decrease in Accounts Receivable.......................    (25.3)     (78.3)
  Accrued Income Taxes......................................     38.5      (10.4)
  Increase in Long Term Liabilities.........................      4.5       30.0
  Net Decrease in Other Working Capital Items...............     44.9      118.0
  Other.....................................................     (1.3)       1.8
                                                              -------    -------
Net Cash Provided by Operating Activities:
  Continuing Operations.....................................    143.1      122.9
  Discontinued Operations...................................     28.4       59.9
                                                              -------    -------
Net Cash Provided by Operating Activities...................    171.5      182.8
                                                              -------    -------
CASH FLOWS FROM INVESTING ACTIVITIES:
Proceeds from Marketable Securities.........................      3.9        0.1
Payments for Marketable Securities..........................     (4.3)        --
Capital Expenditures........................................    (10.0)      (4.0)
Additions to Computer Software and Other Intangibles........    (16.1)     (13.1)
Net Cash Used in Investing Activities of Discontinued
  Operations................................................     (2.5)      (8.7)
Other.......................................................     (7.6)      (8.9)
                                                              -------    -------
Net Cash Used In Investing Activities.......................    (36.6)     (34.6)
                                                              -------    -------
CASH FLOWS FROM FINANCING ACTIVITIES:
Payment of Dividends........................................    (37.7)     (37.7)
Payments for Purchase of Treasury Shares....................       --       (1.7)
Net Proceeds from Exercise of Stock Options.................     22.6       13.1
Decrease in Short-term Borrowings...........................    (85.9)     (99.2)
Other.......................................................     (0.2)      (0.3)
                                                              -------    -------
Net Cash Used in Financing Activities.......................   (101.2)    (125.8)
                                                              -------    -------
Effect of Exchange Rate Changes on Cash and Cash
  Equivalents...............................................      1.1        2.2
                                                              -------    -------
Increase in Cash and Cash Equivalents.......................     34.8       24.6
Cash and Cash Equivalents, Beginning of Quarter.............     81.8      127.8
                                                              -------    -------
Cash and Cash Equivalents, End of Quarter...................  $ 116.6    $ 152.4
                                                              =======    =======

   The accompanying notes are an integral part of the consolidated financial statements.

               THE DUN & BRADSTREET CORPORATION AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                  (UNAUDITED)
              (TABULAR AMOUNTS IN MILLIONS, EXCEPT PER SHARE DATA)

NOTE 1  INTERIM CONSOLIDATED FINANCIAL STATEMENTS

     These interim consolidated financial statements have been prepared in accordance with the instructions to Form 10-Q and should be read in conjunction with the consolidated financial statements and related notes of The Dun & Bradstreet Corporation's (the "Company") 1997 Annual Report on Form 10-K. The consolidated results for interim periods are not necessarily indicative of results for the full year or any subsequent period. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation of financial position, results of operations and cash flows at the dates and for the periods presented have been included. Certain prior-year amounts have been reclassified to conform to the 1998 presentation.

NOTE 2  ACCOUNTING CHANGES

     Effective January 1, 1997, the Company changed its revenue recognition method for its Credit Information Services business to recognize revenue as products and services are used by its customers. Previously, the Company recognized revenue ratably over the contract period. This change is consistent with the Company's change in focus from a sales contract basis to a product usage basis in order to drive revenue growth and increase customer satisfaction.

     Additionally, the Company changed its revenue recognition method for its Moody's Investors Service ("Moody's") business to recognize revenue over the service period from previously recognizing revenues and costs at the time of billing. In the opinion of management, these accounting changes bring revenue recognition methods more in line with the economics of the business and provide a better measure of operating results.

     In accordance with Accounting Principles Board Opinion ("APB") No. 20, "Accounting Changes," the cumulative effect of changing the accounting for certain of the Company's revenue recognition policies resulted in a pre-tax, non-cash charge of $214.7 million ($127.0 million after tax or $.74 per share basic, $.73 per share diluted) in the quarter ended March 31, 1997.

     The Company also changed certain of its revenue recognition methods for its Marketing Information Services and Receivable Management Services businesses to recognize revenue over the service period from previously recognizing revenues and costs at the time of shipment or billing. Previously, the Company included the effect of these changes as a part of the cumulative effect of accounting changes in the Consolidated Statements of Operations effective January 1, 1997.

     Subsequent to the initial issuance of these financial statements and after discussions with the staff of the Securities and Exchange Commission, it was determined that the accounting for these changes in revenue recognition methods be amended and therefore applied retroactively. The effects of such changes decreased the pre-tax non-cash charge by $40.0 million to $214.7 million ($127.0 million after tax or $0.74 share basic, $0.73 per share diluted). The effects of these changes increased net income by $23.6 in the quarter ended March 31, 1997 and increased basic and fully diluted earnings per share for the first quarter of 1997 by $0.14.

NOTE 3  REORGANIZATION AND DISCONTINUED OPERATIONS

     On December 17, 1997, the Board of Directors of the Company announced a plan, subject to receiving a favorable ruling from the Internal Revenue Service, to separate into two publicly traded companies -- The New Dun & Bradstreet Corporation ("New D&B") and R.H. Donnelley Corporation ("R.H. Donnelley"). The separation (the "Distribution") of the two companies will be accomplished through a tax-free dividend of a new entity comprised of the Company's Risk Management Services segment (Moody's Investors Service ("Moody's") and Dun & Bradstreet, the operating company ("D&B")). The new entity, New D&B, will be known as "The Dun & Bradstreet Corporation" and the continuing entity will change its name to

               THE DUN & BRADSTREET CORPORATION AND SUBSIDIARIES

                                  (UNAUDITED)
              (TABULAR AMOUNTS IN MILLIONS, EXCEPT PER SHARE DATA)

"R.H. Donnelley Corporation" and will consist of the Company's Directory Information Services segment (R.H. Donnelley Inc., the operating company, and the DonTech partnership). In April 1998, the Company received a favorable ruling from the Internal Revenue Service with respect to the tax-free treatment of the Distribution. The transaction is expected to be completed in the summer of 1998. Due to the relative significance of the Risk Management Services segment, the transaction will be accounted for as a reverse spin-off, and as such the Risk Management Services and Directory Information Services segments have been classified as continuing and discontinued operations, respectively.

     For purposes of governing certain of the ongoing relationships among the Company and R.H. Donnelley as a result of the Distribution, the companies will enter into various agreements, including a Distribution Agreement, Tax Allocation Agreement, Employee Benefits Agreement, Intellectual Property Agreement, Shared Transaction Services Agreement, Data Services Agreement and Transition Services Agreements.

     Pursuant to Accounting Principles Board Opinion No. 30, "Reporting the Results of Operations-Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions," the consolidated financial statements of the Company have been reclassified to reflect the Company's Directory Information Services segment as discontinued operations.

     For financial reporting purposes the assets and liabilities of the Directory Information Services segment have been separately classified on the balance sheet as "Net Assets of Discontinued Operations." A summary of these assets and liabilities at March 31, 1998 and December 31, 1997 was as follows:

                                                MARCH 31, 1998    DECEMBER 31, 1997
                                                --------------    -----------------
Current assets................................      $ 89.8             $ 92.7
Total assets..................................       341.5              362.3
Current liabilities...........................        57.8               64.6
Total liabilities.............................        59.0               65.8
Net assets of discontinued operations.........       282.5              296.5

     The net operating results of the Directory Information Services segment have been reported in the caption "Income (Loss) from Discontinued Operations," in the consolidated statements of operations. Summarized operating results for the Directory Information Services segment for the quarters ended March 31, were as follows:

                                                              1998     1997*
                                                              -----    -----
Operating revenues..........................................  $41.5    $19.0
Income before provision for income taxes....................   20.1     (2.3)
Net income..................................................   12.0     (1.6)

---------------
* 1997 included the results of the East Coast proprietary operations of R.H. Donnelley.

NOTE 4  RECONCILIATION OF WEIGHTED AVERAGE SHARES

(SHARE DATA IN THOUSANDS)                                      1998       1997
-------------------------                                     -------    -------
Weighted average number of shares -- basic..................  171,153    171,189
Dilutive effect of shares issuable under stock options,
  restricted stock and performance unit plans...............    2,731      1,257
Adjustment of shares applicable to stock options exercised
  during the period and performance unit plans..............      220        204
                                                              -------    -------
Weighted average number of shares -- diluted................  174,104    172,650
                                                              =======    =======

               THE DUN & BRADSTREET CORPORATION AND SUBSIDIARIES

                                  (UNAUDITED)
              (TABULAR AMOUNTS IN MILLIONS, EXCEPT PER SHARE DATA)

     As required by Statement of Financial Accounting Standards ("SFAS") No. 128, "Earnings per Share," the Company has provided a reconciliation of basic weighted average shares to diluted weighted average shares within the table outlined above. The conversion of diluted shares has no impact on the Company's operating results. All options outstanding at March 31, 1998 and 1997 were included in the computation of diluted earnings per share because the options' exercise prices were less than the average market price of the Company's common stock. The Company's options generally expire 10 years after the initial grant date.

NOTE 5  COMPREHENSIVE INCOME

     Effective January 1, 1998, the Company adopted SFAS No. 130, "Reporting Comprehensive Income." This statement requires that all items recognized under accounting standards as components of comprehensive earnings be reported in a financial statement for the period in which they are recognized and displayed with the same prominence as other financial statements. This statement also requires that financial statements for prior periods are reclassified. The Company's total comprehensive income for the three month period ended March 31, was as follows:

                                                              1998      1997
                                                              -----    ------
Net income (loss)...........................................  $63.5    $(92.1)
Other comprehensive loss -- foreign currency translation
  adjustment................................................   (4.5)     (7.5)
                                                              -----    ------
Total comprehensive income..................................  $59.0    $(99.6)
                                                              =====    ======

NOTE 6  NOTES PAYABLE

     In connection with the Distribution, R.H. Donnelley will borrow approximately $350 million under the R.H. Donnelley Credit Facility and issue $150 million of senior subordinated notes under the R.H. Donnelley Indenture, all of which will be guaranteed by D&B. A portion of the proceeds of this indebtedness will be used to repay existing indebtedness of the Company. This $500 million of debt will become an obligation of R.H. Donnelley after the Distribution.

NOTE 7  FINANCIAL INSTRUMENTS WITH OFF-BALANCE-SHEET RISK

     The Company enters into interest rate swap agreements to manage exposure to changes in interest rates. Interest rate swaps allow the Company to raise funds at floating rates and effectively swap them into fixed rates that are lower than those available to it if fixed-rate borrowings were made directly. If the Company terminates a swap agreement, the gain or loss is amortized over the shorter of the remaining original life of the swap or the debt. At March 31, 1998, the unrealized fair value of the interest rate swaps was a loss of $11.7 million, of which $3.8 million ($.6 million in the first quarter of 1998 and $3.2 million in 1997) has been recognized in income relating to swaps which do not qualify for settlement accounting. In connection with the Distribution and repayment of outstanding notes payable, the Company will cancel all of its interest rate swap agreements and will record into income the previously unrecognized fair value loss at the time of termination.

NOTE 8  LITIGATION

     The Company and its subsidiaries are involved in legal proceedings, claims and litigation arising in the ordinary course of business. In the opinion of management, the outcome of such current legal proceedings, claims and litigation could have a material effect on quarterly or annual operating results or cash flows when resolved in a future period. However, in the opinion of management, these matters will not materially affect the Company's consolidated financial position.

               THE DUN & BRADSTREET CORPORATION AND SUBSIDIARIES

                                  (UNAUDITED)
              (TABULAR AMOUNTS IN MILLIONS, EXCEPT PER SHARE DATA)

     In addition to the litigation referred to above, on July 29, 1996, Information Resources, Inc. ("IRI") filed a complaint in the United States District Court for the Southern District of New York, naming as defendants the Company, A.C. Nielsen Company (a subsidiary of ACNielsen) and IMS International, Inc.

     The complaint alleges various violations of United States antitrust laws, including alleged violations of Section 1 and 2 of the Sherman Act. The complaint also alleges a claim of tortious interference with a contract and a claim of tortious interference with a prospective business relationship. These claims relate to the acquisition by defendants of Survey Research Group Limited ("SRG"). IRI alleges SRG violated an alleged agreement with IRI when it agreed to be acquired by the defendants and that the defendants induced SRG to breach that agreement.

     On October 15, 1996, defendants moved for an order dismissing all claims in the complaint. On May 6, 1997, the United States District Court for the Southern District of New York issued a decision dismissing IRI's claim of attempted monopolization in the United States, with leave to replead within sixty days. The Court denied defendants' motion with respect to the remaining claims in the complaint. On June 3, 1997, defendants filed an answer denying the material allegations in IRI's complaint, and A.C. Nielsen Company filed a counterclaim alleging that IRI has made false and misleading statements about its services and commercial activities. On July 7, 1997, IRI filed an Amended and Restated Complaint repleading its alleged claim of monopolization in the United States and realleging its other claims. By notice of motion dated August 18, 1997, defendants moved for an order dismissing the amended claim. On December 1, 1997, the Court denied the motion and, on December 16, 1997, defendants filed a supplemental answer denying the remaining material allegations of the amended complaint.

     IRI's complaint alleges damages in excess of $350 million, which amount IRI asked to be trebled under antitrust laws. IRI also seeks punitive damages in an unspecified amount.

     In connection with the IRI action, Cognizant, ACNielsen and the Company entered into an Indemnity and Joint Defense Agreement (the "Indemnity and Joint Defense Agreement") pursuant to which they have agreed (i) to certain arrangements allocating potential liabilities ("IRI Liabilities") that may arise out of or in connection with the IRI Action and (ii) to conduct a joint defense of such action. In particular, the Indemnity and Joint Defense Agreement provides that ACNielsen will assume exclusive liability for IRI Liabilities up to a maximum amount to be calculated at such time such liabilities, if any, become payable (the "ACN Maximum Amount"), and that the Company and Cognizant will share liability equally for any amounts in excess of the ACN Maximum Amount. The ACN Maximum Amount will be determined by an investment banking firm as the maximum amount which ACNielsen is able to pay after giving effect to (i) any plan submitted by such investment bank which is designed to maximize the claims paying ability of ACNielsen without impairing the investment banking firm's ability to deliver a viability opinion (but which will not require any action requiring stockholder approval), and (ii) payment of related fees and expenses. For these purposes, financial viability means the ability of ACNielsen, after giving effect to such plan, the payment of related fees and expenses, and the payment of the ACN Maximum Amount, to pay its debts as they become due and to finance the current and anticipated operating and capital requirements of its business, as reconstituted by such plan, for two years from the date any such plan is expected to be implemented.

     In connection with the Distribution, the Company and R.H. Donnelley will enter into an agreement whereby the Company will retain all potential liabilities arising from the IRI Action.

     Management is unable to predict at this time the final outcome of the IRI Action or whether the resolution of this matter could materially affect the Company's results of operations, cash flows or financial position.

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Shareholders and the Board of Directors of The Dun & Bradstreet Corporation:

     We have audited the accompanying consolidated balance sheets of The Dun & Bradstreet Corporation and Subsidiaries at December 31, 1997 and 1996, and the related consolidated statements of operations, shareholders' equity and cash flows for the years ended December 31, 1997, 1996 and 1995 (restated as described in Note 1). These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and the significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of The Dun & Bradstreet Corporation and Subsidiaries at December 31, 1997 and 1996, and the consolidated results of their operations and their cash flows for the years ended December 31, 1997, 1996 and 1995, in conformity with generally accepted accounting principles.

     As discussed in Note 1 to the consolidated financial statements, the Company changed certain revenue recognition accounting policies in 1997.

                                          /s/ COOPERS & LYBRAND L.L.P.
                                          ----------------------------
                                          COOPERS & LYBRAND L.L.P.

New York, New York
February 13, 1998, except for the effect of the 1998 Distribution described in Note 2 for which the date is April 15, 1998 and the restatement described in Note 1 for which the date is June 17, 1998.

               THE DUN & BRADSTREET CORPORATION AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                            YEARS ENDED DECEMBER 31,

                                                              1997            1996             1995
                                                          -------------   -------------   --------------
                                                          (DOLLAR AMOUNTS IN MILLIONS, EXCEPT PER SHARE
                                                                              DATA)
Operating Revenues......................................   $   1,811.0     $   1,782.5     $    1,735.3
                                                           -----------     -----------     ------------
Operating Costs.........................................         487.0           617.2            626.1
Selling and Administrative Expenses.....................         788.4           806.3            748.4
Depreciation and Amortization...........................         131.9           140.6            147.9
Reorganization Costs....................................            --           161.2               --
                                                           -----------     -----------     ------------
Operating Income........................................         403.7            57.2            212.9
                                                           -----------     -----------     ------------
Interest Income.........................................           1.8             4.4             10.2
Interest Expense........................................         (53.4)          (37.1)           (37.3)
Other Expense -- Net....................................         (19.7)          (38.5)           (40.9)
                                                           -----------     -----------     ------------
Non-Operating Expense -- Net............................         (71.3)          (71.2)           (68.0)
                                                           -----------     -----------     ------------
Income (Loss) from Continuing Operations before
  Provision for Income Taxes............................         332.4           (14.0)           144.9
Provision for Income Taxes..............................         113.4           102.1             49.6
                                                           -----------     -----------     ------------
Income (Loss) from Continuing Operations................         219.0          (116.1)            95.3
                                                           -----------     -----------     ------------
Discontinued Operations:
  Income from Discontinued Operations, Net of Income
     Taxes of $52.2, $207.5 and $73.4 for 1997, 1996 and
     1995, respectively.................................          92.0           230.5            225.9
  Loss on Disposal, Net of Income Tax Benefit of $62.4
     for 1996...........................................            --          (158.2)              --
                                                           -----------     -----------     ------------
Income from Discontinued Operations.....................          92.0            72.3            225.9
                                                           -----------     -----------     ------------
Income (Loss) before Cumulative Effect of Accounting
  Changes...............................................         311.0           (43.8)           321.2
Cumulative Effect of Accounting Changes, Net of Income
  Tax Benefit of $87.7..................................        (127.0)             --               --
                                                           -----------     -----------     ------------
Net Income (Loss).......................................   $     184.0     $     (43.8)    $      321.2
                                                           ===========     ===========     ============
Basic Earnings (Loss) Per Share of Common Stock:
  Continuing Operations.................................   $      1.28     $     (0.69)    $       0.56
  Discontinued Operations...............................          0.54            0.43             1.33
                                                           -----------     -----------     ------------
  Before Cumulative Effect of Accounting Changes........          1.82           (0.26)            1.89
  Cumulative Effect of Accounting Changes, Net of Income
     Tax Benefit........................................         (0.74)             --               --
                                                           -----------     -----------     ------------
Basic Earnings (Loss) Per Share of Common Stock.........   $      1.08     $     (0.26)    $       1.89
                                                           ===========     ===========     ============
Diluted Earnings (Loss) Per Share of Common Stock:
  Continuing Operations.................................   $      1.27     $     (0.69)    $       0.55
  Discontinued Operations...............................          0.53            0.43             1.32
                                                           -----------     -----------     ------------
  Before Cumulative Effect of Accounting Changes........          1.80           (0.26)            1.87
  Cumulative Effect of Accounting Changes, Net of Income
     Tax Benefit........................................         (0.73)             --               --
                                                           -----------     -----------     ------------
Diluted Earnings (Loss) Per Share of Common Stock.......   $      1.07     $     (0.26)    $       1.87
                                                           ===========     ===========     ============
Weighted Average Number of Shares Outstanding:
  Basic.................................................   170,765,000     170,017,000      169,522,000
                                                           -----------     -----------     ------------
  Diluted...............................................   172,552,000     170,017,000      171,608,000
                                                           -----------     -----------     ------------

   The accompanying notes are an integral part of the consolidated financial statements.

               THE DUN & BRADSTREET CORPORATION AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                                                                     DECEMBER 31,
                                                              ---------------------------
                                                                 1997            1996
                                                              -----------    ------------
                                                                  (DOLLAR AMOUNTS IN
                                                              MILLIONS, EXCEPT PER SHARE
                                                                         DATA)
ASSETS
Current Assets
Cash and Cash Equivalents...................................   $   81.8       $   127.8
Accounts Receivable -- Net of Allowance of $39.4 in 1997 and
  $26.5 in 1996.............................................      454.5           442.4
Other Current Assets........................................      269.2           190.1
                                                               --------       ---------
          Total Current Assets..............................      805.5           760.3
                                                               --------       ---------
Non-Current Assets
Investments and Notes Receivable............................       12.3            58.5
Property, Plant and Equipment...............................      317.2           342.3
Prepaid Pension Costs.......................................      190.7           161.8
Computer Software...........................................      128.0           108.7
Goodwill....................................................      194.6           216.2
Other Non-Current Assets....................................      141.2           147.0
                                                               --------       ---------
          Total Non-Current Assets..........................      984.0         1,034.5
Net Assets of Discontinued Operations.......................      296.5           430.6
                                                               --------       ---------
Total Assets................................................   $2,086.0       $ 2,225.4
                                                               ========       =========
LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities
Notes Payable...............................................   $  451.5       $ 1,120.7
Accrued and Other Current Liabilities.......................      472.0           550.1
Unearned Subscription Income................................      573.5           337.0
                                                               --------       ---------
          Total Current Liabilities.........................    1,497.0         2,007.8
Postretirement and Postemployment Benefits..................      389.0           344.1
Other Non-Current Liabilities...............................      388.3           328.8
Minority Interest...........................................      301.9              --
Shareholders' Equity
Preferred Stock, par value $1 per share,
  authorized -- 10,000,000 shares; outstanding -- none
Common Stock, par value $1 per share,
  authorized -- 400,000,000 shares; issued -- 188,420,996
  shares for 1997 and 1996..................................      188.4           188.4
Capital Surplus.............................................       80.2            72.6
Retained Earnings...........................................      405.2           456.7
Treasury Stock, at cost, 17,853,652 and 17,612,776 shares
  for 1997 and 1996, respectively...........................     (964.0)       (1,019.7)
Cumulative Translation Adjustment...........................     (162.6)         (153.3)
Minimum Pension Liability Adjustment........................      (37.4)             --
                                                               --------       ---------
Total Shareholders' Equity..................................     (490.2)         (455.3)
                                                               --------       ---------
Total Liabilities and Shareholders' Equity..................   $2,086.0       $ 2,225.4
                                                               ========       =========

   The accompanying notes are an integral part of the consolidated financial statements.

               THE DUN & BRADSTREET CORPORATION AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                            YEARS ENDED DECEMBER 31,

                                                                1997        1996       1995
                                                              ---------    -------    -------
                                                               (DOLLAR AMOUNTS IN MILLIONS)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net Income (Loss)...........................................  $   184.0    $ (43.8)   $ 321.2
Less:
  Income (Loss) from Discontinued Operations................       92.0       72.3      225.9
                                                              ---------    -------    -------
  Income (Loss) from Continuing Operations..................       92.0     (116.1)      95.3
Reconciliation of Net Income (Loss) to Net Cash Provided by
  Operating Activities:
  Cumulative Effect of Accounting Change, Net of Income Tax
     Benefit................................................      127.0         --         --
  Depreciation and Amortization.............................      131.9      140.6      147.9
  (Gains) Loss from Sale of Businesses, Net of Income
     Taxes..................................................         --       68.2     (118.0)
  Decrease (Increase) Note Receivable.......................       47.5      (55.3)       2.2
  Non-Recurring Charge......................................         --         --      188.5
  Restructuring Payments....................................         --      (39.4)     (60.1)
  Postemployment Benefit Payments...........................      (30.6)     (50.3)     (60.0)
  Net Increase in Accounts Receivable.......................      (33.8)     (52.1)     (44.0)
  Deferred Income Taxes.....................................        7.0       83.2      (66.9)
  Accrued Income Taxes......................................      (38.7)      16.2       27.2
  Increase in Long Term Liabilities.........................       38.7      105.4      (21.0)
  Net Decrease in Other Working Capital Items...............       84.3       89.5       41.0
  Other.....................................................      (45.3)     (10.0)       6.4
                                                              ---------    -------    -------
Net Cash Provided By Operating Activities:
  Continuing Operations.....................................      380.0      179.9      138.5
  Discontinued Operations...................................      120.4      152.1      730.2
                                                              ---------    -------    -------
Net Cash Provided by Operating Activities...................      500.4      332.0      868.7
                                                              ---------    -------    -------
CASH FLOWS FROM INVESTING ACTIVITIES:
Proceeds from Sales of Marketable Securities................       27.2       17.6       34.1
Payments for Marketable Securities..........................      (27.1)      (2.4)     (22.9)
Proceeds from Sale of Businesses............................         --       93.9      230.0
Capital Expenditures........................................      (50.3)     (57.9)     (97.5)
Additions to Computer Software and Other Intangibles........      (78.8)     (94.1)    (118.3)
Net Cash Provided By (Used in) Investing Activities of
  Discontinued Operations...................................      105.7     (180.5)    (324.7)
Other.......................................................        7.4       13.3      (12.5)
                                                              ---------    -------    -------
Net Cash (Used In) Provided By Investing Activities.........      (15.9)    (210.1)    (311.8)
                                                              ---------    -------    -------
CASH FLOWS FROM FINANCING ACTIVITIES:
Payment of Dividends........................................     (150.6)    (310.8)    (446.1)
Payments for Purchase of Treasury Shares....................      (60.1)     (25.6)     (72.3)
Net Proceeds from Exercise of Stock Options.................       40.8       63.7       42.2
Increase (Decrease) in Commercial Paper Borrowings..........      421.6     (405.0)     (38.7)
Increase in Minority Interest...............................      300.0         --         --
(Decrease) Increase in Other Short-Term Borrowings..........   (1,090.6)   1,116.2         --
Payment of Redeemable Partnership Interests.................         --     (575.0)        --
Net Cash Used in Financing Activities of Discontinued
  Operations................................................         --         --      (23.1)
Other.......................................................        9.2       (1.1)      (0.4)
                                                              ---------    -------    -------
Net Cash Used In Financing Activities.......................     (529.7)    (137.6)    (538.4)
                                                              ---------    -------    -------
Effect of Exchange Rate Changes on Cash and Cash
  Equivalents...............................................       (0.8)      (2.1)       4.0
                                                              ---------    -------    -------
(Decrease) Increase in Cash and Cash Equivalents............      (46.0)      17.8       22.5
Cash and Cash Equivalents, Beginning of Year................      127.8      145.6      123.1
                                                              ---------    -------    -------
Cash and Cash Equivalents, End of Year......................  $    81.8    $ 127.8    $ 145.6
                                                              =========    =======    =======

   The accompanying notes are an integral part of the consolidated financial statements.

               THE DUN & BRADSTREET CORPORATION AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY

                                                                  THREE YEARS ENDED DECEMBER 31, 1997
                                      -------------------------------------------------------------------------------------------
                                                                                                        MINIMUM
                                          COMMON                                         CUMULATIVE     PENSION         TOTAL
                                          STOCK        CAPITAL   RETAINED    TREASURY    TRANSLATION   LIABILITY    SHAREHOLDERS'
                                      ($1 PAR VALUE)   SURPLUS   EARNINGS      STOCK     ADJUSTMENT    ADJUSTMENT      EQUITY
                                      --------------   -------   ---------   ---------   -----------   ----------   -------------
                                                          (DOLLAR AMOUNTS IN MILLIONS, EXCEPT PER SHARE DATA)
BALANCE, JANUARY 1, 1995............      $188.4        $67.2    $2,299.1    $(1,077.2)    $(183.5)      $   --       $ 1,294.0
                                          ------        -----    --------    ---------     -------       ------       ---------
Net Income..........................                                321.2                                                 321.2
Cash Dividends ($2.63 per share)....                               (446.1)                                               (446.1)
Treasury Shares Reissued Under Stock
  Options and Deferred Compensation
  Plans (741,526)...................                      2.8                     34.2                                     37.0
Treasury Shares Reissued Under
  Restricted Stock Plan (174,100)...                                               8.0                                      8.0
Treasury Shares Acquired
  (1,297,138).......................                                             (72.3)                                   (72.3)
Change in Cumulative Translation
  Adjustment........................                                                           6.2                          6.2
Unrealized Gains on Investments.....                                 10.3                                                  10.3
                                          ------        -----    --------    ---------     -------       ------       ---------
BALANCE, DECEMBER 31, 1995..........       188.4         70.0     2,184.5     (1,107.3)     (177.3)          --         1,158.3
                                          ------        -----    --------    ---------     -------       ------       ---------
Net Loss............................                                (43.8)                                                (43.8)
Cash Dividends ($1.82 per share)....                               (310.8)                                               (310.8)
Stock Dividend to Shareholders of
  Cognizant and ACNielsen, Including
  800,000 Treasury Shares...........                             (1,370.2)        49.5        79.8                     (1,240.9)
Treasury Shares Reissued Under Stock
  Options and Deferred Compensation
  Plans (1,525,935).................                      2.6                     59.0                                     61.6
Treasury Shares Reissued Under
  Restricted Stock Plan (16,410)....                                               4.7                                      4.7
Treasury Shares Acquired
  (923,199).........................                                             (25.6)                                   (25.6)
Change in Cumulative Translation
  Adjustment........................                                                         (55.8)                       (55.8)
Unrealized Losses on Investments....                                 (3.0)                                                 (3.0)
                                          ------        -----    --------    ---------     -------       ------       ---------
BALANCE, DECEMBER 31, 1996..........       188.4         72.6       456.7     (1,019.7)     (153.3)          --          (455.3)
                                          ------        -----    --------    ---------     -------       ------       ---------
Net Income..........................                                184.0                                                 184.0
Cash Dividends ($.88 per share).....                               (150.6)                                               (150.6)
Adjustment to Stock Dividend to
  Shareholders of Cognizant and
  ACNielsen.........................                                (11.3)                                                (11.3)
Treasury Shares Reissued Under Stock
  Options and Deferred Compensation
  Plans (2,010,091).................                      7.6       (72.4)       115.6                                     50.8
Treasury Shares Reissued Under
  Restricted Stock Plan (20,884)....                                               0.2                                      0.2
Treasury Shares Acquired
  (2,271,851).......................                                             (60.1)                                   (60.1)
Change in Cumulative Translation
  Adjustment........................                                                          (9.3)                        (9.3)
Minimum Pension Liability
  Adjustment........................                                                                      (37.4)          (37.4)
Unrealized Losses on Investments....                                 (1.2)                                                 (1.2)
                                          ------        -----    --------    ---------     -------       ------       ---------
BALANCE, DECEMBER 31, 1997..........      $188.4        $80.2    $  405.2    $  (964.0)    $(162.6)      $(37.4)      $  (490.2)
                                          ======        =====    ========    =========     =======       ======       =========

   The accompanying notes are an integral part of the consolidated financial statements.

               THE DUN & BRADSTREET CORPORATION AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
              (TABULAR AMOUNTS IN MILLIONS, EXCEPT PER SHARE DATA)

NOTE 1  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Principles of Consolidation

     The consolidated financial statements include those of The Dun & Bradstreet Corporation (the "Company") and its subsidiaries and investments in which the Company has a controlling interest. Investments in companies over which the Company has significant influence but not a controlling interest are carried on an equity basis. The effects of all significant intercompany transactions have been eliminated.

     The financial statements of subsidiaries outside the United States and Canada reflect a fiscal year ending November 30 to facilitate timely reporting of the Company's consolidated financial results.

     As discussed more thoroughly in Note 2, R.H. Donnelley, Cognizant Corporation ("Cognizant"), ACNielsen Corporation ("ACNielsen"), Dun & Bradstreet Software ("DBS") and NCH Promotional Services ("NCH") are presented as discontinued operations.

  Cash Equivalents

     Marketable securities that mature within 90 days of purchase date are considered cash equivalents and are stated at cost, which approximates fair value.

  Marketable Securities

     In accordance with Statement of Financial Accounting Standards ("SFAS") No. 115, "Accounting for Certain Investments in Debt and Equity Securities," marketable securities at December 31, 1997 and 1996, are classified as "available for sale" and are reported at fair value, with net unrealized gains and losses reported in shareholders' equity.

     The fair value of current and non-current marketable securities was estimated based on quoted market prices. Realized gains and losses on marketable securities are determined on the specific identification method.

     The Company's marketable securities, $53.0 million and $46.1 million at December 31, 1997 and 1996, respectively, consisted primarily of debt securities of the U.S. Government and its agencies.

  Property, Plant and Equipment

     Buildings, machinery and equipment are depreciated principally using the straight-line method over a period of three to 40 years. Leasehold improvements are amortized on a straight-line basis over the shorter of the term of the lease or the estimated useful life of the improvement.

  Computer Software, Goodwill and Intangible Assets

     Certain computer software costs are capitalized in accordance with SFAS No. 86, "Accounting for the Costs of Computer Software to be Sold, Leased or Otherwise Marketed," and are reported at the lower of unamortized cost or net realizable value. Costs in connection with business process reengineering are expensed as incurred. Other intangibles result from acquisitions and database enhancements. Computer software and other intangibles are being amortized, using principally the straight-line method, over three to five years and five to 15 years, respectively. Goodwill represents the excess purchase price over the fair value of identifiable net assets of businesses acquired and is amortized on a straight-line basis over five to 40 years.

     The Company adopted the provisions of SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of" ("SFAS No. 121") in 1995. This statement requires that long-lived assets and certain identifiable intangibles held and used by an entity be reviewed for

               THE DUN & BRADSTREET CORPORATION AND SUBSIDIARIES

              (TABULAR AMOUNTS IN MILLIONS, EXCEPT PER SHARE DATA)

impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. In general, this statement requires recognition of an impairment loss when the sum of undiscounted expected future cash flows is less than the carrying amount of such assets. The measurement for such an impairment loss is then based on the fair value of the asset (see Note 3).

     At each balance sheet date, the Company reviews the recoverability of goodwill, not identified with long-lived assets, based on estimated undiscounted future cash flows from operating activities compared with the carrying value of goodwill, and recognizes any impairment on the basis of such comparison. The recognition and measurement of goodwill impairment is assessed at the business unit level.

  Revenue Recognition

     The Company recognizes revenue as services are performed, information is delivered and products and services are used by its customers. Amounts billed for service and subscriptions are credited to unearned subscription income and reflected in operating revenues over the subscription term, which is generally one year.

  Accounting Changes

     Effective January 1, 1997, the Company changed its revenue recognition method for its Credit Information Services business to recognize revenue as products and services are used by its customers. Previously, the Company recognized revenue ratably over the contract period. This change is consistent with the Company's change in focus from a sales contract basis to a product usage basis in order to drive revenue growth and increase customer satisfaction.

     Additionally, the Company changed its revenue recognition method for its Moody's Investors Service ("Moody's") business to recognize revenue over the service period from previously recognizing revenues and costs at the time of billing. In the opinion of management, these accounting changes bring revenue recognition methods more in line with the economics of the business and provide a better measure of operating results.

     In accordance with Accounting Principles Board Opinion ("APB") No. 20, "Accounting Changes," the cumulative effect of changing the accounting for certain of the Company's revenue recognition policies resulted in a pre-tax, non-cash charge of $214.7 million ($127.0 million after tax or $.74 per share basic, $.73 per share diluted). On a pro-forma basis these changes would have increased 1996 and decreased 1995 net income by $3.1 million and $7.9 million, respectively. The impact on basic and diluted earnings per share would have been an increase in 1996 of $.02 per share and a decrease in 1995 of $.04 per share.

     The Company also changed certain of its revenue recognition methods for its Marketing Information Services and Receivable Management Services businesses to recognize revenue over the service period from previously recognizing revenues and costs at the time of shipment or billing. Previously, the Company included the effect of these changes as part of the cumulative effect of accounting changes in the Consolidated Statements of Operations effective January 1, 1997.

     Subsequent to the initial issuance of these financial statements and after discussions with the staff of the Securities and Exchange Commission, it was determined that the accounting for these changes in revenue recognition methods be amended and therefore applied retroactively for all periods presented. The effects of such changes decreased the pre-tax non-cash charge by $40.0 million to $214.7 million ($127.0 million after tax or $0.74 share basic, $0.73 per share diluted). The effects of these changes increased 1997, 1996 and 1995 net income by $23.6, and $0.6, $0.4 respectively and increased basic and fully diluted earnings per share for 1997 by $0.14. There was no impact to 1996 or 1995 earnings per share. The impact on shareholders' equity was a decrease of $23.6 and $24.2 as of December 31, 1996 and 1995 with no effect as of December 31, 1997.

               THE DUN & BRADSTREET CORPORATION AND SUBSIDIARIES

              (TABULAR AMOUNTS IN MILLIONS, EXCEPT PER SHARE DATA)

  Foreign Currency Translation

     For all operations outside the United States where the Company has designated the local currency as the functional currency, assets and liabilities are translated using the end-of-year exchange rates, and revenues and expenses are translated using average exchange rates for the year. For these countries, currency translation adjustments are accumulated in a separate component of shareholders' equity, whereas realized transaction gains and losses are recognized in other expense-net. For operations in countries that are considered to be highly inflationary, where the U.S. dollar is designated as the functional currency, monetary assets and liabilities are translated using end-of-year exchange rates, nonmonetary accounts are translated using historical exchange rates. Translation and transaction gains of $0.9 million in 1997 and $4.2 million in 1995 and losses of $0.9 million in 1996 are recognized in other expense-net.

  Earnings Per Share of Common Stock

     The Company adopted SFAS No. 128, "Earnings per Share," ("SFAS No. 128"), in 1997. As required by the statement, the Company restated all prior-period per share data presented. SFAS No. 128 requires presentation of both basic and diluted earnings per share. Basic earnings per share are calculated based on the weighted average number of shares of common stock outstanding during the reporting period. Diluted earnings per share are calculated giving effect to all potentially dilutive common shares, assuming such shares were outstanding during the reporting period.

  Financial Instruments

     At times, the Company uses forward foreign exchange contracts and interest rate swaps to hedge existing assets, liabilities and firm commitments. The Company does not use any derivatives for trading or speculative purposes.

     Gains and losses on forward foreign exchange contracts that qualify as hedges of existing assets or liabilities are included in the carrying amounts of those assets or liabilities and are ultimately recognized in income as part of those carrying amounts. Gains and losses related to qualifying hedges of firm commitments are also deferred and are recognized in income or as adjustments of carrying amounts when the hedged transactions occur. For forward foreign exchange contracts, the risk reduction is assessed on a transaction basis, and contract amounts and terms are matched to existing intercompany transactions.

     The Company uses interest rate swaps to hedge interest rate risk on commercial paper. Settlement accounting is accorded to the swaps that have contractual, periodic payment terms considered to be aligned to the expected future commercial paper issuances. The commercial paper issuances are expected to continue through the term of the existing interest rate swaps. Periodic swap payments and receipts under the interest rate swaps are recorded as part of interest expense. Neither the swap contracts nor the gains or losses on these contracts, which are designated and effective as hedges, are recognized in the financial statements.

     If a hedging instrument is sold or terminated prior to maturity, gains and losses will continue to be deferred until the hedged item is recognized in income. If a hedging instrument ceases to qualify for settlement accounting, any subsequent gains and losses are recognized currently in income.

  Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the period. Actual results could differ from those estimates.

               THE DUN & BRADSTREET CORPORATION AND SUBSIDIARIES

              (TABULAR AMOUNTS IN MILLIONS, EXCEPT PER SHARE DATA)

Estimates are used in the determination of allowances for doubtful accounts, depreciation and amortization, computer software, employee benefits plans, taxes and contingencies, among others.

  Reclassifications

     As discussed in Note 2, the consolidated financial statements have been reclassified to identify separately the results of operations, net assets and cash flows of the Company's discontinued operations. In addition, certain prior-year amounts have been reclassified to conform to the 1997 presentation.

NOTE 2  REORGANIZATION AND DISCONTINUED OPERATIONS

     Pursuant to APB No. 30, "Reporting the Results of Operations -- Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions," the consolidated financial statements of the Company have been reclassified to reflect as discontinued operations, the companies that comprised the Company's Directory Information Services business segment as a result of the expected 1998 Distribution and the companies that comprised the Company's Marketing Information Services, Software Services and Other Business Services business segments as a result of the 1996 Distribution.

  1998 Distribution

     On December 17, 1997, the Company announced a plan to separate into two publicly traded independent companies -- The New Dun & Bradstreet Corporation ("New D&B") and R.H. Donnelley Corporation. The separation (the "1998 Distribution") of the two companies will be accomplished through a tax-free dividend of a new entity comprised of the Company's Risk Management Services segment (Moody's Investors Service ("Moody's") and Dun & Bradstreet, the operating company ("D&B")). The new entity, New D&B, will change its name to "The Dun & Bradstreet Corporation" and the continuing entity will change its name to "R.H. Donnelley Corporation" and will consist of the Company's Directory Information Services segment (R.H. Donnelley, the operating company and the DonTech partnership). Due to the relative significance of the Risk Management Services segment, the transaction will be accounted for as a reverse spin-off, and as such the Risk Management Services and Directory Information Services segments have been classified as continuing and discontinued operations, respectively. In April 1998, the Company received a favorable ruling from the Internal Revenue Service with respect to the tax-free treatment of the 1998 Distribution. The transaction is expected to be completed in the summer of 1998.

     For purposes of governing certain of the ongoing relationships among the Company and R.H. Donnelley as a result of the 1998 Distribution, the companies will enter into various agreements, including a Distribution Agreement, Tax Allocation Agreement, Employee Benefits Agreement, Intellectual Property Agreement, Shared Transaction Services Agreement, Data Services Agreement and Transition Services Agreements.

     For financial reporting purposes the assets and liabilities of the Directory Information Services segment have been separately classified on the balance sheet as "Net Assets of Discontinued Operations." A summary of these assets and liabilities at December 31, 1997 and 1996 was as follows:

                                             DECEMBER 31,    DECEMBER 31,
                                                 1997            1996
                                             ------------    ------------
Current assets.............................     $ 92.7          $157.0
Total assets...............................      362.3           515.7
Current liabilities........................       64.6            49.7
Total liabilities..........................       65.8            85.1
Net assets of discontinued operations......      296.5           430.6

               THE DUN & BRADSTREET CORPORATION AND SUBSIDIARIES

              (TABULAR AMOUNTS IN MILLIONS, EXCEPT PER SHARE DATA)

     The net operating results of the Directory Information Services segment have been reported in the caption "Income from Discontinued Operations," in the consolidated statements of operations. Summarized operating results for the Directory Information Services segment for the years ended December 31, were as follows:

                                                   1997*     1996*      1995
                                                   ------    ------    ------
Operating revenues...............................  $343.4    $377.6    $423.7
Income before provision for income taxes.........   144.2     141.1     186.4
Net income.......................................    92.0      89.5     122.7

---------------
* 1997 net income included a pre-tax gain on the sale of the East Coast proprietary operations of R.H. Donnelley ("P-East") of $9.4 million and 1996 net income included a pre-tax loss on the sale of the West Coast proprietary operations of R.H. Donnelley ("P-West") of $28.5 million.

  1996 Distribution

     On November 1, 1996, the Company reorganized into three publicly traded independent companies by spinning off through a tax-free distribution two of its businesses to shareholders (the "1996 Distribution"). The Distribution resulted in the following three companies: 1) The Dun & Bradstreet Corporation, consisting of Dun & Bradstreet, the operating company ("D&B"), Moody's and R.H. Donnelley, 2) ACNielsen; and 3) Cognizant, consisting of IMS International, Inc. ("IMS"), Gartner Group, Nielsen Media Research, Pilot Software, Cognizant Technology Solutions Corporation, Cognizant Enterprises and Erisco. In connection with the 1996 Distribution, DBS and NCH were sold. On October 10, 1996, following receipt of a ruling from the Internal Revenue Service that the transaction would be tax-free to the Company and its U.S. shareholders, the Company's Board of Directors declared a dividend distribution to shareholders of record on October 21, 1996, consisting of one share of Cognizant common stock for each share of the Company's common stock and one share of ACNielsen common stock for every three shares of the Company's common stock held on such record date. The 1996 Distribution was effected on November 1, 1996. These transactions resulted in a non-cash dividend that reduced shareholders' equity by $1,240.9 million. During 1997, adjustments to the dividend of $11.3 million were recorded, primarily as a result of employee benefits plan revisions.

     For purposes of governing certain of the ongoing relationships among the Company, Cognizant and ACNielsen as a result of the 1996 Distribution, the three new companies entered into various agreements, including a Distribution Agreement, Tax Allocation Agreement, Employee Benefits Agreement, Indemnity and Joint Defense Agreement, Intellectual Property Agreement, Shared Transaction Services Agreement, Data Services Agreement and Transition Services Agreements. These agreements set forth the principles to be applied in allocating certain related costs and specified portions of contingent liabilities to be share if certain amounts are exceeded, which by their nature, cannot be predicted at this time, but could be significant.

     The net operating results of the Company's Marketing Information Services, Software Services and Other Business Services business segments have been included in the Consolidated Statements of Operations in the caption "Net Income
(Loss) from Discontinued Operations." These segments included the companies

               THE DUN & BRADSTREET CORPORATION AND SUBSIDIARIES

              (TABULAR AMOUNTS IN MILLIONS, EXCEPT PER SHARE DATA)

that made up Cognizant and ACNielsen, along with DBS and NCH. Summarized operating results for those discontinued operations for the years ended December 31, were as follows:

                                                   1996*        1995
                                                  --------    --------
Operating revenues..............................  $2,761.6    $3,256.9
Income before provision for income taxes........     297.0       113.0
Net income......................................     141.1       103.3

---------------
* 1996 revenues include the results of Cognizant, ACNielsen and DBS for the 10 months ended October 31, 1996, and the results of NCH for the full year.

     The Company completed the sale of DBS on November 1, 1996, for proceeds of $191.3 million, including a note of $41.2 million, resulting in a pre-tax loss of $220.6 million ($158.2 million after-tax). Pursuant to the Distribution Agreement, the cash proceeds from the sale were transferred to Cognizant. During the third quarter of 1997, cash was received from the buyer to satisfy the note receivable, which was due in May 1998.

     The sale of NCH was completed on December 31, 1996. Pursuant to the Distribution Agreement, the proceeds of $20.5 million from the sale of NCH, which included a note of $8.5 million, were transferred to Cognizant. At December 31, 1996, the Company recorded a receivable of $20.5 million from the buyer of NCH and a corresponding payable to Cognizant. These transactions were settled in January 1997. The Company did not incur a gain or loss on the sale.

     Also included in 1996 results, within discontinued operations, are tax costs allocated to discontinued operations of $49.1 million.

NOTE 3  NON-RECURRING ITEMS

     The 1996 results for the Company reflect after-tax non-recurring charges of $262.3 million, incurred as a result of the 1996 Distribution and the sale of American Credit Indemnity ("ACI"). Of the $262.3 million, $229.4 million was recorded in pre-tax income and a net tax cost of $32.9 million was recorded in the provision for income taxes. The $229.4 million represents reorganization costs of $161.2 million (professional and consulting fees of $75.0 million and settlement of executive compensation plans and retention bonuses of $86.2 million) and $68.2 million resulting from the losses incurred on the sale of ACI completed in October 1996.

     In the fourth quarter of 1995, the Company recorded within operating costs a charge of $188.5 million. This charge primarily reflected an impairment loss in connection with the adoption of the provisions of SFAS No. 121 ($93.7 million), a provision for postemployment benefits ($56.3 million) under the Company's severance plan, an accrual for contractual obligations that have no future economic benefits and for penalties to cancel certain contracts ($19.8 million) and other asset revaluations ($18.7 million).

     This non-recurring charge evolved from the Company's annual budget and strategic planning process, which included a review of the Company's underlying cost structure, products and services, and assets used in the business. Based upon such analysis, management, having the authority to approve such business decisions, committed in December 1995 to a plan to discontinue certain product lines and dispose of certain other assets, resulting in the charge. These decisions were not reversed or modified as a result of the Company's 1996 Distribution, which was reviewed and approved by the Board of Directors on January 9, 1996.

     Also in 1995, the Company recorded in operating costs a $28.0 million gain related to the sale of warrants received in connection with the divestiture of Donnelley Marketing and a $90.0 million gain relating to the sale of Interactive Data Corporation ("IDC").

               THE DUN & BRADSTREET CORPORATION AND SUBSIDIARIES

              (TABULAR AMOUNTS IN MILLIONS, EXCEPT PER SHARE DATA)

NOTE 4  RECONCILIATION OF WEIGHTED AVERAGE SHARES

                                                               1997       1996       1995
(SHARE DATA IN THOUSANDS)                                     -------    -------    -------
Weighted average number of shares-basic.....................  170,765    170,017    169,522
Dilutive effect of shares issuable as of year-end under
  stock options, restricted stock and performance unit
  plans.....................................................    1,629         --      2,061
Adjustment of shares applicable to stock options exercised
  during the year and performance unit plans................      158         --         25
                                                              -------    -------    -------
Weighted average number of shares-diluted...................  172,552    170,017    171,608
                                                              =======    =======    =======

     As required by SFAS No. 128, the Company has provided a reconciliation of basic weighted average shares to diluted weighted average shares within the table outlined above. The conversion of dilutive shares has no impact on the Company's operating results. The exercise of potentially dilutive shares has not been assumed for the year ended December 31, 1996, since the result is antidilutive. Options to purchase 3.1 million and 3.2 million shares of common stock were outstanding at December 31, 1997 and 1995, respectively, but were not included in the computation of diluted earnings per share because the options' exercise prices were greater than the average market price of the Company's common stock. The Company's options generally expire 10 years after the initial grant date.

NOTE 5  FINANCIAL INSTRUMENTS WITH OFF-BALANCE SHEET RISKS

     The Company uses interest rate swap agreements and forward foreign exchange contracts to reduce exposure to fluctuations in interest and foreign exchange rates. The Company does not use derivative financial instruments for trading or speculative purposes. If a hedging instrument ceases to qualify as a hedge, any subsequent gains and losses are recognized currently in income. Collateral is generally not required for these types of instruments.

     By their nature, all such instruments involve risk, including the credit risk of non-performance by counterparties. However, at December 31, 1997 and 1996, in management's opinion there was no significant risk of loss in the event of non-performance of the counterparties to these financial instruments. The Company controls its exposure to credit risk through monitoring procedures.

  Interest Rate Swap Agreements

     The Company enters into interest rate swap agreements to manage exposure to changes in interest rates. Interest rate swaps allow the Company to raise funds at floating rates and effectively swap them into fixed rates that are lower than those available to it if fixed-rate borrowings were made directly. These agreements involve the exchange of floating-rate for fixed-rate payments without the exchange of the underlying principal amount. Fixed-interest-rate payments are at rates ranging from 6.67% to 7.02%. Floating-rate payments received are based on rates tied to prevailing short-term interest rates. If the Company terminates a swap agreement, the gain or loss is amortized over the shorter of the remaining original life of the debt or the swap. In the first quarter of 1997, $2.9 million was recorded in connection with the termination of swaps and corresponding debt. At December 31, 1997, the unrealized fair value of the interest rate swaps was a loss of $11.1 million, of which $3.2 million has been recorded in 1997 relating to swaps which do not qualify for settlement accounting. At December 31, 1996, the unrealized fair value of the interest rate swaps was a loss of $15.8 million.

               THE DUN & BRADSTREET CORPORATION AND SUBSIDIARIES

              (TABULAR AMOUNTS IN MILLIONS, EXCEPT PER SHARE DATA)

     The following table indicates the type of swaps in use at December 31, 1997 and 1996, and their weighted average interest rates. Average variable rates are those in effect at the reporting date and may change significantly over the lives of the contracts.

                                                      1997      1996
                                                     ------    ------
Variable to fixed swaps --
  Notional amount..................................  $300.0    $600.0
  Average pay (fixed) rate.........................    6.84%     6.94%
  Average receive (variable) rate..................    5.75%     5.57%

     The swap contracts expire from August 31, 2001, through January 15, 2005. In connection with the 1998 Distribution and repayment of outstanding notes payable, the Company will cancel the interest rate swap agreements and will record into income the previously unrecognized fair value loss at the time of termination.

  Foreign Exchange

     In order to reduce the risk of foreign currency exchange rate fluctuations, the Company follows a policy of hedging substantially all cross-border intercompany transactions denominated in a currency other than the functional currency applicable to each of its various subsidiaries. The financial instruments used to hedge these cross-border intercompany transactions are forward foreign exchange contracts with maturities of six months or less. These forward contracts are executed with creditworthy institutions and are denominated primarily in the British Pound, German Mark, Swedish Krona and Japanese Yen. The gains and losses on these forward contracts are recorded to income or expense and are essentially offset by the gains and losses on the underlying foreign currency transactions. The Company does not enter into forward foreign exchange contracts for speculative or trading purposes.

     At December 31, 1997 and 1996, the Company had approximately $117 million and $114 million, respectively, of forward foreign exchange contracts outstanding with various expiration dates through March 1998 and March 1997, respectively. At December 31, 1997, unrealized gains on these contracts were $1.5 million and the unrealized losses were $.4 million. At December 31, 1996, unrealized gains on these contracts were $3.5 million and the unrealized losses were $1.3 million.

NOTE 6  PENSION AND POSTRETIREMENT BENEFITS

  Pension Plans

     The Company has defined benefit pension plans covering substantially all associates in the United States. The benefits to be paid to associates under these plans are based on years of credited service and average final compensation. Pension costs are determined actuarially and funded in accordance with the Internal Revenue Code. Supplemental and excess plans in the United States are maintained to provide retirement benefits in excess of levels allowed by ERISA .

     Effective January 1, 1997, the D&B Retirement Plan was amended to provide retirement income based on a percentage of annual compensation, rather than final pay. The percentage of compensation allocated annually to a retirement account ranges from 3% to 12.5%, based on age and service. Amounts allocated under the plan also receive interest credits based on 30-year Treasury Bonds with a minimum interest credit rate of 3%. Associates close to or eligible for retirement as of January 1, 1997, will receive the higher of benefits provided by the final pay formula or retirement account formula.

     In accordance with SFAS No. 87, "Employers' Accounting for Pensions," the Company has recorded an additional minimum pension liability for each benefits plan for which the accumulated benefits obligation exceeds plan assets. This amount has been recorded as a long-term liability with an offsetting intangible asset.

               THE DUN & BRADSTREET CORPORATION AND SUBSIDIARIES

              (TABULAR AMOUNTS IN MILLIONS, EXCEPT PER SHARE DATA)

To the extent that these additional liabilities exceeded related unrecognized prior service cost and net transition obligation, the increase in liabilities is charged directly to shareholders' equity. At December 31, 1997, $37.4 million was reported as a separate reduction of shareholders' equity.

     The Company has retained the obligation for pension benefits for personnel who retired prior to November 1, 1996 from the businesses that comprise discontinued operations from the 1996 Distribution. The Company will also retain the obligation for pension benefits for personnel who retire from R.H. Donnelley prior to the effective date of the 1998 Distribution. Pension obligations and related plan assets for active employees of R.H. Donnelley determined in accordance with Internal Revenue Code Section 414(l), will be transferred to R.H. Donnelley at the Distribution. A net asset of $8.6 million is included in net assets of discontinued operations at December 31, 1997.

     The Company's non-U.S. subsidiaries provide retirement benefits for associates consistent with local practices, primarily using defined benefit or termination indemnity plans.

     The components of net periodic pension costs for the years ended December 31, for both continuing and discontinued operations, are summarized as follows:

                                            1997      1996      1995
                                           ------    ------    ------
Service cost.............................   $18.4     $34.8     $43.1
Interest cost............................    83.4      87.4     108.5
Actual return on plan assets.............  (242.8)   (173.2)   (248.1)
Net amortization and deferral............   137.5      67.3     126.8
                                           ------    ------    ------
Net periodic pension cost (income).......   $(3.5)    $16.3     $30.3
                                           ======    ======    ======

     Discontinued operations were allocated pension expense of $1.0 million, $11.5 million and $12.2 million in 1997, 1996 and 1995, respectively.

     The status of defined benefit pension plans at December 31, 1997 and 1996 (which includes both the Company and R.H. Donnelley) is as follows:

                                                     FUNDED                      UNFUNDED
                                               -------------------   ---------------------------------
                                                                          U.S.(1)          NON-U.S.
                                                                     -----------------   -------------
                                                 1997       1996      1997      1996     1997    1996
                                               --------   --------   -------   -------   -----   -----
Fair value of plan assets....................  $1,328.7   $1,146.5   $    --   $    --   $  --   $  --
                                               --------   --------   -------   -------   -----   -----
Actuarial present value of benefit
  obligations:
  Vested benefits............................     954.5      811.8     162.0      95.8     6.3     7.1
  Non-vested benefits........................      18.4       35.7       3.4       4.6      --      --
                                               --------   --------   -------   -------   -----   -----
  Accumulated benefit obligations............     972.9      847.5     165.4     100.4     6.3     7.1
  Effect of projected future salary
     increases...............................      69.3       89.7      18.3      60.5      --      --
                                               --------   --------   -------   -------   -----   -----
  Projected benefit obligations..............   1,042.2      937.2     183.7     160.9     6.3     7.1
                                               --------   --------   -------   -------   -----   -----
Plan assets in excess of (less than)
  projected benefit obligations..............     286.5      209.3    (183.7)   (160.9)   (6.3)   (7.1)
Unrecognized net loss (gain).................     (59.0)       0.5      55.8      30.2      --      --

               THE DUN & BRADSTREET CORPORATION AND SUBSIDIARIES

              (TABULAR AMOUNTS IN MILLIONS, EXCEPT PER SHARE DATA)

                                                     FUNDED                      UNFUNDED
                                               -------------------   ---------------------------------
                                                                          U.S.(1)          NON-U.S.
                                                                     -----------------   -------------
                                                 1997       1996      1997      1996     1997    1996
                                               --------   --------   -------   -------   -----   -----
Unrecognized prior service cost..............       9.9        6.7      23.9      22.8      --      --
Unrecognized net transition (asset)
  obligation.................................     (37.2)     (44.4)      1.2       1.6      --      --
Adjustment to recognize minimum liability....        --         --     (62.6)     (6.4)     --      --
                                               --------   --------   -------   -------   -----   -----
Prepaid (accrued) pension cost...............  $  200.2   $  172.1   $(165.4)  $(112.7)  $(6.3)  $(7.1)
                                               ========   ========   =======   =======   =====   =====

---------------
(1) Represents supplemental and excess plans for which grantor trusts (with assets of $57.4 million and $58.9 million at December 31, 1997 and 1996, respectively) have been established to pay plan benefits.

     The weighted average expected long-term rate of return on pension plan assets was 9.70% for 1997 and 9.75% for 1996 and 1995. At December 31, 1997 and 1996, the projected benefit obligations were determined using weighted average discount rates of 7.01% and 7.77%, respectively, and weighted average rates of increase in future compensation levels of 4.46% and 5.15%, respectively. Plan assets are invested in diversified portfolios that consist primarily of equity and debt securities.

  Postretirement Benefits

     In addition to providing pension benefits, the Company provides various health-care and life-insurance benefits for retired associates. Substantially all of the Company's associates in the United States become eligible for these benefits if they reach normal retirement age while working for the Company. Certain of the Company's subsidiaries outside the United States have postretirement benefit plans, although most participants are covered by government sponsored or administered programs. The cost of Company sponsored postretirement benefit plans outside the U.S. is not significant.

     The Company has retained the obligation for postretirement benefits for personnel who retired prior to November 1, 1996 from the businesses that comprise discontinued operations. The Company will retain the obligation for postretirement benefits for personnel who retire from R.H. Donnelley with Company benefits prior to the effective date of the 1998 Distribution.

     Postretirement benefit obligations for active employees of R.H. Donnelley will be transferred to R.H. Donnelley at the Distribution. An obligation of $10.7 million is included in net assets of discontinued operations at December 31, 1997.

     The components of net periodic postretirement benefit cost other than pensions for the years ended December 31, for both continuing and discontinued operations are summarized as follows:

                                              1997     1996     1995
                                              -----    -----    -----
Service cost................................  $ 3.5    $ 5.9    $ 5.1
Interest cost...............................   14.6     15.4     16.0
Net amortization and deferral...............   (4.5)    (4.8)    (5.0)
                                              -----    -----    -----
Net periodic postretirement benefit cost....  $13.6    $16.5    $16.1
                                              =====    =====    =====

     Discontinued operations were allocated net periodic postretirement benefit cost of $1.7 million, $6.3 million and $6.7 million in 1997, 1996 and 1995, respectively.

               THE DUN & BRADSTREET CORPORATION AND SUBSIDIARIES

              (TABULAR AMOUNTS IN MILLIONS, EXCEPT PER SHARE DATA)

     The status of postretirement benefit plans other than pensions at December 31, 1997 and 1996 (which includes both the Company and R.H. Donnelley) is as follows:

                                                            1997       1996
                                                           -------    -------
Actuarial present value of benefit obligation:
  Retirees and dependents................................  $(175.6)   $(165.9)
  Active associates -- eligible..........................    (18.9)     (15.7)
  Active associates -- not yet eligible..................    (22.0)     (15.0)
                                                           -------    -------
Accumulated postretirement benefit obligation............   (216.5)    (196.6)
Unrecognized net (gain) loss.............................     18.0       (0.2)
Unrecognized prior service credit........................     (7.3)     (11.9)
                                                           -------    -------
Accrued postretirement benefit obligation................  $(205.8)   $(208.7)
                                                           =======    =======

     Benefits are paid as incurred from general corporate assets.

     The accumulated postretirement benefit obligation at December 31, 1997 and 1996 was determined using discount rates of 7.0% and 7.75%, respectively. The assumed rate of future increases in per capita cost of covered health-care benefits is 7.3% in 1998, decreasing gradually to 5.0% for the year 2021 and remaining constant thereafter. Increasing the assumed health-care cost trend rate by one percentage point in each year would increase the accumulated postretirement benefit obligation by $22.3 million and would increase annual aggregate service and interest costs by $1.9 million.

NOTE 7  EMPLOYEE STOCK PLANS

     The Company has granted options to certain associates, under its Key Employees Stock Option Plans, to purchase shares of its common stock at the market price on the date of the grant. Under the plans, the options vest ratably over a four year period and expire ten years from the date of the grant. The 1991 Key Employees Stock Option Plan provides for the granting of up to 17 million shares.

     When the 1998 Distribution is completed, employees of D&B will be granted substitute awards, preserving the economic value, as closely as possible, of the options that existed immediately prior to the 1998 Distribution and any awards or options held by them in respect of R.H. Donnelley Corporation will be surrendered. For employees of R.H. Donnelley, the number of shares subject to options and the option exercise price will be adjusted immediately following the 1998 Distribution to preserve, as closely as possible the economic value of the options that existed immediately prior to the 1998 Distribution. The remaining holders of unexercised options, including retirees and certain other former employees of the Company will be offered the choice of converting their options to the Company's or continuing to hold R.H. Donnelley Corporation options.

     In November 1996, in conjunction with the 1996 Distribution, those individuals who became employees of Cognizant or ACNielsen were granted substitute awards in the stock of their new employer, and any stock awards or options held by them in respect of the Company were reflected as surrendered in the following table. For the remaining holders of unexercised options, including employees of the Company, retirees and certain other former employees of the Company, the number of shares subject to options and the option exercise price was adjusted immediately following the 1996 Distribution to preserve, as closely as possible, the economic value of the options that existed prior to the 1996 Distribution, pursuant to the plans.

     The Company applies APB No. 25, "Accounting for Stock Issued to Employees," and related interpretations in accounting for its plans. Accordingly, no compensation cost has been recognized for the stock option plans. The Company has adopted the disclosure-only provisions of SFAS No. 123, "Accounting

               THE DUN & BRADSTREET CORPORATION AND SUBSIDIARIES

              (TABULAR AMOUNTS IN MILLIONS, EXCEPT PER SHARE DATA)

for Stock-Based Compensation" ("SFAS No. 123"). Had compensation cost for the Company's stock option plan been determined based on the fair value at the grant date for awards in 1997, 1996 and 1995 (excluding awards granted to employees of discontinued operations) consistent with the provisions of SFAS No. 123, the Company's income (loss) from continuing operations and earnings (loss) per share would have been reduced to the pro-forma amounts indicated below:

                                                            1997      1996      1995
                                                           ------    -------    -----
Income (loss) from continuing operations
     As reported.........................................  $219.0    $(116.1)   $95.3
     Pro forma...........................................  $215.4    $(119.7)   $95.3
Basic earnings (loss) per share of common stock from
  continuing operations
     As reported.........................................  $ 1.28    $ (0.69)   $0.56
     Pro forma...........................................  $ 1.26    $ (0.70)   $0.56
Diluted earnings (loss) per share of common stock from
  continuing operations
     As reported.........................................  $ 1.27    $ (0.69)   $0.55
     Pro forma...........................................  $ 1.25    $ (0.70)   $0.55

     The pro-forma disclosures shown are not representative of the effects on income (loss) and earnings (loss) per share in future years.

     The fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted average assumptions:

                                                                           AFTER 1996
                                                            PRIOR TO      DISTRIBUTION
                                                              1996          AND FOR
                                               1997       DISTRIBUTION     CONVERSION
                                             ---------    ------------    ------------
Expected dividend yield....................  3.3%         4.7%            3.7%
Expected stock volatility..................  20%          15%             17%
Risk-free interest rate....................  5.73%        6.08%           5.85%
Expected holding period....................  4.5 years    5.0 years       4.5 years

     Options outstanding at December 31, 1997 were granted during the years 1988 through 1997 and are exercisable over periods ending not later than 2007. At December 31, 1997, 1996 and 1995, options for 8,133,155 shares, 8,313,166 shares and 4,859,596 shares of common stock, respectively, were exercisable and 1,450,195 shares, 4,240,772 shares and 10,306,592 shares, respectively, were available for future grants under the plans.

     Changes in stock options for the three years ended December 31, 1997, are summarized as follows:

                                                                          WEIGHTED
                                                                      AVERAGE EXERCISE
                                                          SHARES          PRICE($)
                                                        ----------    ----------------
Options outstanding, January 1, 1995..................   8,733,172         53.57
  Granted.............................................   1,821,780         63.35
  Exercised...........................................    (736,145)        46.11
  Surrendered or expired..............................    (671,079)        56.63
                                                        ----------         -----

               THE DUN & BRADSTREET CORPORATION AND SUBSIDIARIES

              (TABULAR AMOUNTS IN MILLIONS, EXCEPT PER SHARE DATA)

                                                                          WEIGHTED
                                                                      AVERAGE EXERCISE
                                                          SHARES          PRICE($)
                                                        ----------    ----------------
Options outstanding, December 31, 1995................   9,147,728         55.90
  Granted.............................................      10,704         60.25
  Exercised...........................................    (977,042)        51.09
  Surrendered or expired..............................    (689,297)        59.10
                                                        ----------         -----
Options outstanding at October 31, 1996...............   7,492,093         56.23
  Attributable to 1996 Distribution...................  (2,958,686)        57.08
                                                        ----------         -----
Options outstanding at October 31, 1996...............   4,533,407         55.68
                                                        ----------         -----
Options converted at November 1, 1996.................  11,958,980         21.10
  Granted.............................................   4,452,250         22.96
  Exercised...........................................    (543,354)        21.02
  Surrendered or expired..............................    (451,416)        22.87
                                                        ----------         -----
Options outstanding at December 31, 1996..............  15,416,460         21.59
  Granted.............................................   3,151,980         30.01
  Exercised...........................................  (2,008,234)        20.38
  Surrendered or expired..............................    (840,878)        22.97
                                                        ----------         -----
OPTIONS OUTSTANDING AT DECEMBER 31, 1997..............  15,719,328         23.36
                                                        ==========         =====

     The options outstanding at December 31, 1997, include 1,410,088 of options held by employees of R.H. Donnelley.

     The weighted average fair value of options granted during 1997, 1996 and 1995 was $5.52, $3.61, and $7.61, respectively.

     The following table summarizes information about stock options outstanding at December 31, 1997:

                                 STOCK OPTIONS                          STOCK OPTIONS
                                  OUTSTANDING                            EXERCISABLE
                 ----------------------------------------------   --------------------------
                                  WEIGHTED
                                  AVERAGE           WEIGHTED                     WEIGHTED
   RANGE OF                      REMAINING          AVERAGE                      AVERAGE
EXERCISE PRICES    SHARES     CONTRACTUAL LIFE   EXERCISE PRICE    SHARES     EXERCISE PRICE
---------------  ----------   ----------------   --------------   ---------   --------------
$15.73 - $22.55   5,705,704      4.2 Years           $19.74       5,270,726       $19.68
$22.75 - $30.22  10,013,624      8.9 Years           $25.42       2,862,429       $23.50
                 ----------                                       ---------
                 15,719,328                                       8,133,155
                 ==========                                       =========

     The plans also provide for the granting of stock appreciation rights and limited stock appreciation rights in tandem with stock options to certain key employees. At December 31, 1997, there were 34,048 stock appreciation rights attached to stock options and 1,154,495 limited stock appreciation rights ("LSARs") attached to stock options, which are exercisable only if, and to the extent that, the related option is exercisable and, in the case of LSARs, only upon the occurrence of specified contingent events.

     Under the 1989 Key Employees Restricted Stock Plan, key associates may be granted restricted shares of the Company's stock. The plan provides for the granting of up to 1,800,000 shares of the Company's common stock prior to December 31, 1998. During 1997, 1996 and 1995, restricted shares of 20,000, 19,779 and 184,465, respectively, were awarded under the plan. Forfeitures in 1996 and 1995 totaled 6,877 and 10,365,

               THE DUN & BRADSTREET CORPORATION AND SUBSIDIARIES

              (TABULAR AMOUNTS IN MILLIONS, EXCEPT PER SHARE DATA)

respectively. There were no forfeitures during 1997. The restrictions on the majority of such shares lapse over a period of three years from the date of the grant and the cost is charged to compensation expense ratably.

     Under the 1997 Key Employees Performance Unit Plan, key associates may be granted shares of the Company's stock based on the achievement of two year revenue growth goals or other key operating objectives, where appropriate. At the end of the performance period, Company performance at target will yield the targeted amount of shares, while Company performance above or below target will yield larger or smaller share awards, respectively. During 1997, 471,644 shares were granted at a weighted average fair value of $30.94 per share. Recorded in selling and administrative expenses in 1997 was compensation expense of $14.6 million for the plan.

NOTE 8  INCOME TAXES

     Income before provision for income taxes consisted of:

                                                    1997      1996      1995
                                                   ------    ------    ------
U.S..............................................  $321.8    $(15.3)   $170.7
Non-U.S..........................................    10.6       1.3     (25.8)
                                                   ------    ------    ------
                                                   $332.4    $(14.0)   $144.9
                                                   ======    ======    ======

     The provision (benefit) for income taxes consisted of:

                                                    1997      1996      1995
                                                   ------    ------    ------
Current tax provision:
  U.S. Federal...................................  $ 31.9    $ 40.6    $ 72.8
  State and local................................    52.9     (22.4)     14.6
  Non-U.S. ......................................    21.6       0.7      28.9
                                                   ------    ------    ------
Total current tax provision......................   106.4      18.9     116.3
                                                   ------    ------    ------
Deferred tax (benefit) provision:
  U.S. Federal...................................    36.5      52.7     (30.5)
  State and local................................   (23.1)     15.0     (24.5)
  Non-U.S. ......................................    (6.4)     15.5     (11.9)
                                                   ------    ------    ------
Total deferred tax (benefit) provision:..........     7.0      83.2     (66.9)
                                                   ------    ------    ------
Provision for income taxes.......................  $113.4    $102.1    $ 49.6
                                                   ======    ======    ======

     The following table summarizes the significant differences between the U.S. Federal statutory tax rate and the Company's effective tax rate for financial statement purposes.

                                                    1997      1996      1995
                                                    -----    -------    -----
Statutory tax rate................................   35.0%      35.0%    35.0%
State and local taxes, net of U.S. Federal tax
  benefit.........................................    4.9       33.1     (4.5)
Non-U.S. taxes....................................    4.6     (110.9)     8.9
Recognition of capital and ordinary losses........  (10.4)     181.4    (21.5)
Non-recurring reorganization costs................     --     (845.5)      --
Repatriation of foreign earnings..................     --      (11.5)    16.3
Other.............................................     --      (10.9)      --
                                                    -----    -------    -----
Effective tax rate................................   34.1%   (729.3%)    34.2%
                                                    -----    -------    -----

               THE DUN & BRADSTREET CORPORATION AND SUBSIDIARIES

              (TABULAR AMOUNTS IN MILLIONS, EXCEPT PER SHARE DATA)

     Income taxes paid were approximately $170.3 million, $170.2 million, $119.9 million in 1997, 1996, and 1995, respectively. Income taxes refunded were approximately $37.6 million, $140.9 million, and $17.8 million in 1997, 1996 and 1995, respectively.

     Deferred tax assets (liabilities) are consisted of the following at December 31:

                                                          1997      1996       1995
                                                         ------    -------    -------
Deferred tax assets:
  Operating losses.....................................  $ 53.7    $  33.6    $ 117.6
  Postretirement benefits..............................    49.0       79.5       49.1
  Postemployment benefits..............................    12.8       22.5       34.5
  Reorganization and restructuring costs...............     4.4       11.3       34.7
  Bad debts............................................    12.7        5.7        5.1
  Other................................................    12.3       13.4       18.2
                                                         ------    -------    -------
Total deferred tax assets..............................   144.9      166.0      259.2
Valuation allowance....................................   (53.7)     (33.6)     (16.4)
                                                         ------    -------    -------
Net deferred tax asset.................................    91.2      132.4      242.8
                                                         ------    -------    -------
Deferred tax liabilities:
  Intangibles..........................................   (31.7)     (47.4)     (40.2)
  Revenue recognition..................................      --      (12.3)     (10.6)
  Tax-leasing transactions.............................   (22.1)     (37.8)     (68.9)
  Depreciation.........................................   (13.5)      (4.0)      (9.0)
                                                         ------    -------    -------
Total deferred tax liability...........................   (67.3)    (101.5)    (128.7)
                                                         ------    -------    -------
Net deferred tax asset.................................  $ 23.9    $  30.9    $ 114.1
                                                         ======    =======    =======

     At December 31, 1997, undistributed earnings of non-U.S. subsidiaries aggregated approximately $98.1 million. Deferred tax liabilities have not been recognized for these undistributed earnings because its management's intention to reinvest such undistributed earnings outside the U.S. If all undistributed earnings were remitted to the U.S., the amount of incremental U.S. Federal and foreign income taxes payable, net of foreign tax credits, would be approximately $39.3 million. During 1996, $467.9 million of non-U.S. earnings, primarily from the Cognizant and ACNielsen businesses, were repatriated by the Company in order to facilitate its 1996 reorganization. During the three year period ended December 31, 1983, the Company invested $304.4 million in tax-leasing transactions, varying in length from 4.5 to 25 years. These leases provided the Company with benefits from tax deductions in excess of taxable income for Federal income tax purposes. These amounts are included in deferred income taxes.

NOTE 9  NOTES PAYABLE

     Notes payable consisted of the following at December 31:

                                                    1997       1996
                                                   ------    --------
Commercial paper.................................  $421.6    $     --
Bank notes.......................................    29.9     1,120.7
                                                   ------    --------
                                                   $451.5    $1,120.7
                                                   ======    ========

     The Company had commercial paper borrowings of $421.6 million at December 31, 1997. Interest rates on these borrowings ranged from 5.62% to 6.10%.

               THE DUN & BRADSTREET CORPORATION AND SUBSIDIARIES

              (TABULAR AMOUNTS IN MILLIONS, EXCEPT PER SHARE DATA)

     The Company has two committed bank facilities that support the Company's commercial paper borrowings. One of the facilities permits borrowings of up to $750 million and matures in August 2001. The second facility permits borrowings of up to $150 million and matures in August 1998. Under these facilities the Company has the ability to borrow at prevailing short-term interest rates. At December 31, 1997, there was no outstanding balance against these facilities. At December 31, 1996, $880.0 million was borrowed against these facilities. The Company also had non-committed lines of credit of $111 million at December 31, 1997. At year-end 1997, $29.9 million was borrowed against these non-committed facilities. At December 31, 1996, $240.7 million was borrowed against non-committed facilities of $305 million. None of these arrangements had material commitment fees or compensating balance requirements.

     The weighted average interest rates on commercial paper and notes payable at December 31, 1997 and 1996 were 5.97% and 5.78%, respectively.

     Interest paid totaled $49.6 million, $43.2 million and $28.3 million for the years ended December 31, 1997, 1996 and 1995, respectively.

     In connection with the 1998 Distribution, R.H. Donnelley will borrow approximately $350 million under the R.H. Donnelley Credit Facility and issue $150 million of senior subordinated notes under the R.H. Donnelley Indenture, all of which will be guaranteed by D&B. A portion of the proceeds of this indebtedness will be used to repay existing indebtedness of D&B. This $500 million of debt will be an obligation of R.H. Donnelley after the 1998 Distribution.

NOTE 10  INVESTMENT PARTNERSHIPS

     During 1993, the Company participated in the formation of a limited partnership to invest in various securities, including those of the Company. Third-party investors held limited-partner and special investors interests totaling $500.0 million. Funds raised by the partnership provided a source of financing for the Company's repurchase in 1993 of 8.3 million shares of its common stock. During the fourth quarter of 1996, the Company redeemed these partnership interests. This redemption was financed with short-term borrowings.

     The partnership is presently engaged in the business of licensing database assets and computer software. One of the Company's subsidiaries serves as managing general partner, and two subsidiaries hold limited-partner interests. In April 1997, the partnership raised $300.0 million of minority interest financing from a third-party investor. The Company's subsidiaries contributed assets to the partnership, and the third-party investor contributed cash ($300.0 million) in exchange for a limited-partner interest. Funds raised by the partnership were loaned to the Company and used to repay existing short-term debt in April 1997. At December 31, 1997, the third-party investment in this partnership was included in minority interest.

     For financial reporting purposes, the results of operations, assets, liabilities and cash flows of the partnership described above are included in the Company's consolidated financial statements.

NOTE 11  CAPITAL STOCK

     In October 1988, the Company adopted a Shareholders' Rights Plan. The plan is intended to protect the shareholders' interests in the event of an unsolicited attempt to acquire the Company. The plan is not intended to prevent a takeover of the Company on terms that are favorable and fair to all shareholders and will not interfere with a merger approved by the Board of Directors.

     Under the plan, each share of the Company's common stock has a right that trades with the stock until the right becomes exercisable. Each right entitles the shareholders to buy 1/100 of a share of Series A participating preferred stock at a purchase price of $230, subject to adjustment. The rights will not be

               THE DUN & BRADSTREET CORPORATION AND SUBSIDIARIES

              (TABULAR AMOUNTS IN MILLIONS, EXCEPT PER SHARE DATA)

exercisable until a person or group ("Acquiring Person") acquires beneficial ownership of, or commences a tender offer for, 20% or more of the Company's outstanding common stock.

     In the event the Company is acquired in a merger or other business combination or subject to other transactions, as described in the Shareholders' Rights Plan, each right will entitle its holder (other than the Acquiring Person) to receive, upon exercise, stock with a value of two times the exercise price in the form of the Company's common stock or, where appropriate, the Acquiring Person's common stock. The Company may redeem the rights, which expire in October 1998, for $.01 per right, under certain circumstances.

     The shareholders have authorized the issuance of 10.0 million shares of $1 par value preferred stock. The preferred stock can be issued with varying terms, as determined by the Board of Directors.

NOTE 12  LEASE COMMITMENTS

     Certain of the Company's operations are conducted from leased facilities, which are under operating leases that expire over the next 10 years. The Company also leases certain computer and other equipment under operating leases that expire over the next five years. These leases are frequently renegotiated or otherwise changed as advancements in computer technology produce opportunities to lower costs and improve performance. Additionally, the Company has agreements with various third parties to purchase certain data processing and telecommunications services extending beyond one year. Rental expenses under operating leases were $80.9 million, $106.3 million and $110.7 million for the years ended December 31, 1997, 1996 and 1995, respectively. Future minimum lease payments under noncancelable leases at December 31, 1997, are as follows:

1998........................................................  $ 77.1
1999........................................................    63.5
2000........................................................    40.1
2001........................................................    28.6
2002........................................................    22.6
Thereafter..................................................    23.0
                                                              ------
          Total.............................................  $254.9
                                                              ======

NOTE 13  LITIGATION

     The Company and its subsidiaries are involved in legal proceedings, claims and litigation arising in the ordinary course of business. In the opinion of management, the outcome of such current legal proceedings, claims and litigation could have a material effect on quarterly or annual operating results or cash flows when resolved in a future period. However, in the opinion of management, these matters will not materially affect the Company's consolidated financial position.

INFORMATION RESOURCES

     On July 29, 1996, Information Resources, Inc. ("IRI") filed a complaint in the United States District Court for the Southern District of New York, naming as defendants the Company, A.C. Nielsen Company (a subsidiary of ACNielsen) and IMS International, Inc.

     The complaint alleges various violations of United States antitrust laws, including alleged violations of Section 1 and 2 of the Sherman Act. The complaint also alleges a claim of tortious interference with a contract and a claim of tortious interference with a prospective business relationship. These claims relate to the acquisition by defendants of Survey Research Group Limited ("SRG"). IRI alleges SRG violated an

               THE DUN & BRADSTREET CORPORATION AND SUBSIDIARIES

              (TABULAR AMOUNTS IN MILLIONS, EXCEPT PER SHARE DATA)

alleged agreement with IRI when it agreed to be acquired by the defendants and that the defendants induced SRG to breach that agreement.

     On October 15, 1996, defendants moved for an order dismissing all claims in the complaint. On May 6, 1997, the United States District Court for the Southern District of New York issued a decision dismissing IRI's claim of attempted monopolization in the United States, with leave to replead within 60 days. The Court denied defendants' motion with respect to the remaining claims in the complaint. On June 3, 1997, defendants filed an answer denying the material allegations in IRI's complaint, and A.C. Nielsen Company filed a counterclaim alleging that IRI has made false and misleading statements about its services and commercial activities. On July 7, 1997, IRI filed an Amended and Restated Complaint repleading its alleged claim of monopolization in the United States and realleging its other claims. By notice of motion dated August 18, 1997, defendants moved for an order dismissing the amended claim. On December 1, 1997, the Court denied the motion and, on December 16, 1997, defendants filed a supplemental answer denying the remaining material allegations of the amended complaint.

     IRI's complaint alleges damages in excess of $350 million, which amount IRI asked to be trebled under antitrust laws. IRI also seeks punitive damages in an unspecified amount.

     In connection with the IRI action, Cognizant, ACNielsen and the Company entered into an Indemnity and Joint Defense Agreement (the "Indemnity and Joint Defense Agreement") pursuant to which they have agreed (i) to certain arrangements allocating potential liabilities ("IRI Liabilities") that may arise out of or in connection with the IRI Action and (ii) to conduct a joint defense of such action. In particular, the Indemnity and Joint Defense Agreement provides that ACNielsen will assume exclusive liability for IRI Liabilities up to a maximum amount to be calculated at such time such liabilities, if any, become payable (the "ACN Maximum Amount"), and that the Company and Cognizant will share liability equally for any amounts in excess of the ACN Maximum Amount. The ACN Maximum Amount will be determined by an investment banking firm as the maximum amount that ACNielsen is able to pay after giving effect to (i) any plan submitted by such investment bank which is designed to maximize the claims-paying ability of ACNielsen without impairing the investment banking firm's ability to deliver a viability opinion (but which will not require any action requiring stockholder approval) and (ii) payment of related fees and expenses. For these purposes, financial viability means the ability of ACNielsen, after giving effect to such plan, the payment of related fees and expenses and the payment of the ACN Maximum Amount, to pay its debts as they become due and to finance the current and anticipated operating and capital requirements of its business, as reconstituted by such plan, for two years from the date any such plan is expected to be implemented.

     In connection with the 1998 Distribution, the Company and R.H. Donnelley will enter into an agreement whereby the Company will retain all potential liabilities arising from the IRI Action.

     Management is unable to predict at this time the final outcome of the IRI Action or whether the resolution of this matter could materially affect the Company's results of operations, cash flows or financial position.

               THE DUN & BRADSTREET CORPORATION AND SUBSIDIARIES

              (TABULAR AMOUNTS IN MILLIONS, EXCEPT PER SHARE DATA)

NOTE 14  SUPPLEMENTAL FINANCIAL DATA

     Other Current Assets:

                                                             AT DECEMBER 31,
                                                             ----------------
                                                              1997      1996
                                                             ------    ------
Deferred taxes.............................................  $ 67.1    $ 50.3
Prepaid expenses...........................................   200.0     136.0
Other......................................................     2.1       3.8
                                                             ------    ------
                                                             $269.2    $190.1
                                                             ======    ======

     Property, Plant and Equipment -- Net, carried at cost:

                                                             AT DECEMBER 31,
                                                             1997        1996
                                                           --------    --------
Buildings................................................   $203.1      $197.8
Machinery and equipment..................................    455.1       447.8
                                                            ------      ------
                                                             658.2       645.6
Less accumulated depreciation............................    398.6       364.4
                                                            ------      ------
                                                             259.6       281.2
Leasehold improvements, less: accumulated amortization of
  $52.6 and $48.0........................................     28.7        32.1
Land.....................................................     28.9        29.0
                                                            ------      ------
                                                            $317.2      $342.3
                                                            ======      ======

     Computer Software and Goodwill:

                                                           COMPUTER
                                                           SOFTWARE    GOODWILL
                                                           --------    --------
January 1, 1996..........................................   $ 80.1      $282.0
Additions at cost........................................     82.4         0.8
Amortization.............................................    (33.6)       (7.6)
Other deductions and reclassifications...................    (20.2)      (59.0)(1)
                                                            ------      ------
December 31, 1996........................................    108.7       216.2
Additions at cost........................................     68.7          --
Amortization.............................................    (50.6)       (5.1)
Other deductions and reclassifications...................      1.2       (16.5)(2)
                                                            ------      ------
December 31, 1997........................................   $128.0      $194.6
                                                            ======      ======

---------------
(1) Sale of ACI in 1996.

(2) Impact of foreign currency fluctuations.

                                                                    ADDITIONS
                                                         BALANCE    CHARGED TO                 BALANCE
                                                        BEGINNING   COSTS AND                  AT END
                                                        OF PERIOD    EXPENSES    DEDUCTIONS   OF PERIOD
                                                        ---------   ----------   ----------   ---------
Allowance for Doubtful Accounts:
  For the year ended December 31, 1997................    $26.5        $9.0        $ 3.9        $39.4
  For the year ended December 31, 1996................    $14.5        $7.2        $ 4.8        $26.5
  For the year ended December 31, 1995................    $15.4        $7.8        $(8.7)       $14.5

               THE DUN & BRADSTREET CORPORATION AND SUBSIDIARIES

              (TABULAR AMOUNTS IN MILLIONS, EXCEPT PER SHARE DATA)

                                                               YEARS ENDED DECEMBER 31,
                                                              --------------------------
                                                               1997      1996      1995
                                                              ------    ------    ------
Other Expense -- Net:
  Minority interest.........................................  $16.9     $33.4     $45.7
  Other.....................................................    2.8       5.1      (4.8)
                                                              -----     -----     -----
                                                              $19.7     $38.5     $40.9
                                                              =====     =====     =====

NOTE 15  SEGMENT INFORMATION

     The Company, operating in 38 countries, provides commercial credit and business marketing information, receivable management services, debt rating and financial information for investors. Intersegment sales are immaterial.

  Geographic Segments

                                                                  YEARS ENDED DECEMBER 31,
                                                              --------------------------------
                                                                1997        1996        1995
                                                              --------    --------    --------
OPERATING REVENUES:
  United States.............................................  $1,240.5    $1,187.2    $1,159.4
  Europe....................................................     467.6       481.7       465.8
  Other Non-U.S.............................................     102.9       113.6       110.1
                                                              --------    --------    --------
Total.......................................................  $1,811.0    $1,782.5    $1,735.3
                                                              ========    ========    ========
OPERATING INCOME (LOSS):
  United States(1)..........................................  $  396.4    $   41.8    $  220.5
  Europe(2).................................................       8.8        12.9         3.7
  Other Non-U.S. (3)........................................      (1.5)        2.5       (11.3)
                                                              --------    --------    --------
Total.......................................................     403.7        57.2       212.9
  Non-Operating Expense -- Net..............................     (71.3)      (71.2)      (68.0)
                                                              --------    --------    --------
Income from Continuing Operations before Provision for
  Income Taxes..............................................  $  332.4    $  (14.0)   $  144.9
                                                              ========    ========    ========
ASSETS:
  United States.............................................  $1,104.2    $1,011.8    $1,168.3
  Europe....................................................     583.6       660.0       774.1
  Other Non-U.S.............................................     101.7       123.0        50.3
  Discontinued Operations...................................     296.5       430.6     1,652.2
                                                              --------    --------    --------
Total.......................................................  $2,086.0    $2,225.4    $3,644.9
                                                              ========    ========    ========

---------------
(1) 1996 Operating Income included a loss on the sale of ACI of $68.2 million and reorganization costs of $161.2 million. 1995 included a fourth-quarter non-recurring charge of $167.0 million partially offset by gains on the sale of IDC of $90.0 million and the sale of warrants received in connection with the sale of Donnelley Marketing of $28.0 million.

(2) 1995 Operating Income included a fourth-quarter non-recurring charge of $8.4 million.

(3) 1995 Operating Loss included a fourth-quarter non-recurring charge of $13.1 million.

               THE DUN & BRADSTREET CORPORATION AND SUBSIDIARIES

              (TABULAR AMOUNTS IN MILLIONS, EXCEPT PER SHARE DATA)

NOTE 16.  QUARTERLY FINANCIAL DATA (UNAUDITED)

                                                                       THREE MONTHS ENDED
                                                         -----------------------------------------------
                                                         MARCH 31   JUNE 30   SEPTEMBER 30   DECEMBER 31     YEAR
                                                         --------   -------   ------------   -----------   --------
1997(1)(2)(3)
  Operating Revenues...................................  $ 436.4    $440.9       $447.8        $ 485.9     $1,811.0
                                                         -------    ------       ------        -------     --------
  Operating Income.....................................  $  77.9    $ 89.1       $ 97.8        $ 138.9     $  403.7
                                                         -------    ------       ------        -------     --------
  Income (Loss):
    Continuing Operations, Net of Income Taxes.........  $  36.5    $ 47.7       $ 54.6        $  80.2     $  219.0
    Discontinued Operations, Net of Income Taxes(4)....     (1.6)      6.3         30.6           56.7         92.0
                                                         -------    ------       ------        -------     --------
  Before Cumulative Effect of Accounting Changes.......     34.9      54.0         85.2          136.9        311.0
  Cumulative Effect of Accounting Changes, Net of
    Income Tax Benefit.................................   (127.0)       --           --             --       (127.0)
                                                         -------    ------       ------        -------     --------
  Net Income (Loss)....................................  $ (92.1)   $ 54.0       $ 85.2        $ 136.9     $  184.0
                                                         -------    ------       ------        -------     --------
  Basic Earnings (Loss) Per Share of Common Stock:
    Continuing Operations..............................  $  0.21    $ 0.28       $ 0.32        $  0.47     $   1.28
    Discontinued Operations............................    (0.01)     0.04         0.18           0.33         0.54
                                                         -------    ------       ------        -------     --------
    Before Cumulative Effect of Accounting Changes.....     0.20      0.32         0.50           0.80         1.82
    Cumulative Effect of Accounting Changes, Net of
      Income Tax Benefit...............................    (0.74)       --           --             --        (0.74)
                                                         -------    ------       ------        -------     --------
  Basic Earnings (Loss) Per Share of Common Stock......  $ (0.54)   $ 0.32       $ 0.50        $  0.80     $   1.08
                                                         -------    ------       ------        -------     --------
  Diluted Earnings (Loss) Per Share of Common Stock(5):
    Continuing Operations..............................  $  0.21    $ 0.28       $ 0.31        $  0.46     $   1.27
    Discontinued Operations............................    (0.01)     0.03         0.18           0.33         0.53
                                                         -------    ------       ------        -------     --------
    Before Cumulative Effect of Accounting Changes.....     0.20      0.31         0.49           0.79         1.80
    Cumulative Effect of Accounting Changes, Net of
      Income Tax Benefit...............................    (0.73)       --           --             --        (0.73)
                                                         -------    ------       ------        -------     --------
  Diluted Earnings (Loss) Per Share of Common Stock....  $ (0.53)   $ 0.31       $ 0.49        $  0.79     $   1.07
                                                         =======    ======       ======        =======     ========
1996(2)(3)
  Operating Revenues...................................  $ 429.7    $439.4       $442.1        $ 471.3     $1,782.5
                                                         -------    ------       ------        -------     --------
  Operating Income (Loss)(6)...........................  $  53.6    $ (2.4)      $ 54.8        $ (48.8)    $   57.2
                                                         -------    ------       ------        -------     --------
  Income (Loss):
    Continuing Operations, Net of Income Taxes.........  $  29.2    $(24.1)      $(12.7)       $(108.5)    $ (116.1)
    Discontinued Operations, Net of Income Taxes(7)....     35.6     (18.5)        63.5           (8.3)        72.3
                                                         -------    ------       ------        -------     --------
  Net Income (Loss)....................................  $  64.8    $(42.6)      $ 50.8        $(116.8)    $  (43.8)
                                                         =======    ======       ======        =======     ========
  Basic Earnings (Loss) Per Share of Common Stock(5):
    Continuing Operations..............................  $  0.17    $(0.14)      $(0.07)       $ (0.64)    $  (0.69)
    Discontinued Operations............................     0.21     (0.11)        0.37          (0.05)        0.43
                                                         -------    ------       ------        -------     --------
  Basic Earnings (Loss) Per Share of Common Stock......  $  0.38    $(0.25)      $ 0.30        $ (0.69)    $  (0.26)
                                                         =======    ======       ======        =======     ========
  Diluted Earnings (Loss) Per Share of Common Stock(5):
    Continuing Operations..............................  $  0.17    $(0.14)      $(0.07)       $ (0.64)    $  (0.69)
    Discontinued Operations............................     0.21     (0.11)        0.37          (0.05)        0.43
                                                         -------    ------       ------        -------     --------
  Diluted Earnings (Loss) Per Share of Common Stock....  $  0.38    $(0.25)      $ 0.30        $ (0.69)    $  (0.26)
                                                         =======    ======       ======        =======     ========

---------------
(1) In 1997, the Company changed its revenue recognition methods as discussed in
    Note 1. This resulted in a one-time non-cash cumulative effect charge of $127.0 million, after tax, effective January 1, 1997. As a result of this accounting change, results for the first three quarters of 1997 have been restated as follows: Revenue decreased by $3.6 million, increased by $6.8 million and decreased by $2.7 million; Operating Income decreased by $4.7 million, increased by $5.8 million and decreased by $3.8 million; Net Income
    (Loss) decreased by $130.0 million, increased by $3.8 million and decreased by $2.5 million, respectively.

               THE DUN & BRADSTREET CORPORATION AND SUBSIDIARIES

              (TABULAR AMOUNTS IN MILLIONS, EXCEPT PER SHARE DATA)

(2) In connection with the Company's adoption of SFAS No. 128, all prior-period earnings per share data were restated to reflect basic and diluted earnings per share.

(3) Results have also been reclassified to reflect R.H. Donnelley as discontinued operations.

(4) Income from Discontinued Operations included a $9.4 million pre-tax gain on the sale of P-East in the quarter ended December 31, 1997.

(5) The number of weighted average shares outstanding changes as common shares are issued for employee plans and other purposes or as shares are repurchased. For this reason, the sum of quarterly earnings per common share may not be the same as earnings per common share for the year.

(6) Operating Income (Loss) included reorganization costs of $1.4 million, $7.6 million, $18.9 million and $133.3 million incurred in the quarters ended March 31, June 30, September 30 and December 31, 1996, respectively, and loss on the sale of ACI of $63.8 million and $4.4 million for quarters ended June 30 and September 30, 1996, respectively.

(7) Income (Loss) from Discontinued Operations included a pre-tax loss on the sale of P-West of $25.0 million and $3.5 million in the quarters ended June 30 and September 30, 1996, respectively.

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Shareholder of The New Dun & Bradstreet Corporation:

     We have audited the accompanying balance sheet of The New Dun & Bradstreet Corporation, a wholly owned subsidiary of The Dun & Bradstreet Corporation, as of April 14, 1998. This financial statement is the responsibility of the management of The New Dun & Bradstreet Corporation. Our responsibility is to express an opinion on this financial statement based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the balance sheet is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosure in the balance sheet. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall balance sheet presentation. We believe that our audit of the balance sheet provides a reasonable basis for our opinion.

     In our opinion, the balance sheet referred to above presents fairly, in all material respects, the financial position of The New Dun & Bradstreet Corporation as of April 14, 1998, in conformity with generally accepted accounting principles.

                                          /s/ COOPERS & LYBRAND L.L.P.
                                          ------------------------------
                                          COOPERS & LYBRAND L.L.P.

New York, New York
April 15, 1998

                      THE NEW DUN & BRADSTREET CORPORATION

                                 BALANCE SHEET
                                 APRIL 14, 1998

                                     ASSETS

Cash........................................................  $10.00
                                                              ======

                      LIABILITIES AND SHAREHOLDER'S EQUITY

Common Stock, par value $0.01 per share; authorized -- 1,000 shares; issued and
  outstanding -- 1,000 shares...............................  $10.00
                                                              ======

                      THE NEW DUN & BRADSTREET CORPORATION

                         NOTES TO FINANCIAL STATEMENTS

NOTE 1.  ORGANIZATION

     On April 8, 1998, The New Dun & Bradstreet Corporation (the "Company") was incorporated under the General Corporation Law of the State of Delaware. The Company has the authority under its Certificate of Incorporation to issue 1,000 shares of common stock, par value $0.01 per share, one thousand shares of which were issued to The Dun & Bradstreet Corporation ("D&B") on April 14, 1998. The Company has no assets other than cash and has not commenced operations. The Company's activities to date have been solely related to its incorporation.

NOTE 2.  PROPOSED REORGANIZATIONS

     On December 17, 1997, the Board of Directors of D&B announced a plan to distribute the Common Stock of the Company to all holders of outstanding shares of Common Stock of D&B (the "Distribution"). Through a series of transactions to be effected prior to the Distribution, the businesses of Dun & Bradstreet Inc. and Moody's Investors Service will become part of the Company. After the Distribution, the Company will operate as an independent company providing commercial credit and business marketing information, receivable management services, debt rating and financial information for investors, in approximately 38 countries. In connection with the Distribution, application has been made to list the Common Stock on the New York Stock Exchange.

NOTE 3.  AMENDED CERTIFICATE OF INCORPORATION

     Prior to the date of the Distribution, the Company will file a Restated Certificate of Incorporation which will authorize the issuance of 420,000,000 shares of all classes of stock of which 10,000,000 shares will represent shares of preferred stock, par value $.01 per share, 400,000,000 shares will represent shares of Common Stock, par value $.01 per share, and 10,000,000 shares will represent shares of Series Common Stock, par value $.01 per share.

                              R.H. DONNELLEY INC.
        (A WHOLLY OWNED SUBSIDIARY OF THE DUN & BRADSTREET CORPORATION)

                      STATEMENTS OF OPERATIONS (UNAUDITED)

                                                                     THREE MONTHS
                                                                   ENDED MARCH 31,
                                                              --------------------------
                                                                 1998           1997
                                                                 ----           ----
                                                              (IN THOUSANDS, EXCEPT PER
                                                                     SHARE DATA)
Revenues....................................................   $ 24,344       $ 20,200
Expenses:
  Operating Expenses........................................      7,093          5,553
  General and Administrative................................     17,695         16,963
  Depreciation and Amortization.............................      4,952          5,416
                                                               --------       --------
          Total Expenses....................................     29,740         27,932
Income from Partnerships and Related Fees...................     25,642          5,442
                                                               --------       --------
          Operating Income..................................     20,246         (2,290)
Provision for (Benefit from) Income Taxes...................      8,098           (916)
                                                               --------       --------
          Net Income (Loss).................................   $ 12,148       $ (1,374)
                                                               ========       ========
Pro Forma Earnings Per Share
  Basic.....................................................   $   0.07       $  (0.01)
                                                               ========       ========
  Diluted...................................................   $   0.07       $  (0.01)
                                                               ========       ========
Shares Used in Computing Pro Forma Earnings Per Share
  Basic.....................................................    171,153        171,189
  Diluted...................................................    172,396        171,189

    The accompanying notes are an integral part of the financial statements.

                              R.H. DONNELLEY INC.
        (A WHOLLY OWNED SUBSIDIARY OF THE DUN & BRADSTREET CORPORATION)

                           BALANCE SHEETS (UNAUDITED)

                                                               MARCH 31,         DECEMBER 31,
                                                                  1998               1997
                                                              ------------      ---------------
                                                              (IN THOUSANDS, EXCEPT SHARE DATA)
Current Assets:
  Cash and Cash Equivalents.................................    $     17           $     32
  Accounts Receivable:
     Billed.................................................       1,605              5,208
     Unbilled...............................................     122,580            129,620
     Allowance for Doubtful Accounts........................      (5,657)            (4,014)
                                                                --------           --------
          Total Accounts receivable -- net..................     118,528            130,814
  Deferred Contract Costs...................................      16,645              6,944
  Other Current Assets......................................       1,530              4,950
                                                                --------           --------
          Total Current Assets..............................     136,720            142,740
  Property and Equipment -- net.............................      23,607             25,460
  Prepaid Pension Costs.....................................       9,530              9,530
  Computer Software -- net..................................      36,895             37,546
  Partnership Investments...................................     152,422            167,010
                                                                --------           --------
          Total Assets......................................    $359,174           $382,286
                                                                ========           ========
Current Liabilities:
  Accounts Payable..........................................    $    967           $  1,395
  Accrued and Other Current Liabilities.....................      49,560             58,070
                                                                --------           --------
          Total Current Liabilities.........................      50,527             59,465
  Postretirement and Postemployment Benefits................      12,920             12,920
  Deferred Income Taxes.....................................      34,456             34,456
  Other Liabilities.........................................      15,384             16,770
                                                                --------           --------
          Total Liabilities.................................     113,287            123,611
Commitments and Contingencies
Shareholder's Equity:
  Common Stock, No Par Value, 100 Shares Authorized; 100
     Shares Issued and Outstanding..........................      12,002             12,002
  Capital Surplus...........................................     101,032            101,032
  Retained Earnings.........................................     132,853            145,641
                                                                --------           --------
          Total Shareholders' Equity........................     245,887            258,675
                                                                --------           --------
          Total Liabilities and Shareholders' Equity........    $359,174           $382,286
                                                                ========           ========

    The accompanying notes are an integral part of the financial statements.

                              R.H. DONNELLEY INC.
        (A WHOLLY OWNED SUBSIDIARY OF THE DUN & BRADSTREET CORPORATION)

                      STATEMENTS OF CASH FLOWS (UNAUDITED)

                                                                  THREE MONTHS
                                                                ENDED MARCH 31,
                                                              --------------------
                                                                1998        1997
                                                                ----        ----
                                                                 (IN THOUSANDS)
Cash Flows from Operating Activities:
  Net Income................................................  $ 12,148    $ (1,374)
  Reconciliation of Net Income to Net Cash Provided by
     Operating Activities
     Depreciation and Amortization..........................     4,952       5,416
     Provision for Doubtful Accounts........................     1,262       1,104
     Cash Received in Excess of Income from Partnerships....    14,588      33,347
     Loss on Sale of Property and Equipment.................        37         483
     Net Decrease in Accounts Receivable....................    11,023      50,516
     Change in Other Current Assets.........................     3,420       4,731
     Change in Deferred Contract Costs......................    (9,701)    (28,434)
     Change in Accounts Payable, Accrued and Other Current
      Liabilities...........................................    (8,938)    (10,535)
     Change in Postretirement and Postemployment
      Liabilities...........................................        --       2,900
     Change in Other Liabilities............................    (1,386)       (450)
                                                              --------    --------
          Net Cash Provided by Operating Activities.........    27,405      57,704
                                                              --------    --------
Cash Flows from Investing Activities
  Additions to Property and Equipment.......................      (651)     (6,704)
  Additions to Computer Software............................    (1,834)     (1,986)
                                                              --------    --------
          Net Cash Used by Investing Activities.............    (2,485)     (8,690)
                                                              --------    --------
Cash Flows from Financing Activities
  Net Distributions to Parent...............................   (24,935)    (49,010)
                                                              --------    --------
          Net Cash Used by Financing Activities.............   (24,935)    (49,010)
                                                              --------    --------
  Increase (Decrease) in Cash and Cash Equivalents..........       (15)          4
Cash and Cash Equivalents, Beginning of Quarter.............        32          60
                                                              --------    --------
Cash and Cash Equivalents, End of Quarter...................  $     17    $     64
                                                              ========    ========

    The accompanying notes are an integral part of the financial statements.

                              R.H. DONNELLEY INC.
        (A WHOLLY OWNED SUBSIDIARY OF THE DUN & BRADSTREET CORPORATION)

                         NOTES TO FINANCIAL STATEMENTS
                                 (IN THOUSANDS)

1.  BACKGROUND AND BASIS OF PRESENTATION

     On December 17, 1997, the Board of Directors of The Dun & Bradstreet Corporation ("D&B") approved in principle a plan to separate into two publicly-traded companies -- R.H. Donnelley Corporation and The New Dun & Bradstreet Corporation ("New D&B"). The distribution ("Distribution") is the method by which D&B will distribute to its stockholders shares of New D&B Common Stock, which will represent a continuing interest in D&B's businesses to be conducted by New D&B. After the Distribution, D&B's only subsidiary will be R.H. Donnelley Inc. ("R.H. Donnelley").

     The financial statements reflect the financial position, results of operations, and cash flows of R.H. Donnelley as if R.H. Donnelley were a separate entity. The financial statements of R.H. Donnelley include allocations of certain D&B corporate headquarters assets, liabilities and expenses relating to R.H. Donnelley's businesses that will be transferred to R.H. Donnelley from D&B. Management believes these allocations are reasonable. However, the costs of these services and benefits charged to R.H. Donnelley are not necessarily indicative of the costs that would have been incurred if R.H. Donnelley had performed or provided these functions as a separate entity.

     These interim financial statements have been prepared in accordance with the instructions to Form 10-Q and should be read in conjunction with the financial statements and related notes of R.H. Donnelley for the year ended December 31, 1997 included in this Information Statement. The results of interim periods are not necessarily indicative of results for the full year or any subsequent period. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation of financial position, results of operations and cash flows at the dates and for the periods presented have been included.

2.  RECONCILIATION OF SHARES USED IN COMPUTING PRO FORMA EARNINGS PER SHARE

                                                               1998       1997
                                                               ----       ----
Weighted average number of shares -- basic..................  171,153    171,189
Effect of potentially dilutive stock options................    1,243         --
Weighted average number of shares -- diluted................  172,396    171,189

     As required by SFAS No. 128, R.H. Donnelley has provided a reconciliation of basic weighted average shares to diluted weighted average shares within the table outlined above. The conversion of diluted shares has no impact on operating results. For 1997, the effect of potentially diluted stock options would be antidilutive and have not been included in the calculation. R.H. Donnelley's options generally expire 10 years after the initial grant date.

3.  COMPREHENSIVE INCOME

     Effective January 1, 1998, R.H. Donnelley adopted SFAS No. 130, "Reporting Comprehensive Income". This statement requires that all items recognized under accounting standards as components of comprehensive earnings be reported in a financial statement for the period in which they are recognized and displayed with the same prominence as other financial statements. There were no additional components of comprehensive income and, as a result, R.H. Donnelley's total comprehensive income for the three month period ended March 31, 1998 and 1997 were equal to net income for those periods.

4.  COMMITMENT

     In connection with the Distribution, R.H. Donnelley will borrow $350 million under a New Credit Facility (the "New Credit Facility") and will issue $150 million of senior subordinated notes. The net

                              R.H. DONNELLEY INC.
        (A WHOLLY OWNED SUBSIDIARY OF THE DUN & BRADSTREET CORPORATION)

                    NOTES TO FINANCIAL STATEMENTS, CONTINUED
                                 (IN THOUSANDS)

proceeds of the offering of the notes, along with R.H. Donnelley's anticipated borrowings under the New Credit Facility, will be used (i) to repay indebtedness of D&B, primarily commercial paper, (ii) to pay costs and expenses related to the Distribution and (iii) to repay indebtedness of D&B to subsidiaries which, following the Distribution, will be subsidiaries of New D&B.

5.  LITIGATION

     On July 29, 1996, Information Resources, Inc. ("IRI") filed a complaint in the United States District Court for the Southern District of New York, naming as defendants D&B, A.C. Nielsen Company and IMS International Inc. (the "IRI Action"). New D&B will assume and indemnify R.H. Donnelley against any payments to be made by R.H. Donnelley in respect to the IRI Action under the 1996 Distribution Agreement, under the Indemnity and Joint Defense Agreement or otherwise, including any ongoing legal fees and expenses related thereto.

     In the normal course of business, R.H. Donnelley is subject to proceedings, lawsuits and other claims. In the opinion of R.H. Donnelley's management, the outcome of such current legal proceedings, claims and litigation will not materially affect R.H. Donnelley's financial position or results of operations.

6.  DONTECH PARTNERSHIPS

     In 1991, R.H. Donnelley formed a general partnership with Ameritech Corporation ("Ameritech"), the DonTech Partnership ("DonTech I"). Prior to August 1997, DonTech I published various directories, solicited advertising, and manufactured and delivered directories in Illinois and Northwest Indiana. During August 1997, R.H. Donnelley signed a series of agreements with Ameritech changing the structure of the existing partnership. A new partnership was formed ("DonTech II" and, together with DonTech I, "DonTech" or the "DonTech Partnerships") appointing DonTech the exclusive agent in perpetuity for yellow page directories published by Ameritech in Illinois and Northwest Indiana.

     The following are summarized combined financial information (unaudited) of the DonTech Partnerships:

                                                              THREE MONTHS
                                                                 ENDED
                                                               MARCH 31,
                                                           ------------------
                                                            1998       1997
                                                            ----       ----
Gross Revenues...........................................  $91,542    $10,900
Operating Income.........................................  $58,556    $   300
Net Income Before Taxes..................................  $58,556    $   300

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Shareholder of R.H. Donnelley Inc.:

     We have audited the accompanying balance sheets of R.H. Donnelley Inc. (formerly known as The Reuben H. Donnelley Corporation and a wholly owned subsidiary of the The Dun & Bradstreet Corporation) at December 31, 1997 and 1996, and the related statements of operations, shareholder's equity and cash flows for each of the years in the three year period ended December 31, 1997. These financial statements are the responsibility of R.H. Donnelley Inc.'s management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and the significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of R.H. Donnelley Inc. at December 31, 1997 and 1996, and the results of its operations and cash flows for each of the years in the three year period ended December 31, 1997, in conformity with generally accepted accounting principles.

                                          /s/ COOPERS & LYBRAND L.L.P.
                                          ------------------------------
                                          COOPERS & LYBRAND L.L.P.

New York, New York
March 31, 1998

                              R.H. DONNELLEY INC.
        (A WHOLLY OWNED SUBSIDIARY OF THE DUN & BRADSTREET CORPORATION)

                            STATEMENTS OF OPERATIONS

                                                                    YEAR ENDED DECEMBER 31,
                                                             --------------------------------------
                                                                1997          1996          1995
                                                             ----------    ----------    ----------
                                                             (IN THOUSANDS, EXCEPT PER SHARE DATA)
Revenues...................................................   $239,865      $270,029      $312,940
Expenses:
  Operating Expenses.......................................    132,278       135,500       157,559
  General and Administrative...............................     81,089        83,803        75,754
  Depreciation and Amortization............................     21,930        16,229        16,322
  Restructuring Charges....................................         --            --        17,690
                                                              --------      --------      --------
          Total Expenses...................................    235,297       235,532       267,325
Income from Partnerships and Related Fees..................    130,171       132,945       137,180
                                                              --------      --------      --------
          Operating Income.................................    134,739       167,442       182,795
Gain (Loss) on Dispositions................................      9,412       (28,500)           --
                                                              --------      --------      --------
          Income Before Provision for Income Taxes.........    144,151       138,942       182,795
Provision for Income Taxes.................................     59,246        60,857        74,398
                                                              --------      --------      --------
          Net Income.......................................   $ 84,905      $ 78,085      $108,397
                                                              ========      ========      ========
Pro Forma Earnings Per Share:
  Basic....................................................   $   0.50      $   0.46      $   0.64
                                                              ========      ========      ========
  Diluted..................................................   $   0.50      $   0.46      $   0.64
                                                              ========      ========      ========
Shares Used in Computing Pro Forma Earnings Per Share:
  Basic....................................................    170,765       170,017       169,522
  Diluted..................................................    171,065       170,289       169,883

    The accompanying notes are an integral part of the financial statements.

                              R.H. DONNELLEY INC.
        (A WHOLLY OWNED SUBSIDIARY OF THE DUN & BRADSTREET CORPORATION)

                                 BALANCE SHEETS

                                                                   DECEMBER 31,
                                                              ----------------------
                                                                1997         1996
                                                              ---------    ---------
                                                              (IN THOUSANDS, EXCEPT
                                                                   SHARE DATA)
                                       ASSETS
CURRENT ASSETS:
  Cash and Cash Equivalents.................................  $     32     $     60
  Accounts Receivable:
     Billed.................................................     5,208       21,322
     Unbilled...............................................   129,620      143,443
     Allowance for Doubtful Accounts........................    (4,014)     (11,607)
                                                              --------     --------
          Total Accounts Receivable -- net..................   130,814      153,158
  Deferred Contract Costs...................................     6,944       17,301
  Other Current Assets......................................     4,950       13,630
                                                              --------     --------
          Total Current Assets..............................   142,740      184,149
  Property and Equipment -- net.............................    25,460       30,752
  Prepaid Pension Costs.....................................     9,530       10,329
  Computer Software -- net..................................    37,546       40,050
  Partnership Investments...................................   167,010      233,706
  Other Non-Current Assets..................................        --        3,207
                                                              --------     --------
          Total Assets......................................  $382,286     $502,193
                                                              ========     ========
                        LIABILITIES AND SHAREHOLDER'S EQUITY
CURRENT LIABILITIES:
  Accounts Payable..........................................  $  1,395     $    785
  Accrued and Other Current Liabilities.....................    58,070       57,764
                                                              --------     --------
          Total Current Liabilities.........................    59,465       58,549
  Postretirement and Postemployment Benefits................    12,920       10,020
  Deferred Income Taxes.....................................    34,456       53,990
  Other Liabilities.........................................    16,770          450
                                                              --------     --------
          Total Liabilities.................................   123,611      123,009
Commitments and Contingencies
SHAREHOLDER'S EQUITY:
  Common Stock, No Par Value, 100 Shares Authorized; 100
     Shares Issued and Outstanding..........................    12,002       12,002
  Capital Surplus...........................................   101,032      101,032
  Retained Earnings.........................................   145,641      266,150
                                                              --------     --------
          Total Shareholder's Equity........................   258,675      379,184
                                                              --------     --------
          Total Liabilities and Shareholder's Equity........  $382,286     $502,193
                                                              ========     ========

    The accompanying notes are an integral part of the financial statements.

                              R.H. DONNELLEY INC.
        (A WHOLLY OWNED SUBSIDIARY OF THE DUN & BRADSTREET CORPORATION)

                            STATEMENTS OF CASH FLOWS

                                                                YEARS ENDED DECEMBER 31,
                                                            ---------------------------------
                                                              1997         1996        1995
                                                            ---------    --------    --------
                                                                     (IN THOUSANDS)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net Income..............................................  $  84,905    $ 78,085    $108,397
  Reconciliation of Net Income to Net Cash Provided by
     Operating Activities:
     Depreciation and Amortization........................     21,930      16,229      16,322
     Provision for Doubtful Accounts......................     11,815      11,743      10,861
     (Gain) Loss from Sales of Businesses.................     (9,412)     28,500          --
     Cash Received in Excess of (Less Than) Income from
       Partnerships.......................................     62,540     (18,593)    (11,609)
     Loss on Sale of Property, Plant and Equipment........      1,551         724       1,149
     Net Increase in Accounts Receivable..................    (37,519)     (5,616)    (11,000)
     Change in Other Current Assets.......................      8,460       6,709      (1,715)
     Change in Deferred Contracts Costs...................     (6,746)     (8,403)        262
     Change in Accounts Payable, Accrued and Other Current
       Liabilities........................................    (38,993)    (26,781)      7,396
     Change in Postretirement and Postemployment
       Liabilities........................................      2,900      (5,100)      4,120
     Change in Other Liabilities..........................     16,320          --         450
     Change in Deferred Income Taxes......................    (19,534)     23,586      11,969
     Other................................................      1,437        (545)         --
                                                            ---------    --------    --------
          Net Cash Provided by Operating Activities.......     99,654     100,538     136,602
                                                            ---------    --------    --------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Proceeds from Sale of Businesses........................    122,000      21,368          --
  Additions to Property and Equipment.....................     (9,078)    (15,965)    (19,289)
  Additions to Computer Software..........................     (7,190)    (21,859)    (23,723)
                                                            ---------    --------    --------
          Net Cash (Used In) Provided by Investing
            Activities....................................    105,732     (16,456)    (43,012)
                                                            ---------    --------    --------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Net Distributions to D&B................................   (205,414)    (85,466)    (92,146)
                                                            ---------    --------    --------
          Net Cash Used In Financing Activities...........   (205,414)    (85,466)    (92,146)
                                                            ---------    --------    --------
          Increase (Decrease) in Cash and Cash
            Equivalents...................................        (28)     (1,384)      1,444
Cash and Cash Equivalents, Beginning of Year..............         60       1,444          --
                                                            ---------    --------    --------
Cash and Cash Equivalents, End of Year....................  $      32    $     60    $  1,444
                                                            =========    ========    ========

    The accompanying notes are an integral part of the financial statements.

                              R.H. DONNELLEY INC.
        (A WHOLLY OWNED SUBSIDIARY OF THE DUN & BRADSTREET CORPORATION)

                 STATEMENTS OF CHANGES IN SHAREHOLDER'S EQUITY

                                                            YEAR ENDED DECEMBER 31,
                                           ---------------------------------------------------------
                                               COMMON                                      TOTAL
                                                STOCK         CAPITAL     RETAINED     SHAREHOLDER'S
                                           (NO PAR VALUE)     SURPLUS     EARNINGS        EQUITY
                                           ---------------    --------    ---------    -------------
                                                                (IN THOUSANDS)
BALANCE, JANUARY 1, 1995.................      $12,002        $101,032    $ 257,280      $ 370,314
Net Income...............................                                   108,397        108,397
Net Distributions to D&B.................                                   (92,146)       (92,146)
                                               -------        --------    ---------      ---------
BALANCE, DECEMBER 31, 1995...............       12,002         101,032      273,531        386,565
                                               -------        --------    ---------      ---------
Net Income...............................                                    78,085         78,085
Net Distributions to D&B.................                                   (85,466)       (85,466)
                                               -------        --------    ---------      ---------
BALANCE, DECEMBER 31, 1996...............       12,002         101,032      266,150        379,184
                                               -------        --------    ---------      ---------
Net Income...............................                                    84,905         84,905
Net Distributions to D&B.................                                  (205,414)      (205,414)
                                               -------        --------    ---------      ---------
BALANCE, DECEMBER 31, 1997...............      $12,002        $101,032    $ 145,641      $ 258,675
                                               =======        ========    =========      =========

    The accompanying notes are an integral part of the financial statements.

                              R.H. DONNELLEY INC.
        (A WHOLLY OWNED SUBSIDIARY OF THE DUN & BRADSTREET CORPORATION)

                         NOTES TO FINANCIAL STATEMENTS
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

1.  BACKGROUND AND BASIS OF PRESENTATION

     On December 17, 1997, the Board of Directors of The Dun & Bradstreet Corporation ("D&B") approved in principle a plan to separate into two publicly-traded companies -- R.H. Donnelley Corporation and The New Dun & Bradstreet Corporation ("New D&B"). The distribution ("Distribution") is the method by which D&B will distribute to its stockholders shares of New D&B Common Stock, which will represent a continuing interest in D&B's businesses to be conducted by New D&B. After the Distribution, D&B's only subsidiary will be R.H. Donnelley Inc. ("R.H. Donnelley"). Shares of D&B Common Stock held by D&B stockholders will represent a continuing ownership interest in R.H. Donnelley. In connection with the Distribution, D&B will change its name to "R.H. Donnelley Corporation" and therefore from and after the Distribution, D&B Common Stock will be R.H. Donnelley Corporation Common Stock and New D&B will change its name to "The Dun & Bradstreet Corporation." D&B has received a ruling from the Internal Revenue Service to the effect that the Distribution will be tax-free for Federal income tax purposes. Due to the relative significance of D&B to R.H. Donnelley, the transaction will be accounted for as a reverse spin-off. Historically R.H. Donnelley has operated through a number of long-term strategic alliances with affiliates of Ameritech, Bell Atlantic, Sprint and with other smaller local telephone service providers or yellow pages publishers acting as publisher, partner or sales agent based on its contractual business relationships. The Ameritech relationship has no expiration date, the Sprint and Bell Atlantic contracts expire in 2004 and 2005, respectively. R.H. Donnelley's revenue and cash flow is principally derived from commissions received from the sale of advertisements placed in yellow pages directories. In addition, R.H. Donnelley also receives revenue for publishing services such as advertisement creation and database management on a negotiated fee basis.

     R.H. Donnelley was incorporated on August 9, 1961 with 100 shares of Common Stock authorized, and outstanding with no par value, all of which are owned by D&B. R.H. Donnelley provides sales, marketing and publishing services for yellow pages and other directory products and is the largest independent marketer of yellow pages advertising in the United States. R.H. Donnelley will retain all the assets and liabilities related to the yellow pages and other directory product sales, marketing and publishing service businesses after the Distribution.

     The financial statements reflect the financial position, results of operations, and cash flows of R.H. Donnelley as if it were a separate entity for all periods presented. The financial statements include allocations of certain D&B corporate headquarters assets (including prepaid pension assets) and liabilities (including postretirement benefits), and expenses (including cash management, legal, accounting, tax, employee benefits, insurance services, data services and other D&B corporate overhead) relating to R.H. Donnelley's businesses that will be transferred to R.H. Donnelley from D&B. Management believes these allocations are reasonable. However, the costs of these services and benefits charged to R.H. Donnelley are not necessarily indicative of the costs that would have been incurred if R.H. Donnelley had performed or provided these functions as a separate entity.

     The financial information included herein may not necessarily reflect the results of operations, financial position, changes in shareholder's equity and cash flows of R.H. Donnelley in the future or what they would have been had it been a separate, stand-alone entity during the periods presented.

     For purposes of governing certain of the ongoing relationships between R.H. Donnelley and D&B after the Distribution and to provide for orderly transition, R.H. Donnelley and D&B will enter into various agreements including a Distribution Agreement, Tax Allocation Agreement, Employee Benefits Agreement, Shared Transaction Services Agreements, Intellectual Property Agreement, Data Services Agreements, and Transition Services Agreements. Summaries of these agreements are set forth elsewhere in this Information Statement.

                              R.H. DONNELLEY INC.
        (A WHOLLY OWNED SUBSIDIARY OF THE DUN & BRADSTREET CORPORATION)

                    NOTES TO FINANCIAL STATEMENTS, CONTINUED
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Cash and Cash Equivalents

     Cash equivalents include highly liquid investments with a maturity of less than three months at the time of acquisition.

  Property and Equipment

     Machinery and equipment are depreciated over their estimated useful lives using principally the straight-line method. Estimated useful lives are five years for machinery and equipment, ten years for furniture and fixtures, and three to five years for computer equipment. Leasehold improvements are amortized on a straight-line basis over the shorter of the term of the lease or the estimated useful life of the improvement.

  Capitalized Software Costs

     Certain direct costs incurred for computer software to meet the internal needs of R.H. Donnelley are capitalized. These costs are amortized on a straight-line basis, over five years.

  Long-Lived Assets

     R.H. Donnelley adopted the provisions of Statement of Financial Accounting Standards ("SFAS") No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of" ("SFAS No. 121") in 1995. This statement requires that long-lived assets and certain identifiable intangibles held and used by an entity be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. In general, this statement requires recognition of an impairment loss when the sum of undiscounted expected future cash flows is less than the carrying amount of such assets. The measurement for such an impairment loss is then based on the fair value of the asset.

  Revenue Recognition

     R.H. Donnelley recognizes revenue as earned, which is based on contractual relationships. For relationships where R.H. Donnelley acts as a sales agent, revenue is comprised of sales commissions and is recognized upon execution of contracts for the sale of advertising. For relationships where R.H. Donnelley is the publisher, revenues are recognized when directories are published. Publishing services are recognized throughout the year as the services are performed.

  Income from Partnerships and Related Fees

     R.H. Donnelley has significant influence, but not a controlling interest over its partnerships and accounts for them under the equity method of accounting. Income from partnerships represent R.H. Donnelley's share of the profits generated by the DonTech Partnerships, the Cendon Partnership and the C-Don Partnership with Commonwealth Telephone Company during 1997, 1996 and 1995, and of the UniDon Partnership with United Telephone Company during 1995. Other related fees represents R.H. Donnelley's revenue participation earnings in 1997 from APIL Partners Partnership ("APIL"), a subsidiary of Ameritech Corporation.

  Unbilled Receivables

     For sales agency relationships, unbilled receivables represent revenues earned from the sale of advertising in directories that are scheduled to be published by the publisher. These receivables will be billed upon

                              R.H. DONNELLEY INC.
        (A WHOLLY OWNED SUBSIDIARY OF THE DUN & BRADSTREET CORPORATION)

                    NOTES TO FINANCIAL STATEMENTS, CONTINUED
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

directory publication in accordance with contractual provisions. For businesses where R.H. Donnelley is the publisher, unbilled receivables represent revenues earned on published directories. Customers are billed ratably over the life of the directories, generally 12 months.

  Income Taxes

     R.H. Donnelley has been included in the Federal and certain state income tax returns of D&B. The provision for income taxes in the financial statements has been calculated on a separate-company basis; income taxes paid on behalf of R.H. Donnelley by D&B are included in equity. After the Distribution, R.H. Donnelley will file separate income tax returns.

  Concentration of Credit Risk

     R.H. Donnelley maintains significant accounts receivable balances from its relationships with affiliates of Ameritech, Bell Atlantic and with the CenDon Partnership.

  Deferred Contract Costs

     Direct costs incurred by R.H. Donnelley as publisher are deferred until these directories are published. Direct costs on contracts for which R.H. Donnelley is a sales agent are expensed in the year in which they are incurred.

  Contract Fees

     All costs associated with the renegotiation and extension of contracts are expensed when incurred.

  Financial Instruments

     At December 31, 1997, R.H. Donnelley's financial instruments included cash, receivables, and accounts payable. At December 31, 1997, the fair values of cash, receivables and accounts payable approximated carrying values because of the short-term nature of these instruments.

  Pro Forma Earnings Per Share of Common Stock

     In 1997, R.H. Donnelley adopted SFAS No. 128, "Earnings Per Share." Basic earnings per share are calculated by dividing net income by D&B's historical weighted average common shares outstanding, reflecting the one-for-one distribution ratio. Diluted earnings per share are calculated by dividing net income by the sum of D&B's historical weighted average common shares outstanding and potentially dilutive R.H. Donnelley common shares. Potentially dilutive common shares are calculated in accordance with the treasury stock method, which assumes that proceeds from the exercise of all employee options are used to repurchase common stock at market value. The amount of shares remaining after the proceeds are exhausted represent the potentially dilutive effect of the options.

  Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses and the disclosure of contingent assets and liabilities. Actual results could differ from those estimates. Estimates are used in the determination of allowances for doubtful accounts, depreciation and amortization, computer software, employee benefit plans, taxes and contingencies among others.

                              R.H. DONNELLEY INC.
        (A WHOLLY OWNED SUBSIDIARY OF THE DUN & BRADSTREET CORPORATION)

                    NOTES TO FINANCIAL STATEMENTS, CONTINUED
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

3.  RECONCILIATION OF SHARES USED IN COMPUTING PRO FORMA EARNINGS PER SHARE

                                                               1997       1996       1995
                                                              -------    -------    -------
Weighted average number of shares -- basic..................  170,765    170,017    169,522
Effect of potentially dilutive stock options as of year
  end.......................................................      300        272        361
                                                              -------    -------    -------
Weighted average number of shares -- diluted................  171,065    170,289    169,883
                                                              =======    =======    =======

     As required by SFAS No. 128, R.H. Donnelley has provided a reconciliation of basic weighted average shares to diluted weighted average shares within the table outlined above. The conversion of dilutive shares has no impact on operating results. The R.H. Donnelley's options generally expire 10 years after the initial grant date.

4.  NON-RECURRING ITEMS

  Sale of Businesses

     In 1997, included in the operating results was a pretax gain of $9,412, related to the sale of its East Coast proprietary operations ("P-East"). In connection with the sale of the P-East business, R.H. Donnelley has accrued for the continuing obligation to provide publishing service through the year 2002.

     The 1996 results reflect a pre-tax charge of $28,500, incurred as a result of the sale of the West Coast proprietary operations ("P-West").

  Restructuring

     In 1995, R.H. Donnelley recorded a restructuring charge of $17,690 in connection with the closing of the Terre Haute publishing facility. R.H. Donnelley moved its publishing operations from Terre Haute, Indiana to Raleigh, North Carolina. The restructuring charge was recorded to cover fixed asset write-offs, severance, legal costs, publishing costs, and advertising claims. At December 31, 1997, no restructuring reserve remains.

5.  PARTNERSHIPS

  DonTech

     In 1991, R.H. Donnelley formed a general partnership with Ameritech Corporation ("Ameritech"), the DonTech Partnership ("DonTech I"). Prior to August 1997, DonTech I published various directories, solicited advertising, and manufactured and delivered directories in Illinois and Northwest Indiana. Under this agreement, R.H. Donnelley's share in DonTech I declined 1% each year between 1995 and 1997, from 55% to 53%. In August 1997, R.H. Donnelley signed a series of agreements with Ameritech changing the structure of the existing partnership. A new partnership was formed ("DonTech II" and, together with DonTech I, "DonTech" or the "DonTech Partnerships") appointing DonTech the exclusive sales agent in perpetuity for yellow page directories published by Ameritech in Illinois and Northwest Indiana. Under the new sales agency partnership of which R.H. Donnelley receives a 50% share of the profits, DonTech performs the advertising sales function for the directories and earns a commission while APIL serves as the directories publisher. R.H. Donnelley receives an ongoing revenue participation fee from APIL in exchange for exclusive publishing rights. R.H. Donnelley receives payments directly from APIL for publishing services pursuant to a contract valid through the year 2003.

     R.H. Donnelley recognized equity earnings of $64,618, $121,354, and $125,578 from the DonTech partnership during 1997, 1996, and 1995, respectively. In addition, R.H. Donnelley recognized Revenue

                              R.H. DONNELLEY INC.
        (A WHOLLY OWNED SUBSIDIARY OF THE DUN & BRADSTREET CORPORATION)

                    NOTES TO FINANCIAL STATEMENTS, CONTINUED
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

Participation earnings from APIL of $51,610 during 1997. Together, they represent 86%, 72% and 69% of R.H. Donnelley's operating income for the three years ended December 31, 1997, respectively.

     R.H. Donnelley's investment in DonTech was $151,979 and $215,373 at December 31, 1997 and 1996, respectively.

  CenDon

     R.H. Donnelley has a partnership, the CenDon Partnership ("CenDon") with the Sprint Corporation ("Sprint") through a subsidiary of Sprint. R.H. Donnelley has a 50% interest in CenDon which publishes directories in selected Sprint markets in Nevada, Florida, Virginia and North Carolina. R.H. Donnelley earns a 50% share of CenDon's income. R.H. Donnelley provides sales and publishing services for the CenDon partnership. The partnership is billed upon the publication of each directory based on a contractual rate for sales and is billed pro rata during the year for publishing for services based on a contractual fee. Sales and publishing services revenue for R.H. Donnelley were $35,126, $32,258, and $29,800 for 1997, 1996 and 1995, respectively. The CenDon partnership agreement extends until 2004. RHD recognized equity earnings of $12,219, $9,695 and $9,451 from the CenDon partnership during 1997, 1996 and 1995, respectively. RHD's investment in CenDon was $15,031 and $15,902 at December 31, 1997 and 1996, respectively.

6.  OTHER TRANSACTIONS WITH AFFILIATES

     D&B uses a centralized cash management system to finance its operations. Cash deposits from the R.H. Donnelley's businesses are transferred to D&B on a daily basis and D&B funds the R.H. Donnelley's disbursement bank accounts as required. No interest has been charged on these transactions

     D&B provided certain centralized services (see Note 1 to the financial statements) to R.H. Donnelley. Expenses related to these services were allocated to R.H. Donnelley based on utilization of specific services or, where an estimate could not be determined, based on R.H. Donnelley's revenues in proportion to D&B's total revenues. Management believes these allocation methods are reasonable. However, the costs of these services and benefits charged to R.H. Donnelley are not necessarily indicative of the costs that would have been incurred if R.H. Donnelley had performed or provided these services as a separate entity. These allocations were $21,531, $18,626 and $24,111 in 1997, 1996, and 1995 respectively, and are included in operating expenses and general and administrative expenses in the Statement of Operations. Amounts due to D&B for these expenses are included in equity.

     Net distributions to D&B, included in equity, includes net cash transfers third party liabilities paid on behalf of R.H. Donnelley by D&B, amounts due to/from D&B for services and other charges. No interest has been charged on these intercompany transactions.

                              R.H. DONNELLEY INC.
        (A WHOLLY OWNED SUBSIDIARY OF THE DUN & BRADSTREET CORPORATION)

                    NOTES TO FINANCIAL STATEMENTS, CONTINUED
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

7.  COMMITMENTS AND CONTINGENCIES

     Certain of the R.H. Donnelley's operations are conducted from leased facilities, which are under operating leases. Rent expense under real estate operating leases for the years 1997, 1996, and 1995 was $8,612, $9,482 and $10,068, respectively. The approximate minimum rent for real estate operating leases that have remaining noncancelable lease terms in excess of one year at December 31, 1997, are:

1998.......................................................   $8,031
1999.......................................................    6,325
2000.......................................................    5,365
2001.......................................................    4,874
2002.......................................................    5,030
Thereafter.................................................   27,742
                                                             -------
          Total............................................  $57,367
                                                             =======

     R.H. Donnelley also leases certain computer and other equipment under operating leases. Rent expense under computer and other equipment leases was $2,245, $1,762 and $1,072 for 1997, 1996, and 1995 respectively. At December 31,
1997 the approximate minimum annual rental obligation for computer and other equipment under operating leases that have remaining noncancelable lease terms in excess of one year is not significant.

     On July 29, 1996, Information Resources, Inc. ("IRI") filed a complaint in the United States district court for the Southern district of New York, having as defendant D&B, A.C. Nielson Company, and IMS International Inc. ("the IRI Action"). New D&B will assume and indemnify R.H. Donnelley against any payments to be made by R.H. Donnelley in respect to the IRI Action under the Distribution Agreement, under the Indemnity and Joint Defense Agreement or otherwise, including any ongoing legal fees and expenses related thereto.

     In the normal course of business, R.H. Donnelley is subject to proceedings, lawsuits and other claims. In the opinion of R.H. Donnelley management, the outcome of such current legal proceedings, claims and litigation will not materially affect R.H. Donnelley's financial position or results of operations.

8.  PENSION AND POSTRETIREMENT BENEFITS

     Upon the Distribution, R.H. Donnelley will assume responsibility for pension benefits for active employees of R.H. Donnelley, DonTech active employees and DonTech vested terminated employees with benefits under the D&B Retirement Plan. The responsibility for R.H. Donnelley retirees and vested terminated employees prior to the Distribution will remain with New D&B. R.H. Donnelley will assume responsibility for postretirement benefits for active employees of R.H. Donnelley and a portion of the cost of postretirement benefits for certain DonTech employees. An allocation of assets and liabilities related to active employee benefits has been included in the financial statements.

     Pension

     R.H. Donnelley participates in D&B's defined benefit pension plan covering substantially all employees. Effective January 1, 1997, the D&B Retirement Plan was amended to provide retirement income based on a percentage of annual compensation, rather than final pay. R.H. Donnelley accounts for the plan as a multi-employer plan. Accordingly, RHD has recorded pension costs as allocated by D&B totaling $996, $1,082, and

                              R.H. DONNELLEY INC.
        (A WHOLLY OWNED SUBSIDIARY OF THE DUN & BRADSTREET CORPORATION)

                    NOTES TO FINANCIAL STATEMENTS, CONTINUED
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

$1,077 for the years 1997, 1996 and 1995, respectively. The assumptions of the multi-employer plan are described below.

     The weighted average expected long-term rate of return on pension plan assets was 9.70% for 1997 and 9.75% for 1996, and 1995. At December 31, 1997 and 1996, the projected benefit obligations were determined using weighted average discount rates of 7.01% and 7.77%, respectively, and weighted average rates of increase in future compensation levels of 4.46% and 5.15%, respectively. Plan assets are invested in diversified portfolios that consist primarily of equity and debt securities.

     Savings Plan

     Certain employees of R.H. Donnelley are also eligible to participate in the D&B sponsored defined contribution plan. RHD makes a matching contribution of up to 50% of employees' contribution based on specified limits of the employee's salary. R.H. Donnelley's expense related to this plan was $2,243, $2,268, and $3,288 for the years 1997, 1996 and 1995, respectively.

  Postretirement Benefits

     In addition to providing pension benefits, D&B provides various health-care and life-insurance benefits for retired employees. Employees are eligible for these benefits if they reach normal retirement age while working for R.H. Donnelley.

     R.H. Donnelley accounts for the plan as a multi-employer plan. Accordingly, R.H. Donnelley has recorded postretirement benefits costs as allocated by D&B totaling $1,724, $1,873, and $1,864 for the years 1997, 1996 and 1995. The assumption used for the multi-employer plan follows.

     The accumulated postretirement benefits obligation at December 31, 1997 and 1996, was determined using discount rates of 7.0% and 7.75%, respectively. The assumed rate of future increases in per capita cost of covered health-care benefits is 7.3% in 1998, decreasing gradually to 5.0% for the year 2021 and remaining constant thereafter.

9.  EMPLOYEE STOCK OPTION PLANS

     Under D&B's Key Employees Stock Option Plans, certain employees of R.H. Donnelley are eligible for the grant of stock options, stock appreciation rights and limited stock appreciation rights in tandem with stock options. These awards are granted at the market price on the date of the grant.

     Immediately following the Distribution, outstanding awards under the post-Distribution D&B Key Employees Stock Option Plans held by R.H. Donnelley employees will be adjusted to have the same ratio of the exercise price per option to the market value per share, the same aggregate difference between market value and exercised price and the same vesting provisions, option periods and other terms and conditions applicable prior to the Distribution.

     In October 1995, the FASB issued SFAS No. 123, "Accounting for Stock-Based Compensation", which requires that companies with stock-based compensation plans either recognize compensation expense based on the fair value of options granted or continue to apply the existing accounting rules and disclose pro forma net income and earnings per share assuming the fair value method had been applied. R.H. Donnelley has chosen to continue applying Accounting Principles Board Opinion No. 25 and related interpretations in accounting for its plans. Accordingly, no compensation cost has been recognized for the fixed stock option plans. Had compensation cost for R.H. Donnelley's stock-based compensation plans been determined based on the fair value at the grant dates for awards to R.H. Donnelley's employees under those plans, consistent with the

                              R.H. DONNELLEY INC.
        (A WHOLLY OWNED SUBSIDIARY OF THE DUN & BRADSTREET CORPORATION)

                    NOTES TO FINANCIAL STATEMENTS, CONTINUED
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

method of SFAS No. 123, R.H. Donnelley's net income and earnings per share would have been reduced to the pro forma amounts indicated below:

                                                1997       1996        1995
                                               -------    -------    --------
Net income:
  As reported................................  $84,905    $78,085    $108,397
  Pro forma..................................  $84,542    $77,844    $108,397
  Pro forma basic earnings per share of
     common stock
     As reported.............................  $  0.50    $  0.46    $   0.64
     Pro forma...............................  $  0.50    $  0.46    $   0.64
  Pro forma diluted earnings per share of
     common stock
     As reported.............................  $  0.50    $  0.46    $   0.64
     Pro forma...............................  $  0.49    $  0.46    $   0.64

     The pro-forma disclosures shown are not representative of the effects on income and earnings per share in future years.

     The fair value of D&B's stock options used to compute the R.H. Donnelley's pro forma income disclosures is the estimated present value at grant date using the Black-Scholes option-pricing model. The weighted average assumptions used for 1997 were as follows dividend yield of 3.3%, expected volatility of 20%, risk-free interest rate of 5.73%, and an expected holding period of 4.5 years. The following weighted average assumptions were used to value grants made prior to the November 1, 1996 distribution: dividend yield of 4.7%, expected volatility of 15%, a risk-free interest rate of 6.08%, and an expected holding period of five years. The incremental fair value of the R.H. Donnelley's options converted on October 31, 1996, used to compute pro-forma income disclosures and the value of new grants after November 1, 1996, was determined using the Black-Scholes option-pricing model with the following weighted average assumptions: dividend yield of 3.7%, expected volatility of 17%, a risk-free interest rate of 5.85%, and an expected holding period of 4.5 years. The D&B assumptions used in the option-pricing model may not be valid for R.H. Donnelley on a going forward basis.

     Options outstanding at December 31, 1997, were granted during the years 1988 through 1997 and are exercisable over periods ending not later than 2007. At December 31, 1997 and 1996, options for 606,459 shares and 575,941 shares of common stock, respectively, were exercisable and 1,450,195 shares, 4,240,772 shares and 10,306,592 shares, respectively, were available for future grants under the plans at December 31, 1997, 1996 and 1995, respectively.

                              R.H. DONNELLEY INC.
        (A WHOLLY OWNED SUBSIDIARY OF THE DUN & BRADSTREET CORPORATION)

                    NOTES TO FINANCIAL STATEMENTS, CONTINUED
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

     Changes in stock options for the three years ended December 31, 1997, are summarized as follows:

                                                                           WEIGHTED
                                                                           AVERAGE
                                                                           EXERCISE
                                                               SHARES      PRICE($)
                                                              ---------    --------
Options outstanding, January 1, 1995:                           340,730     $53.48
  Granted...................................................     79,228      63.20
  Exercised.................................................    (27,619)     44.54
  Surrendered or expired....................................         --         --
                                                              ---------     ------
Options outstanding, December 31, 1995:                         392,339      56.07
  Granted...................................................         --         --
  Exercised.................................................    (52,133)     51.99
  Surrendered or expired....................................     (8,034)     57.18
                                                              ---------     ------
Options outstanding, October 31, 1996.......................    332,172      56.68
                                                              ---------     ------
Options converted, November 1, 1996.........................    876,137      21.48
  Granted...................................................    474,305      22.87
  Exercised.................................................     (9,053)     20.95
  Surrendered or expired....................................    (15,816)     22.12
                                                              ---------     ------
Options outstanding, December 31, 1996:.....................  1,325,573      21.97
  Granted...................................................    378,991      29.95
  Exercised.................................................   (175,064)     20.45
  Surrendered or expired....................................   (119,412)     22.87
                                                              ---------     ------
Options outstanding, December 31, 1997......................  1,410,088     $24.23
                                                              =========     ======

     The weighted average fair value of options granted during 1997, 1996 and 1995 was $5.54, $3.60 and $7.60, respectively.

     The following table summarizes information about stock options outstanding at December 31, 1997:

                         STOCK OPTIONS OUTSTANDING        STOCK OPTIONS EXERCISABLE
                     ----------------------------------   --------------------------
                                  WEIGHTED
                                   AVERAGE     WEIGHTED                   WEIGHTED
       RANGE OF                   REMAINING    AVERAGE                    AVERAGE
       EXERCISE                  CONTRACTUAL   EXERCISE                   EXERCISE
        PRICES        SHARES        LIFE        PRICE       SHARES         PRICE
    --------------   ---------   -----------   --------   -----------   ------------
    $ 15.73-$20.46     271,096      4 years     $19.36      230,672        $19.17
    $ 20.94-$24.75     767,626    6.7 years     $23.13      375,787        $23.05
    $ 27.72-$30.22     371,366    9.8 years     $30.06           --        $   --
                     ---------                              -------
                     1,410,088                              606,459
                     =========                              =======

                              R.H. DONNELLEY INC.
        (A WHOLLY OWNED SUBSIDIARY OF THE DUN & BRADSTREET CORPORATION)

                    NOTES TO FINANCIAL STATEMENTS, CONTINUED
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

10.  INCOME TAXES

     Provision for income taxes consisted of:

                                               1997        1996        1995
                                             --------    --------    --------
Current Tax Provision:
  U.S. Federal.............................  $ 63,629    $ 28,634    $ 48,839
  State and local..........................     8,660      15,675      13,232
                                             --------    --------    --------
          Total current tax provision......    72,289      44,309      62,071
Deferred tax (benefit) provision
  U.S. Federal.............................   (15,777)     19,347       9,473
  State and local..........................     2,734      (2,799)      2,854
                                             --------    --------    --------
          Total deferred tax (benefit)
            provision......................   (13,043)     16,548      12,327
                                             --------    --------    --------
  Provision for income taxes...............  $ 59,246    $ 60,857    $ 74,398
                                             ========    ========    ========

     The following table summarizes the significant differences between the U.S. Federal statutory tax rate and R.H. Donnelley's effective tax rate for financial statement purposes.

                                                      1997     1996     1995
                                                     ------    -----    -----
Statutory tax rate.................................    35.0%    35.0%    35.0%
State and local taxes, net of U.S. Federal tax
  benefit..........................................     5.1      6.0      5.7
Non-deductible capital losses......................     0.0      2.8      0.0
Non-deductible expense.............................     1.0      0.0      0.0
                                                     ------    -----    -----
Effective tax rate.................................    41.1%    43.8%    40.7%
                                                     ======    =====    =====

     Deferred tax assets (liabilities) consisted of the following at December
31,

                                                            1997       1996
                                                           -------    -------
Deferred tax assets:
  Postretirement benefits................................  $ 4,288    $ 4,008
  Postemployment benefits................................    3,210      1,718
  Reorganization and restructuring costs.................      937      1,606
  Bad debts..............................................    1,606      4,643
  Intangibles............................................    2,571      2,367
  Other..................................................   15,535        401
                                                           -------    -------
Total deferred tax asset.................................   28,147     14,743
                                                           -------    -------
Deferred tax liabilities:
  Revenue recognition....................................   45,160     51,270
  Pension................................................    3,812      4,132
  Plant, property and equipment..........................      829        906
  Capitalized project costs..............................   12,802     12,425
                                                           -------    -------
Total deferred tax liabilities...........................   62,603     68,733
                                                           -------    -------
Net deferred tax liability...............................  $34,456    $53,990
                                                           =======    =======

                              R.H. DONNELLEY INC.
        (A WHOLLY OWNED SUBSIDIARY OF THE DUN & BRADSTREET CORPORATION)

                    NOTES TO FINANCIAL STATEMENTS, CONTINUED
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

11.  SUPPLEMENTAL FINANCIAL INFORMATION

     Property and Equipment, Net:

                                                           1997        1996
                                                         --------    --------
Computer equipment.....................................  $ 35,516    $ 38,971
Machinery and equipment................................     4,949       5,368
Furniture and fixtures.................................     7,927       8,417
Leasehold improvements.................................     7,193       5,541
                                                         --------    --------
          Total at cost................................    55,585      58,297
Less accumulated depreciation..........................   (30,125)    (27,545)
                                                         --------    --------
Total net fixed assets.................................  $ 25,460    $ 30,752
                                                         ========    ========

     Computer Software:

                                                              COMPUTER
                                                              SOFTWARE
                                                              --------
January 1, 1996.............................................  $22,101
Additions at cost...........................................   21,859
Amortization................................................   (3,910)
                                                              -------
     December 31, 1996......................................   40,050
Additions at cost...........................................    7,190
Transfer in.................................................       95
Amortization................................................   (9,789)
                                                              -------
     December 31, 1997......................................  $37,546
                                                              =======

     Accumulated amortization on computer software costs was $14,001 and $5,896 at December 31, 1997 and 1996, respectively.

                              R.H. DONNELLEY INC.
        (A WHOLLY OWNED SUBSIDIARY OF THE DUN & BRADSTREET CORPORATION)

                    NOTES TO FINANCIAL STATEMENTS, CONTINUED
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

12.  VALUATION AND QUALIFYING ACCOUNTS

                                                                   ADDITIONS
                                                    BALANCE AT    CHARGED TO                    BALANCE AT
                                                   BEGINNING OF    COSTS AND                      END OF
                   DESCRIPTION                        PERIOD       EXPENSES     DEDUCTIONS(A)     PERIOD
-------------------------------------------------  ------------   -----------   -------------   ----------
  Allowance for Doubtful Accounts:
  For the year ended December 31, 1997...........    $11,607        $11,815        $19,408       $ 4,014
  For the year ended December 31, 1996...........     21,167         11,743         21,303        11,607
  For the year ended December 31, 1995...........     32,421         10,861         22,115        21,167

---------------
(a) Includes accounts written off.

13.  QUARTERLY INFORMATION (UNAUDITED)

                                                  THREE MONTHS ENDED
                                  ---------------------------------------------------    YEAR ENDED
                                  MARCH 31    JUNE 30     SEPTEMBER 30    DECEMBER 31    DECEMBER 31
                                  --------    --------    ------------    -----------    -----------
1997
Revenues........................  $20,207     $ 60,465      $62,728        $ 96,465       $239,865
Operating income (loss).........  $(2,290)    $  9,789      $46,833        $ 80,407       $134,739
Net income......................  $(1,374)    $  5,873      $28,100        $ 52,306       $ 84,905
Pro forma earning per share
  data:
  Basic.........................  $ (0.01)    $   0.03      $  0.16        $   0.32       $   0.50
  Diluted.......................  $ (0.01)    $   0.03      $  0.16        $   0.32       $   0.50
1996
Revenues........................  $23,170     $ 64,615      $57,743        $124,501       $270,029
Operating income (loss).........  $ 6,921     $ (4,400)     $27,468        $137,453       $167,442
Net income......................  $ 3,889     $(18,490)     $15,437        $ 77,249       $ 78,085
Pro forma earning per share
  data:
  Basic.........................  $  0.02     $  (0.11)     $  0.09        $   0.46       $   0.46
  Diluted.......................  $  0.02     $  (0.11)     $  0.09        $   0.46       $   0.46

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Partners of DonTech

     We have audited the accompanying combined balance sheets of AM-DON (doing business as "DonTech" and hereafter referred to as "DonTech I") and the DonTech II Partnership ("DonTech II") as of December 31, 1997 and 1996, and the related combined statements of operations, partners' capital, and cash flows for each of the years in the three year period ended December 31, 1997. These financial statements are the responsibility of the management of DonTech I and DonTech II. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the combined financial position of DonTech I and DonTech II as of December 31, 1997 and 1996, and the combined results of their operations and their cash flows for each of the years in the three year period ended December 31, 1997, in conformity with generally accepted accounting principles.

                                          /s/ COOPERS & LYBRAND L.L.P.
                                          ------------------------------
                                          COOPERS & LYBRAND L.L.P.

Chicago, Illinois
January 8, 1998

                                    DONTECH

                       COMBINED STATEMENTS OF OPERATIONS

                                                                 YEARS ENDED DECEMBER 31,
                                                             --------------------------------
                                                               1997        1996        1995
                                                             --------    --------    --------
                                                                      (IN THOUSANDS)
Sales......................................................  $503,912    $459,083    $442,952
Less Allowances............................................    77,788      50,202      51,076
                                                             --------    --------    --------
          Net Sales........................................   426,124     408,881     391,876
Expenses:
  Salary and Wages.........................................    12,133          --          --
  Commission...............................................     4,558          --          --
  Telephone Company Fees...................................    83,210      83,532      83,995
  Printing and Manufacturing...............................    39,085      35,221      34,632
  Selling..................................................    36,236      33,060      30,464
  Compilation..............................................     8,888       9,067       9,870
  Delivery.................................................     7,703       7,316      10,950
  Administrative...........................................     7,696       3,444       6,138
  Occupancy and Depreciation...............................     9,880       8,148       6,175
  Other....................................................    12,489       9,476       8,980
                                                             --------    --------    --------
          Total Operating Expenses.........................   221,878     189,264     191,204
                                                             --------    --------    --------
          Income from Operations...........................   204,246     219,617     200,672
Other Income...............................................     2,064       2,677       3,775
                                                             --------    --------    --------
          Net Income.......................................  $206,310    $222,294    $204,447
                                                             ========    ========    ========

     The accompanying notes are an integral part of the combined financial statements.

                                    DONTECH

                            COMBINED BALANCE SHEETS

                                                                  DECEMBER 31,
                                                              --------------------
                                                                1997        1996
                                                              --------    --------
                                                                 (IN THOUSANDS)
                                      ASSETS
Current Assets:
  Cash and Cash Equivalents.................................  $  6,824    $  4,559
  Accounts Receivable, Net of Allowance for Doubtful
     Accounts of $35,581 (1997) and $13,908 (1996)..........   225,240     261,252
  Deferred Expenses.........................................    41,513      86,329
  Commission Receivable.....................................    43,681          --
  Other.....................................................     6,241       3,057
                                                              --------    --------
          Total Current Assets..............................   323,499     355,197
Fixed Assets, Net of Accumulated Depreciation and
  Amortization..............................................     4,898       6,621
                                                              --------    --------
          Total Assets......................................  $328,397    $361,818
                                                              ========    ========
                        LIABILITIES AND PARTNERS' CAPITAL
Current Liabilities:
  Accounts Payable..........................................  $ 21,417    $ 23,720
  Accrued Liabilities.......................................     5,623       5,106
  Deferred Sales Revenue....................................   162,760     174,105
                                                              --------    --------
          Total Current Liabilities.........................   189,800     202,931
Partners' Capital...........................................   165,597     158,887
Partnership Contributions Receivable........................   (27,000)         --
                                                              --------    --------
          Total Partners' Capital...........................   138,597     158,887
                                                              --------    --------
          Total Liabilities and Partners' Capital...........  $328,397    $361,818
                                                              ========    ========

     The accompanying notes are an integral part of the combined financial statements.

                                    DONTECH

                       COMBINED STATEMENTS OF CASH FLOWS

                                                               YEARS ENDED DECEMBER 31,
                                                          -----------------------------------
                                                            1997         1996         1995
                                                          ---------    ---------    ---------
                                                                    (IN THOUSANDS)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net Income............................................  $ 206,310    $ 222,294    $ 204,447
  Adjustments to Reconcile Net Income to Net Cash
     Provided by Operating Activities:
     Depreciation and Amortization......................      3,246        3,526        2,806
     Provision for Uncollectible Accounts...............     32,474        7,105        6,190
     Changes in Assets and Liabilities:
       Increase in Accounts Receivable..................    (40,144)     (27,791)     (28,295)
       (Increase) Decrease in Deferred Printing and
          Manufacturing.................................     20,788       (5,460)      (2,476)
       (Increase) Decrease in Deferred Selling..........     13,076       (1,430)      (4,957)
       Decrease in Deferred Compilation.................      5,309          255        1,046
       Decrease in Deferred Delivery....................      1,895           19          518
       Decrease in Deferred Directory Operating
          Service.......................................      1,468          322          630
       (Increase) Decrease in Deferred Other............      2,280          702       (1,616)
       (Increase) Decrease in Other Current Assets......     (3,184)      (1,675)          75
       Increase (Decrease) in Accounts Payable..........     (2,303)         923       (3,433)
       Increase (Decrease) in Accrued Liabilities.......        517       (5,420)         712
       Increase (Decrease) in Deferred Sales Revenue....    (11,345)       5,280       17,920
                                                          ---------    ---------    ---------
          Total Adjustments.............................     24,077      (23,644)     (10,880)
                                                          ---------    ---------    ---------
          Net Cash Provided by Operating Activities.....    230,387      198,650      193,567
                                                          ---------    ---------    ---------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchases of Fixed Assets.............................     (1,522)      (1,029)      (5,850)
                                                          ---------    ---------    ---------

CASH FLOWS FROM FINANCING ACTIVITIES:
  Partner Contributions.................................      2,998           --           --
  Distributions to Partners.............................   (229,598)    (195,553)    (191,200)
                                                          ---------    ---------    ---------
          Net Cash Used in Financing Activities.........   (226,600)    (195,553)    (191,200)
                                                          ---------    ---------    ---------
Net Increase (Decrease) in Cash and Cash Equivalents....      2,265        2,068       (3,483)
Cash and Cash Equivalents, Beginning of Year............      4,559        2,491        5,974
                                                          ---------    ---------    ---------
Cash and Cash Equivalents, End of Year..................  $   6,824    $   4,559    $   2,491
                                                          =========    =========    =========

NONCASH FINANCING ACTIVITIES:
  Partnership Capital Contributions Receivable..........  $  27,000    $      --    $      --
                                                          =========    =========    =========

     The accompanying notes are an integral part of the combined financial statements.

                                    DONTECH

                    COMBINED STATEMENTS OF PARTNERS' CAPITAL
                      THREE YEARS ENDED DECEMBER 31, 1997
                                 (IN THOUSANDS)

                                                             THE
                                                          REUBEN H.       AMERITECH
                                                          DONNELLEY     PUBLISHING OF
                                                         CORPORATION    ILLINOIS, INC.      TOTAL
                                                         -----------    --------------    ---------
Balance, December 31, 1994.............................   $  67,749       $  51,150       $ 118,899
Net Income.............................................     112,446          92,001         204,447
Distributions to Partners..............................    (107,525)        (83,675)       (191,200)
                                                          ---------       ---------       ---------
Balance, December 31, 1995.............................      72,670          59,476         132,146
Net Income.............................................     120,039         102,255         222,294
Distributions to Partners..............................    (106,920)        (88,633)       (195,553)
                                                          ---------       ---------       ---------
Balance, December 31, 1996.............................      85,789          73,098         158,887
Contributions, Per Agreement...........................      13,500          13,500          27,000
Contributions Receivable...............................     (13,500)        (13,500)        (27,000)
Net Income.............................................     118,162          88,148         206,310
Distributions to Partners..............................    (121,688)       (104,912)       (226,600)
                                                          ---------       ---------       ---------
Balance, December 31, 1997.............................   $  82,263       $  56,334       $ 138,597
                                                          =========       =========       =========

     The accompanying notes are an integral part of the combined financial statements.

                                    DONTECH

                     NOTES TO COMBINED FINANCIAL STATEMENTS
                                 (IN THOUSANDS)

1.  FORM OF ORGANIZATION AND NATURE OF BUSINESS

     AM-DON d.b.a. DonTech ("DonTech") is a general partnership between R.H. Donnelley Inc. ("R.H. Donnelley"), a Delaware corporation, and Ameritech Publishing of Illinois, Inc. ("API/IL"), an Illinois corporation, doing business as Ameritech advertising services ("Aas"). Under a new structure as defined in the "Master Agreement" dated August 19, 1997, the existing partnership is defined as "DonTech I". Concurrently, API/IL and Donnelley formed a new partnership defined as "DonTech II".

     DonTech I participated in a Directory Agreement with R.H. Donnelley, Illinois Bell Telephone Company ("IBT"), doing business as Ameritech Illinois, API/IL and Aas. DonTech I also participated in a Subcontracting Agreement with API to perform certain of API's obligations under the Publishing Services Contract between API and Indiana Bell Telephone Company, Incorporated ("Indiana Bell"), doing business as Ameritech Indiana. DonTech I published various directories, as identified in the Directory Agreements, solicited advertising, its primary source of revenues, and manufactured and delivered such directories. DonTech I's net income was allocated to each partner based on a predefined percentage as set forth in the amended partnership agreement.

     In accordance with the Second Amended and Restated AM-Don Partnership Agreement, effective August 19, 1997, the DonTech I partnership ceased publishing directories as of January 1, 1998. The partnership will recognize the deferred revenue and expenses recorded as of December 31, 1997 over the remaining life of those directories published prior to January 1, 1998. Upon completion of the earnings process, the partnership will thereafter wind up in accordance with the agreement.

     In August 1997, R.H. Donnelley and API/IL reached an agreement regarding a revised partnership structure through which a new DonTech partnership became the exclusive sales agent in perpetuity for the yellow page directories to be published in Illinois and Northwest Indiana by APIL Partners Partnership (the "Publisher"). The new partnership, known as "DonTech II", receives a 27% commission on sales, net of provisions (capped at 6.1%), from the Publisher. DonTech II's cost structure includes only sales, sales operations, office services, finance, facilities and related overhead. DonTech II profits are shared equally between the partners.

     A Board of Directors (the "Board") was appointed to administer the activities of each partnership. From time to time during the term of the partnerships, the Board may call for additional capital contributions in equal amounts from each of the partners if, in the opinion of the Board, additional capital is required for the operation of the partnerships.

     The accompanying financial statements of DonTech I and DonTech II are shown on a combined basis. As DonTech II was formed in August 1997, the combined statements of operations for the three years in the period ended December 31, 1997 only include the results of operations of DonTech II for the period from August 1997 through December 1997. All significant affiliated accounts and transactions have been eliminated in preparation of the combined financial statements.

2.  SIGNIFICANT ACCOUNTING POLICIES

  a. Cash and Cash Equivalents

     Cash and cash equivalents include all highly liquid investments with an initial maturity date of three months or less. The carrying value of cash equivalents estimates fair value due to the short-term nature.

  b. Revenue Recognition

     Substantially all DonTech I sales made to customers in the cities covered by the directories are recorded as deferred sales revenue and accounts receivable in the month of publication. Revenue related to these sales

                                    DONTECH

                                 (IN THOUSANDS)

is recognized over the lives of the directories, generally twelve months. Sales made to customers outside the cities covered by the directories are recognized each quarter. Sales for national accounts are recognized in full in the month of publication.

     For DonTech II, revenue is comprised of sales commissions and is recognized upon execution of contracts for the sale of advertising.

  c. Fixed Assets

     Fixed assets are recorded at cost and are depreciated on a straight-line basis over the estimated useful lives of the assets. Upon asset retirement or other disposition, cost and the related accumulated depreciation are removed from the accounts, and gain or loss is included in the statement of operations. Amounts for repairs and maintenance are charged to operations as incurred.

  d. Deferred Expenses

     The printing, manufacturing, compilation, sales, delivery and administrative costs of DonTech I publications are deferred and recognized in proportion to revenue.

  e. Postretirement Benefits Other Than Pensions

     The partnerships are obligated to provide postretirement benefits consisting mainly of life and health insurance to substantially all employees and their dependents. The accrual method of accounting is utilized for postretirement health care and life insurance benefits.

  f. Income Taxes

     No provision for income taxes is made as the proportional share of each partnership's income is the responsibility of the individual partners.

3.  DEFERRED EXPENSES

     Deferred expenses consist of the following at December 31:

                                                               1997       1996
                                                              -------    -------
Printing and manufacturing..................................  $13,932    $34,720
Selling.....................................................   20,331     33,407
Compilation.................................................    3,310      8,619
Delivery....................................................    1,089      2,984
Directory operating services................................      750      2,218
Other.......................................................    2,101      4,381
                                                              -------    -------
                                                              $41,513    $86,329
                                                              =======    =======

                                    DONTECH

                                 (IN THOUSANDS)

4.  FIXED ASSETS

     Fixed assets consist of the following at December 31:

                                                               1997       1996
                                                              -------    -------
Machinery and equipment.....................................  $18,816    $17,329
Furniture and fixtures......................................    3,727      3,712
Leasehold improvements......................................      995        974
                                                              -------    -------
                                                               23,538     22,015
Less accumulated depreciation and amortization..............   18,640     15,394
                                                              -------    -------
                                                              $ 4,898    $ 6,621
                                                              =======    =======

5.  RELATED PARTY TRANSACTIONS

  DonTech I

     Under the Directory Agreement, DonTech I is obligated to pay IBT a minimum of $75 million per year in exchange for billing and collection services performed by IBT. The base fee for these services is $75 million for each calendar year until the Directory Agreement is terminated. Under the terms of the recently revised partnership agreement the responsibility for payment of these fees is transferred to Ameritech effective January 1, 1998.

     In addition to the base fee, DonTech I has agreed to pay IBT an amount equal to 7 1/2% of the increase in total revenue received from certain sources identified in the Directory Agreement over such revenues received in the immediately preceding calendar year. The additional fee due to IBT was $609, $1,122 and $487 in 1997, 1996 and 1995, respectively. IBT also provides directory operations services (white pages compilation) to DonTech I. DonTech I paid approximately $2 million to IBT in 1997, 1996 and 1995 for these services. However, effective January 1, 1998, under the terms of the revised partnership agreement the cost of these services becomes the responsibility of Ameritech.

     R.H. Donnelley provides compilation, photocomposition, and data processing services to DonTech I. The Dun & Bradstreet Corporation, of which R.H. Donnelley is a wholly owned subsidiary, provides employee benefits and administrative services, and certain business insurance coverages for each partnership. The amount paid for these services is determined at the beginning of each year based upon estimated activity and adjusted to actual at the end of each year. The amount paid for these services was approximately $22 million in each of the years ended December 31, 1997, 1996 and 1995. The amount paid for employee benefits includes the administration of each partnership's Profit Sharing and 401(k) Plans as well as its health care, long and short term disability, dental and pension plans. Effective June 1, 1997, DonTech I became self-insured for health care, long and short term disability and dental plans at which time it terminated its coverages for these plans through The Dun & Bradstreet Corporation. DonTech II will assume the obligations of these plans.

     DonTech I also entered into subcontracting agreements for the publishing of certain Indiana Bell directories. For the first four months of 1997, under a Directory Fulfillment Memorandum of Understanding, DonTech I was obligated to perform certain directory fulfillment services for Aas. The obligation for these services was transferred to an outside vendor effective May 1, 1997.

  Amended Partnership Allocation

     In 1997, the partners negotiated a settlement agreement regarding excessive bad debt write-offs incurred by DonTech I during the year ended December 31, 1997. The agreement provided for a special allocation of

                                    DONTECH

                                 (IN THOUSANDS)

the excessive bad debts between the partners based upon a negotiated ratio. The effect of this settlement agreement has been included in the allocation of net income as presented in the statement of partners' capital at December 31, 1997.

  DonTech II

     Under the terms of the DonTech II partnership agreement, The Dun & Bradstreet Corporation provides certain employee benefits and administrative services. These include the administration of the partnership's profit Sharing and 401(k) Plans, as well as its pension plans. Also, certain business insurance coverages for the partnership will be provided by both The Dun & Bradstreet Corporation and Ameritech.

     Under the provisions of the "Revenue Participation Agreement" dated August 19, 1997, in exchange for exclusive publishing rights, the Publisher agreed to pay R.H. Donnelley revenue participation interests. The revenue participation interests are based upon gross revenues of DonTech II, net of provisions (capped at 6.1% per annum) and sales commissions paid by DonTech II. The revenue participation interest is as follows:

1997.................................................  43.7%
1998.................................................  34.8%
1999 and thereafter..................................  35.9%

6.  CONCENTRATION OF CREDIT RISK

     Financial instruments which potentially subject each partnership to concentration of credit risk consist principally of commercial paper and accounts receivables. The partnerships invest their excess cash in commercial paper with an investment rating of AA or higher and have not experienced any losses on these investments.

     Each partnership's trade accounts receivable are primarily composed of amounts due from customers whose businesses are in the state of Illinois. Collateral is generally not required from either partnership's customers.

7.  PARTNERSHIP CONTRIBUTION RECEIVABLE

     For DonTech II, the respective partner capital contributions are to be made in equal proportion according to the Initial Capital Schedule as reflected in the DonTech II Partnership Agreement. As of December 31, 1997, the total amount of capital required to be contributed by the partners was $27,000.

     At December 31, 1997, the respective partnership capital accounts have been credited with the amount of required capital contributions and have been offset by a corresponding contributions receivable as the funds had not been received.

8.  USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expense during the reporting period. Actual results could differ from those estimates.

                                    DONTECH

                                 (IN THOUSANDS)

9.  LEASE COMMITMENTS

     DonTech I leases certain office and warehouse facilities under noncancelable lease arrangements. These leases and the related obligations will be assumed by Don Tech II. Rent expense under these operating leases was approximately $2,603, $2,564 and $2,323 in 1997, 1996 and 1995, respectively.

     The future minimum lease payments required under noncancelable operating leases that have initial or remaining lease terms in excess of one year as of December 31, 1997 are as follows:

                                                      AMOUNT
                                                      ------
1998................................................  $1,814
1999................................................     843
2000................................................     814
2001................................................     726
2002................................................     466
Thereafter..........................................     831
                                                      ------
                                                      $5,494
                                                      ======

10.  EMPLOYEE RETIREMENT AND PROFIT PARTICIPATION PLANS

     Each partnership participates in a defined benefit pension plan covering substantially all of its respective employees (the "Principal Plan"). The Principal Plan's assets are invested in equity funds, fixed income funds and real estate. The components of net periodic pension costs for the years ended December 31, are as follows:

                                                               1997       1996       1995
                                                              -------    -------    -------
Service cost................................................  $   935    $   909    $   945
Interest cost...............................................    1,185      1,020      1,093
Actual return on plan assets................................   (3,465)    (1,618)       185
Net amortization and deferral...............................    2,465        870       (549)
                                                              -------    -------    -------
Net periodic pension cost...................................  $ 1,120    $ 1,181    $ 1,674
                                                              =======    =======    =======

     The reconciliation of the funded status of the Principal Plan at December 31 is as follows:

                                                                1997        1996
                                                              --------    --------
Fair value of plan assets...................................  $ 20,195    $ 13,863
                                                              --------    --------
Actuarial present value of benefit obligations:
  Vested benefits...........................................   (12,706)    (10,540)
  Nonvested benefits........................................    (1,086)     (1,285)
                                                              --------    --------
Accumulated benefit obligations.............................   (13,792)    (11,825)
Effect of future salary increases...........................     3,895       3,773
Projected benefit obligations...............................   (17,686)    (15,598)
                                                              --------    --------
Plan assets in excess of (less than) projected benefit
  obligations...............................................     2,509      (1,735)
Unrecognized net (gain)/loss................................    (2,093)         43
Unrecognized prior service cost.............................     2,826       2,751
Adjustment to recognize minimum liability...................      (148)       (189)
                                                              --------    --------
Prepaid (accrued) pension cost..............................  $  3,094    $    870
                                                              ========    ========

                                    DONTECH

                                 (IN THOUSANDS)

                   PRINCIPAL ASSUMPTIONS                        1997        1996       1995
                   ---------------------                      --------    --------    -------
Weighted average discount rate..............................     7.00%       7.75%      7.50%
Weighted average rate of compensation increase..............     3.16%       3.16%      4.16%
Long-term rate of return on assets..........................     9.75%       9.75%      9.75%

     Additionally, each respective partnership participates in a Profit Participation Plan (the "Profit Plan") that covers substantially all its employees. Employees may voluntarily contribute up to 16% of their salaries to the Profit Plan and are guaranteed a matching contribution of fifty cents per dollar contributed up to 6%. Each partnership also makes contributions to the Profit Plan based on a formula and contingent upon the attainment of financial goals set in advance as defined in the Plan. The contributions made to the plan were $926, $809 and $1,025 in 1997, 1996 and 1995, respectively.

11.  VALUATION AND QUALIFYING ACCOUNTS

                                                                 ADDITIONS
                                                   BALANCE AT     CHARGED
                                                   BEGINNING        TO                         BALANCE AT
                                                       OF        COSTS AND                       END OF
                   DESCRIPTION                       PERIOD      EXPENSES     DEDUCTIONS(A)      PERIOD
                   -----------                     ----------    ---------    -------------    ----------
Allowance For Doubtful Accounts
  For year ended December 31, 1997...............   $13,908       $40,230        $18,557        $35,581
  For year ended December 31, 1996...............   $23,106       $50,202        $59,400        $13,908
  For year ended December 31, 1995...............   $18,777       $51,076        $46,747        $23,106

---------------
(a) Includes accounts written off.